Exhibit 4.1

INDENTURE

Dated as of May 28, 2026

Among

MEDLINE BORROWER, LP, as the Issuer,

MEDLINE CO-ISSUER, INC., as the Co-Issuer,

MEDLINE INTERMEDIATE, LP, as Holdings,

the Subsidiary Guarantors named herein,

and

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as Trustee, Paying Agent, Transfer Agent, Registrar and Notes Collateral Agent

$1,250,000,000 5.000% SENIOR SECURED NOTES DUE 2031

$750,000,000 5.250% SENIOR SECURED NOTES DUE 2033

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EXHIBITS

Exhibit A-1	FORM OF 2031 NOTE
Exhibit A-2	FORM OF 2033 NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT GUARANTORS
Exhibit E	FORM OF JUNIOR LIEN INTERCREDITOR AGREEMENT
Exhibit F	FORM OF ABL/FIXED ASSET INTERCREDITOR AGREEMENT

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INDENTURE, dated as of May 28, 2026, among Medline Borrower, LP, a Delaware limited partnership (the “Issuer”), Medline Co-Issuer, Inc., a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), Medline Intermediate, LP, a Delaware limited partnership (“Holdings”), the Subsidiary Guarantors (as defined herein) named herein and Wilmington Trust, National Association, as Trustee, Paying Agent, Transfer Agent, Registrar and Notes Collateral Agent.

W I T N E S E T H

WHEREAS, the Issuers have duly authorized the creation of an issue of $1,250,000,000 aggregate principal amount of the Issuers’ 5.000% Senior Secured Notes due 2031 (the “Initial 2031 Notes”) and $750,000,000 aggregate principal amount of the Issuers’ 5.250% Senior Secured Notes due 2033 (the “Initial 2033 Notes” and, together with the Initial 2031 Notes, the “Initial Notes”);

WHEREAS, the obligations of the Issuers with respect to the due and punctual payment of the principal of, premium, if any, and interest on the Notes (as defined herein) and the performance and observation of each covenant and agreement under this Indenture (as defined herein) on the part of the Issuers to be performed or observed will be unconditionally and irrevocably guaranteed on a senior secured basis by Holdings and each Subsidiary Guarantor; and

WHEREAS, each of the Issuers and the Guarantors has duly authorized the execution and delivery of this Indenture (as defined herein).

NOW, THEREFORE, the Issuers, the Guarantors, the Trustee and the Notes Collateral Agent agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein).

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01. Definitions.

“144A Global Note” means a Global Note, substantially in the form of Exhibit A-1 hereto for the 2031 Notes and Exhibit A-2 hereto for the 2033 Notes, in each case, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the applicable Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of Notes sold in reliance on Rule 144A.

“2021 Acquisition Date” means October 21, 2021.

“2021 Transaction Expenses” means any fees or expenses incurred or paid by the Investors, the Issuers or any of their Affiliates in connection with the 2021 Transactions (including payments to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants as change of control payments, severance payments, consent payments, special or retention bonuses and charges for repurchase or rollover, acceleration or payments of, or modifications to, stock option or other equity-based awards (including the payments of amounts due in connection with the Phantom Equity Plan), expenses in connection with hedging transactions related to the Senior Secured Credit Facilities and any original issue discount or upfront fees), the Support and Services Agreement, the Existing 3.875% Secured Notes Indenture, the Existing Unsecured Indenture, the Existing 3.875% Secured Notes, the Existing Unsecured Notes, the Existing Security Documents, the Loan Documents (as defined in the Senior Secured Credit Facilities), the Initial CMBS Financing and the transactions contemplated hereby and thereby.

“2021 Transactions” means the Acquisition, the making of the equity investment by the Investors on the 2021 Acquisition Date, the issuance of the Existing 3.875% Secured Notes and the related guarantees, the issuance of the Existing Unsecured Notes and related guarantees, the borrowings under, and the entry into, the Senior Secured Credit Facilities and the Initial CMBS Financing on the 2021 Acquisition Date, the payment of 2021 Transaction Expenses and other transactions contemplated by the Acquisition Agreement or in connection therewith or incidental thereto as described in the offering memorandum related to the Existing 3.875% Secured Notes and the Existing Unsecured Notes.

“2031 Notes” means Initial 2031 Notes and any Additional 2031 Notes.

“2033 Notes” means Initial 2033 Notes and any Additional 2033 Notes.

“ABL Priority Collateral” means all Collateral identified as “ABL Collateral,” “ABL Priority Collateral” or a similar defined term in a Senior ABL Credit Agreement or an ABL/Fixed Asset Intercreditor Agreement, including, but not limited to, the following:

(a) accounts (other than to the extent constituting identifiable proceeds of Fixed Asset Priority Collateral), chattel paper and payment intangibles;

(b) deposit accounts (and all balances, cash, checks and other negotiable instruments, funds and other evidences of payment held therein), securities accounts (and all balances, cash, checks, securities, securities entitlements, financial asset and instruments (whether negotiable or otherwise), funds and other evidences of payment held therein), and commodities accounts (and all balances, cash, checks, securities, securities entitlements, financial asset and instruments (whether negotiable or otherwise)), other than a deposit account, securities account or commodities account containing exclusively identifiable proceeds of Fixed Asset Priority Collateral;

(c) all inventory;

(d) to the extent evidencing, governing, securing or otherwise reasonably related to any of the foregoing, all documents, general intangibles, instruments, investment property (other than Capital Stock), commercial tort claims, letters of credit, letter of credit rights and supporting obligations;

(e) all books, records and documents related to the foregoing (including databases, customer lists and other records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(f) all proceeds and products of any or all of the foregoing in whatever form received, including proceeds of business interruption and other insurance and claims against third parties.

“ABL/Fixed Asset Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit F hereto (which agreement in such form or with changes thereto permitted by Section 9.01 hereof the Notes Collateral Agent is authorized to enter into) entered into among the Notes Collateral Agent, the Bank Collateral Agent and the applicable Collateral Agent for the lenders and other secured parties under the Senior ABL Credit Agreement in connection with the incurrence of any Senior ABL Revolving Credit Obligations, as it may be amended from time to time.

“Accounting Change” has the meaning set forth in the definition of “GAAP.”

“Acquisition” means the transactions directly or indirectly related to or contemplated pursuant to the Acquisition Agreement.

“Acquisition Agreement” means the purchase and sale agreement, dated as of June 5, 2021, by and among Mozart Buyer LP, Mozart Debt Merger Sub Inc, Mozart RE Debt Merger Sub Inc., Mozart Holdco, Inc. and Medline Industries, Inc. and the other parties thereto, as amended, modified and supplemented from time to time.

“Acquisition Consideration” means, in connection with any acquisition, the aggregate amount (as valued at the fair market value of such acquisition at the time such acquisition is made) of, without duplication: (a) the purchase consideration paid or payable for such acquisition, whether payable at or prior to the consummation of such acquisition or deferred for payment at any future time, whether or not any such future payment is subject to the occurrence of any contingency, and including any and all payments representing the purchase price and any assumptions of Indebtedness and/or guarantee obligations, “earn-outs” and other agreements to make any payment the amount of which is, or the terms of payment of which are, in any respect subject to or contingent upon the revenues, income, cash flow or profits (or the like) of any Person or business and (b) the aggregate amount of Indebtedness assumed in connection with such acquisition; provided in each case, that any such future payment that is subject to a contingency shall be considered Acquisition Consideration only to the extent of the reserve, if any, required under GAAP (as determined at the time of the consummation of such acquisition) to be established in respect thereof by the Issuer or its Restricted Subsidiaries.

“Additional 2031 Notes” means any additional 2031 Notes (other than the Initial 2031 Notes) issued from time to time under this Indenture in accordance with Sections 2.01, 2.02 and 4.12 hereof.

“Additional 2033 Notes” means any additional 2033 Notes (other than the Initial 2033 Notes) issued from time to time under this Indenture in accordance with Sections 2.01, 2.02 and 4.12 hereof.

“Additional Notes” means, collectively, the Additional 2031 Notes and the Additional 2033 Notes.

“Additional Pari Passu Obligations” means any Indebtedness having Pari Passu Lien Priority relative to the Notes with respect to the Collateral and is not secured by any other assets; provided that an authorized representative of the holders of such Indebtedness shall have executed a joinder to the Pari Passu Intercreditor Agreement. For the avoidance of doubt, any Senior ABL Revolving Credit Obligations shall not be considered Additional Pari Passu Obligations.

“Additional Pari Passu Secured Parties” means the holders of any Additional Pari Passu Obligations and any trustee, authorized representative or agent of such Additional Pari Passu Obligations.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. No Person shall be an “Affiliate” of the Issuer or any Subsidiary solely because it is an unrelated portfolio operating company of an Investor. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Affiliated Holder” means, at any time, any Holder that is a direct or indirect holding company of Holdings or the Issuer or an Investor (including portfolio companies of the Investors notwithstanding the exclusion in the definition of “Investors”) (other than Holdings, the Issuer or any of its Subsidiaries and other than any Debt Fund Affiliate) or a Non-Debt Fund Affiliate of an Investor at such time.

“Agent” means any Registrar, Transfer Agent, Paying Agent or Authentication Agent.

“Applicable Indebtedness” has the meaning set forth in the definition of “Weighted Average Life to Maturity.”

“Applicable Procedures” means, with respect to any transfer or exchange of or for, redemption of, or notice with respect to beneficial interests in any Global Note or the redemption or repurchase of any Global Note, the rules and procedures of DTC, the Depositary, Euroclear and/or Clearstream that apply to such transfer, exchange, redemption or repurchase.

“Attributable Debt” means, with respect to a Sale and Lease-Back Transaction with respect to any Principal Property, at the time of determination, the lesser of: (a) the fair market value of such property (as determined by the Board of the Issuer or a parent entity in good faith); (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended and excluding any unexercised renewal or other extension options exercisable by the lessee, and excluding amounts on account of maintenance and repairs, services, taxes and similar charges and contingent rents), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the Notes) compounded semi-annually or (c) if the obligation with respect to the Sale and Lease-Back Transaction constitutes a Financing Lease Obligation, the amount equal to the capitalized amount of such obligation determined in accordance with GAAP and included in the financial statements of the lessee. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount will be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount will also include the amount of the penalty, but no rent will be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

“Bank Collateral Agent” means Bank of America, N.A., in its capacity as collateral agent for the lenders and other secured parties under the Senior Secured Credit Facilities, together with its successors and permitted assigns under the Senior Secured Credit Facilities.

“Bank Products” means any facilities or services related to cash management, including treasury, depository, overdraft, credit or debit card, purchase card, automatic clearinghouse transfer transactions, controlled disbursements, foreign exchange facilities, stored value cards, merchant services, electronic funds transfer and other cash management or similar arrangements.

“Bankruptcy Code” means Title 11, U.S. Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code or any similar federal, state or applicable non-U.S. law for the relief of debtors.

“Blackstone Funds” means, individually or collectively, Blackstone Inc. and its Affiliates and any investment fund, partnership, co-investment vehicle and/or other similar vehicles or accounts, in each case managed, advised or controlled by Blackstone Inc. or one or more of its Affiliates, or any successor of any of the foregoing.

“Board” with respect to a Person means the board of directors, board of managers, sole member or managing member or other governing body of such Person, or if such Person is owned or managed by a single entity or has a general partner, the board of directors, board of managers, sole member or managing member or other governing body of such entity or general partner, or in each case, any duly authorized committee thereof, and the term “director” means a member of the applicable Board.

“Borrowing Base” at any given time means an amount equal to:

(a) 90% of the face amount of all accounts receivable owned by the Issuer and its Restricted Subsidiaries; plus

(b) 90% of the book value of all inventory owned by the Issuer and its Restricted Subsidiaries; plus

(c) 100% of all cash held in a deposit account pledged or to be pledged for the benefit of the lenders under a Senior ABL Credit Agreement;

in each case, of the Issuer and its Restricted Subsidiaries in accordance with GAAP, as of the most recently ended fiscal month internally available to the Issuer immediately preceding the date of determination and measured as of the date of incurrence or establishment of commitments (at the Issuer’s election).

The Borrowing Base shall be calculated on a pro forma basis to include any accounts receivable and inventory owned by an entity that is to be merged with or into or acquired by the Issuer or a Restricted Subsidiary or is to become a Restricted Subsidiary on the date of determination or any cash of such entity that will become subject to clause (c) above.

“Business Day” means each day which is not a Legal Holiday.

“Business Expansion” means (a) each facility which is either a new facility, branch, store or office or an expansion, relocation, remodeling or substantial modernization of an existing facility, branch, store or office owned by the Issuer or a Restricted Subsidiary and (b) each creation or expansion into new markets (in one or a series of related transactions) of a business unit to the extent such business unit commences operations or each expansion (in one or a series of related transactions) of business into a new market.

“Capital Stock” means:

(a) in the case of a corporation, corporate stock or shares in the capital of such corporation;

(b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(c) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(d) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Software Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of a Person and its Restricted Subsidiaries.

“Captive Insurance Subsidiary” means (i) any Subsidiary of the Issuer operating for the purpose of (a) insuring the businesses, operations or properties owned or operated by the Issuer or any of its Subsidiaries, including their future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants, and related benefits and/or (b) conducting any activities or business incidental thereto (it being understood and agreed that activities which are relevant or appropriate to qualify as an insurance company for U.S. federal or state tax purposes or other national, regional or local tax purposes shall be considered “activities or business incidental thereto”) or (ii) any Subsidiary of any such insurance subsidiary operating for the same purpose described in clause (i) above.

“Carlyle Funds” means, individually or collectively, The Carlyle Group Inc. and its Affiliates and any investment fund, partnership, co-investment vehicle and/or other similar vehicles or accounts, in each case managed, advised or controlled by The Carlyle Group Inc. or one or more of its Affiliates, or any successor of any of the foregoing.

“Cash Equivalents” means:

(a) United States dollars;

(b)	(1) Canadian dollars, pounds sterling, yen, euros or any national currency of any participating member state of the EMU; or

(2) in such other currencies held by the Issuer or any Restricted Subsidiary from time to time in the ordinary course of business or consistent with past practice or industry norm;

(c) securities issued or directly and fully and unconditionally guaranteed or insured by the U.S. government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition;

(d) certificates of deposit, time deposits and eurodollar time deposits with maturities of 24 months or less from the date of acquisition, demand deposits, bankers’ acceptances with maturities not exceeding 24 months and overnight bank deposits, in each case with any domestic or foreign commercial bank having capital and surplus of not less than $100 million (or the foreign currency equivalent as of the date of determination);

(e) repurchase obligations for underlying securities of the types described in clauses (c), (d), (g) and (h) of this definition entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (d) above;

(f) commercial paper and variable or fixed rate notes rated at least P-2 by Moody’s, at least A-2 by S&P or at least F-2 by Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another Rating Agency) and in each case maturing within 24 months after the date of creation thereof;

(g) marketable short-term money market and similar funds having a rating of at least P-2, A-2 or F-2 from Moody’s, S&P or Fitch, respectively (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another Rating Agency);

(h) readily marketable direct obligations issued by, or unconditionally guaranteed by, any state, commonwealth or territory of the United States or any political subdivision, public instrumentality or taxing authority thereof with maturities of 24 months or less from the date of acquisition;

(i) readily marketable direct obligations issued by, or unconditionally guaranteed by, any foreign government or any political subdivision, public instrumentality or taxing authority thereof, in each case (other than in the case of such obligations issued or guaranteed by any participating member state of the EMU) having an Investment Grade Rating from Moody’s, S&P or Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another Rating Agency) with maturities of 24 months or less from the date of acquisition;

(j) Investments with average maturities of 24 months or less from the date of acquisition in money market funds rated A (or the equivalent thereof) or better by S&P, A2 (or the equivalent thereof) or better by Moody’s or F-2 by Fitch (or, if at any time none of Moody’s, S&P or Fitch shall be rating such obligations, an equivalent rating from another Rating Agency);

(k) securities with maturities of 24 months or less from the date of acquisition backed by standby letters of credit issued by any financial institution or recognized securities dealer meeting the qualifications specified in clause (d) above;

(l) Indebtedness or Preferred Stock issued by Persons with a rating of “A” or higher from S&P, “A2” or higher from Moody’s or “F-2” or higher from Fitch with maturities of 24 months or less from the date of acquisition; and

(m) investment funds investing at least 90% of their assets in currencies, instruments or securities of the types described in clauses (a) through (l) above.

In the case of Investments by any Foreign Subsidiary that is a Restricted Subsidiary or Investments made in a country outside the United States of America, Cash Equivalents shall also include (i) investments of the type and maturity described in clauses (a) through (h) and clauses (j), (k), (l) and (m) above of foreign obligors, which Investments or obligors (or the parents of such obligors) have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies and (ii) other short-term investments utilized by Foreign Subsidiaries that are Restricted Subsidiaries in accordance with normal investment practices for cash management in investments analogous to the foregoing investments in clauses (a) through (m) and in this paragraph.

In addition, in the case of Investments by any Captive Insurance Subsidiary, Cash Equivalents shall also include (a) such Investments with average maturities of twelve months or less from the date of acquisition in issuers rated BBB- (or the equivalent thereof) or better by S&P or Baa3 (or the equivalent thereof) or better by Moody’s, in each case at the time of such Investment and (b) any Investment with a maturity of more than twelve months that would otherwise constitute Cash Equivalents of the kind described in any of clauses (a) through (m) of this definition or clause (a) above, if the maturity of such Investment was twelve months or less; provided that the effective maturity of such Investment does not exceed 15 years.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (a) and (b) above, provided that such amounts are converted into any currency listed in clauses (a) and (b) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under this Indenture regardless of the treatment of such items under GAAP.

“CFC” means a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change of Control” means the occurrence of any of the following after the Issue Date:

(1) the sale, lease, transfer, conveyance or other disposition in one or a series of related transactions (other than by merger, consolidation or amalgamation), of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than any Permitted Holder, the Issuer, the Co-Issuer or any Guarantor; provided that such sale, lease, transfer, conveyance or other disposition shall not constitute a Change of Control unless any Person (other than any Permitted Holder or a Holding Company) or Persons (other than any Permitted Holders or a Holding Company) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Issue Date), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act as in effect on the Issue Date), becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50.0%, on a fully diluted basis, of the total voting power of the Voting Stock of the transferee Person in such sale, lease, transfer, conveyance or other disposition of assets, as the case may be; or

(2) the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by (A) any Person (other than any Permitted Holder) or (B) Persons (other than any Permitted Holders) that are together a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Issue Date), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act as in effect on the Issue Date), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act as in effect on the Issue Date) of more than 50.0%, on a fully diluted basis, of the total voting power of the Voting Stock of the Issuer directly or indirectly through any of its direct or indirect parent holding companies, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate, nominate or appoint directors (or similar position) having a majority of the aggregate votes on the Board of the Issuer (or any parent entity), in each case, other than in connection with any transaction or series of transactions in which the Issuer shall become a Subsidiary of a Holding Company.

Notwithstanding the preceding or any provision of Rule 13d-3 or 13d-5 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock subject to an equity or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement, (ii) if any group (other than a Permitted Holder) includes one or more Permitted Holders, the issued and outstanding Voting Stock of the Issuer owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred, (iii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s parent entity (or related contractual rights) unless it owns 50.0% or more of the total voting power of the Voting Stock entitled to vote for the election of directors of such parent entity having a majority of the aggregate votes on the Board of such parent entity and (iv) the right to acquire Voting Stock (as long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Change of Control Triggering Event” means, with respect to any series of the Notes, (x) at any time prior to an Investment Grade Event, a Change of Control, unless the Consolidated Total Debt Ratio after giving pro forma effect to such Change of Control is either not greater than (i) 6.45 to 1.00 or (ii) the Consolidated Total Debt Ratio immediately prior to such Change of Control; provided that, notwithstanding anything herein to the contrary, when calculating the Consolidated Total Debt Ratio for purposes of this definition, the Issuer shall be entitled at its option to make such calculations as it would if making calculations of baskets or ratios in connection with a Limited Condition Transaction and (y) at any time upon and following an Investment Grade Event, (1) if on the earlier of (a) the date of the first public announcement of a Change of Control or of the Issuer’s intention to effect such Change of Control and (b) the occurrence of such Change of Control, the Notes have an Investment Grade Rating from two or more Rating Agencies, (i) a Change of Control that is accompanied or followed by a downgrade of the Notes within the Ratings Decline Period for such Change of Control by at least two Rating Agencies such that such series of the Notes no longer have an Investment Grade Rating from such Rating Agencies and (ii) each such Rating Agency’s rating of such series of the Notes on any day during such Ratings Decline Period for such Change of Control is below the rating by such Rating Agency in effect immediately preceding the first public announcement of the Change of Control (or the occurrence thereof if such Change of Control occurs prior to the first public announcement thereof); provided, however, that a downgrade of the Notes by the applicable Rating Agency will not be deemed to have occurred in respect of a Change of Control (and thus will not be deemed a downgrade for purposes of this definition) if such Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Issuer or the Trustee in writing at the request of the Issuer that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of such downgrade) or (2) if such Notes do not have an Investment Grade Rating from at least two Rating Agencies, (i) a Change of Control that is accompanied or followed by a downgrade of the Notes by one or more gradations, including gradations within ratings categories as well as between ratings categories (or withdrawal of the rating of the Notes), within the Ratings Decline Period for such Change of Control by at least two Rating Agencies and (ii) each such Rating Agency’s rating of the Notes on any day during such Ratings Decline Period for such Change of Control is below the rating by such Rating Agency in effect immediately preceding the first public announcement of the Change of Control (or the occurrence thereof if such Change of Control occurs prior to the first public announcement thereof) or has been withdrawn; provided, however, that a downgrade of the Notes by the applicable Rating Agency will not be deemed to have occurred in respect of a Change of Control (and thus will not be deemed a downgrade for purposes of this definition) if such Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Issuer or the Trustee in writing at the request of the Issuer that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of such downgrade).

“Clearstream” means Clearstream Banking, a société anonyme or any successor clearing agency.

“CMBS Assets” means, collectively, all real property and related assets owned by the Issuer and its Subsidiaries located in the United States.

“CMBS Borrower Subsidiary” means any Subsidiary of the Issuer (i) party to a CMBS Loan, indenture or other financing secured or supported by interests in CMBS Assets and other real property, (ii) any Subsidiary of a Person described in the foregoing clause (i) or (iii) otherwise designated by the Issuer as a “CMBS Borrower Subsidiary” from time to time.

“CMBS Loans” means, collectively, one or more mortgage, mezzanine or other loans or other indebtedness secured or supported by interests in one or more CMBS Assets.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means all of the assets and property of any Issuer or any Guarantor, whether real, personal or mixed securing or purported to secure any Notes Obligations, other than Excluded Assets.

“Collateral Agent” means (1) in the case of any Senior Secured Credit Facility Obligations, the Bank Collateral Agent, (2) in the case of the Existing Pari Passu Notes Obligations, the Existing 3.875% Notes Collateral Agent and the Existing 6.250% Notes Collateral Agent, as applicable, (3) in the case of the Notes Obligations, the Notes Collateral Agent and (4) in the case of any Additional Pari Passu Obligations, Senior ABL Revolving Credit Obligations or other secured debt not prohibited by this Indenture, the collateral agent, administrative agent or trustee with respect hereto.

“Collateral and Guarantee Requirement” means, at any time prior to the Collateral Release Date, the requirement that:

(a) the Notes Collateral Agent shall have received each Security Document required to be delivered on the Issue Date pursuant to Section 13.01 hereof or from time to time pursuant to Section 4.18 hereof and the Security Agreement, subject to the limitations and exceptions of this Indenture and the Security Documents, duly executed by each Issuer and each Guarantor party thereto;

(b) the Obligations shall have been guaranteed by Holdings and each Subsidiary of the Issuer (other than the Excluded Subsidiaries) pursuant to the Guarantees;

(c) subject to the Pari Passu Intercreditor Agreement, the Obligations and the Guarantees shall have been secured pursuant to the Security Agreement by a first-priority perfected security interest in (i) all the Equity Interests of the Issuer and (ii) all Equity Interests of each Restricted Subsidiary (that is not an Excluded Subsidiary (other than any Restricted Subsidiary that is an Excluded Subsidiary solely pursuant to clause (f) or (j)(y) of the definition thereof)) directly owned by any Issuer or any Guarantor, subject to exceptions and limitations otherwise set forth in this Indenture and the Security Documents (to the extent appropriate in the applicable jurisdiction) (and the Notes Collateral Agent shall have received certificates or other instruments representing all such Equity Interests (if any), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank);

(d) all intercompany debt that is evidenced by a promissory note shall have been delivered to the Notes Collateral Agent pursuant to the Security Agreement and the Notes Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(e) the Obligations and the Guarantees shall have been secured by a perfected security interest in substantially all now owned or at any time hereafter acquired tangible and intangible assets of each Issuer and each Guarantor (including Equity Interests, intercompany debt, accounts, inventory, equipment, investment property, contract rights, IP Rights (as defined in the Senior Secured Credit Facilities), other general intangibles, and proceeds of the foregoing), in each case, subject to exceptions and limitations otherwise set forth in this Indenture and the Security Documents (to the extent appropriate in the applicable jurisdiction), in each case with the priority required by the Security Documents;

(f) except as otherwise contemplated by this Indenture or any Security Document, all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and United States Copyright Office, required by the Security Documents, applicable law or reasonably requested by the Notes Collateral Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Notes Collateral Agent for filing, registration or recording.

Notwithstanding the foregoing provisions of this definition or anything in this Indenture or any other Security Document to the contrary:

(A) the foregoing definition shall not require, unless otherwise stated in the definition of “Excluded Assets”, the creation or perfection of pledges of, security interests in, mortgages on, or the obtaining of title insurance or taking other actions with respect to the Excluded Assets;

(B) (i) the foregoing definition shall not require control agreements or other control or similar arrangements with respect to any cash, deposit accounts or securities accounts or any other assets requiring perfection through control agreements; (ii) no actions in any non-U.S. jurisdiction or required by the laws of any non-U.S. jurisdiction shall be required in order to create any security interests in assets located or titled outside of the U.S., including any intellectual property registered in any non-U.S. jurisdiction, or to perfect such security interests (it being understood that there shall be no security agreements or pledge agreements governed under the laws of any non-U.S. jurisdiction) and (iii) except to the extent that perfection and priority may be achieved by the filing of a financing statement under the Uniform Commercial Code with respect to an Issuer or a Guarantor, neither this Indenture nor the Security Documents shall contain any requirements as to perfection or priority with respect to any assets or property described in clauses (i) or (ii) of this clause (B);

(C) in the event that a Foreign Subsidiary becomes a Guarantor, such Guarantor shall grant a perfected lien on substantially all of its assets pursuant to arrangements reasonably agreed between the Bank Collateral Agent and the Issuer with respect to the corresponding requirement in the Senior Secured Credit Facilities, pursuant to documentation and subject to customary limitations in such jurisdiction, and nothing in the definition of “Excluded Asset” or other limitation in this Indenture shall in any way limit or restrict the pledge of assets and property by any such Foreign Subsidiary that is a Guarantor or the pledge of the Equity Interests of such Foreign Subsidiary by any Issuer or any Guarantor that holds such Equity Interests;

(D) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement shall be subject to exceptions and limitations (if any) set forth in this Indenture and the Security Documents;

(E) the deliveries and/or documents required pursuant to this definition shall be deemed to be satisfactory in respect of such matters under this Indenture and the Security Documents to the extent that such deliveries and/or documents are determined, in the judgment of the Bank Collateral Agent, to be satisfactory in respect of any such matters under the Senior Secured Credit Facilities; and

(F) the time periods, with respect to the perfection of the security in, or obtaining of title insurance, legal opinions or other deliverables on, particular assets or collateral that are acquired by any Issuer or any Guarantor following the Issue Date in order to satisfy the Collateral and Guarantee Requirement with respect to such after-acquired collateral, shall be extended to the respective time periods as (i) permitted by the Senior Secured Credit Facilities or otherwise agreed to by the Bank Collateral Agent or (ii) otherwise established by the Issuer following its good faith determination that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Indenture or the Security Documents, as evidenced in a certification in an Officer’s Certificate delivered to the Trustee and Notes Collateral Agent.

“consolidated”, unless otherwise specifically indicated, when used with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries.

“Consolidated Depreciation and Amortization Expense” means with respect to any Person for any period, the total amount of depreciation and amortization expense and capitalized fees, including, without limitation, the amortization of capitalized fees or costs related to any Qualified Securitization Facility of such Person and the amortization of media development costs, intangible assets, content databases, internal labor costs, deferred financing fees or costs, debt issuance costs, commissions, fees and expenses and Capitalized Software Expenditures of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(a) consolidated cash interest expense of such Person and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness to the extent included in the calculation of Consolidated Total Indebtedness, to the extent such expense was deducted (and not added back) in computing Consolidated Net Income (including (i) amortization of original issue discount resulting from the issuance of Indebtedness at less than par, (ii) all commissions, discounts and other fees and charges owed with respect to letters of credit or bankers acceptances, (iii) [reserved], (iv) the interest component of Financing Lease Obligations, and (v) net payments, if any made (less net payments, if any, received), pursuant to interest rate Hedging Obligations with respect to Indebtedness, and excluding (o) annual agency or similar fees paid to the administrative agents, collateral agents and other agents under any Credit Facilities, (p) any additional interest with respect to failure to comply with any registration rights agreement owing with respect to any securities, (q) costs associated with obtaining Hedging Obligations, (r) any expense resulting from the discounting of any Indebtedness in connection with the application of recapitalization accounting or, if applicable, purchase or acquisition accounting in connection with the 2021 Transactions, any acquisition or other transaction, (s) penalties and interest relating to taxes, (t) any “additional interest” or “liquidated damages” with respect to other securities for failure to timely comply with registration rights obligations, (u) amortization or expensing of deferred financing fees, amendment and consent fees, debt issuance costs, commissions, fees, expenses and discounted liabilities and any other amounts of non-cash interest, (v) any expensing of bridge, commitment and other financing fees and any other fees related to the 2021 Transactions, any acquisitions after the 2021 Acquisition Date or other transaction, (w) Securitization Fees, commissions, discounts, yield, make-whole premium and other fees and charges (including any interest expense) incurred in connection with any Qualified Securitization Facility, (x) any accretion of accrued interest on discounted liabilities and any prepayment, make-whole or breakage premium, penalty or cost, (y) interest expense attributable to a parent entity resulting from push-down accounting and (z) any lease, rental or other expense in connection with a Non-Financing Lease Obligation); plus

(b) consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (but excluding any interest capitalized accrued, accreted or paid in respect of Subordinated Shareholder Funding and any pay in kind interest); less

(c) interest income of such Person and its Restricted Subsidiaries for such period.

For purposes of this definition, interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP (or, if not implicit, as otherwise determined in accordance with GAAP). Notwithstanding the foregoing, no interest payable in connection with any CMBS Loan or Foreign RE Loan shall be included in calculating Consolidated Interest Expense pursuant hereto.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided that, without duplication:

(a) any extraordinary, exceptional, one-time, infrequent, non-operating, unusual or nonrecurring gains, losses or expenses (including all fees and expenses relating thereto) (including any extraordinary, exceptional, one-time, infrequent, non-operating, unusual or nonrecurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, exceptional, unusual or nonrecurring items, charges or expenses (including relating to any multi-year strategic initiatives)), costs associated with preparations for, and implementation of, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and other Public Company Costs, 2021 Transaction Expenses, Permitted Change of Control Costs, restructuring and duplicative running costs, restructuring charges or reserves (including any restructuring charge relating to any Tax Restructuring), earn-out payments or other consideration paid or payable in connection with an acquisition to the extent recorded as cash compensation expense, relocation costs, start-up or initial costs for any project or new production line, division or new line of business, facility consolidation and closing costs, severance costs and expenses, one-time charges (including compensation charges), payments made pursuant to the terms of change in control agreements that the Issuer or a Subsidiary or a parent entity of the Issuer had entered into with any future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of the Issuer, a Subsidiary or a parent entity of the Issuer, pre-opening, opening, consolidation, discontinuation, re-configuration, integration, ramp-up costs, moving and closing costs and expenses for locations, facilities and stores, losses, costs or cost inefficiencies related to facility or property disruptions or shutdowns, signing, retention and completion bonuses, recruiting costs, costs incurred in connection with any strategic initiatives, transition costs, litigation and arbitration costs, charges, fees and expenses (including settlements), expenses in connection with one-time rate changes, costs incurred in connection with acquisitions, investments and dispositions, travel and out-of-pocket costs, professional fees for legal, accounting and other services, human resources costs (including relocation bonuses), litigation and arbitration costs, charges, fees and expenses (including settlements), management transition costs, advertising costs, losses associated with temporary decreases in business volume and expenses related to maintaining underutilized personnel, non-recurring product and intellectual property development, other business optimization expenses or reserves (including costs and expenses relating to business optimization programs and new systems design and costs or reserves associated with improvements to IT and accounting functions, retention charges (including charges or expenses in respect of incentive plans), system establishment costs and implementation costs) and costs, charges or expenses attributable to the implementation of cost-savings initiatives or operating expense reductions, product margin synergies and other synergies and similar initiatives and other expenses relating to the realization of synergies, and curtailments or modifications to pension and post-retirement employee benefit plans shall be excluded;

(b) at the election of the Issuer with respect to any quarterly period, the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies (including, but not limited to, the impact of Accounting Standards Update 2016-12 Revenue from Contracts with Customers (Topic 606) or similar revenue recognition policies promulgated or that become effective after the Issue Date) during any such period shall be excluded;

(c) any net after-tax effect of gains or losses on (i) disposal, abandonment or discontinuance of disposed, abandoned or discontinued operations, as applicable, and any accretion or accrual of discontinued liabilities on the disposal of such disposed, abandoned and discontinued operation and (ii) facilities or distribution centers that have been closed during such period, shall be excluded;

(d) any net after-tax effect of gains or losses (less all fees, expenses and charges relating thereto) attributable to (i) asset dispositions (including dispositions of books of business, client lists or related goodwill in connection with the departure of related employees or producers) or abandonments or the sale or other disposition of any Capital Stock of any Person or (ii) returned surplus assets of any pension plan, in each case other than in the ordinary course of business shall be excluded;

(e) the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting shall be excluded; provided, that Consolidated Net Income of such Person shall be increased by the amount of dividends or distributions or other payments that are actually paid in Cash Equivalents (including all cash paid from the CMBS Borrower Subsidiaries or Foreign RE Borrower Subsidiaries to the Issuer or any of its Subsidiaries or to the extent converted, or having the ability to be converted, into Cash Equivalents), or that could, in the reasonable determination of the Issuer, have been distributed, to such Person or a Restricted Subsidiary thereof in respect of such period;

(f) [reserved];

(g) effects of adjustments (including the effects of such adjustments pushed down to such Person and its Restricted Subsidiaries) in such Person’s consolidated financial statements pursuant to GAAP (including in the inventory (including any impact of changes to inventory valuation policy methods, including changes in capitalization of variances), property and equipment, software, loans and leases, goodwill, intangible assets, in-process research and development, deferred revenue and debt line items thereof) resulting from the application of recapitalization accounting or purchase or acquisition accounting, as the case may be, in relation to the 2021 Transactions or any other consummated acquisition, joint venture investment or other transaction or the amortization or write-off or write-down of any amounts thereof, net of taxes, shall be excluded;

(h) any after-tax effect of income (loss) from the extinguishment or conversion of (i) Indebtedness, (ii) Hedging Obligations or (iii) other derivative instruments shall be excluded;

(i) any impairment charge or asset write-off or write-down, including impairment charges or asset write-offs or write-downs related to goodwill, intangible assets, long-lived assets, investments in debt and equity securities and investments recorded using the equity method or as a result of a change in law or regulation, in each case, pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP shall be excluded;

(j) any equity-based or non-cash compensation or similar charge or expense or reduction of revenue including any such charge, expense or amount arising from grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other rights or equity or equity-based incentive programs (“equity incentives”), any other management or employee benefit plan or agreement, pension plan or other long-term or post-employment plan, any one-time cash charges associated with the equity incentives or other long-term incentive compensation plans (including under deferred compensation arrangements of the Issuer or any of its direct or indirect parent entities or subsidiaries), roll-over, acceleration, or payout of Equity Interests by future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants or business partners of the Issuer or any of its direct or indirect parent entities or subsidiaries, and any cash awards granted to future, present or former employees, directors, officers, managers, members, partners, independent contractors, consultants or business partners of the Issuer and its Subsidiaries or any of its direct or indirect parent entities in replacement for forfeited awards, shall be excluded;

(k) any fees, costs, expenses, premiums or charges incurred during such period, or any amortization thereof for such period, in connection with any acquisition, recapitalization, Investment, asset sale, disposition, option buyout, incurrence or repayment of Indebtedness (including such fees, expenses, premiums or charges related to (A) the offering and issuance of the Notes, the Existing Notes and other securities and the syndication and incurrence of any Credit Facilities (including any Senior ABL Credit Agreement) and (B) the rating of the Notes, the Existing Notes, other securities or any Credit Facilities (including any Senior ABL Credit Agreement) by the Rating Agencies), issuance of Equity Interests of the Issuer or its direct or indirect parent entities, refinancing transaction or amendment or modification of any debt instrument (including any amendment or other modification of the Notes, the Existing Notes and other securities and any Credit Facilities (including any Senior ABL Credit Agreement)) or other transaction and including, in each case, any such transaction consummated on or prior to the Issue Date and any such transaction undertaken but not completed, any Public Company Costs and any charges or non-recurring merger costs incurred during such period as a result of any such transaction, in each case whether or not successful or consummated (including, for the avoidance of doubt the effects of expensing all transaction related expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic No. 805, Business Combinations), shall be excluded;

(l) accruals and reserves that are established or adjusted in connection with the 2021 Transactions or any other acquisition or other Investment or transaction that are so required to be established or adjusted as a result of such acquisition or transaction in accordance with GAAP or changes as a result of modifications of accounting policies shall be excluded;

(m) any expenses, charges or losses to the extent covered by insurance or indemnity and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is in fact reimbursed within 365 days of the date of the insurable or indemnifiable event (net of any amount so added back in any prior period to the extent not so reimbursed within the applicable 365-day period), shall be excluded;

(n) any noncash compensation expense resulting from the application of Accounting Standards Codification Topic No. 718, Compensation — Stock Compensation or any other applicable accounting principle relating to the expensing of equity-related compensation, shall be excluded;

(o) any net pension or post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of Statement of Financial Accounting Standards No. 87, 106 and 112; and any other items of a similar nature, shall be excluded;

(p) income or expense related to changes in the fair value of contingent liabilities recorded in connection with the 2021 Transactions or any other acquisition or other Investment shall be excluded;

(q) all discounts, commissions, fees and other charges (including interest expense) associated with any Qualified Securitization Facility shall be excluded;

(r) the effects of adjustments to accruals and reserves during a period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks (including government program rebates) shall be excluded;

(s) any accruals or obligations accrued related to workers’ compensation programs to the extent that expenses deducted in the calculation of Net Income exceed the net amounts paid in cash related to workers’ compensation programs in that period;

(t) the amount of any cash tax benefits related to the tax amortization of intangible assets in such period shall be included;

(u) the following items shall be excluded:

(1) any realized or unrealized net gain or loss (after any offset) resulting in such period from Hedging Obligations and the application of Accounting Standards Codification Topic No. 815, Derivatives and Hedging or any other comparable accounting standard or regulation;

(2) any realized or unrealized net gain or loss (after any offset) resulting in such period from currency translation or transaction gains or losses including those related to currency remeasurements of Indebtedness (including any net loss or gain resulting from Hedging Obligations for currency exchange risk and those resulting from intercompany Indebtedness) and any other foreign currency translation or transactions gains and losses to the extent such gains or losses are non-cash items;

(3) any adjustments resulting for the application of Accounting Standards Codification Topic No. 460, Guarantees, or any comparable applicable accounting standard;

(4) at the election of the Issuer, with respect to any quarterly period, effects of adjustments to accruals and reserves during a prior period relating to any change in the methodology of calculating reserves for returns, rebates and other chargebacks;

(5) earn-out, non-compete and contingent consideration obligations (including to the extent accounted for as bonuses or otherwise) and adjustments thereof and purchase price adjustments; and

(6) the impact of capitalized, accrued or accredited or pay in kind interest or principal on Subordinated Shareholder Funding; and

(v) if such Person is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of Tax Distributions actually made to any direct or indirect parent company of such Person in respect of such period shall be included in calculating Consolidated Net Income as though such amounts had been paid as taxes directly by such Person for such period.

In addition, to the extent not already included in the Consolidated Net Income of such Person and its Restricted Subsidiaries, notwithstanding anything to the contrary in the foregoing, Consolidated Net Income shall include the amount of proceeds received or due from business interruption insurance and reimbursements of any expenses and charges that are covered by indemnification or other reimbursement provisions in connection with any acquisition, Investment or any sale, conveyance, transfer or other disposition of assets permitted under this Indenture.

“Consolidated Net Tangible Assets” means, with respect to any Person, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any Indebtedness of less than 12 months from the date of such Person’s most recent consolidated balance sheet but which by its terms is renewable or extendable beyond 12 months from such date at the option of such Person) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on such Person’s most recent consolidated balance sheet and determined in accordance with GAAP with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio and as determined in good faith by the Issuer.

“Consolidated Pari Passu Debt Ratio” means, as of any date of determination, the ratio of (1)(a) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by Liens on the Collateral on a pari passu basis with the Notes or Senior ABL Revolving Credit Obligations, as applicable, as of such date of determination minus Cash Equivalents that would be stated on the balance sheet of the Issuer and its Restricted Subsidiaries as of such date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio and as determined in good faith by the Issuer and (b) in connection with the creation or incurrence of any Lien pursuant to the definition of “Permitted Liens,” the Reserved Indebtedness Amount of the Issuer and its Restricted Subsidiaries that is secured by Liens on the Collateral on a pari passu basis with the Notes or Senior ABL Revolving Credit Obligations, as applicable, as of such date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio and as determined in good faith by the Issuer to (2) LTM EBITDA.

“Consolidated Secured Debt Ratio” means, as of any date of determination, the ratio of (1)(a) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries that is secured by Liens on the Collateral as of such date of determination minus Cash Equivalents that would be stated on the balance sheet of the Issuer and its Restricted Subsidiaries as of such date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio and as determined in good faith by the Issuer and (b) in connection with the creation or incurrence of any Lien pursuant to the definition of “Permitted Liens,” the Reserved Indebtedness Amount of the Issuer and its Restricted Subsidiaries that is secured by Liens on the Collateral as of such date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio and as determined in good faith by the Issuer to (2) LTM EBITDA.

“Consolidated Total Debt Ratio” means, as of any date of determination, the ratio of (1) Consolidated Total Indebtedness of the Issuer and its Restricted Subsidiaries as of such date of determination minus Cash Equivalents that would be stated on the balance sheet of the Issuer and its Restricted Subsidiaries as of such date of determination, in each case with such pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio and as determined in good faith by the Issuer to (2) LTM EBITDA.

“Consolidated Total Indebtedness” means, as of any date of determination, an amount equal to the aggregate amount of all outstanding Senior Indebtedness of the Issuer and its Restricted Subsidiaries on a consolidated basis consisting of Senior Indebtedness for borrowed money, Obligations in respect of Financing Lease Obligations and debt obligations evidenced by bonds, notes, debentures, promissory notes and similar instruments, as determined in accordance with GAAP (including discounts for any original issue discount in connection with such Indebtedness but excluding for the avoidance of doubt all undrawn amounts under revolving credit facilities and letters of credit, and all obligations relating to Qualified Securitization Facilities and Non-Financing Lease Obligations and excluding the effects of any discounting of Indebtedness resulting from the application of repurchase or purchase or acquisition accounting in connection with the 2021 Transactions, any other acquisition or other transaction); provided, that Consolidated Total Indebtedness shall not include Indebtedness in respect of (A) any letter of credit, except to the extent of unreimbursed amounts under standby letters of credit, provided that any unreimbursed amounts under commercial letters of credit shall not be counted as Consolidated Total Indebtedness until five Business Days after such amount is drawn (B) Hedging Obligations and (C) any CMBS Loan or any Foreign RE Loan. The U.S. Dollar Equivalent principal amount of any Indebtedness denominated in a foreign currency will reflect the currency translation effects, determined in accordance with GAAP, of Hedging Obligations for currency exchange risks with respect to the applicable currency in effect on the date of determination of the U.S. Dollar Equivalent principal amount of such Indebtedness.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(a) to purchase any such primary obligation or any property constituting direct or indirect security therefor;

(b) to advance or supply funds:

(i) for the purchase or payment of any such primary obligation; or

(ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Controlled Investment Affiliate” means, as to any Person, any other Person, other than any Investor, which directly or indirectly is in control of, is controlled by, or is under common control with such Person and is organized by such Person (or any Person controlling such Person) primarily for making direct or indirect equity or debt investments in the Issuer and/or other companies.

“Corporate Trust Office” means the office of the Trustee or Notes Collateral Agent, as applicable, at which any time its corporate trust business related to this Indenture shall be administered, which office at the date hereof is Wilmington Trust, National Association, Global Capital Markets, 50 South Sixth Street, Suite 1290, Minneapolis, Minnesota 55402, Attention: Medline Borrower, LP Notes Administrator, or such other address as the Trustee or Notes Collateral Agent, as applicable, may designate from time to time by notice to the Holders and the Issuers, or the principal corporate trust office of any successor Trustee or Notes Collateral Agent, as applicable, (or such other address as such successor Trustee or Notes Collateral Agent, as applicable, may designate from time to time by notice to the Holders and the Issuers).

“Credit Facilities” means, with respect to the Issuer or any of its Restricted Subsidiaries, one or more debt facilities, including the Senior Secured Credit Facilities and any Senior ABL Credit Agreement, or other financing arrangements (including, without limitation, commercial paper facilities, agreements or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, including any notes, mortgages, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof, in whole or in part, and any indentures, agreements, credit facilities or commercial paper facilities that replace, refund, supplement, extend, amend, restate or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, supplemental, extending, amended, restating or refinancing facility, arrangement, agreement or indenture that increases the amount permitted to be borrowed or issued thereunder or alters the maturity thereof or adds Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or other holders or investors.

“Custodian” means the Trustee, as custodian with respect to the Notes, each in global form, or any successor entity thereto.

“Debt Fund Affiliate” means (1) any fund or client managed by, or under common management with Blackstone Alternative Credit Advisors LP, Blackstone Real Estate Special Situations Advisors L.L.C. and Blackstone Tactical Opportunities Fund L.P., (2) any fund or client managed by an adviser within the credit focused division of Blackstone Inc. or Blackstone ISG-I Advisors L.L.C., (3) The

Blackstone Strategic Opportunity Funds (including masters, feeders, on-shore, offshore and parallel funds), (4) funds and accounts managed by Blackstone Alternative Solutions, L.L.C. or its Affiliates and (5) any other Affiliate of the Permitted Holders or the Issuer that is a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default; provided that any Default that results solely from the taking of an action that would have been permitted but for the continuation of a previous Default will be deemed to be cured if such previous Default is cured or waived prior to becoming an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A-1 hereto for the 2031 Notes and Exhibit A-2 hereto for the 2033 Notes, except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, any Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Discharge” means, with respect to any Collateral, the date on which such Series of Pari Passu Obligations is no longer secured by such Collateral. The term “Discharged” shall have a corresponding meaning.

“Discharge of Pari Passu Obligations” means, with respect to any Collateral, the Discharge of the applicable Pari Passu Obligations with respect to such Collateral; provided that a Discharge of Pari Passu Obligations shall not be deemed to have occurred in connection with a refinancing of such Pari Passu Obligations with additional Pari Passu Obligations secured by such Collateral under an additional Pari Passu Document which have been designated in writing by the applicable Collateral Agent (under the Pari Passu Obligations so refinanced) or by the Issuer, in each case, to each other Collateral Agent as “Pari Passu Obligations” for purposes of the Pari Passu Intercreditor Agreement.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock of such Person or any direct or indirect parent entity thereof that would not otherwise constitute Disqualified Stock, and other than solely as a result of a change of control, asset sale, casualty, condemnation or eminent domain) pursuant to a sinking fund obligation or otherwise, or is redeemable or exchangeable at the option of the holder thereof (other than solely for Capital Stock of such Person or as a result of a change of control, asset sale, casualty, condemnation or eminent domain), in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the Notes or the date the Notes are no longer outstanding; provided that if such Capital Stock is issued pursuant to any plan for the benefit of future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants of the Issuer or its Subsidiaries or by any such plan to such future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries or a direct or indirect parent entity of the Issuer in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability or otherwise in accordance with any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement; provided, further, that any Capital Stock held by any future, current or former employee, director, officer, member, partner, manager, consultant or independent contractor (or their respective Controlled Investment Affiliates or Immediate Family Members) of the Issuer, any of its Subsidiaries, any of its direct or indirect parent entities or any other entity in which the Issuer or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the Board of the Issuer or any direct or indirect parent of the Issuer (or the compensation committee thereof), in each case pursuant to any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership or incentive plan, equity subscription plan or subscription agreement, employment termination agreement or any other employment agreement or equity holders’ agreement, shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries or any direct or indirect parent of the Issuer or in order to satisfy applicable statutory or regulatory obligations; and provided, further, however, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Domestic Subsidiary” means, with respect to any Person, any Subsidiary that is organized under the laws of the United States, any state thereof or the District of Columbia.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period:

(a) increased (without duplication) by the following, in each case (other than with respect to clauses (vi), (viii), (xi) and (xiii) and the applicable pro forma adjustments in clause (xv)) to the extent deducted (and not added back) in determining Consolidated Net Income for such period:

(i) (A) provision for taxes based on income, profits or capital, including, without limitation, federal, state, municipal, foreign, franchise and similar taxes and sales taxes (such as the Delaware franchise tax, the Pennsylvania capital tax, Texas margin tax and provincial capital taxes paid in Canada) and withholding taxes (including any future taxes or other levies which replace or are intended to be in lieu of such taxes and any penalties and interest related to such taxes or arising from tax examinations), (B) if such Person is treated as a disregarded entity or partnership for U.S. federal, state and/or local income tax purposes for such period or any portion thereof, the amount of Tax Distributions actually made to any direct or indirect parent company of such Person in respect of such period and (C) the net tax expense associated with any adjustments made pursuant to clauses (a) through (v) of the definition of “Consolidated Net Income”; plus

(ii) Fixed Charges of such Person for such period (including (w) non-cash rent expense, (x) net losses or any obligations on Hedging Obligations or other derivative instruments, (y) bank fees, letter of credit fees and other financing fees and (z) costs of surety bonds in connection with financing activities, plus amounts excluded from Consolidated Interest Expense as set forth in clauses (a)(o) through (z) in the definition thereof); plus

(iii) Consolidated Depreciation and Amortization Expense of such Person for such period; plus

(iv) the amount of any equity-based or non-cash compensation charges or expenses, including any such charges or expenses arising from grants of stock appreciation or similar rights, stock options, restricted stock or other rights; plus

(v) any other non-cash charges, expenses or losses, including non-cash losses on the sale of assets and any write-offs or write-downs reducing Consolidated Net Income for such period and any non-cash expense relating to the vesting of warrants (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, (A) the Issuer may elect not to add back such non-cash charge in the current period and (B) to the extent the Issuer elects to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA to such extent), and excluding amortization of a prepaid cash item that was paid in a prior period; plus

(vi) the amount of any non-controlling interest or minority interest expense or any expense or deduction attributable to non-controlling or minority equity interests of third parties in any non-Wholly Owned Subsidiary; plus

(vii) the amount of (x) Board fees, management, monitoring, consulting, transaction, advisory and other fees (including termination fees) and indemnities, costs and expenses paid or accrued in such period to the Investors or otherwise to any member of the Board of Holdings, the Issuer, any Subsidiary of the Issuer or any direct or indirect parent of the Issuer, any Permitted Holder or any Affiliate of a Permitted Holder, (y) payments made to option holders of the Issuer or any of its direct or indirect parent companies in connection with, or as a result of, any distribution being made to shareholders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option holders as though they were shareholders at the time of, and entitled to share in, such distribution, including any cash consideration for any repurchase of equity, in each case to the extent permitted in this Indenture and (z) any fees and other compensation paid to the members of the Board of the Issuer or any of its parent entities; plus

(viii) the amount of (x) pro forma adjustments, including pro forma “run rate” cost savings (including sourcing), operating expense reductions, operating improvements (including the entry into material contracts and arrangements) and cost synergies and other synergies (collectively, “Run Rate Benefits”) related to the 2021 Transactions that are reasonably identifiable (it is understood and agreed that “run rate” means the full recurring benefit for a period that is associated with any action taken, committed to be taken or expected to be taken, net of the amount of actual benefits realized during such period from such actions) and projected by the Issuer in good faith to result from or relating to actions that have been taken or initiated, or have been committed to be taken or initiated, with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Issuer) within 36 months after the 2021 Acquisition Date (including from any actions taken in whole or in part prior to the Issue Date), net of the amount of actual benefits realized during such period from such actions, and (y) pro forma Run Rate Benefits related to mergers, amalgamations and other business combinations, acquisitions, investments, dispositions, divestitures, restructurings, operating improvements and expense reductions, cost savings initiatives, new or revised contracts, discontinued operations, operational changes, Business Expansions, Tax Restructuring and other similar transactions or initiatives (including the modification and renegotiation of contracts and other arrangements) and including EBITDA pursuant to contracted pricing (at the highest contracted rate) (any such operating improvement, restructuring, cost savings initiative, contract or other transaction, action or initiative, a “Run Rate Initiative”) that are reasonably identifiable and projected by the Issuer in good faith to result from or relating to actions that have been taken or initiated, or have been committed to be taken or initiated, with respect to which substantial steps have been taken (in each case, including from any steps or actions taken or initiated in whole or in part prior to the Issue Date or the applicable consummation date of such transaction, initiative or event) or are expected to be taken (in the good faith determination of the Issuer) within 36 months after any such Run Rate Initiative is consummated or entered into, net of the amount of actual benefits realized during such period from such actions, in each case, calculated on a pro forma basis as though such cost savings, operating improvements and expense reductions, product margin and other synergies and EBITDA had been realized on the first day of such period for which EBITDA is being determined and as if such cost savings, operating improvements and expense reductions, product margin and other synergies and EBITDA were realized on the first day of the applicable period for the entirety of such period; provided that no cost savings, operating improvements and expense reductions, product margin and other synergies and EBITDA shall be added pursuant to this clause (h) to the extent duplicative of any expenses or charges otherwise added to EBITDA, whether through a pro forma adjustment or otherwise, for such period; plus

(ix) (A) the amount of any fee, loss, charge, expense, cost, accrual or reserve of any kind incurred or accrued in connection with sales of receivables and related assets in connection with any Qualified Securitization Facility and (B) Securitization Fees and the amount of loss on sale of receivables and related assets to the Securitization Subsidiary in connection with Securitization Facility; plus

(x) any costs or expense incurred by the Issuer or a Restricted Subsidiary or a direct or indirect parent entity of the Issuer pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, any severance agreement or any stock subscription or shareholder agreement; plus

(xi) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were deducted in the calculation of EBITDA pursuant to clause (b) below for any previous period and not added back; plus

(xii) any losses, charges, expenses, costs or other payments (including all fees, expenses or charges related thereto) (i) from disposed, abandoned or discontinued operations, (ii) in respect of facilities no longer used or useful in the conduct of the business of the Issuer or its Restricted Subsidiaries, abandoned, closed, disposed or discontinued operations and any losses on disposal of abandoned, closed or discontinued operations and (iii) attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by the Issuer; plus

(xiii) at the option of the Issuer with respect to any applicable period, an amount equal to the net change in deferred revenue at the end of such period from the deferred revenue at the end of the previous period; plus

(xiv) compensation expense attributable to positive investment income with respect to funded deferred compensation account balances; plus

(xv) adjustments, exclusions and add-backs (but not including, for the avoidance of doubt, any deductions) (1) used in connection with or reflected in the calculation of “Further Adjusted EBITDA” as set forth in “Summary—Summary Historical and Pro Forma Consolidated Financial Information” contained in the offering memorandum relating to the Existing 3.875% Secured Notes and the Existing Unsecured Notes, as set forth in “Summary—Summary Historical Consolidated Financial Information” contained in the offering memorandum relating to the Existing 6.250% Secured Notes or as set forth in “Summary—Summary Historical Consolidated Financial Information” contained in the Offering Memorandum to the extent such adjustments continue to be applicable during the period in which EBITDA is being calculated and other adjustments, exclusions and add-backs of a similar nature to the foregoing, in each case applied in good faith by the Issuer and (2) identified or set forth in any quality of earnings report or analysis prepared by independent registered public accountants of recognized national or international standing or any other accounting or valuation firm in connection with any acquisition, merger, consolidation, Investment or other transaction not prohibited by this Indenture; plus

(xvi) the amount of any gains or losses arising from embedded derivatives in the customer contracts of the Issuer or a Restricted Subsidiary and any gain or loss attributable to mark-to-market adjustments in the valuation of pension liabilities, including actuarial gain or loss on pension and post-retirement plans, curtailments and settlements; plus

(xvii) charges, expenses or losses incurred in connection with any Tax Restructuring; plus

(xviii) charges relating to the sale of products in new locations, including start-up costs, initial testing and registration costs in new markets, the cost of feasibility studies, travel costs for employees engaged in activities relating to any or all of the foregoing and the allocation of general and administrative support in connection with any or all of the foregoing; plus

(xix) costs related to the implementation of operational and reporting systems and technology initiatives and one-time Public Company Costs; plus

(xx) charges associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and charges relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, employees’, consultants’, directors’ or managers’ compensation, fees and expense reimbursement, charges relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees and listing fees; and

(b) decreased (without duplication) by the following, in each case to the extent included in determining Consolidated Net Income for such period:

(i) non-cash gains (including non-cash gains on the sale of assets) increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains to the extent they represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period and any non-cash gains with respect to cash actually received in a prior period so long as such cash did not increase EBITDA in such prior period; plus

(ii) any net income from disposed, abandoned, closed or discontinued operations or attributable to business dispositions or asset dispositions (other than in the ordinary course of business) as determined in good faith by the Issuer; plus

(iii) the reduction in compensation expense attributable to investment loss with respect to funded deferred compensation account balances; plus

(iv) claims paid by the Issuer or any Captive Insurance Subsidiary and administrative expenses paid to any Captive Insurance Subsidiary; and

(c) increased or decreased (without duplication) by, as applicable, any non-cash adjustments resulting from the application of FASB Interpretation No. 45 Guarantees, or any comparable applicable accounting standard.

“EMU” means the economic and monetary union as contemplated in the Treaty on European Union.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equityholding Vehicle” means any direct or indirect parent entity of the Issuer and any equityholder thereof through which future, present or former employees, directors, officers, managers, members or partners of the Issuer or any of its Subsidiaries or direct or indirect parent entities hold Capital Stock of the Issuer or such parent entity.

“euro” means the single currency of participating member states of the EMU.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, or any successor clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder (and with respect to the definitions of “Change of Control” and “Permitted Holders” only, as in effect on the Issue Date).

“Excluded Assets” means the following:

(a) any property or assets owned by any Foreign Subsidiary (unless such Subsidiary becomes a Guarantor), any Unrestricted Subsidiary (unless such Subsidiary becomes a Guarantor at the option of the Issuer) or any Subsidiary which is not a Grantor;

(b) any lease, license, contract, agreement or other general intangible or any property subject to a purchase money security interest, Financing Lease Obligation or similar arrangement, in each case permitted or otherwise not prohibited under this Indenture, to the extent that a grant of a security interest therein would violate or invalidate such lease, license, contract, agreement or other general intangible, Financing Lease Obligations or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Grantor) after giving effect to the applicable anti-assignment provisions of the Uniform Commercial Code or other applicable law, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition;

(c) any interest in real property;

(d) any interest in leased real property (including any requirement to deliver landlord waivers, estoppels and collateral access letters);

(e) motor vehicles, aircrafts, airframes, aircrafts engines or helicopters and other assets subject to certificates of title;

(f) margin stock and Equity Interests of any Person other than the Issuer and each Wholly Owned Subsidiary of the Issuer that is a Restricted Subsidiary (that is also not an Excluded Subsidiary (other than any Restricted Subsidiary that is an Excluded Subsidiary solely pursuant to clause (f) or (j)(y) of the definition thereof in the Senior Secured Credit Facilities));

(g) any intent-to-use trademark application prior to the filing and acceptance of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, that granting a security interest in such trademark application prior to such filing would impair the enforceability or validity, or result in the voiding, of such trademark application (or any registration that may issue therefrom) under applicable federal law;

(h) any property or assets to the extent a security interest therein would result in material adverse tax consequences to Holdings, the Issuer, any direct or indirect parent entity or owners of the Issuer or any of the Issuer’s direct or indirect Subsidiaries, in each case, as reasonably determined by the Issuer in consultation with the Bank Collateral Agent;

(i) any governmental licenses or state or local franchises, charters and authorizations, to the extent a security interest in any such license, franchise, charter or authorization is prohibited or restricted thereby, other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable law notwithstanding such prohibition or restriction;

(j) any assets to the extent pledges and security interests therein are prohibited or restricted by applicable law whether on the Issue Date or thereafter (including any requirement to obtain the consent of any governmental authority or third party (other than any Issuer or any Guarantor));

(k) all commercial tort claims;

(l) any deposit accounts, securities accounts or any similar accounts (including securities entitlements) and any other accounts used solely as payroll and other employee wage and benefit accounts, tax accounts (including, without limitation, sales tax accounts) and any tax benefits accounts, escrow accounts, fiduciary or trust accounts and any funds and other property held in or maintained in any such accounts;

(m) letter of credit rights, except to the extent constituting a supporting obligation for other Collateral as to which perfection of the security interest in such other Collateral may be accomplished by the filing of a Uniform Commercial Code financing statement (it being understood that no actions shall be required to perfect a security interest in letter of credit rights, other than the filing of a Uniform Commercial Code financing statement);

(n) cash and Cash Equivalents (other than cash and Cash Equivalents constituting proceeds of Collateral);

(o) any particular assets if the burden, cost or consequence of creating or perfecting such pledges or security interests in such assets is excessive in relation to the benefits to be obtained therefrom by the Holders under the Notes, this Indenture and the Security Documents as reasonably determined by the Issuer;

(p) voting Equity Interests in any Foreign Subsidiary, any CFC or any FSHCO Subsidiary, in each case, representing more than 65% of the voting power of all outstanding Equity Interests of such Foreign Subsidiary, CFC or FSHCO Subsidiary;

(q) [Reserved];

(r) so long as the Senior Secured Credit Facilities remain outstanding, any asset that is not pledged to secure obligations arising in respect of the Senior Secured Credit Facilities (whether pursuant to the terms of the Senior Secured Credit Facilities (and any related document) as a result of any determination made thereunder, or by amendment, waiver or otherwise);

(s) so long as a Senior ABL Credit Agreement is outstanding, any asset that would otherwise constitute ABL Priority Collateral that is not then subject to a Lien securing the Senior ABL Revolving Credit Obligations at such time; and

(t) proceeds from any and all of the foregoing assets described in clauses (a) through (s) above to the extent such proceeds would otherwise be excluded pursuant to clauses (a) through (s) above;

provided, however, that Excluded Assets shall not include any assets that are pledged to secure obligations arising in respect of the Senior Secured Credit Facilities (whether pursuant to the terms of the credit agreement governing the Senior Secured Credit Facilities (and any related documents) or any amendment or otherwise).

“Excluded Subsidiary” means “Excluded Subsidiary” (as defined in the Senior Secured Credit Facilities).

“Existing Notes” means, collectively, the Existing Secured Notes and the Existing Unsecured Notes.

“Existing Notes Collateral Agent” means Wilmington Trust, National Association, in its capacity as collateral agent for the holders of the Existing Pari Passu Notes Obligations under the Existing Secured Indentures and the Existing Security Documents and any successor pursuant to the provisions of the Existing Secured Indentures and the Existing Security Documents.

“Existing Notes Secured Parties” means, collectively, (i) the trustee with respect to the Existing 3.875% Secured Notes, the Existing 3.875% Notes Collateral Agent and the holders of the Existing 3.875% Secured Notes and (ii) the trustee with respect to the Existing 6.250% Secured Notes, the Existing 6.250% Notes Collateral Agent and the holders of the Existing 6.250% Secured Notes.

“Existing Pari Passu Notes Obligations” means Obligations in respect of the Existing Secured Notes, the Existing Secured Indentures, the guarantees of the Existing Secured Notes and the security documents relating to the Existing Secured Notes.

“Existing Secured Indentures” has the meaning set forth in the definition of “Existing Secured Notes.”

“Existing Secured Notes” means, collectively, the Issuers’ (i) 3.875% Senior Secured Notes due 2029 (the “Existing 3.875% Secured Notes”) issued pursuant to the Indenture, dated as of October 15, 2021, among the Issuers, the guarantors party thereto, Wilmington Trust, National Association, as trustee and the Existing Notes Collateral Agent (as amended, modified and supplemented from time to time, the “Existing 3.875% Secured Notes Indenture”) and (ii) 6.250% Senior Secured Notes due 2029 (the “Existing 6.250% Secured Notes”) issued pursuant to the Indenture, dated as of March 27, 2024, among the Issuers, the guarantors party thereto and Wilmington Trust, National Association, as trustee and collateral agent (as amended, modified and supplemented from time to time, the “Existing 6.250% Secured Notes Indenture” and, together with the Existing 3.875% Secured Notes Indenture, the “Existing Secured Indentures”).

“Existing Security Documents” means, collectively, the Pari Passu Intercreditor Agreement, the security agreement, other security or intercreditor agreements relating to the Existing Secured Notes, as amended, amended and restated, modified, renewed or replaced from time to time.

“Existing Unsecured Indenture” has the meaning set forth in the definition of “Existing Unsecured Notes.”

“Existing Unsecured Notes” means the Issuers’ 5.250% Senior Notes due 2029 issued pursuant to the Indenture, dated as of October 15, 2021, among the Issuers, the guarantors party thereto and Wilmington Trust, National Association, as trustee (as amended, modified and supplemented from time to time, the “Existing Unsecured Indenture”).

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Issuer in good faith.

“Financing Lease Obligation” means an obligation that is required to be accounted for as a financing or capital lease (and, for the avoidance of doubt, not a straight-line or operating lease) on both the balance sheet and income statement for financial reporting purposes in accordance with GAAP. At the time any determination thereof is to be made, the amount of the liability in respect of a financing or capital lease would be the amount required to be reflected as a liability on such balance sheet (excluding the footnotes thereto) in accordance with GAAP; provided that any obligations of the Issuer or its Restricted Subsidiaries either existing on the Issue Date or created prior to any recharacterization described below (1) that were not included on the consolidated balance sheet of the Issuer as financing or capital lease obligations and (2) that are subsequently recharacterized as financing or capital lease obligations or indebtedness due to a change in accounting treatment or otherwise, shall for all purposes under this Indenture (including, without limitation, the calculation of Consolidated Net Income and EBITDA) not be treated as financing or capital lease obligations, Financing Lease Obligations or Indebtedness. Notwithstanding the foregoing, at any time on or following the Issue Date, the Issuer may elect that “GAAP” as used in this definition shall mean GAAP as in effect on January 1, 2015. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

“Fitch” means Fitch Ratings, Inc. or any successor to the rating agency business thereof.

“Fixed Asset Priority Collateral” means all Collateral, other than ABL Priority Collateral.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that such Person or any Restricted Subsidiary incurs, assumes, guarantees, redeems, repays, retires or extinguishes any Indebtedness (other than Indebtedness incurred under any revolving credit, working capital or letter of credit facility) or issues or redeems Disqualified Stock or Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to or substantially concurrently with the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Fixed Charge Coverage Ratio Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee, redemption, repayment, retirement or extinguishment of Indebtedness, or such issuance or redemption of Disqualified Stock or Preferred Stock (in each case, including a pro forma application of the net proceeds therefrom), as if the same had occurred at the beginning of the applicable four-quarter period, subject, for the avoidance of doubt, to the paragraphs contained in Section 1.07 hereof.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations (as determined in accordance with GAAP), operational changes, Business Expansions, new or revised contracts and other transactions that have been made by or involving the Issuer or any of its Restricted Subsidiaries during the four-quarter reference period or subsequent to such reference period and on or prior to or substantially concurrently with the Fixed Charge Coverage Ratio Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations, operational changes, Business Expansions, new or revised contracts and other transactions (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period; provided that at the election of the Issuer, such pro forma adjustments shall not be required to be determined to the extent the aggregate consideration paid in connection with such acquisition or other transaction was less than the greater of (i) $180.0 million and (ii) 5.0% of LTM EBITDA. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged, amalgamated or consolidated with or into the Issuer or any of its Restricted Subsidiaries since the beginning of such period shall have made any Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change, Business Expansion or other transaction that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change, Business Expansion, new or revised contract or other transaction had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to an Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change, Business Expansion, new or revised contract or other transaction (including the 2021 Transactions), the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer or its Restricted Subsidiaries (and may include, for the avoidance of doubt, cost savings, operating expense reductions and product margin, and other synergies resulting from such Investment, acquisition, disposition, merger, amalgamation, consolidation, discontinued operation, operational change, Business Expansion, new or revised contract or other transaction (including the 2021 Transactions) which is being given pro forma effect) calculated in accordance with and permitted by clauses (a)(viii) and (a)(xv) of the definition of “EBITDA.” If any Indebtedness bears a floating or formula rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Fixed Charge Coverage Ratio Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Financing Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Financing Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period except as set forth in the first paragraph of this definition. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

“Fixed Charge Coverage Ratio Calculation Date” has the meaning set forth in the definition of “Fixed Charge Coverage Ratio.”

“Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication:

(a) Consolidated Interest Expense of such Person for such period;

(b) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Preferred Stock during such period; and

(c) all cash dividends or other distributions paid (excluding items eliminated in consolidation) on any series of Disqualified Stock during such period.

“Foreign RE Assets” means, collectively, those certain interests in real property and related assets owned by the Issuer and its Subsidiaries located outside the United States.

“Foreign RE Borrower Subsidiary” means any Subsidiary of the Issuer (i) party to a Foreign RE Loan, indenture or other financing secured or supported by interests in Foreign RE Assets and other real property, (ii) any Subsidiary of a Person described in the foregoing clause (i) or (iii) otherwise designated by the Issuer as a “Foreign RE Borrower Subsidiary” from time to time.

“Foreign RE Loans” means, collectively, one or more mortgage, mezzanine or other loans or indebtedness secured or supported by interests in one or more Foreign RE Assets.

“Foreign Subsidiary” means (i) any Subsidiary of the Issuer that is not a Domestic Subsidiary and (ii) any direct or indirect Domestic Subsidiary that is a direct or indirect Subsidiary of a direct or indirect Foreign Subsidiary that is a CFC.

“FSHCO Subsidiary” means any Subsidiary substantially all of the assets of which consist of Equity Interests and/or Indebtedness of one or more Foreign Subsidiaries that are CFCs or Subsidiaries that are FSHCO Subsidiaries.

“Funded Debt” means any Indebtedness for money borrowed (other than in connection with a Qualified Securitization Facility), whether created, issued, incurred, assumed or guaranteed, that would, in accordance with GAAP, be classified as long-term debt, but in any event including all Indebtedness for money borrowed, whether secured or unsecured, maturing more than one year, or extendible at the option of the obligor to a date more than one year, after the date of determination thereof (excluding any amount thereof included in current liabilities other than Indebtedness incurred under a revolving credit facility).

“GAAP” means, at the election of the Issuer, (1) generally accepted accounting principles in the United States of America, as in effect from time to time (“U.S. GAAP”) if the Issuer’s financial statements are at such time prepared in accordance with U.S. GAAP or (2) the accounting standards and interpretations adopted by the International Accounting Standard Board, as in effect from time to time (“IFRS”) if the Issuer’s financial statements are at such time prepared in accordance with IFRS, it being understood that, for purposes of this Indenture, (a) all references to codified accounting standards specifically named in this Indenture shall be deemed to include any successor, replacement, amendment or updated accounting standard under U.S. GAAP or IFRS, as applicable, (b) neither U.S. GAAP nor IFRS shall be required to include the policies, rules and regulations of the SEC, the American Institute of Certified Public Accountants, the International Accounting Standards Board or any other applicable regulatory or governing body applicable only to public companies, (c) any calculation or determination in this Indenture that requires the application of GAAP across multiple quarters need not be calculated or determined using the same accounting standard for each constituent quarter, (d) all calculations or determinations in this Indenture shall be made without giving effect to any election under FASB Accounting Standards Topic 825, Financial Instruments, or any successor thereto or comparable accounting principle, to value any Indebtedness or other liabilities at “fair value” (as defined therein) and (e) in the event that the Issuer makes an election referred to in the definition of “Financing Lease Obligations,” the accounting for operating leases and financing or capital leases under U.S. GAAP as in effect on January 1, 2015 (including, without limitation, Accounting Standards Codification 840) shall apply for the purpose of determining compliance with the provisions of this Indenture, including the definition of Financing Lease Obligation. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness.

If there occurs a change in IFRS or U.S. GAAP, as the case may be, and such change would cause a change in the method of calculation of any term or measure used in this Indenture (an “Accounting Change”), then the Issuer may elect that such term or measure shall be calculated as if such Accounting Change had not occurred.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A-1 hereto for the 2031 Notes and Exhibit A-2 hereto for the 2033 Notes, in each case, issued in accordance with Section 2.01, 2.06(a) or 2.06(b) hereof.

“Grantor” means any Issuer and any Guarantor.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means the guarantee by any Guarantor of the Issuer’s Obligations under this Indenture and the Notes.

“Guarantor” means Holdings and each Subsidiary Guarantor.

“H&F Funds” means, individually or collectively, Hellman & Friedman LLC and its Affiliates and any investment fund, partnership, co-investment vehicle and/or other similar vehicles or accounts, in each case managed, advised or controlled by Hellman & Friedman LLC or one or more of its Affiliates, or any successor of any of the foregoing.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under (1) any rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar agreements or transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“Holding Company” means any Person so long as the Issuer is a direct or indirect Subsidiary of such Person, and at the time the Issuer became a Subsidiary of such Person, no Person and no group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Issue Date), including any such group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act as in effect on the Issue Date) (other than any Permitted Holder), shall have beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act as in effect on the Issue Date), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of such Person.

“Holdings” means (i) Medline Intermediate, LP, if it is the direct parent of the Issuer, or, if not, the entity (or combination of entities) that directly or indirectly own 100% of the issued and outstanding Equity Interests in the Issuer and assumes all of the obligations of “Holdings” under this Indenture and the applicable Security Documents, in each case, pursuant to a supplemental indenture or other applicable documents or instruments and (ii) following a New Holdings Designation, Successor Holdings.

“IFRS” has the meaning set forth in the definition of “GAAP.”

“Immediate Family Members” means with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, qualified domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), the estates of such individual and such other individuals above and any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals or any private foundation, trust or fund that is controlled by any of the foregoing individuals or any donor-advised foundation, trust or fund of which any such individual is the donor.

“Indebtedness” means, with respect to any Person, without duplication:

(a) any indebtedness of such Person, whether or not contingent:

(i) representing the principal in respect of borrowed money;

(ii) representing the principal in respect of obligations evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof);

(iii) representing the principal component in respect of obligations to pay the deferred and unpaid balance of the purchase price of any property (including Financing Lease Obligations) which purchase price is due more than one year from the date of incurrence of the obligation in respect thereof, except (A) obligations in respect of a commercial or trade letter of credit, current trade or other ordinary course payables or liabilities or accrued expenses (but not any refinancings, extensions, renewals, or replacements thereof) incurred in the ordinary course of business and maturing within 365 days after the incurrence thereof, (B) any earn-out obligations or purchase price adjustments, unless not paid within sixty (60) days after such obligation becomes due and payable and such obligation is treated as a liability on the balance sheet (excluding the footnotes thereto), (C) accruals for payroll and other liabilities accrued in the ordinary course of business, (D) liabilities associated with customer prepayments and deposits and (E) obligations resulting from take-or-pay contracts entered into in the ordinary course of business or consistent with past practices or industry norm; or

(iv) representing the net obligations under any Hedging Obligations,

if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent of the Issuer appearing upon the balance sheet of the Issuer solely by reason of push-down accounting under GAAP shall be excluded;

(b) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, the obligations of the type referred to in clause (a) of a third Person (whether or not such items would appear upon the balance sheet of such first Person), other than by endorsement of negotiable instruments for collection in the ordinary course of business; and

(c) to the extent not otherwise included, the obligations of the type referred to in clause (a) of a third Person secured by a Lien on any asset owned by such first Person, whether or not such Indebtedness is assumed by such first Person; provided that the amount of any such Indebtedness will be, at the time of determination, the lesser of (i) the fair market value of such asset at such date of determination and (ii) the amount of such Indebtedness of such third Person;

provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (a) Contingent Obligations incurred in the ordinary course of business or consistent with industry practice, (b) Non-Financing Lease Obligations, Qualified Securitization Facilities, straight-line leases, operating leases, Sale and Lease-Back Transactions or lease lease-back transactions, (c) obligations under any license, permit or other approval (or guarantees given in respect of such obligations) incurred prior to the Issue Date or in the ordinary course of business or consistent with past practice, (d) in connection with the purchase by the Issuer or any Restricted Subsidiary of any business, any post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid in a timely manner, (e) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the seller, (f) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (g) accrued expenses and royalties, (h) Capital Stock and Disqualified Stock, (i) any obligations in respect of workers’ compensation claims, unemployment insurance, retirement, post-

employment or termination obligations (including pensions and retiree medical care), pension fund obligations or contributions or similar claims, or social security or wage taxes or contributions, (j) deferred or prepaid revenues, (k) any asset retirement obligations, (l) any liability for taxes, (m) Subordinated Shareholder Funding or (n) all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business; provided, further, that Indebtedness shall be calculated without giving effect to the effects of Financial Accounting Standards Board Accounting Standards Codification Topic No. 815 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Independent Financial Advisor” means an accounting, appraisal, investment banking firm or consultant of nationally or internationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial 2031 Notes” has the meaning set forth in the recitals hereto.

“Initial 2033 Notes” has the meaning set forth in the recitals hereto.

“Initial CMBS Financing” means the borrowings under the CMBS Loans in connection with the Acquisition.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Initial Purchasers” means the initial purchasers of the Notes on the Issue Date.

“Interest Payment Date” means June 15 and December 15 of each year to stated maturity.

“Investment Grade Event” means (1) the Issuers shall have obtained a rating, or to the extent such Rating Agency will not provide a rating, an advisory or prospective rating from any such Rating Agencies that reflects an Investment Grade Rating with respect to the Notes from any two Rating Agencies after giving effect to the Collateral Release; and (2) no Event of Default shall have occurred and be continuing with respect to any series of the Notes.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and/or BBB- (or the equivalent) by Fitch or S&P, or if the applicable securities are not then rated by Fitch, Moody’s or S&P, an equivalent rating by any other Rating Agency.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to future, present or former employees, directors, officers, managers, members, partners, independent contractors or consultants, in each case made in the ordinary course of business or consistent with past practice), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property.

The amount, as of any date of determination, of (i) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any payments in cash or Cash Equivalents actually received by such investor representing interest in respect of such Investment, but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (ii) any Investment in the form of a guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by the Issuer, (iii) any Investment in the form of a transfer of Equity Interests or other non-cash property or services by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the fair market value of such Equity Interests or other property or services as of the time of the transfer, minus, any payments actually received by such investor representing a Return in respect of such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (iv) any Investment (other than any Investment referred to in clause (i), (ii) or (iii) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment, except that the amount of any Investment in the form of an acquisition shall be the Acquisition Consideration, minus the amount of any portion of such Investment that has been repaid to the investor as a Return in respect of such Investment, but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment.

“Investors” means each of (a) the Blackstone Funds and any of their Affiliates (other than any portfolio operating companies), (b) the Carlyle Funds and any of their Affiliates (other than any portfolio operating companies), (c) the H&F Funds and any of their Affiliates (other than any portfolio operating companies), (d) the Mills Family Investors and certain other Persons that have rolled over or invested equity in Holdings (or other direct or indirect parent company of the Issuer) as of the 2021 Acquisition Date and any of their Affiliates or Immediate Family Members and (e) concurrently with and following the consummation of any Permitted Change of Control, any Permitted Acquiror.

“Issue Date” means May 28, 2026.

“Issuers’ Order” means a written request or order signed on behalf of the Issuers by an Officer of each Issuer and delivered to the Trustee.

“Junior Lien Collateral Agent” means the Junior Lien Representative for the holders of any initial Junior Lien Obligations.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement substantially in the form of Exhibit E hereto (which agreement in such form or with changes thereto permitted by Section 9.01 hereof the Notes Collateral Agent is authorized to enter into) entered into among the Notes Collateral Agent, the Existing Notes Collateral Agent, the Bank Collateral Agent and the applicable Junior Lien Collateral Agent in connection with the incurrence of any Junior Lien Obligation, as it may be amended, restated, amended and restated, supplemented, renewed, replaced, refinanced or otherwise modified from time to time.

“Junior Lien Obligations” means the Obligations with respect to Indebtedness permitted to be incurred under this Indenture, which is by its terms intended to be secured by the Collateral with a Junior Lien Priority relative to the Notes; provided such Lien is permitted to be incurred under this Indenture; provided, further, that the holders of such Indebtedness or their Junior Lien Representative shall become party to the Junior Lien Intercreditor Agreement and any other applicable intercreditor agreements. For the avoidance of doubt, any Senior ABL Revolving Credit Obligations shall not be considered Junior Lien Obligations.

“Junior Lien Priority” means Indebtedness that is secured by a Lien on the Collateral that is junior in priority to the Liens on the Collateral securing the Notes Obligations and is subject to a Junior Lien Intercreditor Agreement (it being understood that junior Liens are not required to rank equally and ratably with other junior Liens, and that Indebtedness secured by junior Liens may be secured by Liens that are senior in priority to, or rank equally and ratably with, or junior in priority to, other Liens constituting junior Liens). For the avoidance of doubt, any Senior ABL Revolving Credit Obligations shall not be considered to have Junior Lien Priority.

“Junior Lien Representative” means any duly authorized representative of any holders of Junior Lien Obligations, which representative is named as such in the Junior Lien Intercreditor Agreement or any joinder thereto.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or at the place of payment in respect of the Notes. If a payment date is on a Legal Holiday, payment will be made on the next succeeding day that is not a Legal Holiday and no interest shall accrue on such payment for the intervening period.

“Lien” means, with respect to any asset, any mortgage, lien (statutory or otherwise), pledge, hypothecation, charge, security interest, preference, priority or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall Non-Financing Lease Obligations be deemed to constitute a Lien.

“Limited Condition Transaction” means (1) any Investment or acquisition (whether by merger, amalgamation, consolidation or other business combination or the acquisition of Capital Stock or otherwise and which may include, for the avoidance of doubt, a transaction that may constitute a Change of Control) or other transaction, (2) any incurrence, issuance, prepayment, redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness, Disqualified Stock or Preferred Stock, (3) any asset sale or disposition, (4) a Permitted Change of Control and (5) any other transaction or plan undertaken or proposed to be undertaken in connection with any of the preceding clauses (1)-(4).

“LTM EBITDA” means EBITDA of the Issuer measured for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which internal consolidated financial statements of the Issuer are available, with such pro forma adjustments giving effect to such Investments, acquisitions, dispositions, mergers, amalgamations, consolidations, discontinued operations, operational changes, Business Expansions, new or revised contracts and other transactions, as applicable, since the start of such period and on or prior to or substantially concurrently with the date of determination as are consistent with the pro forma adjustments set forth in the definition of “Fixed Charge Coverage Ratio.”

“Management Stockholders” means the future, present or former employees, directors, officers, managers, members or partners (and their Controlled Investment Affiliates and Immediate Family Members) of the Issuer (or its direct or indirect parent entities) or any Restricted Subsidiary who are or become direct or indirect holders of Equity Interests of the Issuer or any direct or indirect parent companies of the Issuer, including any such future, present or former employees, directors, officers, managers, members or partners owning through an Equityholding Vehicle.

“Master Agreement” has the meaning set forth in the definition of “Hedging Obligations.”

“Mills Family Investors” means (i) the holders of direct or indirect equity interests of Medline Industries, LP (formerly known as Medline Industries, Inc.) prior to the consummation of the Acquisition that are members of the Mills family and (ii) their Controlled Investment Affiliates and Immediate Family Members.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“New Holdings Designation” means a written notice provided by the Issuers to the Trustee pursuant to which (a) the Issuers designate a Guarantor to be “Holdings” (which, following the effectiveness of such designation, shall be Successor Holdings) under this Indenture pursuant to a supplemental indenture, which will set forth the New Holdings Designation Effective Date, upon which all references to “Holdings” in this Indenture shall refer to Successor Holdings and Holdings immediately prior to the effectiveness of such designation shall be Prior Holdings, and (b) the Issuers certify that Successor Holdings shall own, directly or indirectly, all or substantially all of the assets and operations owned by Prior Holdings immediately before the effectiveness of such designation. On the New Holdings Designation Effective Date, Prior Holdings will no longer be “Holdings” under this Indenture but will continue to be a “Guarantor” unless and until such Guarantee is released in accordance with the terms of this Indenture.

“New Holdings Designation Effective Date” means the date on which a New Holdings Designation becomes effective for purposes of this Indenture.

“Non-Debt Fund Affiliate” means any Affiliate of Holdings other than (a) Holdings, the Issuer or any Subsidiary of the Issuer, (b) any Debt Fund Affiliates and (c) any natural person.

“Non-Financing Lease Obligation” means a lease obligation that is not required to be accounted for as a financing or capital lease on both the balance sheet and the income statement for financial reporting purposes in accordance with GAAP. For the avoidance of doubt, a straight-line or operating lease shall be considered a Non-Financing Lease Obligation.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. Unless the context requires otherwise, all references to “Notes” for all purposes of this Indenture shall include any Additional Notes that are actually issued and authenticated. Each series of the Initial Notes issued by the Issuers and any Additional Notes of such series subsequently issued under this Indenture will be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase, except for certain waivers and amendments as set forth herein.

“Notes Collateral Agent” means Wilmington Trust, National Association, in its capacity as collateral agent for the holders of the Notes Obligations under the Security Documents and any successor pursuant to the provisions of this Indenture and the Security Documents.

“Notes Obligations” means Obligations in respect of the Notes, this Indenture, the Guarantees and the Security Documents relating to the Notes.

“Notes Secured Parties” means the Trustee, the Notes Collateral Agent and the Holders of the Notes.

“Obligations” means any principal, interest (including any interest accruing on or subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

“Offering Memorandum” means the offering memorandum, dated May 13, 2026, relating to the sale of the Initial Notes.

“Officer” means the Chairman of the Board, any member of the Board, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Co-President, Executive Vice President, Senior Vice President, Vice President, Co-Vice President or Assistant Vice President, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Co-Secretary or Assistant Secretary, Corporate Secretary, Chief Legal Officer, General Counsel or any Manager of a Person or any other officer of such Person designated by any such individuals. Unless otherwise specified, reference to an “Officer” means an Officer of the Issuer.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person. Unless otherwise specified, reference to an “Officer’s Certificate” means a certificate signed on behalf of the Issuer by an Officer of the Issuer.

“Opinion of Counsel” means a written opinion (which opinion may be subject to customary assumptions and exclusions) from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of, or outside counsel to, the Issuer or a Guarantor.

“Par Call Date” means (a) with respect to the 2031 Notes, May 15, 2031, and (b) with respect to the 2033 Notes, April 15, 2033.

“Pari Passu Documents” means the indenture, credit, guarantee and Security Documents governing the Pari Passu Obligations.

“Pari Passu Intercreditor Agreement” means the intercreditor agreement, dated as of October 21, 2021 (as amended, restated, amended and restated, supplemented, renewed, replaced, refinanced or otherwise modified from time to time), by and among the Bank Collateral Agent, the Existing Notes Collateral Agent, the Issuers and the Guarantors, with respect to the Collateral, to which the Notes Collateral Agent shall become a party by joinder.

“Pari Passu Lien Priority” means, relative to specified Indebtedness, having equal Lien priority on specified Collateral and subject to the Pari Passu Intercreditor Agreement.

“Pari Passu Obligations” means, collectively, (1) the Senior Secured Credit Facility Obligations, (2) the Existing Pari Passu Notes Obligations, (3) the Notes Obligations and (4) each Series of Additional Pari Passu Obligations.

“Pari Passu Secured Parties” means (1) the Senior Secured Credit Facility Secured Parties, (2) the Existing 3.875% Notes Secured Parties, (3) the Existing 6.250% Notes Secured Parties, (4) the Notes Secured Parties and (5) any Additional Pari Passu Secured Parties.

“Pari Passu Security Documents” means the Security Documents and any other agreement, document or instrument pursuant to which a Lien is granted or purported to be granted securing Pari Passu Obligations or under which rights or remedies with respect to such Liens are governed, in each case to the extent relating to the collateral securing the Pari Passu Obligations.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Acquiror” means any Person or group whose acquisition of beneficial ownership constitutes a Permitted Change of Control.

“Permitted Change of Control” means, with respect to any series of Notes, any Change of Control that does not constitute a Change of Control Triggering Event with respect to such series.

“Permitted Change of Control Costs” means all fees, costs and expenses incurred or payable by the Issuer (or any direct or indirect parent of the Issuer) or any of its Restricted Subsidiaries in connection with a Permitted Change of Control.

“Permitted Holders” means any of (i) each of the Investors, (ii) each of the Management Stockholders (including any Management Stockholders holding Equity Interests through an Equityholding Vehicle), (iii) any Person who is acting solely as an underwriter in connection with a public or private offering of Capital Stock of the Issuer or any of its direct or indirect parent companies, acting in such capacity, (iv) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act as in effect on the Issue Date) of which any of the foregoing, any Holding Company, Permitted Plan or any Person or group that becomes a Permitted Holder specified in the last sentence of this definition are members and any member of such group; provided, that in the case of such group and without giving effect to the existence of such group or any other group, Persons referred to in subclauses (i) through (iv), collectively, have beneficial ownership of more than 50.0% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent companies held by such group, (v) any Holding Company and (vi) any Permitted Plan. Any Person or group whose acquisition of beneficial ownership constitutes (i) a Change of Control in respect of which a Change of Control Offer or Alternate Offer is made or waived in accordance with the requirements of this Indenture or (ii) a Permitted Change of Control will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

“Permitted IG Liens” means, with respect to any Person:

(a) Liens existing on the Collateral Release Date (after giving effect to the release of the Liens securing the Notes, the Notes Obligations and the Guarantees), other than Liens securing obligations in respect of Indebtedness and other Obligations pursuant to the Senior Secured Credit Facilities or any Senior ABL Credit Agreement;

(b) Liens in favor of the Issuer or any Restricted Subsidiary;

(c) Liens described in clauses (a), (b), (c), (d), (e), (f)(i), (h), (i), (k), (l), (m), (n), (p), (q), (s), (u) through (aa), (cc) through (gg), (kk), (ll), (oo) through (rr) and (uu) through (yy) of the definition of “Permitted Liens;”

(d) any extension, renewal or replacement (including successive extensions, renewals and replacements), in whole or in part, of any Lien referred to in any of the foregoing clauses (a) through (c) that would not otherwise be permitted pursuant to any of such clauses, to the extent that (i) the principal amount of Indebtedness secured thereby and not otherwise permitted to be secured pursuant to any of the foregoing clauses does not exceed the principal amount of Indebtedness, plus any premium or fee payable in connection with any such extension, renewal or replacement, so secured at the time of any such extension, renewal or replacement, except where the Indebtedness so secured at the time of any such extension, renewal or replacement was incurred for the sole purpose of financing a specific project; and (ii) the property that is subject to the Lien serving as an extension, renewal or replacement is limited to some or all of the property that was subject to the Lien so extended, renewed or replaced, plus improvements and construction on such assets; and

(e) Liens securing obligations in respect of Indebtedness and other Obligations permitted to be incurred under one or more Credit Facilities, including the Senior Secured Credit Facilities and any Senior ABL Credit Agreement and any letter of credit facility relating thereto; provided that immediately after giving effect to any such incurrence or issuance (including pro forma application of the net proceeds therefrom), the then outstanding aggregate principal amount of all Indebtedness secured by Liens permitted by this clause (e) does not exceed the greater of (i) $1,000.0 million and (ii) 30.0% of LTM EBITDA.

“Permitted Liens” means, with respect to any Person:

(a) pledges, deposits or security by such Person under workmen’s compensation laws, unemployment insurance, employers’ health tax, and other social security laws or similar legislation or other insurance-related obligations (including, but not limited to, in respect of deductibles, self-insured retention amounts and premiums and adjustments thereto) or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case incurred in the ordinary course of business or consistent with past practice;

(b) Liens imposed by law, such as landlords’, carriers’, warehousemen’s, materialmen’s, repairmen’s, mechanics’ and other similar Liens, in each case for sums not yet overdue for a period of more than 60 days or, if more than 60 days overdue, that are unfiled and no other action has been taken to enforce such Lien or that are being contested in good faith by appropriate actions or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(c) Liens for taxes, assessments or other governmental charges (including any Lien imposed by any pension authority or similar Liens) not yet overdue for a period of more than 60 days or not yet payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate actions diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP;

(d) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal or similar bonds or with respect to other regulatory requirements or letters of credit or bankers acceptances issued, and completion guarantees provided for, in each case, issued pursuant to the request of and for the account of such Person in the ordinary course of its business or consistent with past practice;

(e) minor survey exceptions, minor encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph, telephone and cable television lines and other similar purposes, or zoning, building codes or other restrictions (including minor defects and irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not in the aggregate materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries, taken as a whole, and exceptions on title policies insuring Liens granted on any collateral;

(f) Liens securing Obligations relating to any of the following Indebtedness: (i) Indebtedness (including Financing Lease Obligations and Purchase Money Obligations), Disqualified Stock and Preferred Stock incurred or issued by the Issuer or any of its Restricted Subsidiaries to finance the purchase, lease, expansion, construction, development, installation, replacement, relocation, renewal, maintenance, upgrade, repair or improvement of property (real or personal), equipment or any other asset, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount not to exceed the sum of (A) the greater of (1) $1,500.0 million and (2) 40.0% of LTM EBITDA and (B) additional amounts (including at any time prior to the utilization of amounts under clause (A) above) so long as the Consolidated Pari Passu Debt Ratio, determined on a pro forma basis (treating all Indebtedness secured by Liens permitted by this clause (f)(i) as Pari Passu Obligations for such purpose), would have been equal to or less than 5.50 to 1.00 (in each case, determined at the date of incurrence or issuance on a pro forma basis (including a pro forma application of the net proceeds therefrom)); provided that such Liens extend only to the assets so purchased, leased, expanded, constructed, installed, replaced, repaired or improved (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof); provided, further, that individual financings of assets provided by one lender or group of lenders may be cross-collateralized to other financings of assets by such lender or group of lenders or their affiliates; (ii) (A) Indebtedness of the Issuer or a Restricted Subsidiary incurred or issued to finance an acquisition (or other purchase of assets) or Investment or (B) Indebtedness of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into or consolidated or amalgamated with the Issuer or a Restricted Subsidiary in accordance with the terms of this Indenture; provided that in the case of clauses (A) and (B), after giving effect to such transaction, acquisition, merger, amalgamation, consolidation or Investment, (1) the aggregate amount of such Indebtedness then outstanding and secured by Liens permitted by this subclause (1) does not exceed the greater of (x) $1,500.0 million and (y) 40.0% of LTM EBITDA at any time outstanding, or (2) either (w) the Fixed Charge Coverage Ratio on a consolidated basis of the Issuer and its Restricted Subsidiaries for the most recently ended four fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 1.75 to 1.00, (x) the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries is equal to or greater than immediately prior to such acquisition, merger, amalgamation, consolidation or Investment, (y) the Consolidated Total Debt Ratio on a consolidated basis of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been equal to or less than 6.75 to 1.00 or (z) the Consolidated Total Debt Ratio for the Issuer and its Restricted Subsidiaries is equal to or less than immediately prior to such acquisition, merger, amalgamation, consolidation or Investment, in the case of each of the foregoing clauses (w) through (z), determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that, in the case of the foregoing clause (B), such Liens shall only be permitted if such Liens are limited to all or a part of the same property or assets, including Capital Stock acquired (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof), or of a Person acquired or merged or consolidated with or into the Issuer or any Restricted Subsidiary, in any transaction to which such Indebtedness relates; (iii) Indebtedness of Restricted Subsidiaries of the Issuer that are not the Co-Issuer or Subsidiary Guarantors (A) pursuant to asset-based or working capital debt facilities to the extent non-recourse to the Issuers and the Subsidiary Guarantors and (B) otherwise in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding and secured by Liens permitted by this clause (f)(iii)(B), does not at any time outstanding exceed the greater of (1) $1,500.0 million and (2) 40.0% of LTM EBITDA (in each case, determined on the date of such incurrence); provided that such Liens shall only be permitted if such Liens extend only to the assets of Restricted Subsidiaries of the Issuer that are not the Co-Issuer or a Guarantor (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof); (iv) Indebtedness of Foreign Subsidiaries of the Issuer in an aggregate principal amount or liquidation preference, which, when aggregated with the principal amount of all other Indebtedness then outstanding and secured by Liens permitted by this clause (f)(iv), does not at any time outstanding exceed the greater of (A) $350.0 million and (B) 10.0% of the total assets of the Foreign Subsidiaries on a consolidated basis (in each case, determined on the date of such incurrence); provided that such Liens shall only be permitted if such Liens extend only to the assets of Restricted Subsidiaries of the Issuer that are not the Co-Issuer or a Guarantor (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof); and (v) Indebtedness to the seller of any business or assets permitted to be acquired by the Issuer or any Restricted Subsidiary under this Indenture; provided that, at the time of incurrence, the aggregate amount of Indebtedness then outstanding and secured by Liens permitted by this clause (f)(v) will not exceed the greater of (A) $360.0 million and (B) 10.0% of LTM EBITDA; provided that such Liens shall only be permitted if such Liens are limited to all or a part of the same property or assets, including Capital Stock acquired (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof), or of a Person acquired or merged or consolidated with or into the Issuer or any Restricted Subsidiary, in any transaction to which such Indebtedness relates;

(g) Liens existing on the Issue Date (excluding Liens securing the Senior Secured Credit Facilities);

(h) Liens on property or shares of stock or other assets of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, that such Liens may not extend to any other property or other assets owned by the Issuer or any of its Restricted Subsidiaries;

(i) Liens on property or other assets at the time the Issuer or a Restricted Subsidiary acquired the property or such other assets, including any acquisition by means of a merger, amalgamation or consolidation with or into the Issuer or any of its Restricted Subsidiaries; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, amalgamation, merger or consolidation; provided, further, that the Liens may not extend to any other property owned by the Issuer or any of its Restricted Subsidiaries;

(j) Liens securing Obligations relating to any Indebtedness or other obligations of the Issuer or a Restricted Subsidiary owing to the Issuer or a Restricted Subsidiary; provided that any such Indebtedness or other obligations owing to a Restricted Subsidiary that is not an Issuer or a Subsidiary Guarantor, excluding any Indebtedness or other obligations incurred or issued in the ordinary course of business or consistent with past practice, is subordinated in right of payment (to the extent permitted by applicable law) to the Notes or the Guarantee of the Notes by such Subsidiary Guarantor, as applicable (for the avoidance of doubt, any such Indebtedness or other obligations owing to a Restricted Subsidiary that is not the Co-Issuer or a Subsidiary Guarantor shall be deemed to be expressly subordinated in right of payment to the Notes or the Guarantee of the Notes by such Subsidiary Guarantor, as applicable, unless the terms of such Indebtedness or other obligations expressly provide otherwise); provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness or other obligations (except to the Issuer or a Restricted Subsidiary or any pledge of such Indebtedness or other obligations constituting a Permitted Lien) shall be deemed, in each case, to be an incurrence of such Indebtedness or other obligations (to the extent such Indebtedness or other obligations are then outstanding) not permitted by this clause (j);

(k) Liens securing (x) Hedging Obligations and (y) obligations in respect of Bank Products;

(l) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s accounts payable or similar trade obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(m) leases, sub-leases, licenses or sub-licenses granted to others in the ordinary course of business or consistent with past practice which do not materially interfere with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries, taken as a whole;

(n) Liens arising from Uniform Commercial Code (or equivalent statute) financing statement filings regarding operating leases or consignments entered into by the Issuer and its Restricted Subsidiaries in the ordinary course of business or consistent with industry practice or purported Liens evidenced by the filing of precautionary Uniform Commercial Code (or equivalent statute) financing statements or similar public filings;

(o) Liens in favor of the Issuer or any Guarantor;

(p) Liens on vehicles or equipment of the Issuer or any of its Restricted Subsidiaries granted in the ordinary course of business or consistent with past practice;

(q) Liens on receivables, Securitization Assets and related assets incurred in connection with Qualified Securitization Facilities;

(r) Liens to secure any modification, refinancing, refunding, restatement, exchange, extension, renewal or replacement (or successive refinancing, refunding, restatements, exchange, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g), (h) and (i) above, this clause (r) and clauses (mm) and (qq) below; provided that (i) such new Lien shall be limited to all or a part of the same assets or the same categories or types of assets as the assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof, or replacements of any thereof) that secured the original Lien, and (ii) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses (f), (g), (h) and (i) above, this clause (r) and clauses (mm) and (qq) below at the time the original Lien became a Permitted Lien under this Indenture, and (B) an amount necessary to pay any fees and expenses (including original issue discount, upfront fees or similar fees) and premiums (including tender premiums) and accrued and unpaid interest, related to such modification, refinancing, refunding, extension, renewal or replacement;

(s) deposits made or other security provided in the ordinary course of business or consistent with past practice to secure liability to insurance carriers;

(t) Liens securing obligations in an aggregate principal amount outstanding which does not exceed the greater of (a) $1,800.0 million and (b) 50.0% of LTM EBITDA (in each case, determined as of the date of such incurrence);

(u) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business or consistent with past practice;

(v) Liens securing judgments, awards, attachments or decrees for the payment of money not constituting an Event of Default under clause (v) of Section 6.01(a) hereof;

(w) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business or consistent with past practice;

(x) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business or consistent with past practice, and (iii) in favor of banking or other financial institutions arising as a matter of law or under general terms and conditions encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and which are within the general parameters customary in the banking industry;

(y) Liens deemed to exist in connection with Investments in repurchase agreements;

(z) Liens encumbering reasonable customary deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business or consistent with past practice and not for speculative purposes;

(aa) Liens that are contractual rights of set-off or netting or rights of pledge (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Issuer or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Issuer and its Restricted Subsidiaries or consistent with past practice or (iii) relating to purchase orders and other agreements entered into with customers of the Issuer or any of its Restricted Subsidiaries in the ordinary course of business or consistent with past practice;

(bb) Liens securing obligations owed by the Issuer or any Restricted Subsidiary to any lender under the Senior Secured Credit Facilities or any Affiliate of such a lender in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds;

(cc) any encumbrance or restriction (including put and call arrangements, rights of first refusal, tag, drag and similar rights) with respect to Capital Stock of any joint venture, non-Wholly Owned Subsidiary or similar arrangement pursuant to any joint venture or similar agreement;

(dd) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale or purchase of goods entered into by the Issuer or any Restricted Subsidiary in the ordinary course of business or consistent with past practice;

(ee) Liens solely on any cash earnest money deposits made by the Issuer or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted by this Indenture;

(ff) ground leases in respect of real property on which facilities owned or leased by the Issuer or any of its Subsidiaries are located;

(gg) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(hh) Liens on Capital Stock of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

(ii) Liens on the assets and Equity Interests of non-guarantor Restricted Subsidiaries securing Indebtedness of such Subsidiaries that were permitted by the terms of this Indenture to be incurred;

(jj) Liens on (i) cash advances or Cash Equivalents in favor of (x) the seller of any property to be acquired in an Investment permitted under this Indenture to be applied against the purchase price for such Investment or (y) the buyer of any property to be disposed of to secure obligations in respect of indemnification, termination fee or similar seller obligations and (ii) consisting of an agreement to dispose of any property in a disposition, in each case, solely to the extent such Investment or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(kk) Liens representing (i) any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Indenture, (ii) any Lien or restriction that the interest or title of such lessor, licensor, sublessor or sublicensor may be subject to, or (iii) the interest of a licensee, lessee, sublicensee or sublessee arising by virtue of being granted a license or lease permitted by this Indenture, or (iv) with respect to intellectual property, software and other technology licenses that is not material to the conduct of the business of the Issuer or its Restricted Subsidiaries, taken as a whole;

(ll) deposits of cash with the owner or lessor of premises leased and operated by the Issuer or any of its Subsidiaries in the ordinary course of business of the Issuer and such Subsidiary or consistent with past practice to secure the performance of the Issuer’s or such Subsidiary’s obligations under the terms of the lease for such premises;

(mm) Liens securing Indebtedness (including Liens securing any Obligations in respect thereof and including, without limitation, Indebtedness incurred under one or more Credit Facilities) so long as after giving pro forma effect to such incurrence and such Liens (x) if such Indebtedness is secured by the Collateral on a pari passu or crossing lien basis with the Liens securing the Notes, the Consolidated Pari Passu Debt Ratio would have been equal to or less than 5.50 to 1.00 or the Consolidated Pari Passu Debt Ratio is equal to or less than immediately prior to such incurrence and related transactions or (y) if such Indebtedness is secured by the Collateral on a junior lien basis to the Liens securing the Notes, either (i) the Consolidated Secured Debt Ratio would have been equal to or less than 6.50 to 1.00 or the Consolidated Secured Debt Ratio is equal to or less than immediately prior to such incurrence and any related transactions or (ii) the Fixed Charge Coverage Ratio on a consolidated basis of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 1.75 to 1.00 or the Fixed Charge Coverage Ratio is equal to or greater than immediately prior to such incurrence and any related transactions;

(nn) Liens securing obligations in respect of (1) Indebtedness and other Obligations permitted to be incurred under one or more Credit Facilities, including the Senior Secured Credit Facilities and any Senior ABL Credit Agreement and any letter of credit facility relating thereto; provided that immediately after giving effect to any such incurrence or issuance (including pro forma application of the net proceeds therefrom), the then outstanding aggregate principal amount of all Indebtedness secured by Liens permitted by this clause (nn)(1) does not exceed the sum of (A) (x) $8,770.0 million, plus (y) an amount equal to the greater of (I) $3,600.0 million and (II) 100.0% of LTM EBITDA, plus (z) the greater of (I) $2,000.0 million and (II) the Borrowing Base; provided that any amounts permitted by this clause (nn)(1)(A)(z)(II) may only be incurred under a Senior ABL Credit Agreement, and (B) an additional amount after all amounts have been incurred under clause (nn)(1)(A)(x), if after giving pro forma effect to the incurrence of such additional amount (including a pro forma application of the net proceeds therefrom), (x) if such additional Indebtedness is secured by the Collateral on a pari passu or crossing lien basis with the Liens securing the Notes, the Consolidated Pari Passu Debt Ratio would have been equal to or less than 5.50 to 1.00 or the Consolidated Pari Passu Debt Ratio is equal to or less than immediately prior to such incurrence and any related transactions or (y) if such additional

Indebtedness is secured by the Collateral on a junior lien basis to the Liens securing the Notes, either (i) the Consolidated Secured Debt Ratio would have been equal to or less than 6.50 to 1.00 or the Consolidated Secured Debt Ratio is equal to or less than immediately prior to such incurrence and any related transactions or (ii) the Fixed Charge Coverage Ratio on a consolidated basis of the Issuer and its Restricted Subsidiaries for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 1.75 to 1.00 or the Fixed Charge Coverage Ratio is equal to or greater than immediately prior to such incurrence and any related transactions and (2) obligations of the Issuer or any Subsidiary in respect of any Bank Product or Hedging Obligation;

(oo) Liens on assets deemed to arise in connection with and solely as a result of the execution, delivery or performance of contracts to sell such assets if such sale is otherwise permitted under this Indenture;

(pp) Liens on any funds or securities held in escrow accounts or similar arrangements established for the purpose of holding proceeds from issuances of debt securities or incurrences of other Indebtedness by the Issuer or any of its Restricted Subsidiaries issued after the Issue Date, together with any additional funds required in order to fund any payment of interest or premium or discount on such Indebtedness (or any costs related to the issuance or incurrence of such Indebtedness), mandatory redemption or sinking fund payment on such debt securities or other Indebtedness;

(qq) Liens securing the Notes (other than any Additional Notes) and the related Guarantees and Liens securing the Existing Secured Notes and the related Guarantees thereof;

(rr) Liens on assets securing any Indebtedness owed to any Captive Insurance Subsidiary by the Issuer or any Restricted Subsidiary;

(ss) [reserved];

(tt) Liens arising in connection with rights of dissenting equityholders pursuant to applicable law in respect of the 2021 Transactions, or any other acquisition or in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto (including any accrued interest);

(uu) Liens on vehicles or equipment of the Issuer or any of the Restricted Subsidiaries granted in the ordinary course of business or consistent with past practice or industry norm;

(vv) Liens granted pursuant to a security agreement between the Issuer or any Restricted Subsidiary and a licensee of intellectual property to secure the damages, if any, of such licensee resulting from the rejection of the license of such licensee in a bankruptcy, reorganization or similar proceeding with respect to the Issuer or such Restricted Subsidiary;

(ww) Liens on cash and Cash Equivalents arising in connection with the defeasance, satisfaction, discharge or redemption of Indebtedness, so long as such defeasance, satisfaction, discharge or redemption is not prohibited by the terms of this Indenture;

(xx) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Indebtedness not prohibited by this Indenture is incurred;

(yy) Liens on receivables and related assets including proceeds thereof being sold in factoring arrangements entered into in the ordinary course of business or consistent with past practice or industry norm; and

(zz) Liens on real property of the Issuer or any Restricted Subsidiary securing any Indebtedness in an aggregate principal amount outstanding which does not exceed the greater of (a) $900.0 million and (b) 25.0% of LTM EBITDA.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on such Indebtedness. In the event that a Permitted Lien meets the criteria of more than one of the types of Permitted Liens (at the time of incurrence or at a later date), the Issuer in its sole discretion may divide, classify or from time to time reclassify all or any portion of such Permitted Lien in any manner that complies with this Indenture and such Permitted Lien shall be treated as having been made pursuant only to the clause or clauses of the definition of “Permitted Lien” to which such Permitted Lien has been classified or reclassified.

For purposes of calculating the Fixed Charge Coverage Ratio, the Consolidated Pari Passu Debt Ratio, Consolidated Secured Debt Ratio or the Consolidated Total Debt Ratio, as applicable, in connection with the creation or incurrence of any Lien pursuant to the definition of “Permitted Liens,” the Issuer may elect, at its option, to treat all or any portion of the committed amount of any Indebtedness (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) which is to be incurred (or any commitment in respect thereof) or secured by such Lien, as the case may be (any such committed amount elected until revoked as described below, the “Reserved Indebtedness Amount”), as being incurred as of such election date, and, if such Fixed Charge Coverage Ratio, Consolidated Pari Passu Debt Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio, as applicable, is satisfied with respect thereto on such election date, any subsequent borrowing or reborrowing thereunder (and the issuance and creation of letters of credit and bankers’ acceptances thereunder) will be deemed to be permitted under this definition of “Permitted Liens,” whether or not the Fixed Charge Coverage Ratio, the Consolidated Pari Passu Debt Ratio, Consolidated Secured Debt Ratio or the Consolidated Total Debt Ratio, as applicable, at the actual time of any subsequent borrowing or reborrowing (or issuance or creation of letters of credit or bankers’ acceptances thereunder) is met; provided that for purposes of subsequent calculations of the Fixed Charge Coverage Ratio, the Consolidated Pari Passu Debt Ratio, the Consolidated Secured Debt Ratio or the Consolidated Total Debt Ratio, as applicable, the Reserved Indebtedness Amount shall be deemed to be outstanding, whether or not such amount is actually outstanding, for so long as such commitments are outstanding or until the Issuer revokes an election of a Reserved Indebtedness Amount.

“Permitted Plan” means any employee benefits plan of the Issuer or any of its Affiliates (including any Equityholding Vehicle) and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

“Person” means any individual, corporation, limited liability company, partnership (including a limited partnership), joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Phantom Equity Plan” means the Medline Industries, Inc. Managing Partner Program effective April 1, 2018, as amended, modified or supplemented from time to time, inclusive of any awards and other agreements or letters issued in respect thereof.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“primary obligations” has the meaning set forth in the definition of “Contingent Obligations.”

“primary obligor” has the meaning set forth in the definition of “Contingent Obligations.”

“Prior Holdings” means any Holdings following designation of another Guarantor to be “Holdings” pursuant to a New Holdings Designation.

“Principal Property” means any manufacturing plant, warehouse, office building or parcel of real property, including fixtures but excluding leases and other contract rights which might otherwise be deemed real property, owned or leased by the Issuer or any of its Restricted Subsidiaries, whether owned or leased on the date of this Indenture or thereafter acquired, that has a gross book value (determined in accordance with GAAP) in excess of 2% of the Consolidated Net Tangible Assets of the Issuer and its consolidated subsidiaries. Any manufacturing plant, warehouse, office building or parcel of real property or portion thereof which the Board of the Issuer or any parent entity determines in good faith is not of material importance to the business conducted by the Issuer and its subsidiaries taken as a whole will not be a Principal Property.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Proceeds” has the meaning set forth in the Security Agreement.

“Public Company Costs” means costs associated with or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, costs relating to compliance with the provisions of the Securities Act and the Exchange Act, as applicable to companies with equity or debt securities held by the public, and the rules of national securities exchanges, as applicable to companies with listed equity or debt securities, listing fees, independent directors’ compensation, fees and expense reimbursement, costs relating to investor relations (including any such costs in the form of investor relations employee compensation), shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance, legal and other professional fees and/or other costs or expenses, in each case, to the extent arising solely as a result of becoming or being a public company.

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, expansion, construction, development, installation, replacement, relocation, renewal, maintenance, upgrade, repair or improvement of property (real or personal), equipment or any other assets, and whether acquired through the direct acquisition of such property or assets, or otherwise (including through the purchase of Capital Stock of any Person owning such property or assets).

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Qualified Securitization Facility” means any Securitization Facility (i) constituting a securitization financing facility that meets the following conditions: (A) the Board or management of the Issuer or any direct or indirect parent entity shall have determined in good faith that such Securitization Facility is in the aggregate economically fair and reasonable to the Issuer, and (B) all sales and/or contributions of Securitization Assets and related assets to the applicable Securitization Subsidiary are made at fair market value (as determined in good faith by the Issuer) or (ii) constituting a receivables or payables financing or factoring facility.

“Rating Agencies” means Fitch, Moody’s and S&P, or if any of Fitch, Moody’s or S&P shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Issuer which shall be substituted for Fitch, Moody’s or S&P, as the case may be.

“Ratings Decline Period” means, with respect to any Change of Control, the period of 60 calendar days that begins on the earlier of (a) the date of the first public announcement of such Change of Control or of the Issuer’s intention to effect such Change of Control or (b) the occurrence of such Change of Control; provided, however, that such period shall be extended for so long as any Rating Agency rating such series of Notes as of the beginning of the Ratings Decline Period has publicly announced during the Ratings Decline Period that the rating of such series of Notes is under consideration for downgrade by such Rating Agency.

“Record Date” means, for the interest payable on any applicable Interest Payment Date, the June 1 and December 1 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note, as applicable.

“Regulation S Permanent Global Note” means a permanent Global Note, substantially in the form of Exhibit A-1 hereto for the 2031 Notes and Exhibit A-2 hereto for the 2033 Notes, in each case, bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the applicable Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the applicable Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note, substantially in the form of Exhibit A-1 hereto for the 2031 Notes and Exhibit A-2 hereto for the 2033 Notes, in each case, bearing the Global Note Legend, and the Private Placement Legend and the Regulation S Temporary Global Note Legend and deposited with or on behalf of, and registered in the name of, the applicable Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially sold in reliance on Rule 903.

“Regulation S Temporary Global Note Legend” means the legend set forth in Section 2.06(g)(iii) hereof.

“Required Holders” means the Holders of a majority in principal amount of all the then outstanding Notes; provided that to the same extent set forth in Section 9.02 with respect to the determination of Required Holders, the Notes held or beneficially owned by any Affiliated Holder shall in each case be excluded for purposes of making a determination of Required Holders.

“Reserved Indebtedness Amount” has the meaning set forth in the definition of “Permitted Liens.”

“Responsible Officer” means, when used with respect to the Trustee or Notes Collateral Agent, any officer within the corporate trust department of the Trustee or Notes Collateral Agent, as applicable, including any managing director, director, vice president, assistant vice president, assistant secretary, associate assistant treasurer, trust officer or any other officer of the Trustee or Notes Collateral Agent, as applicable, who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject and, in each case, who shall have direct responsibility for the administration of this Indenture.

“Restricted Definitive Note” means, a Definitive Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Period” means, in respect of any Note issued under Regulation S, the 40-day distribution compliance period as defined in Regulation S applicable to such Note.

“Restricted Subsidiary” means, with respect to any Person, at any time, any direct or indirect Subsidiary of such Person (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary.” Unless the context otherwise requires, any references to Restricted Subsidiary refer to a Restricted Subsidiary of the Issuer.

“Return” means, with respect to any Investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a disposition or otherwise) and any other similar amount received or realized in respect thereof.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means S&P Global Ratings, a business unit of Standard & Poor’s Financial Services LLC, and any successor to its rating agency business.

“Sale and Lease-Back Transaction” means any arrangement providing for the leasing (or similar arrangement) by the Issuer or any of its Restricted Subsidiaries of any Principal Property, which Principal Property has been or is to be sold or transferred by the Issuer or such Restricted Subsidiary to a third Person in contemplation of such leasing (or similar arrangement); provided that any leasing arrangement by any entity other than the Issuer or a Restricted Subsidiary shall not constitute a Sale and Lease-Back Transaction.

“SEC” means the U.S. Securities and Exchange Commission, or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Securitization Assets” means the accounts receivable, royalty or other revenue streams and other rights to payment and any other assets subject to a Qualified Securitization Facility and the proceeds thereof.

“Securitization Facility” means any of one or more receivables, factoring or securitization financing facilities as amended, supplemented, modified, extended, renewed, restated or refunded from time to time, the obligations of which are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer or any of its Restricted Subsidiaries (other than a Securitization Subsidiary) pursuant to which the Issuer or any of its Restricted Subsidiaries sells or grants a security interest in its accounts receivable, payables or Securitization Assets or assets related thereto to either (a) a Person that is not a Restricted Subsidiary or (b) a Securitization Subsidiary that in turn sells its accounts receivable, payable or Securitization Assets or assets related thereto to a Person that is not a Restricted Subsidiary.

“Securitization Fees” means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Securitization Subsidiary in connection with, any Qualified Securitization Facility.

“Securitization Subsidiary” means any Subsidiary formed for the purpose of, and that solely engages only in one or more Qualified Securitization Facilities and other activities reasonably related thereto.

“Security Agreement” means that certain Security Agreement, dated as of the Issue Date, among the Issuers, the Guarantors and the Notes Collateral Agent.

“Security Documents” means, collectively, the Pari Passu Intercreditor Agreement, the Security Agreement, any ABL/Fixed Asset Intercreditor Agreement, any Junior Lien Intercreditor Agreement, other security or intercreditor agreements relating to the Collateral (including, without limitation, financing statements under the Uniform Commercial Code of the relevant states applicable to the Collateral), each for the benefit of the Notes Collateral Agent, as amended, amended and restated, modified, renewed or replaced from time to time.

“Senior ABL Credit Agreement” means a credit agreement under which the Issuer or the Guarantors incur Senior ABL Revolving Credit Obligations, including, in each case, any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and any appendices, exhibits, annexes or schedules to any of the foregoing (as the same may be in effect from time to time) and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, exchanges or refinancings thereof (whether with the original agents and lenders or other agents or lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise) and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that extend, replace, refund, renew, defense, exchange or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding, exchange or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof (provided that such increase in borrowings is permitted under this Indenture).

“Senior ABL Credit Agreement Collateral Agent” means the collateral agent for the lenders and other secured parties under the Senior ABL Credit Agreement, together with its successors and permitted assigns under the Senior ABL Credit Agreement.

“Senior ABL Revolving Credit Obligations” means the Obligations with respect to Indebtedness permitted to be incurred under this Indenture, which is by its terms intended to be secured by the ABL Priority Collateral with a senior lien priority relative to the Notes; provided such Lien is permitted to be incurred under this Indenture.

“Senior Indebtedness” means:

(a) all Indebtedness of any Issuer or any Subsidiary Guarantor outstanding under the Senior Secured Credit Facilities, the Notes and the Existing Notes and related guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of any Issuer or any Subsidiary Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of any Issuer or any Subsidiary Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(b) all (x) Hedging Obligations (and guarantees thereof) and (y) obligations in respect of Bank Products (and guarantees thereof) owing to a lender under the Senior Secured Credit Facilities or any Affiliate of such lender (or any Person that was a lender or an Affiliate of such lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into); provided that such Hedging Obligations and obligations in respect of Bank Products, as the case may be, are permitted to be incurred under the terms of this Indenture;

(c) any other Indebtedness of any Issuer or any Subsidiary Guarantor permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to the Notes or any related Guarantee; and

(d) all Obligations with respect to the items listed in the preceding clauses (a), (b) and (c); provided that Senior Indebtedness shall not include:

(i) any obligation of such Person to the Issuer or any of its Subsidiaries;

(ii) any liability for federal, state, local or other taxes owed or owing by such Person;

(iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business;

(iv) any Indebtedness or other Obligation of such Person which is subordinate or junior in right of payment to any other Indebtedness or other Obligation of such Person; or

(v) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Senior Secured Credit Facilities” means the Credit Agreement, dated on or about the 2021 Acquisition Date, among the Issuer, the guarantors named therein and Bank of America, N.A., as administrative agent, collateral agent, swing line lender and L/C issuer, and the other agents and lenders named therein, as amended by Amendment No. 1, dated as of June 28, 2023, Amendment No. 2, dated as of March 27, 2024, Amendment No. 3, dated as of July 8, 2024, and Amendment No. 4, dated as of November 19, 2024, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements, refundings, refinancings or replacements thereof, and any one or more indentures, agreements, credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund, supplement or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture or agreement that increases the amount borrowable thereunder or alters the maturity thereof or adds the Issuer or any Restricted Subsidiaries as additional borrowers or guarantors thereunder and whether by the same or any other agent, trustee, lender or group of lenders or holders.

“Senior Secured Credit Facility Obligations” means “Obligations” (as defined in the Senior Secured Credit Facilities).

“Senior Secured Credit Facility Secured Parties” means “Secured Parties” (as defined in the Senior Secured Credit Facilities).

“Series” means (a) with respect to the Pari Passu Secured Parties, each of (i) the Senior Secured Credit Facility Secured Parties (in their capacities as such), (ii) the Existing Notes Secured Parties (in their capacity as such), (iii) the Notes Secured Parties (in their capacity as such) and (iv) the Additional Pari Passu Secured Parties that become subject to the Pari Passu Intercreditor Agreement after the Issue Date that are represented by a common representative (in its capacity as such for such Additional Pari Passu Secured Parties) and (b) with respect to any Pari Passu Obligations, each of (i) the Senior Secured Credit Facility Obligations, (ii) the Existing Pari Passu Notes Obligations, (iii) the Notes Obligations and (iv) the Additional Pari Passu Obligations incurred pursuant to any applicable agreement, which, pursuant to any joinder agreement, are to be represented under the Pari Passu Intercreditor Agreement by a common representative (in its capacity as such for such Additional Pari Passu Obligations).

“Significant Subsidiary” means any Restricted Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02, clauses(w)(1)(i) or (ii) of Regulation S-X promulgated pursuant to the Securities Act, as such regulation is in effect on the Issue Date.

“Similar Business” means (a) any business conducted or proposed to be conducted by the Issuer or any of its Restricted Subsidiaries on the Issue Date, and any reasonable extension thereof, or (b) any business or other activities that are reasonably similar, ancillary, incidental, complementary, synergistic or related to, or a reasonable extension, development or expansion of, the businesses in which the Issuer and its Restricted Subsidiaries are engaged or propose to be engaged on the Issue Date.

“Subordinated Shareholder Funding” means collectively, any funds provided to the Issuer or any Restricted Subsidiary by a direct or indirect parent entity of the Issuer or a Permitted Holder in exchange for or pursuant to any security, instrument or agreement other than Capital Stock, in each case issued to and held by a direct or indirect parent entity of the Issuer or a Permitted Holder, together with any security, instrument or agreement and any other security or instrument other than Capital Stock issued in payment of any obligation under any Subordinated Shareholder Funding, provided that such Subordinated Shareholder Funding:

(a) does not mature or require any amortization, redemption or other repayment of principal or any sinking fund payment prior to the first anniversary of the maturity of the Notes (other than through conversion or exchange of such funding into Capital Stock (other than Disqualified Stock) of the Issuer or any direct or indirect parent entity of the Issuer or any funding meeting the requirements of this definition);

(b) does not require, prior to the first anniversary of the maturity of the Notes, payment of cash, interest, cash withholding amounts or other cash gross ups, or any similar cash amounts;

(c) contains no change of control or similar provisions and does not accelerate and has no right to declare a default or event of default or take any enforcement action or otherwise require any cash payment, in each case, prior to the first anniversary of the maturity of the Notes;

(d) does not provide for or require any security interest or encumbrance over any asset of the Issuer or any of its Subsidiaries; and

(e) pursuant to its terms or pursuant to an intercreditor agreement is fully subordinated and junior in right of payment to the Notes pursuant to any subordination, payment blockage and enforcement limitation terms which are customary in all material respects for similar funding.

“Subsidiary” means, with respect to any Person:

(a) any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50.0% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof; and

(b) any partnership, joint venture, limited liability company or similar entity of which:

(i) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise; and

(ii) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

For the avoidance of doubt, unless otherwise specified, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Indenture, regardless of whether such entity is consolidated on the Issuer’s or any Restricted Subsidiary’s financial statements. Unless the context otherwise requires, any references to Subsidiary refer to a Subsidiary of the Issuer.

“Subsidiary Guarantor” means each Restricted Subsidiary of the Issuer, if any, that Guarantees the Notes in accordance with the terms of this Indenture; provided that upon release or discharge of such Restricted Subsidiary from its Guarantee in accordance with this Indenture, such Restricted Subsidiary ceases to be a Subsidiary Guarantor.

“Successor Holdings” means a Guarantor that has been designated as “Holdings” pursuant to a New Holdings Designation and is not a Prior Holdings.

“Support and Services Agreement” means the management services or similar agreements or the management services provisions contained in an investor rights agreement or other equityholders’ agreement, as the case may be, between one or more of the Investors or certain of the management companies associated with one or more of the Investors or their advisors or Affiliates, if applicable, and the Issuer (and/or its direct or indirect parent companies or Subsidiaries), as in effect from time to time.

“Tax Distributions” means distributions to each direct or indirect owner of Holdings which shall be equal to the product of (X) such owner’s allocable share of the taxable income of Holdings for such taxable period (determined, for any taxable period for which Holdings is a disregarded entity, as if Holdings were a partnership), reduced (without duplication) by such owner’s allocable share of any taxable loss of Holdings for any prior taxable period ending after the 2021 Acquisition Date to the extent such prior losses are permitted to be carried forward and subject to any limitations on the use of such carried forward amounts, and such taxable loss is of a character that would permit such loss to be deducted against the taxable income in the current taxable period (provided that (i) in determining taxable income of Holdings, Section 163(j) shall be applied at the level of Holdings, provided that, such Section 163(j) calculations shall take into account partner level adjustments pursuant to Section 743 of the Code if the law currently in effect on the date of the applicable tax distribution provides Section 163(j) applies at the partner level and takes into account partner level Section 743 adjustments, and (ii) any items of income, gain, loss or deduction may be determined without regard to any adjustments pursuant to Section 743 of the Code) and (Y) the highest combined marginal federal, state and local income tax rate applicable to any direct or indirect equity owner of Holdings for such taxable period (taking into account the character (long-term capital gain, qualified dividend income, tax-exempt income, etc.) of the current period taxable income (including, for the avoidance of doubt any tax imposed by Section 1411(a)(1) of the Code)).

“Tax Restructuring” means any reorganizations and other transactions entered into among the Issuer (or any direct or indirect parent entity thereof) and/or its Restricted Subsidiaries for tax planning (as determined by the Issuer in good faith) so long as such reorganizations and other transactions do not impair the value of the Notes and the Guarantees, taken as a whole, in any material respect.

“Taxes” means all present and future taxes, levies, imposts, deductions, charges, duties and withholdings and any charges of a similar nature (including interest and penalties with respect thereto) that are imposed by any government or other taxing authority.

“Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Issuer in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Issuer after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), as of the third Business Day preceding the date of the notice of redemption based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuer shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

If as of the third Business Day preceding the date of the notice of redemption H.15 TCM or any successor designation or publication is no longer published, the Issuer shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, as of the second Business Day preceding such date of the notice of redemption of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date, as applicable. If there is no United States Treasury security maturing on the applicable Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date, the Issuer shall select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuer shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Trustee” means Wilmington Trust, National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” or “UCC” means (i) the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or (ii) the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it applies to any item or items of Collateral. References in this Indenture and the other Security Documents to specific sections of the Uniform Commercial Code are based on the Uniform Commercial Code as in effect in the State of New York on the Issue Date. In the event such Uniform Commercial Code is amended or another Uniform Commercial Code described in clause (ii) is applicable, such section reference shall be deemed to be references to the comparable section in such amended or other Uniform Commercial Code.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A-1 hereto for the 2031 Notes and Exhibit A-2 hereto for the 2033 Notes, in each case, bearing the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means (i) any Subsidiary of the Issuer (other than the Co-Issuer) which at the time of determination is designated as an “Unrestricted Subsidiary” under the Senior Secured Credit Facilities, whether on or subsequent to the Issue Date, and (ii) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Dollar Equivalent” means with respect to any monetary amount in a currency other than U.S. dollars, at any time for determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for the purchase of U.S. dollars with the applicable foreign currency as published in The Wall Street Journal in the “Exchange Rates” column under the heading “Currency Trading” on the date two business days prior to such determination.

“U.S. Government Securities” means securities that are:

(a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged; or

(b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness, Disqualified Stock or Preferred Stock, as the case may be, at any date, the quotient obtained by dividing:

(a) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or Preferred Stock multiplied by the amount of such payment; by

(b) the sum of all such payments;

provided that for purposes of determining the Weighted Average Life to Maturity of any Indebtedness that is being extended, replaced, refunded, refinanced, renewed or defeased (the “Applicable Indebtedness”), the effects of any amortization or prepayments made on such Applicable Indebtedness prior to the date of the applicable extension, replacement, refunding, refinancing, renewal or defeasance shall be disregarded.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person, 100% of the outstanding Voting Stock of which (other than directors’ qualifying shares and shares issued to foreign nationals as required by applicable law) shall at the time be owned by such Person and/or by one or more Wholly Owned Subsidiaries of such Person.

Section	1.02. Other Definitions.

Term	Defined in Section
“Action”	13.07(v)
“Alternate Offer”	4.14(c)
“Applicable AML Law”	14.17
“Applicable Premium Deficit”	8.04(a)
“Authentication Agent”	2.02
“Authentication Order”	2.02
“CERCLA”	13.07(q)
“Change of Control Offer”	4.14
“Change of Control Payment”	4.14
“Change of Control Payment Date”	4.14(b)
“Collateral Release”	4.17
“Collateral Release Date”	4.17
“Covenant Defeasance”	8.03
“Directing Holder”	6.02
“DTC”	2.03
“ERISA”	2.06(g)
“Event of Default”	6.01(a)
“Increased Amount”	4.12(d)
“LCT Election”	1.06
“LCT Test Date”	1.06
“Legal Defeasance”	8.02
“Note Register”	2.03
“Noteholder Direction”	6.02
“Paying Agent”	2.03
“Redemption Date”	3.01
“Registrar”	2.03
“Related Person”	13.07(b)
“Security Document Order”	13.07(r)
“Subject Lien”	4.12(a)
“Successor Company”	5.01(a)
“Testing Party”	1.06
“Transfer Agent”	2.03

Section 1.03. Rules of Construction. Unless the context otherwise requires:

(a) a term has the meaning assigned to it;

(b) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c) “or” is not exclusive;

(d) the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation”;

(e) words in the singular include the plural, and in the plural include the singular;

(f) “shall” and “will” shall be interpreted to express a command;

(g) provisions apply to successive events and transactions;

(h) references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(i) unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(j) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(k) the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Issuer dated such date prepared in accordance with GAAP;

(l) words used herein implying any gender shall apply to both genders;

(m) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”;

(n) the principal amount of any Preferred Stock at any time shall be (i) the maximum liquidation value of such Preferred Stock at such time or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock at such time, whichever is greater; and

(o) the words “execution,” “signed,” “signature” and words of like import in this Indenture or in any other certificate, agreement or document related to this Indenture shall include images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the UCC; notwithstanding anything herein to the contrary, neither the Trustee nor the Notes Collateral Agent is under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee or the Notes Collateral Agent pursuant to reasonable procedures approved by the Trustee or the Notes Collateral Agent, as applicable.

Section 1.04. Acts of Holders.

(a) Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Issuer(s). Proof of execution of any such instrument or of a writing appointing any such agent, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee, the Notes Collateral Agent and the Issuer, if made in the manner provided in this Section 1.04.

(b) The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c) The ownership of Notes shall be proved by the Note Register.

(d) Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Issuer in reliance thereon, whether or not notation of such action is made upon such Note.

(e) The Issuer may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Issuer prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 10 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f) Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.04(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g) Without limiting the generality of the foregoing, a Holder, including DTC, that is a Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and any Person that is a Holder of a Global Note, including DTC, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(h) The Issuer may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such Depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 120 days after such record date.

Section 1.05. Timing of Payment. Notwithstanding anything herein to the contrary, if the date on which any payment is to be made pursuant to this Indenture or the Notes is not a Business Day, the payment otherwise payable on such date shall be payable on the next succeeding Business Day with the same force and effect as if made on such scheduled date and (provided such payment is made on such succeeding Business Day) no interest shall accrue on the amount of such payment from and after such scheduled date to the time of such payment on such next succeeding Business Day and the amount of any such payment that is an interest payment will reflect accrual only through the original payment date and not through the next succeeding Business Day.

Section 1.06. Limited Condition Transactions. When calculating the availability under any basket, test or ratio under this Indenture or compliance with any provision of this Indenture in connection with any Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, the incurrence, issuance or assumption of Indebtedness, Sale and Lease-Back Transactions and the incurrence or assumption of Liens), in each case, at the option of the Issuer, any of its Restricted Subsidiaries, Holdings, a direct or indirect parent entity of the Issuer, or any successor entity of any of the foregoing (including a third party) (the “Testing Party,” and the election to exercise such option, an “LCT Election”), the date of determination for availability under any such basket, test or ratio or whether any such action or transaction is permitted (or any requirement or condition therefor is complied with or satisfied (including as to the absence of any continuing Default or Event of Default)) under this Indenture shall be deemed to be the date (the “LCT Test Date”) either (a) the definitive agreements or letter of intent (or, if applicable, a binding offer, or launch of a “certain funds” tender offer) for such Limited Condition Transaction are entered into (or, if applicable, the date of delivery of a notice, declaration or similar event), or (b) solely in connection with an acquisition to which the United Kingdom City Code on Takeovers and Mergers or similar law or practices in other jurisdictions apply, the date on which a “Rule 2.7 announcement” of a firm intention to make an offer or similar announcement or determination in another jurisdiction subject to similar laws in respect of a target of a Limited Condition Transaction and, in each case, if, after giving pro forma effect to the Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, the incurrence, issuance or assumption of Indebtedness, Sale and Lease-Back Transactions and the incurrence or assumption of Liens) and any related pro forma adjustments, disregarding for the purposes of such pro forma calculation any borrowing under a revolving credit, working capital or letter of credit facility, as if they had occurred at the beginning of the most recently ended four full fiscal quarters ending prior to the LCT Test Date for which internal consolidated financial statements of the Issuer are available, the Issuer or any of its Restricted Subsidiaries would have been permitted to take such actions or consummate such transactions on the relevant LCT Test Date in compliance with such ratio, test or basket (and any related requirements and conditions), such ratio, test or basket (and any related requirements and conditions) shall be deemed to have been complied with (or satisfied) for all purposes (in the case of Indebtedness, for example, whether such Indebtedness is committed, issued or incurred at the LCT Test Date or at any time thereafter); provided, that (a) if financial statements for one or more subsequent fiscal quarters shall have become available, the Testing Party may elect, in its sole discretion, to re-determine all such ratios, tests or baskets on the basis of such financial statements, in which case, such date of redetermination shall thereafter be deemed to be the applicable LCT Test Date for purposes of such ratios, tests or baskets, (b) except as contemplated in the foregoing clause (a), compliance with such ratios, tests or baskets (and any related requirements and conditions) shall not be determined or tested at any time after the applicable

LCT Test Date for such Limited Condition Transaction and any actions or transactions related thereto (including acquisitions, the incurrence, issuance or assumption of Indebtedness, Sale and Lease-Back Transactions and the incurrence or assumption of Liens) and (c) Consolidated Interest Expense for purposes of the Fixed Charge Coverage Ratio will be calculated using an assumed interest rate based on the indicative interest margin contained in any financing commitment documentation with respect to such Indebtedness or, if no such indicative interest margin exists, as reasonably determined by the Testing Party in good faith.

For the avoidance of doubt, if the Testing Party has made an LCT Election, (1) if any of the ratios, tests or baskets for which compliance was determined or tested as of the LCT Test Date would at any time after the LCT Test Date have been exceeded or otherwise failed to have been complied with, including as a result of fluctuations in any such ratio, test or basket, including due to fluctuations in exchange rates or EBITDA or total assets of the Issuer or the Person subject to such Limited Condition Transaction at or prior to the consummation of the relevant transaction or action, such baskets, tests or ratios will not be deemed to have been exceeded or failed to have been complied with as a result of such fluctuations; provided that if such ratios, tests or baskets improve as a result of such fluctuations, such improved ratios, tests and/or baskets may be utilized; (2) if any related requirements and conditions (including as to the absence of any continuing Default or Event of Default) for which compliance or satisfaction was determined or tested as of the LCT Test Date would at any time after the LCT Test Date not have been complied with or satisfied (including due to the occurrence or continuation of a Default or an Event of Default), such requirements and conditions will not be deemed to have been failed to be complied with or satisfied (and such Default or Event of Default shall be deemed not to have occurred or be continuing); and (3) in calculating the availability under any ratio, test or basket in connection with any action or transaction unrelated to such Limited Condition Transaction (including without limitation a separate Limited Condition Transaction) following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated or the date that the definitive agreement, the date of notice or offer or date for redemption, purchase or repayment specified in a notice for such Limited Condition Transaction is terminated, expires or passes, as applicable, without consummation of such Limited Condition Transaction, any such ratio, test or basket shall be determined or tested giving pro forma effect to such Limited Condition Transaction and any actions or transactions related thereto.

In connection with any action being taken in connection with a Limited Condition Transaction, for purposes of determining compliance with any provision of this Indenture which requires that no Default, Event of Default or specified Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Testing Party, be deemed satisfied, so long as no Default, Event of Default or specified Event of Default, as applicable, exists on the date of the definitive agreement, the date of notice or offer or date for redemption, purchase or repayment for such Limited Condition Transaction, as applicable. For the avoidance of doubt, if the Testing Party has exercised an LCT Election, and any Default, Event of Default or specified Event of Default occurs following the date the definitive agreements (or, if applicable, the date of delivery of a notice, declaration or similar event) for the applicable Limited Condition Transaction were entered into and prior to the consummation of such Limited Condition Transaction, any such Default, Event of Default or specified Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Transaction is permitted under this Indenture.

Section 1.07. Certain Compliance Calculations. Notwithstanding anything to the contrary herein, in the event any Lien is incurred or assumed or other transaction is undertaken (including a Limited Condition Transaction) in reliance on a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated Pari Passu Debt Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio or other ratio-based test, such ratio(s) shall be calculated with respect to such incurrence or other transaction without giving effect to amounts being utilized under any other non-ratio-based basket substantially concurrently. Each Lien incurred and each other transaction undertaken will be deemed to have been incurred, assumed or taken first, to the extent available, pursuant to the relevant Fixed Charge Coverage Ratio, Consolidated Pari Passu Debt Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio test.

Notwithstanding anything to the contrary herein, in the event any Lien is committed, incurred, assumed or issued or other transaction is undertaken (including a Limited Condition Transaction) in reliance on a ratio basket based on the Fixed Charge Coverage Ratio, Consolidated Pari Passu Debt Ratio, Consolidated Secured Debt Ratio or Consolidated Total Debt Ratio or other ratio-based test, such ratio(s) shall be calculated without regard to the commitment or incurrence of any Indebtedness under any revolving facility or letter of credit facility (1) immediately prior to or in connection therewith or (2) used to finance working capital needs of the Issuer and its Restricted Subsidiaries (as reasonably determined by the Issuer).

If a proposed action, matter, transaction or amount (or a portion thereof) meets the criteria of more than one applicable basket, permission or threshold under this Indenture, the Issuer shall be entitled to divide or classify or later divide or reclassify (based on circumstances existing on the date of such reclassification) such action, matter, transaction or amount (or a portion thereof) between such baskets, permission or thresholds as it shall elect from time to time.

Any calculation, test or measure that is determined with reference to the Issuer’s financial statements (including, without limitation, EBITDA, Consolidated Interest Expense, Consolidated Net Income, Consolidated Pari Passu Debt Ratio, Consolidated Secured Debt Ratio, Consolidated Total Debt Ratio, Fixed Charge Coverage Ratio and Fixed Charges) may be determined with reference to the financial statements of a direct or indirect parent entity of the Issuer instead, so long as such calculation, test or measure would not differ by more than an immaterial amount when using the financial statements of such direct or indirect parent entity of the Issuer as compared to if such calculation, test or measure were made using the Issuer’s financial statements (as determined in good faith by the Issuer).

Any ratios, tests or baskets required to be satisfied in order for a specific action to be permitted under this Indenture shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding up if there is no nearest number).

If the Issuer or any Restricted Subsidiary takes an action which at the time of the taking of such action would in the good faith determination of the Issuer be permitted under the applicable provisions of this Indenture based on the financial statements available at such time, such action shall be deemed to have been made in compliance with this Indenture notwithstanding any subsequent adjustments, modifications or restatements made in good faith to such financial statements affecting Consolidated Net Income, EBITDA or other applicable financial metric.

Section 1.08. [Reserved].

Section 1.09. [Reserved].

ARTICLE 2

THE NOTES

Section 2.01. Form and Dating; Terms.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A-1 hereto for the 2031 Notes and Exhibit A-2 hereto for the 2033 Notes. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be issued in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

(b) Global Notes.

Notes issued in global form shall be substantially in the form of Exhibit A-1 hereto for the 2031 Notes and Exhibit A-2 hereto for the 2033 Notes, in each case, including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto. Notes issued in definitive form shall be substantially in the form of Exhibit A-1 hereto for the 2031 Notes and Exhibit A-2 hereto for the 2033 Notes, but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto. Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c) Temporary Global Notes.

Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as Custodian for the Depositary and registered in the name of the applicable Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Issuers and authenticated by the Trustee as hereinafter provided.

Following the termination of the applicable Restricted Period, the Regulation S Temporary Global Note Legend shall be deemed removed from the Regulation S Temporary Global Note, following which temporary beneficial interests in the Regulation S Temporary Global Note shall automatically become beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures.

The aggregate principal amount of a Regulation S Temporary Global Note and a Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and/or the Paying Agent and the applicable Depositary or their respective nominees, as the case may be, in connection with transfers of interest as hereinafter provided.

(d) Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Issuers, the Guarantors and the Trustee, by their execution and delivery of this Indenture, or a supplemental indenture to this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Issuers pursuant to a Change of Control Offer or Alternate Offer as provided in Section 4.14 hereof. The Notes shall not be redeemable, other than as provided in Article 3 hereof.

Subject to compliance with Section 4.12 hereof, the Issuers may issue Additional Notes from time to time ranking pari passu with the Initial Notes without notice to or consent of the Holders, and such Additional Notes shall be consolidated with and form a single class with the applicable series of Initial Notes (except as otherwise provided for herein) and shall have the same terms as to status, redemption or otherwise as the applicable series of Initial Notes, except that interest may accrue on the Additional Notes from their date of issuance (or such other date specified by the Issuers); provided, however, that a separate CUSIP or ISIN will be issued for the Additional Notes, unless the applicable series of Initial Notes and the Additional Notes of such series are treated as fungible for U.S. federal income tax purposes. Any Additional Notes may be issued with the benefit of an indenture supplemental to this Indenture. The Initial 2031 Notes and the Initial 2033 Notes are separate series.

(e) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02. Execution and Authentication. At least one Officer of each Issuer shall execute the Notes on behalf of such Issuer by manual, facsimile or electronic (including “.pdf”) signature.

If an Officer of an Issuer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A-1 hereto for the 2031 Notes and Exhibit A-2 hereto for the 2033 Notes, in each case, by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of an Issuers’ Order (an “Authentication Order”), authenticate and deliver the Initial Notes in the aggregate principal amount or amounts specified in such Authentication Order. In addition, at any time, from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes issued or increased hereunder.

The Trustee may appoint an authenticating agent (an “Authentication Agent”) acceptable to the Issuers to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An Authentication Agent has the same rights as an Agent to deal with Holders or an Affiliate of the Issuer.

Section 2.03. Registrars, Transfer Agents and Paying Agents. The Issuers shall maintain (i) one or more registrars with respect to the Notes where the Notes may be presented for registration (each, a “Registrar”), which shall be the Trustee as of the date of this Indenture, (ii) one or more offices or agencies where the Notes, may be presented for transfer or for exchange (each, a “Transfer Agent”), which shall be the Trustee as of the date of this Indenture, and (iii) one or more offices or agencies where the Notes, may be presented for payment (each, a “Paying Agent”), which shall be the Trustee as of the date of this Indenture. The Registrar shall keep a register of the Notes (“Note Register”), and of their transfer and exchange and keep such Note Register in accordance with the rules and procedures of DTC. The registered Holder of a Note will be treated as the owner of such Note for all purposes and only registered Holders shall have rights under this Indenture and the Notes. The Issuers may appoint one or more co-registrars, one or more co-transfer agents and one or more additional paying agents. The term “Registrar” includes any co-registrar, the term “Transfer Agent” includes any co-transfer agent and the term “Paying Agent” includes any additional paying agents. The Issuers may change any Paying Agent, Transfer Agent or Registrar without prior notice to any Holder. The Issuers shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Issuers fail to appoint or maintain another entity as Registrar, Transfer Agent or Paying Agent, the Trustee or an affiliate of the Trustee shall act as such. The Issuer or any of its Subsidiaries may act as Paying Agent, Transfer Agent or Registrar.

The Issuers initially appoint The Depository Trust Company, its nominees and successors (“DTC”) to act as Depositary with respect to the Global Notes. The Issuers initially appoint the Trustee to act as the Registrar for the Notes and the Paying Agent and Transfer Agent for the Notes and to act as Custodian with respect to the Global Notes.

If any Notes are listed on an exchange and the rules of such exchange so require, the Issuers will satisfy any requirement of such exchange as to paying agents, registrars and transfer agents and will comply with any notice requirements required under such exchange in connection with any change of paying agent, registrar or transfer agent.

Section 2.04. Notes Paying Agent to Hold Money in Trust. The Issuers shall require any Paying Agent with respect to the Notes other than the Trustee to agree in writing that such Paying Agent shall hold in trust for the benefit of Holders of the Notes or the Trustee all money held by such Paying Agent for the payment of principal and premium, if any, or interest on the Notes, and will notify the Trustee in writing of any default by the Issuers in making any such payment. While any such default continues, the Trustee may require the Paying Agent with respect to the Notes (other than the Trustee) to pay all money held by it to the Trustee. The Issuers at any time may require the Paying Agent with respect to the Notes (other than the Trustee) to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent with respect to the Notes (if other than the Issuer or a Subsidiary thereof or the Trustee) shall have no further liability for the money. If any of the Issuer or a Subsidiary thereof acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Trustee and the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Issuers, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05. Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Issuers shall furnish to the Trustee at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders.

Section 2.06. Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor thereto or a nominee of such successor thereto. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless, and, if applicable, subject to the limitation on issuance of Definitive Notes set forth in Section 2.06(c)(ii), (i) the Depositary (x) notifies the Issuers that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, a successor Depositary is not appointed by the Issuers within 120 days, (ii) the Issuers, at their option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes (although Regulation S Temporary Global Notes may not be exchanged for Definitive Notes prior to (A) the expiration of the applicable Restricted Period and (B) the receipt by the applicable Registrar of any certification of beneficial ownership required pursuant to Rule 903(b)(3)(ii)(B)), (iii) upon the request of a Holder if there shall have occurred and be continuing an Event of Default with respect to the Notes, or (iv) the Trustee has received a written request by or on behalf of the Depositary to issue Definitive Notes. Upon the occurrence of any of the events described in clause (i), (ii), (iii) or (iv) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the events described in clause (i), (ii), (iii) or (iv) above and pursuant to Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (e) hereof.

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the applicable Depositary in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i), (ii), (iii) or (iv) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the applicable Private Placement Legend; provided that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person other than pursuant to Rule 144A. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in a Regulation S Temporary Global Note prior to (x) the expiration of the applicable Restricted Period therefor and (y) the receipt by the Registrar of any certification of beneficial ownership required pursuant to Rule 903(b)(3)(ii)(B). Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii), and the Registrar receives the following:

(A) if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, as applicable, including the certifications in item (1) thereof; or

(B) if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, as applicable, including the certifications in item (2) thereof.

(iv) Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii), as applicable, and:

(A) such Notes are sold or exchanged pursuant to an effective registration statement under the Securities Act; or

(B) the Registrar receives the following:

(1) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, as applicable, including the certifications in item (1) (a) thereof; or

(2) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, as applicable, including the certifications in item (4) thereof;

and, in each such case set forth in this clause (B), if the Issuers so request or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to clause (A) or (B) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to clause (A) or (B) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, in the case of the Restricted Definitive Notes, upon the occurrence of any of the events described in clause (i), (ii), (iii) or (iv) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, as applicable, including the certifications in item (2)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, as applicable, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, as applicable, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, as applicable, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Issuer, Holdings or any of their Subsidiaries or Affiliates, a certificate substantially in the form of Exhibit B hereto, as applicable, including the certifications in item (3)(b) thereof; or

(F) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, as applicable, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and, upon receipt of an Authentication Order, the Trustee shall authenticate and send to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary. The Trustee shall send such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) (except transfers pursuant to clause (F) above) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the applicable Restricted Period therefor and (B) the receipt by the Registrar of any certifications of beneficial ownership required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii) Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events described in clause (i), (ii), (iii) or (iv) of Section 2.06(a) hereof, and if the Registrar receives the following:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, as applicable, including the certifications in item (1)(b) thereof; or

(B) if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, as applicable, including the certifications in item (4) thereof;

and, in each such case set forth in this subclause (iii), if the Issuers so request or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv) Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events described in clause (i), (ii), (iii) or (iv) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Issuers shall execute and, upon receipt of an Authentication Order, the Trustee shall authenticate and send to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary. The Trustee shall send such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, as applicable, including the certifications in item (2)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, as applicable, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, as applicable, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, as applicable, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Issuer, Holdings or any of their Subsidiaries or Affiliates, a certificate substantially in the form of Exhibit B hereto, as applicable, including the certifications in item (3)(b) thereof; or

(F) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, as applicable, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii) Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if the Registrar receives the following:

(A) if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, as applicable, including the certifications in item (1)(c) thereof; or

(B) if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, as applicable, including the certifications in item (4) thereof; or

(C) and, in each such case set forth in this subclause (ii), if the Issuers so request or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the applicable conditions of this Section 2.06(d)(ii), the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii) Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to Section 2.06(d)(ii) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Issuers shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer or exchange in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, as applicable, including the certifications in item (1) thereof;

(B) if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, as applicable, including the certifications in item (2) thereof;

(C) if the transfer will be made to the Issuer, Holdings or any of their Subsidiaries or Affiliates, a certificate substantially in the form of Exhibit B hereto, as applicable, including the certifications in item (3) thereof; or

(D) if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, as applicable, including the certifications required by item (3) thereof, if applicable.

(ii) Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if the Registrar receives the following:

(A) if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, as applicable, including the certifications in item (1)(d) thereof; or

(B) if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, as applicable, hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subclause (ii), if the Issuers so request, an Opinion of Counsel in form reasonably acceptable to the Issuers to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii) Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f) [Reserved].

(g) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i) Private Placement Legend.

(A) Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE NOTES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION AS SET FORTH BELOW. BY ITS ACQUISITION HEREOF, THE HOLDER (1) REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)), (B) IT IS NOT A U.S. PERSON AND IS ACQUIRING THIS NOTE IN AN OFFSHORE TRANSACTION IN COMPLIANCE WITH REGULATION S UNDER THE SECURITIES ACT (“REGULATION S”) OR (C) IT IS AN AFFILIATE OF THE ISSUER, (2) AGREES TO OFFER, SELL, PLEDGE OR OTHERWISE TRANSFER SUCH NOTE ONLY (A) TO THE ISSUER OR ANY AFFILIATE THEREOF, (B) PURSUANT TO A REGISTRATION STATEMENT WHICH HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT, (C) FOR SO LONG AS THE NOTES ARE ELIGIBLE FOR RESALE PURSUANT TO RULE 144A TO A PERSON IT REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (D) OUTSIDE THE UNITED STATES PURSUANT TO OFFERS AND SALES TO NON-U.S. PERSONS IN AN OFFSHORE TRANSACTION PURSUANT TO REGULATION S IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANOTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT TO THE ISSUER’S OR THE TRUSTEE’S RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER PURSUANT TO CLAUSE (D) OR (E) TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION AND/OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM.”

Except as permitted by subparagraph (B) below, each Global Note and Definitive Note issued in a transaction exempt from registration pursuant to Regulation S shall also bear the legend in substantially the following form:

“THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHIN THE UNITED STATES (AS DEFINED IN REGULATION S) OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, A U.S. PERSON (AS DEFINED IN REGULATION S), EXCEPT IN COMPLIANCE WITH RULE 144A (“RULE 144A”) UNDER THE SECURITIES ACT (SO LONG AS THIS

SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A) TO A PERSON THE HOLDER HEREOF REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A) (A “QIB”) THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QIB, IN EACH CASE TO WHOM NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE UPON RULE 144A, AND UPON DELIVERY OF THE CERTIFICATIONS REQUIRED BY THE INDENTURE REFERRED TO HEREIN.”

(B) Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii) or (e)(iii) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii) Global Note Legend. Each Global Note shall bear a legend in substantially the following form (with appropriate changes in the last sentence of the first paragraph if DTC is not the Depositary):

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY ITS ACQUISITION OF THIS SECURITY, THE HOLDER THEREOF WILL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) (A) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS AND (B) NONE OF THE ISSUERS, THE TRUSTEE, THE INITIAL PURCHASERS, ANY GUARANTORS, OR THEIR RESPECTIVE AFFILIATES HAS ACTED OR WILL ACT AS A FIDUCIARY TO SUCH HOLDER IN CONNECTION WITH SUCH HOLDER’S ACQUISITION HEREOF (UNLESS A STATUTORY OR ADMINISTRATIVE EXEMPTION APPLIES (ALL OF THE APPLICABLE CONDITIONS OF WHICH ARE SATISFIED) OR THE TRANSACTION IS NOT OTHERWISE PROHIBITED).”

(iii) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a legend in substantially the following form:

“THE RIGHTS ATTACHING TO THIS REGULATION S TEMPORARY GLOBAL NOTE, AND THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR CERTIFICATED NOTES, ARE AS SPECIFIED IN THE INDENTURE (AS DEFINED HEREIN).”

(h) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or, by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i) General Provisions Relating to Transfers and Exchanges.

(i) To permit registrations of transfers and exchanges, the Issuers shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Issuers may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 4.14 and 9.04 hereof).

(iii) Neither the Registrar nor the Issuers shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the delivery of a notice of redemption of the Notes to be redeemed under Section 3.03 hereof and ending at the close of business on the day such notice of redemption is sent, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer or exchange of a Note between a Record Date and the next succeeding Interest Payment Date or (D) to register the transfer or exchange of any Notes tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Alternate Offer.

(iv) Neither the Registrar nor the Issuers shall be required to register the transfer or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; provided that new Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

(v) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Issuers, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(vi) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Issuers shall deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or any Issuer shall be affected by notice to the contrary.

(vii) Upon surrender for registration of transfer of any Note at the office or agency of the Issuers designated pursuant to Section 4.02 hereof, the Issuers shall execute, and the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii) At the option of the Holder, subject to Section 2.06(a) hereof, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Issuers shall execute, and the Trustee shall authenticate and deliver, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.

(ix) All certifications, certificates and opinions of counsel required to be submitted pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(x) None of the Issuers, the Trustee or the Agents shall have any responsibility or obligation to any beneficial owner in a Global Note, a Participant, an Indirect Participant or other Person with respect to the accuracy of the records of the applicable Depositary or their respective nominees or of any Participant, with respect to any ownership interest in the Notes or with respect to the delivery to any Participant, Indirect Participant, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount, under or with respect to such

Notes. All notices and communications to be given to the Holders and all payments to be made to Holders under the Notes and this Indenture shall be given or made only to or upon the order of the registered holders (which shall be the Depositary or its nominee). The rights of beneficial owners in a Global Note shall be exercised only through the Depositary in the case of Global Notes, subject to the Applicable Procedures. The Issuers, the Trustee and the Agents shall be entitled to rely and shall be fully protected in relying upon information furnished by the Depositary. The Issuers, the Trustee and the Agents shall be entitled to deal with the Depositary in the case of Global Notes, and any nominee thereof, that is the registered holder of any Global Note for all purposes of this Indenture relating to such Global Note (including the payment of principal, premium, if any, and interest, and the giving of instructions or directions by or to the owner or holder of a beneficial ownership interest in such Global Note) as the sole holder of such Global Note and shall have no obligations to the beneficial owners thereof. None of the Issuers, Trustee or Agents shall have any responsibility or liability for any acts or omissions of the Depositary with respect to such Global Note, for the records of any such depositary, including records in respect of beneficial ownership interests in respect of any such Global Note, for any transactions between the Depositary and any Participant or between or among the Depositary, any such Participant and/or any holder or owner of a beneficial interest in such Global Note, or for any transfers of beneficial interests in any such Global Note.

(xi) Notwithstanding the foregoing, with respect to any Global Note, nothing herein shall prevent the Issuers, the Trustee, or any agent of the Issuers or the Trustee from giving effect to any written certification, proxy or other authorization furnished by any Depositary (or its nominee), as a Holder, with respect to such Global Note or shall impair, as between such Depositary and owners of beneficial interests in such Global Note, the operation of customary practices governing the exercise of the rights of such Depositary (or its nominee) as Holder of such Global Note.

(xii) None of the Trustee, the Registrar or the Transfer Agent shall have any duty to monitor the Issuers’ compliance with or have any responsibility with respect to the Issuers’ compliance with any federal or state securities laws in connection with registrations of transfers and exchanges of the Notes. The Trustee, the Registrar and the Transfer Agent shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Notes (including any transfers between or among the Depositary’s Participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation, as is expressly required by, and to do so if and when expressly required by, the terms of this Indenture or the Notes and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(xiii) The Issuers, the Trustee, the Registrar and the Transfer Agent reserve the right to require the delivery by any Holder or purchaser of a Note of such legal opinions, certifications or other evidence as may reasonably be required in order to determine that the proposed transfer of any Restricted Global Note or Restricted Definitive Note is being made in compliance with the Securities Act or the Exchange Act, or rules or regulations adopted by the SEC from time to time thereunder, and applicable state securities laws.

Section 2.07. Replacement Notes. If either (x) any mutilated Note is surrendered to the Trustee, the Registrar or the Issuers, or (y) the Issuers and the Trustee receive evidence to their satisfaction of the ownership and destruction, loss or theft of any Note, then the Issuers shall issue and the Trustee, upon receipt of an Authentication Order and satisfaction of any other requirements of the Trustee, shall authenticate a replacement Note. If required by the Trustee or the Issuers, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of both (i) the Trustee to protect the Trustee and (ii) the Issuers to protect any Issuer, the Trustee, any Agent and any Authentication Agent from any loss that any of them may suffer if a Note is replaced. The Issuers and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Issuers and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08. Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding. Except as set forth in Sections 2.09 or 9.02 hereof, a Note does not cease to be outstanding because an Issuer or a Guarantor or an Affiliate of an Issuer or a Guarantor holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture shall not be deemed to be outstanding for purposes hereof.

If the principal amount of any Note is considered paid under Section 4.01 hereof, such Note shall cease to be outstanding and interest thereon shall cease to accrue.

If a Paying Agent (other than an Issuer or a Guarantor or an Affiliate of an Issuer or a Guarantor) holds, on a Redemption Date or maturity date, money sufficient to pay Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) shall be deemed to be no longer outstanding (including for accounting purposes) and shall cease to accrue interest on and after such date.

Section 2.09. Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Issuer or by any Subsidiary of the Issuer (and, in the case of Affiliated Holders, to the extent specified by Section 9.02) shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to such pledged Notes and that the pledgee is not an Issuer or a Guarantor or any Affiliate of an Issuer or a Guarantor.

Section 2.10. Temporary Notes. Until certificates representing Notes are ready for delivery, the Issuers may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Issuers consider appropriate for temporary Notes. Without unreasonable delay, the Issuers shall prepare and the Trustee shall authenticate Definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11. Cancellation. The Issuers at any time may deliver Notes to the Trustee for cancellation. The Registrar and the Paying Agent shall forward to the Trustee any such Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the applicable Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in its customary manner (subject to the record retention requirements of the Exchange Act). Certification of the cancellation of all cancelled Notes shall be delivered to the Issuers upon their written request therefor. The Issuers may not issue new Notes to replace Notes that they have paid or that have been delivered to the Trustee for cancellation.

Section 2.12. Defaulted Interest. If the Issuers default in a payment of interest on the Notes of any series, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders of Notes of the applicable series on a subsequent special record date, in each case at the rate provided in the Notes of such series and in Section 4.01 hereof. The Issuers shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note of the applicable series and the date of the proposed payment, and at the same time the Issuers shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Issuers shall fix or cause to be fixed any such special record date and payment date; provided that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Issuers shall promptly notify the Trustee of any such special record date. At least 15 days before any such special record date, the Issuers (or, upon the written request of the Issuers, the Trustee in the name and at the expense of the Issuers) shall send or cause to be sent to each Holder of Notes of the applicable series, with a copy to the Trustee, a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13. CUSIP, ISIN or Common Code Numbers. The Issuers in issuing the Notes may use CUSIP, ISIN, Common Code or other similar numbers (in each case, if then generally in use) and, if so, the Trustee shall use CUSIP, ISIN, Common Code or other similar numbers in notices of redemption or exchange as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of redemption or exchange and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption or exchange shall not be affected by any defect in or omission of such numbers. The Issuers will as promptly as practicable notify the Trustee in writing of any change in the CUSIP, ISIN, Common Code or other similar numbers.

ARTICLE 3

REDEMPTION

Section 3.01. Notices to Trustee. If the Issuer elects to redeem Notes of a series pursuant to Section 3.07 hereof, it shall furnish to the Trustee, at least two Business Days, in the case of Global Notes or five Business Days, in the case of Definitive Notes (unless a shorter notice shall be agreed to by the Trustee) before notice of redemption is required to be delivered or mailed to Holders pursuant to Section 3.03 hereof, an Officer’s Certificate setting forth (a) the paragraph or subparagraph of such Note and/or Section of this Indenture pursuant to which the redemption shall occur, (b) the date of redemption (as such date may be delayed pursuant to Section 3.07(e) hereof, the “Redemption Date”), (c) the principal amount of the Notes to be redeemed and (d) the redemption price.

Section 3.02. Selection of Notes to Be Redeemed or Purchased. If less than all of the Notes of a series are to be redeemed or purchased at any time, the selection of the Notes of such series to be redeemed or purchased will be made in accordance with the Applicable Procedures. The Issuers may elect to redeem Notes of one or more series without redeeming Notes of any other series. In the event of partial redemption or purchase by lot, the particular Notes of the applicable series to be redeemed or purchased shall be selected, unless otherwise provided herein, not less than 10 days nor more than 60 days prior to the Redemption Date by the Trustee from the outstanding Notes of such series not previously called for redemption or purchase.

The Trustee shall promptly notify the Issuer in writing of the Notes of the applicable series selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes of the applicable series and portions of Notes of the applicable series selected shall be in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof; no Notes of the applicable series in denominations of $2,000 or less can be redeemed in part, except that if all of the Notes of the applicable series of a Holder are to be redeemed, the entire outstanding amount of Notes of such series held by such Holder shall be redeemed, even if not in a principal amount of at least $2,000 in the case of the Notes of such series. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes of a series called for redemption also apply to portions of Notes of such series called for redemption.

Section 3.03. Notice of Redemption or Purchase. The Issuer shall send electronically, mail or cause to be mailed by first-class mail, postage prepaid, notices of redemption or purchase at least 10 days but not more than 60 days (except as set forth in Section 3.07(e) hereof) before the Redemption Date to each Holder of Notes of the applicable series to be redeemed or purchased at such Holder’s registered address stated in the Note Register (with a copy to the Trustee) or otherwise in accordance with the Applicable Procedures, except that redemption or purchase notices may be delivered or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 hereof with respect to the Notes of the applicable series. Notices of redemption or purchase may, at the Issuer’s discretion, be conditional. The Issuer may also provide in any redemption or purchase notice that payment of the redemption price and the performance of the Issuer’s obligations with respect to such redemption or purchase may be performed by another Person.

The notice shall identify the Notes of the applicable series to be redeemed or purchased and shall state:

(a) the Redemption Date;

(b) the redemption or purchase price;

(c) if any Note of the applicable series is to be redeemed or purchased in part only, the portion of the principal amount of that Note that is to be redeemed or purchased and, with respect to any Definitive Note, that after the Redemption Date upon surrender of such Note, a new Note or Notes of such series in principal amount equal to the unredeemed or unpurchased portion of the original Note representing the same indebtedness to the extent not redeemed will be issued in the name of the Holder upon cancellation of the original Note; provided that new Notes of such series will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

(d) the name and address of the Paying Agent;

(e) that Notes called for redemption or purchase must be surrendered to the Paying Agent to collect the redemption or purchase price;

(f) that, unless the Issuers default in making such redemption or purchase payment, interest on Notes of the applicable series called for redemption or purchase ceases to accrue on and after the Redemption Date subject to the satisfaction or waiver of any conditions set forth in such notice;

(g) the paragraph or subparagraph of the Notes of the applicable series and/or Section of this Indenture pursuant to which the Notes of the applicable series called for redemption or purchase are being redeemed or purchased;

(h) the CUSIP, ISIN, Common Code or similar number, if any, printed on the Notes of the applicable series being redeemed or purchased and that no representation is made as to the correctness or accuracy of any such CUSIP, ISIN, Common Code or similar number that is listed in such notice or printed on the Notes; and

(i) any condition to such redemption or purchase.

In addition, any notice of redemption or purchase may include additional information, including any information pursuant to Section 3.07(e) hereof.

At the Issuer’s request, the Trustee shall give the notice of redemption or purchase in the Issuer’s name and at its expense; provided that the Issuer shall have delivered to the Trustee, at least two Business Days, in the case of Global Notes, or five Business Days, in the case of Definitive Notes, before notice of redemption or purchase is required to be delivered electronically, mailed or caused to be mailed to Holders pursuant to this Section 3.03 (unless a shorter notice shall be agreed to by the Trustee), an Officer’s Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in the preceding paragraph.

If the Notes are listed on an exchange, for so long as the Notes are so listed and the rules of such exchange so require, the Issuer shall notify the exchange of any such redemption or purchase and, if applicable, of the principal amount of any Notes outstanding following any partial redemption or purchase of Notes.

Section 3.04. Effect of Notice of Redemption or Purchase. A notice of redemption or purchase, if delivered electronically, mailed or caused to be mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver such notice or any defect in the notice to the Holder of any Note of the applicable series designated for redemption or purchase in whole or in part shall not affect the validity of the proceedings for the redemption or purchase of any other Note. Notes of a series or portions of Notes of a series called for redemption or purchase shall become due and payable on the Redemption Date, subject to satisfaction or waiver of any conditions specified in the notice. Subject to Section 3.05 hereof, on and after the Redemption Date, unless the Issuers default in the payment of the redemption or purchase price, interest shall cease to accrue on the Notes of such series called for redemption or purchase.

Section 3.05. Deposit of Redemption Price.

(a) Prior to noon (New York City time) on the Redemption Date, the Issuer shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption price of and accrued and unpaid interest on all Notes of the applicable series to be redeemed on that Redemption Date. The Trustee or the Paying Agent shall promptly return to the Issuer any money deposited with the Trustee or the Paying Agent by the Issuer in excess of the amounts necessary to pay the redemption price of, and accrued and unpaid interest on, all Notes of the applicable series to be redeemed.

(b) If the Issuer complies with the provisions of the preceding clause (a), on and after the Redemption Date, unless the Issuers default in the payment of the redemption price and subject to the satisfaction or waiver of any conditions set forth in the applicable notice of redemption, interest shall cease to accrue on the Notes of the applicable series called for redemption. If a Note of the applicable series is redeemed on or after an applicable Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date in accordance with Applicable Procedures. If any Note of the applicable series called for redemption shall not be so paid upon surrender for redemption because of the failure of the Issuer to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date not paid on such unpaid principal, in each case at the rate provided in the Notes of the applicable series and in Section 4.01 hereof.

Section 3.06. Notes Redeemed in Part. Upon surrender of a Definitive Note of the applicable series that is redeemed in part, the Issuers shall issue and the Trustee shall authenticate for the Holder, at the expense of the Issuers, a new Note of such series equal in principal amount to the unredeemed portion of the Note surrendered representing the same indebtedness to the extent not redeemed; provided that each new Note of such series will be in a minimum principal amount of $2,000 and any integral multiple of $1,000 in excess thereof. It is understood that, notwithstanding anything to the contrary in this Indenture, only an Authentication Order and an Officer’s Certificate and not an Opinion of Counsel are required for the Trustee to authenticate such new Note.

Section 3.07. Optional Redemption.

(a) Except as set forth in clauses (b) and (d) of this Section 3.07, the Notes will not be redeemable at the Issuer’s option prior to the applicable Par Call Date.

(b) Prior to the applicable Par Call Date, the Issuer may, at its option, at any time and from time to time, redeem the Notes of the applicable series, in whole or in part, upon notice in accordance with Section 3.03 hereof, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (A) (1) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming such Notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (2) interest accrued to, but excluding, the Redemption Date, and (B) 100.0% of the principal amount of the Notes redeemed, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the Notes on the relevant Interest Payment Date falling prior to or on the Redemption Date.

(c) On or after the applicable Par Call Date, the Issuer may, at its option, at any time and from time to time, redeem the Notes of the applicable series, in whole or in part, upon notice in accordance with Section 3.03 hereof, at a redemption price equal to 100% of the principal amount of such Notes being redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date.

(d) Notwithstanding the foregoing, in connection with any Change of Control Offer or Alternate Offer for the Notes of a series, if Holders of not less than 90% in aggregate principal amount of the then outstanding Notes of such series validly tender and do not validly withdraw such Notes in such offer and the Issuer, or any third party making such offer in lieu of the Issuer, purchases all of the Notes of such series validly tendered and not validly withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 days nor more than 60 days’ prior notice, given not more than 60 days following such purchase date, to redeem all Notes of such series that remain outstanding following such purchase at a price in cash equal to 101% of the aggregate principal amount of the Notes of such series repurchased plus, to the extent not included in the offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date, subject to the right of Holders of record of Notes of such series on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date. In determining whether the Holders of at least 90% of the aggregate principal amount of the then outstanding Notes of a series have validly tendered and not validly withdrawn Notes in a Change of Control Offer or Alternate Offer, as applicable, Notes of such series owned by an Affiliate of the Issuer or by funds controlled or managed by any Affiliate of the Issuer, or any successor thereof, or any Debt Fund Affiliate, shall be deemed to be outstanding for the purposes of such Change of Control Offer or Alternate Offer, as applicable.

(e) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof. Notice of any redemption or offer to purchase, whether in connection with an equity offering, Change of Control, Alternate Offer or other transaction or event or otherwise, may, at the Issuer’s (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) discretion, be given prior to the completion or occurrence thereof, and any such redemption, offer to purchase or notice may, at the Issuer’s (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) discretion, be subject to one or more conditions precedent (including conditions precedent applicable to different amounts of Notes redeemed), including, but not limited to, completion or occurrence of the related equity offering, Change of Control, Alternate Offer or other transaction or event, as the case may be. In addition, if such redemption or offer to purchase is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) discretion, the redemption or repurchase date may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was sent) as any or all such conditions shall be satisfied (or waived by the Issuer (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) in its sole discretion), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) in its sole discretion) by the redemption or purchase date, or by the redemption or purchase date so delayed, or that such notice or offer may be rescinded at any time in the Issuer’s (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) sole discretion. For the avoidance of doubt, if any redemption or repurchase date shall be delayed pursuant to this Section 3.07 and the terms of the applicable notice of redemption or repurchase, such redemption or repurchase date as so delayed may occur at any time after the original redemption or repurchase date set forth in the applicable notice of redemption or repurchase and after the satisfaction of any applicable conditions precedent, including, without limitation, on a date that is less than 10 days after the original redemption or repurchase date or the redemption or repurchase date so delayed and more than 60 days after the date of the applicable notice of redemption or repurchase. In addition, the Issuer may provide in such notice or offer to purchase that payment of the redemption or purchase price and performance of the Issuer’s obligations with respect to such redemption or offer to purchase may be performed by another Person.

(f) The Issuers, Holdings, their direct and indirect equityholders, including the Investors, any of their Subsidiaries and their respective Affiliates and members of management may acquire the Notes by means other than a redemption pursuant to this Article 3, whether by tender offer, open market purchases, negotiated transactions or otherwise.

(g) The Trustee shall have no duty to calculate or verify the calculation of the redemption price.

Section 3.08. [Reserved]

Section 3.09. Mandatory Redemption. The Issuer shall not be required to make any mandatory redemption or sinking fund payment with respect to the Notes.

ARTICLE 4

COVENANTS

Section 4.01. Payment of Notes. The Issuers shall pay or cause to be paid the principal of, premium, if any, and interest on the Notes on the dates and in the manner provided in the Notes and this Indenture. Principal, premium, if any, and interest shall be considered paid on the date due if the Paying Agent, if other than an Issuer or a Guarantor or an Affiliate of the Issuers or a Guarantor, holds as of noon (New York City time) on the due date, money deposited by the Issuers in immediately available funds and designated for and sufficient to pay all principal, premium, if any, and interest then due.

The Paying Agent shall not be obliged to make any payment until such time as it has received sufficient funds in order to make such payment.

The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal at the rate equal to the then applicable interest rate on the Notes to the extent lawful; the Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace period) at the same rate to the extent lawful.

Section 4.02. Maintenance of Office or Agency. The Issuers shall maintain the offices or agencies (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or Transfer Agent) required under Section 2.03 hereof where Notes may be surrendered for registration of transfer or for exchange or presented for payment and where notices and demands to or upon the Issuers in respect of the Notes and this Indenture may be served. The Issuers shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Issuers shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee; provided that no office of the Trustee shall be an office or agency of the Issuers for the purpose of effecting service of legal process against any Issuer or any Guarantor.

The Issuers may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided that no such designation or rescission shall in any manner relieve the Issuers of their obligation to maintain such offices or agencies as required by Section 2.03 hereof for such purposes. The Issuers shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Issuers hereby designate the Corporate Trust Office of the Trustee as such offices or agencies of the Issuers in accordance with Section 2.03 hereof.

Section 4.03. Reports and Other Information.

(a) So long as any Notes are outstanding, the Issuer shall have its annual consolidated financial statements audited by a nationally recognized firm of independent auditors. In addition, after the Issue Date, so long as any Notes are outstanding, the Issuer shall furnish to the Holders of the Notes the following reports:

(1) (x) all annual and year-to-date interim period (ended at the applicable quarter or semi-annual period end, except for the fourth quarter) financial statements consistent with those included in the Offering Memorandum, plus a “Management’s Discussion and Analysis of Financial Condition and Results of Operations”; and (y) with respect to the annual financial statements only, a report on the annual financial statements by the Issuer’s independent registered public accounting firm; and

(2) substantially the same information that would be required to be contained in filings with the SEC on Form 8-K under Items 1.01, 1.02, 1.03, 2.01 (only with respect to acquisitions that are “significant” at the 20% or greater level pursuant to clauses (1)(i) and (1)(ii) of the definition of “Significant Subsidiary” under Rule 1-02 of Regulation S-X only), 4.01, 4.02(a) and (b), 5.01 and 5.02(b) (with respect to the principal executive officer, president, principal financial officer and principal operating officer only) and (c) (with respect to the principal executive officer, president, principal financial officer and principal operating officer only and other than with respect to information otherwise required or contemplated by subclause (3) of such Item or by Item 402 of Regulation S-K) as in effect on the Issue Date if the Issuer were required to file such reports;

provided, however, that (A) no such report shall be required to include as an exhibit, or to include a summary of the terms of, any employment or compensatory arrangement, agreement, plan or understanding between the Issuer (or any of its direct or indirect parent entities or its Subsidiaries) and any director, manager or officer, of the Issuer (or any of its direct or indirect parent entities or its Subsidiaries), (B) the Issuer shall not be required to make available any information regarding the occurrence of any of the events set forth in clause (2) above if the Issuer determines in its good faith judgment that the event that would otherwise be required to be disclosed is not material to the Holders of the Notes or the business, assets, operations, financial positions or prospects of the Issuer and its Restricted Subsidiaries taken as a whole, (C) no such report will be required to comply with Regulation G under the Exchange Act or Item 10(e) of Regulation S-K with respect to any “non-GAAP” financial information contained therein, (D) no such report shall be required to comply with Regulation S-X including, without limitation, Rules 3-03(e), 3-05, 3-09, 3-10, 3-16, 13-01, 13-02 or Article 11 thereof (or any successor or similar rules), (E) no such report shall be required to provide any information that is not otherwise similar to information currently included (including information incorporated by reference) in the Offering Memorandum, (F) in no event shall such reports be required to include as an exhibit copies of any agreements, financial statements or other items that would be required to be filed as exhibits under the SEC rules, (G) trade secrets and other information that could cause competitive harm to the Issuer and its Restricted Subsidiaries may be excluded from any disclosures, (H) such financial statements or information shall not be required to contain any “segment reporting” and (I) such financial statements and information may, at the election of the Issuer, be prepared in accordance with U.S. GAAP or IFRS.

All such annual reports shall be furnished within 120 days after the end of the fiscal year to which they relate; all such quarterly reports shall be furnished within 60 days after the end of the fiscal quarter to which they relate; and all such current reports shall be furnished within 15 days of the due date specified in the SEC’s rules and regulations for reporting companies under the Exchange Act. Notwithstanding the foregoing, any annual reports or quarterly reports may be furnished on or prior to the due date applicable to the Issuer or any parent entity of the Issuer pursuant to the SEC’s rules and regulations under the Exchange Act, if later than a date provided in the preceding sentence.

The Issuer will be deemed to have furnished the reports referred to in subclauses (1) and (2) of this Section 4.03(a) if the Issuer or any parent entity of the Issuer has filed reports containing substantially such information for the time periods otherwise reported by such parent entity to the extent it is an SEC filer (or any such information of a parent entity pursuant to Section 4.03(d) hereof) with the SEC. Notwithstanding anything to the contrary in this Indenture, all required reports, information and documents filed by the Issuer or any parent entity referred to in this paragraph shall be deemed furnished to the Trustee and the Holders at the time such reports, information or documents are publicly filed with the SEC via the SEC’s EDGAR filing system (or any successor system).

If the Issuer or any parent entity of the Issuer does not file reports containing such information with the SEC, then the Issuer shall make available such information and such reports to any Holder of the Notes and to any beneficial owner of the Notes, in each case by posting such information on a password-protected website or online data system which shall require a confidentiality acknowledgment, and shall make such information readily available to any bona fide prospective investor, any securities analyst (to the extent providing analysis of investment in the Notes) or any market maker in the Notes who agrees to treat such information as confidential; provided that the Issuer shall post such information thereon and make readily available any password or other login information to any such bona fide prospective investor, securities analyst or market maker; provided, however, that the Issuer may deny access to any information or reports otherwise to be provided pursuant to this covenant to any such Holder, beneficial owner, bona fide prospective investor, securities analyst or market maker that is a competitor or to the extent that the Issuer determines in its sole discretion that the provision of such information to such Person may be harmful to the Issuer and its Subsidiaries; provided, further, that such Holders, beneficial owners, bona fide prospective investors, securities analysts and market makers shall agree to (A) treat all such reports (and information contained therein) as confidential, (B) not to use such reports (and the information contained therein) for any purpose other than their investment or potential investment in the Notes and (C) not publicly disclose any such reports (and the information contained therein).

(b) To the extent not satisfied by Section 4.03(a) hereof, the Issuer shall furnish to Holders of the Notes, securities analysts and prospective investors upon request the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act, so long as the Notes are not freely transferable under the Securities Act.

(c) If any Subsidiary of the Issuer is an Unrestricted Subsidiary and if any such Unrestricted Subsidiary or group of Unrestricted Subsidiaries, if taken together as one Subsidiary, would constitute a Significant Subsidiary of the Issuer, then the annual and quarterly information required by Section 4.03(a)(1) hereof shall include a presentation of selected financial metrics (in the Issuer’s sole discretion) of such Unrestricted Subsidiaries as a group in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” or other comparable section or accompanying presentation.

(d) Notwithstanding the foregoing, the Issuer may satisfy its obligations under this Section 4.03 by furnishing financial information relating to Holdings or any parent entity of the Issuer as of and for the time periods then reported by such parent entity; provided that if Holdings or such parent entity does not Guarantee the Notes, then the same is accompanied by selected financial metrics that show the differences (in the Issuer’s sole discretion) between the information relating to Holdings or such parent, on the one hand, and the information relating to the Issuer and its Restricted Subsidiaries on a stand-alone basis, on the other hand.

(e) Notwithstanding anything herein to the contrary, the Issuer will not be deemed to have failed to comply with any of its obligations hereunder for purposes of clause (iii) of Section 6.01(a) hereof until 180 days after the receipt of the written notice delivered thereunder.

To the extent any information is not provided within the time periods specified in this Section 4.03 and such information is subsequently provided, the Issuer will be deemed to have satisfied its obligations with respect thereto at such time and any Default with respect thereto shall be deemed to have been cured.

The Trustee shall have no duty to review or analyze any reports furnished or made available to it and the Trustee’s receipt of such reports shall not constitute actual or constructive knowledge of the information contained therein or determinable therefrom, including any Issuer’s compliance with any of its covenants (as to which the Trustee is entitled to conclusively rely on an Officer’s Certificate).

Notwithstanding the foregoing, the Issuer will not be required to disclose any information or take any actions that, in the good faith view of the Issuer, would violate applicable securities laws or the SEC’s “gun-jumping” rules.

Section 4.04. Compliance Certificate.

(a) The Issuer shall deliver to the Trustee, within 120 days after the end of each fiscal year ending after the Issue Date, a certificate from its principal executive officer, principal financial officer or principal accounting officer stating that a review of the activities of the Issuer and its Restricted Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officer with a view to determining whether the Issuer and its Restricted Subsidiaries have kept, observed, performed and fulfilled their respective obligations under this Indenture, and further stating, as to such Officer signing such certificate, that to the best of his or her knowledge, on behalf of the Issuer, the Issuer and its Restricted Subsidiaries have kept, observed, performed and fulfilled in all material respects each and every condition and covenant contained in this Indenture during such fiscal year and no Default has occurred and is continuing with respect to any of the terms, provisions, covenants and conditions of this Indenture (or, if a Default shall have occurred and is continuing, describing all such Defaults of which he or she may have knowledge and what action the Issuer is taking or proposes to take with respect thereto).

(b) When any Default has occurred and is continuing under this Indenture, or if the Trustee or the holder of any other evidence of Indebtedness of the Issuer or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Issuer shall promptly (which shall be no more than 20 Business Days after becoming aware of such Default) deliver to the Trustee by registered or certified mail or by facsimile or electronic transmission an Officer’s Certificate specifying such Default (unless such Default has been cured or waived within such 20-Business Day time period). The Trustee will not be deemed to have knowledge of any Defaults or Events of Default unless written notice of an event, which is in fact a Default, has been delivered to the Trustee at the Corporate Trust Office specified in this Indenture and such notice references the Notes and this Indenture and states that it is a “Notice of Default.”

Section 4.05. Taxes. The Issuer shall pay or discharge, and shall cause each of its Restricted Subsidiaries to pay or discharge, prior to delinquency, all material taxes, lawful assessments, and governmental levies except such as are contested in good faith and by appropriate actions or where the failure to effect such payment or discharge is not adverse in any material respect to the Holders.

Section 4.06. Stay, Extension and Usury Laws. Each Issuer and each of the Guarantors covenant (to the extent that they may lawfully do so) that they shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture and the Notes; and each Issuer and each of the Guarantors (to the extent that they may lawfully do so) hereby expressly waive all benefit or advantage of any such law, and (to the extent that they may lawfully do so) covenant that they shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07. [Reserved].

Section 4.08. [Reserved].

Section 4.09. [Reserved].

Section 4.10. [Reserved].

Section 4.11. [Reserved].

Section 4.12. Liens. (a) Prior to the occurrence of the Collateral Release, the Issuers shall not, and shall not permit any Subsidiary Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien (except Permitted Liens) (each, a “Subject Lien”) that secures Obligations under any Indebtedness or any related guarantee of Indebtedness, on any Collateral, unless (i) such Subject Lien expressly has Junior Lien Priority on the Collateral relative to the Notes and the Guarantees or (ii) such Subject Lien is a Permitted Lien.

(b) From and after the occurrence of the Collateral Release, the Issuers shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create, assume or permit to exist any Lien (except Permitted IG Liens) that secures Obligations under any Indebtedness, on any Principal Property, or upon Capital Stock or Indebtedness of any Restricted Subsidiary that directly owns any Principal Property, now or hereafter acquired, without effectively providing concurrently that the Notes are secured equally and ratably with (or, at the Issuer’s option, on a senior basis to) such Indebtedness, for so long as such Indebtedness shall be so secured.

(c) Notwithstanding the restrictions described above, on and following the Collateral Release Date, the Issuers and their Restricted Subsidiaries may, directly or indirectly, create, assume or permit to exist any Lien that would otherwise be subject to the restrictions set forth in the preceding clause (b) without equally and ratably securing the Notes if, at the time of such creation, assumption or permission, after giving effect thereto and to the retirement of any Indebtedness which is concurrently being retired on a pro forma basis, the aggregate principal amount of outstanding Indebtedness secured by Liens which would otherwise be subject to such restrictions (not including Permitted IG Liens) plus all Attributable Debt of the Issuers and their Restricted Subsidiaries in respect of Sale and Lease-Back Transactions with respect to any Principal Property (not including such transactions described under any of clauses (a) through (g) set forth in Section 4.16 hereof), does not exceed 15% of the Consolidated Net Tangible Assets of the Issuer and its Subsidiaries.

(d) With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness. The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies or increases in the value of property securing Indebtedness.

Section 4.13. Company Existence. Subject to Article 5 hereof, the Issuer shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence, and the corporate, partnership, limited liability company or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Issuer or any such Restricted Subsidiary; provided that the Issuer shall not be required to preserve the corporate, partnership or other existence of its Restricted Subsidiaries, if the Issuer in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Issuer and its Restricted Subsidiaries, taken as a whole. For the avoidance of doubt, the Issuer and its Restricted Subsidiaries will be permitted to change their organizational form.

Section 4.14. Offer to Repurchase Upon Change of Control Triggering Event(a) . (a) If a Change of Control Triggering Event occurs after the Issue Date with respect to the Notes of a series, unless the Issuer has previously or concurrently sent a redemption notice with respect to all the outstanding Notes of such series as described under Section 3.07 hereof, the Issuers shall make an offer to purchase all of the Notes of such series pursuant to the offer described below (the “Change of Control Offer”) at a price in cash (the “Change of Control Payment”) equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to, but excluding, the date of purchase, subject to the right of Holders of record of the Notes of such series on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Change of Control Payment Date (as defined below). Within 60 days following any Change of Control Triggering Event with respect to the Notes of a series, the Issuers will send (or cause to be sent) notice of such Change of Control Offer electronically or by first-class mail, with a copy to the Trustee, to each Holder of Notes of such series to the address of such Holder appearing in the Note Register or otherwise in accordance with the Applicable Procedures with the following information:

(i) that a Change of Control Offer is being made pursuant to this Section 4.14 and that all Notes of such series properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuer;

(ii) the purchase price and the purchase date, which will be no earlier than 10 days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”), except in the case of a conditional Change of Control Offer made in advance of a Change of Control Triggering Event in accordance with Section 4.14(d);

(iii) that any Note of such series not properly tendered will remain outstanding and continue to accrue interest;

(iv) that unless the Issuers default in the payment of the Change of Control Payment, all Notes of such series accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on the Change of Control Payment Date;

(v) that Holders electing to have any Notes of such series purchased pursuant to a Change of Control Offer shall be required to surrender such Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such Notes completed or otherwise in accordance with the Applicable Procedures to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third Business Day preceding the Change of Control Payment Date;

(vi) that Holders whose Notes of such series are being purchased only in part shall be issued new Notes of such series and such new Notes will be equal in principal amount to the unpurchased portion of the Notes of such series surrendered. The unpurchased portion of the Notes of such series must be equal to at least $2,000 or any integral multiple of $1,000 in excess thereof;

(vii) if such notice is delivered prior to the occurrence of a Change of Control Triggering Event with respect to such series, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control Triggering Event with respect to such series and shall describe each such condition, and, if applicable, shall state that, in the Issuer’s discretion, the Change of Control Payment Date may be delayed until such time (including more than 60 days after the notice is sent) as any or all such conditions shall be satisfied or waived, or that such repurchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed, or such notice or offer may be rescinded at any time in the Issuer’s sole discretion if the Issuer determines that any or all of such conditions will not be satisfied or waived;

(viii) any other instructions, as determined by the Issuer, consistent with this Section 4.14 that a Holder of Notes of such series must follow; and

(ix) that Holders shall be entitled to withdraw their tendered Notes of such series and their election to require the Issuers to purchase such Notes of such series; provided that the applicable Paying Agent receives, not later than the close of business on the tenth Business Day prior to the expiration date of the Change of Control Offer, a facsimile transmission or letter setting forth the name of the Holder of the Notes of such series, the principal amount of Notes of such series tendered for purchase, and a statement that such Holder is withdrawing its tendered Notes of such series, or a specified portion thereof, and its election to have such Notes purchased.

While the Notes are in global form and the Issuers make an offer to purchase all of the Notes of the applicable series pursuant to the Change of Control Offer, a Holder of the Notes of the applicable series may exercise its option to elect for the purchase of the Notes of the applicable series or withdraw such election through the facilities of DTC, subject to its rules and regulations.

The notice, if delivered electronically or mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. If (a) the notice is delivered or mailed in a manner herein provided and (b) any Holder fails to receive such notice or a Holder receives such notice but it is defective, such Holder’s failure to receive such notice or such defect shall not affect the validity of the proceedings for the purchase of the Notes as to all other Holders that properly received such notice without defect. The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Indenture, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached their obligations described in this Indenture by virtue thereof. Notwithstanding the foregoing, the Issuers may rely on any no-action letters issued by the SEC indicating that the staff of the SEC will not recommend enforcement action in the event a tender offer satisfies certain conditions.

(b) On the Change of Control Payment Date, the Issuers shall, to the extent permitted by law:

(i) accept for payment all Notes of the applicable series issued by it or portions thereof validly tendered pursuant to the Change of Control Offer;

(ii) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all Notes of the applicable series or portions thereof so tendered and not validly withdrawn; and

(iii) deliver, or cause to be delivered, to the Trustee for cancellation the Notes of the applicable series so accepted together with an Officer’s Certificate to the Trustee stating that such Notes or portions thereof have been tendered to and purchased by the Issuers.

(c) The Issuers shall not be required to make a Change of Control Offer with respect to a series of Notes following a Change of Control Triggering Event if (i) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes of such series validly tendered and not validly withdrawn under such Change of Control Offer or (ii) in connection with or in contemplation of any Change of Control Triggering Event with respect to such series, the Issuers (or any Affiliate of the Issuers) have made an offer to purchase (an “Alternate Offer”) any and all Notes of such series validly tendered at a cash price equal to or higher than the Change of Control Payment and have purchased all Notes of such series properly tendered in accordance with the terms of the Alternate Offer.

(d) Notwithstanding anything to the contrary herein, a Change of Control Offer or Alternate Offer may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer or Alternate Offer.

(e) A Change of Control Offer or Alternate Offer may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of this Indenture, the Notes of the applicable series, the Guarantees relating to such series and/or, to the extent relating to such series, the Security Documents (but the Change of Control Offer and the Alternate Offer may not condition tenders on the delivery of such consents).

(f) Other than as specifically provided in this Section 4.14, any purchase pursuant to this Section 4.14 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 hereof, and references therein to “redeem,” “redemption,” “Redemption Date” and similar words shall be deemed to refer to “purchase,” “repurchase” and “Change of Control Payment Date” and similar words, as applicable.

(g) The provisions of this Section 4.14, including the definition of “Change of Control”, may be waived or modified with the written consent of the Required Holders.

Section 4.15. Limitations on Guarantees of Indebtedness by Restricted Subsidiaries. The Issuer shall not permit any of its Wholly Owned Subsidiaries that are Restricted Subsidiaries (and non-Wholly Owned Subsidiaries if such non-Wholly Owned Subsidiaries guarantee other capital markets debt securities of the Issuers or any Subsidiary Guarantor pursuant to clause (b) below), other than the Co-Issuer, a Subsidiary Guarantor, a Captive Insurance Subsidiary, a Foreign Subsidiary, a FSHCO Subsidiary or a Securitization Subsidiary, to guarantee the payment of (i) the Senior Secured Credit Facilities, (ii) the Existing Notes or (iii) capital market debt securities of the Issuers or any Subsidiary Guarantor in an aggregate principal amount in excess of $720.0 million, unless:

(a) such Restricted Subsidiary within 60 days after the guarantee of such Indebtedness executes and delivers a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto, providing for a Guarantee by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of any Issuer or any Subsidiary Guarantor, if such Indebtedness is by its express terms subordinated in right of payment to the Notes or such Subsidiary Guarantor’s Guarantee, any such guarantee by such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Guarantee substantially to the same extent as such Indebtedness is subordinated to the Notes, and joinders to the Security Documents or new Security Documents, together with any filings and agreements required by the Security Documents to create or perfect the security interests for the benefit of the Holders in the Collateral of such Subsidiary, including all actions (if any) required to be taken with respect to such Restricted Subsidiary in order to satisfy the Collateral and Guarantee Requirement; and

(b) such Restricted Subsidiary waives and shall not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other applicable rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its Guarantee;

provided that this Section 4.15 shall not be applicable to any guarantee of any Restricted Subsidiary that existed at the time such Person became a Restricted Subsidiary and was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary. The Issuer may elect, in its sole discretion, to cause any Subsidiary that is not otherwise required to be a Subsidiary Guarantor to become a Subsidiary Guarantor, in which case such Subsidiary shall not be required to comply with the 60 day period described in clause (a) of this Section 4.15.

Section 4.16. Sale and Lease-Back Transactions. From and after the occurrence of the Collateral Release, the Issuers shall not, and shall not permit any Restricted Subsidiary to, consummate any Sale and Lease-Back Transaction with respect to any Principal Property, unless:

(a) the Sale and Lease-Back Transaction is solely with the Issuers or a Subsidiary;

(b) the lease in such Sale and Lease-Back Transaction is for a period not in excess of three years;

(c) the Sale and Lease-Back Transaction is entered into prior to or within 12 months after the purchase or acquisition, the completion of construction or improvement or the commencement of commercial operation of the Principal Property which is the subject of such Sale and Lease-Back Transaction;

(d) the Sale and Lease-Back Transaction involves property of a Person existing at the time such Person is merged into or consolidated with, or acquired by, the Issuer or a Subsidiary or at the time of a sale, lease or other disposition of the properties of a Person as an entirety or substantially as an entirety to the Issuer or a Subsidiary;

(e) the proceeds of the Sale and Lease-Back Transaction are at least equal to the fair value (as determined by the Board in good faith) of the Principal Property leased pursuant to such Sale and Lease-Back Transaction, so long as within 365 days of the effective date of such Sale and Lease-Back Transaction, the Issuer or such Restricted Subsidiary applies (or irrevocably commits to an escrow account for the purpose or purposes hereinafter mentioned) an amount equal to the greater of (A) net proceeds of such sale, and (B) the Attributable Debt of the Issuer and its Restricted Subsidiaries in respect of such Sale and Lease-Back Transaction to either (x) the purchase, construction or development of other property, or (y) the retirement or repayment (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of any Funded Debt of the Issuer or a Restricted Subsidiary (other than Funded Debt that is subordinated to the Notes) or Preferred Stock of any Subsidiary (other than any such Indebtedness owed to or Preferred Stock owned by the Issuer or any Subsidiary); provided, however, that in lieu of applying an amount equivalent to all or any part of such net proceeds to such retirement or repayment (or committing such an amount to an escrow account for such purpose), the Issuer or any Restricted Subsidiary may deliver to the Trustee outstanding Notes and thereby reduce the amount to be applied pursuant to subclause (y) of this clause (e) by an amount equivalent to the aggregate principal amount of the Notes so delivered;

(f) the Sale and Lease-Back Transaction involves the extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of a lease pursuant to a Sale and Lease-Back Transaction referred to in the foregoing clauses (a) to (e), inclusive; provided, however, that such lease extension, renewal or replacement shall be limited to all or any part of the same property leased under the lease so extended, renewed or replaced (plus improvements to such property);

(g) the Issuer or a Subsidiary could incur Indebtedness secured by a mortgage on the property to be leased without equally and ratably securing the Notes pursuant to Section 4.12 hereof; provided that any Sale and Lease-Back Transaction permitted pursuant to this clause (g) incurred by reference to Section 4.12(c) hereof or to clause (e) of the definition of “Permitted IG Liens” shall reduce capacity pursuant to such provisions by a corresponding amount; or

(h) the Attributable Debt of the Issuer and its Restricted Subsidiaries in respect of such Sale and Lease-Back Transaction and all other Sale and Lease-Back Transactions with respect to any Principal Property (not including any Sale and Lease-Back Transactions described under any of the foregoing clauses (a) through (g)), plus the aggregate principal amount of outstanding Indebtedness secured by Liens then outstanding (not including any such Indebtedness secured by Permitted IG Liens) which do not secure the Notes equally and ratably with (or on a basis senior to) the other Indebtedness secured thereby, would not exceed 15% of the Consolidated Net Tangible Assets of the Issuer and its Subsidiaries.

Section 4.17. Release of Collateral and Guarantees upon Investment Grade Event. If on any date following the Issue Date, (i) an Investment Grade Event occurs and (ii) the Issuer and its Restricted Subsidiaries would be permitted to incur all Liens existing as of such date (after giving effect to the release of the Liens on the Collateral securing the Notes Obligations and the Liens on any other Indebtedness released substantially concurrently) pursuant to Section 4.12(b) hereof (including, without limitation, Permitted IG Liens, but excluding clause (a) of the definition thereof) as if such Liens were incurred on such date, then, beginning on that day (such date, the “Collateral Release Date”), the Guarantees shall be released, the Liens on the Collateral securing the Notes, the Notes Obligations and the Guarantees of the Guarantors shall be released (the “Collateral Release”), and the Issuer and its Restricted Subsidiaries shall not be subject to Section 4.15 hereof or Section 4.18 hereof. Upon the request of the Issuers and after receipt of the Officer’s Certificate required by Sections 13.02(c) and 14.03, the Trustee and Notes Collateral Agent shall execute such documents reasonably requested by the Issuers, at the Issuers’ sole cost and expense, to evidence the Collateral Release. Neither the Trustee nor the Notes Collateral Agent shall have any liability to any person for releases given in reliance on the Officer’s Certificate delivered to it under this Indenture. Neither the Trustee nor the Notes Collateral Agent shall have any duty to monitor the ratings of the Notes, independently determine or verify the Issuers’ determination of the occurrence of a Collateral Release Date or notify Holders of the Notes of any of the foregoing.

Section 4.18. After-Acquired Collateral.

(a) From and after the Issue Date, and subject to the limitations and exceptions set forth under “Collateral and Guarantee Requirements” or in the Security Documents, if any Issuer or any Guarantor acquires any property or rights which are of a type constituting Collateral under any Security Document (excluding, for the avoidance of doubt, any Excluded Assets or assets not required to be Collateral pursuant to this Indenture or the Security Documents), it will be required to execute and deliver such security instruments, financing statements and such certificates as are required under this Indenture or any Security Document to vest in the Notes Collateral Agent a perfected security interest (subject to Permitted Liens) in such after-acquired collateral and to take such actions to add such after-acquired collateral to the Collateral, including satisfying the Collateral and Guarantee Requirement with respect to such after-acquired collateral, and thereupon all provisions of this Indenture and the Security Documents relating to the Collateral shall be deemed to relate to such after-acquired collateral to the same extent and with the same force and effect.

(b) Notwithstanding the foregoing, opinions of counsel will not be required in connection with the addition of new Guarantors by execution of a supplemental indenture in the form of Exhibit D or in connection with such Guarantors entering into the Security Documents or to vest in the Notes Collateral Agent a perfected security interest in such after-acquired collateral.

Section 4.19. Post-Closing Covenant.

Notwithstanding the other provisions in this Indenture, to the extent that the security interests in the Collateral securing the Notes (other than as set forth in the following proviso) are not required to be in place on the Issue Date and will not be perfected on such date, they will be required to be perfected no later than 90 days after the Issue Date or as promptly as reasonably practicable thereafter; provided, however, the perfection of the security interests (1) in the certificated Equity Interests of the Issuer and, to the extent received by the Issuer after use of its commercially reasonable efforts to obtain such certificates, the Issuer’s wholly owned Domestic Subsidiaries will be required to be delivered on the Issue Date (subject to the Pari Passu Intercreditor Agreement) and (2) in other assets with respect to which a Lien may be perfected by the filing of a UCC financing statement (or equivalent), which UCC financing statement (or equivalent) will be required to be filed as of the Issue Date.

ARTICLE 5

SUCCESSORS

Section 5.01. Merger, Consolidation or Sale of All or Substantially All Assets.

(a) The Issuer may not consolidate or merge with or into or wind up into, consummate a Division as the Dividing Person (whether or not the Issuer is the surviving Person), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets, in one or more related transactions, to any Person unless:

(i) (A) the Issuer is the surviving Person or (B) the Person formed by or surviving any such consolidation, amalgamation, merger or winding up or Division (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made (such Person being herein called the “Successor Company”), (1) expressly assumes all of the obligations of the Issuer under this Indenture, the Notes and the applicable Security Documents, pursuant to supplemental indentures or other applicable documents or instruments and (2) is a Person organized or existing under the laws of the jurisdiction of organization of the Issuer or the laws of the United States, any state thereof, the District of Columbia, or any territory thereof;

(ii) immediately after such transaction, no Event of Default described under clauses (i), (ii) or (vi) of Section 6.01(a) exists;

(iii) the Issuer or, if applicable, the Successor Company shall have delivered to the Trustee an Officer’s Certificate and, in circumstances involving a supplemental indenture, an Opinion of Counsel, each, as applicable, stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with this Indenture; and

(iv) prior to the Collateral Release Date, to the extent any assets of the Person which is merged, consolidated or amalgamated with or into the Issuer are assets of the type which would constitute Collateral under the Security Documents, the Issuer or the Successor Company, as applicable, will take such action, if any, as may be reasonably necessary to cause such property and assets to be made subject to the Lien of the applicable Security Documents in the manner and to the extent required in this Indenture or the applicable Security Documents and shall take all reasonably necessary action so that such Lien is perfected to the extent required by the applicable Security Documents.

(b) The Successor Company shall succeed to, and be substituted for, the Issuer under this Indenture and the Notes and the Issuer will automatically be released and discharged from its obligations under this Indenture and the Notes.

(c) Notwithstanding clause (ii) of Section 5.01(a) hereof:

(i) the Issuer may consolidate or amalgamate with or merge with or into or wind up into, consummate a Division as the Dividing Person or sell, assign, transfer, lease, convey or otherwise dispose all or part of its properties and assets to the Co-Issuer or a Subsidiary Guarantor;

(ii) any Restricted Subsidiary may consolidate or amalgamate with or merge with or into or wind up into, consummate a Division as the Dividing Person or sell, assign, transfer, lease, convey or otherwise dispose all or part of its properties and assets to the Issuer, the Co-Issuer or a Subsidiary Guarantor; and

(iii) the Issuer may consolidate or amalgamate with or merge with or into or wind up into, consummate a Division as the Dividing Person or sell, assign, transfer, lease, convey or otherwise dispose all or part of its properties and assets to an Affiliate of the Issuer solely for the purpose of reorganizing the Issuer in the United States, any state thereof, the District of Columbia or any territory thereof so long as the amount of Indebtedness of the Issuer and its Restricted Subsidiaries is not increased thereby.

(d) Notwithstanding anything to the contrary in this Section 5.01, the Issuer may contribute Capital Stock of any or all of its Subsidiaries to the Co-Issuer or any Subsidiary Guarantor.

(e) Notwithstanding the foregoing, Section 5.01(a) will not apply with respect to the sale, assignment, transfer, lease, conveyance or other disposition of substantially all property or assets of the Issuer if such sale, assignment, transfer, lease, conveyance or other disposition also constitutes a Change of Control Triggering Event for which a Change of Control Offer is made to Holders pursuant to Section 4.14 hereof.

Section 5.02. Successor Person Substituted. Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the assets of the Issuer, in each case in accordance with Section 5.01(a) hereof, the Successor Company shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, lease, conveyance or other disposition, the provisions of this Indenture referring to the Issuer shall refer instead to the Successor Company, and not to the Issuer), and may exercise every right and power of the Issuer under this Indenture with the same effect as if such Successor Company had been named as the Issuer herein; provided that the predecessor Issuer shall not be relieved from the obligation to pay the principal of and interest on the Notes, except in the case of a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Issuer’s assets that meets the requirements of Section 5.01 hereof.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01. Events of Default.

(a) An “Event of Default,” wherever used herein, means any one of the following events with respect to the Notes of a series:

(i) default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the Notes of such series;

(ii) default for 30 days or more in the payment when due of interest on or with respect to the Notes of such series;

(iii) subject to Section 4.03(e) hereof, failure by any Issuer or any Guarantor for 90 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes of the applicable series to comply with any of its obligations, covenants or agreements (other than a default referred to in clause (i) or (ii) above) contained in this Indenture or the Notes of such series;

(iv) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any of its Restricted Subsidiaries or the payment of which is guaranteed by the Issuer or any of its Restricted Subsidiaries, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the Notes, if both:

(A) such default either results from the failure to pay any principal of such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity; and

(B) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate the greater of (1) $1,500.0 million (or its foreign currency equivalent) and (2) 40.0% of LTM EBITDA or more outstanding;

(v) failure by the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary) to pay final judgments aggregating in excess of the greater of (1) $1,500.0 million and (2) 40.0% of LTM EBITDA (net of amounts covered by insurance policies issued by reputable insurance companies), which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

(vi) the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary), pursuant to or within the meaning of any Bankruptcy Law:

(A) commences proceedings to be adjudicated bankrupt or insolvent;

(B) consents to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Bankruptcy Law;

(C) consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) generally is not paying its debts as they become due;

(vii) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary), in a proceeding in which the Issuer or any such Subsidiary or such group of Restricted Subsidiaries is to be adjudicated bankrupt or insolvent;

(B) appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest consolidated financial statements the Issuer for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary), or for all or substantially all of the property of the Issuer or any such Significant Subsidiary or such group of Restricted Subsidiaries; or

(C) orders the liquidation of the Issuer or any Significant Subsidiary (or any group of Restricted Subsidiaries that together (as of the latest consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary);

and the order or decree remains unstayed and in effect for 60 consecutive days;

(viii) the Guarantee with respect to such series of Notes of any Subsidiary Guarantor that is a Significant Subsidiary (or any group of Subsidiary Guarantors that together (as of the latest consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary) shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Issuer or any Subsidiary Guarantor that is a Significant Subsidiary (or the responsible officers of any group of Subsidiary Guarantors that together (as of the latest consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary), as the case may be, denies in writing that it has any further liability under its Guarantee with respect to such series of Notes or gives written notice to such effect, other than by reason of the termination of this Indenture with respect to such series of Notes or the release of any such Guarantee with respect to such series of Notes in accordance with this Indenture;

(ix) (A) the Liens created by the Security Documents securing the Notes of such series shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (unless perfection is not required by this Indenture or the Security Documents) other than (1) in accordance with the terms of the relevant Security Document and this Indenture, (2) the satisfaction in full of all Obligations under this Indenture with respect to such series or (3) any loss of perfection that results from the failure of the Notes Collateral Agent or other applicable Collateral Agent to maintain possession of certificates delivered to it representing securities pledged under the Security Documents and (B) such default continues for 30 days after receipt of written notice given by the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes of the applicable series; and

(x) any Issuer or any Subsidiary Guarantor that is a Significant Subsidiary (or any group of Subsidiary Guarantors that together (as of the latest consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03 hereof) would constitute a Significant Subsidiary) shall assert, in any pleading in any court of competent jurisdiction, that any security interest in any Security Document is invalid or unenforceable (other than by reason of the satisfaction in full of all obligations under this Indenture with respect to such series and discharge of this Indenture with respect to such series, the release of the Guarantee of such Subsidiary Guarantor with respect to such series in accordance with the terms of this Indenture or the release of such security interest with respect to such series in accordance with the terms of this Indenture and the Security Documents).

(b) In the event of any Event of Default specified in clauses (iii), (iv), (v), (viii), (ix) or (x) of Section 6.01(a) hereof, such Event of Default and all consequences thereof (excluding any resulting payment default, other than as a result of acceleration of the Notes) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if after such Event of Default arose:

(i) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged;

(ii) the requisite number of holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default; or

(iii) the default that is the basis for such Event of Default has been cured.

Section 6.02. Acceleration. If any Event of Default (other than an Event of Default of the type specified in clause (vi) or (vii) of Section 6.01(a) hereof) with respect to the Notes of a series occurs and is continuing under this Indenture, the Trustee or the Holders of not less than 30% in aggregate principal amount of the then outstanding Notes of the applicable series may, by notice to the Issuer and the Trustee (if given by Holders), in either case specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration,” declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding Notes of the applicable series to be due and payable immediately; provided that no such declaration may be made with respect to any action taken, and reported publicly or to Holders, more than two years prior to such declaration.

Upon the effectiveness of such declaration, to accelerate the Notes of the applicable series, such principal of and premium, if any, and interest will be due and payable immediately.

Notwithstanding the foregoing, in the case of an Event of Default arising under clause (vi) or (vii) of Section 6.01(a) hereof, all outstanding Notes of the applicable series will become due and payable without further action or notice. The Trustee may withhold from the Holders of Notes of the applicable series notice of any continuing Default with respect to such series, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

Section 6.03. Other Remedies. If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium, if any, and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04. Waiver of Past Defaults. The Required Holders, by notice to the Trustee (with a copy to the Issuer; provided that any waiver or rescission under this Section 6.04 shall be valid and binding notwithstanding the failure to provide a copy of such notice to the Issuer) may on behalf of the Holders of all of the Notes waive any existing Default and its consequences under this Indenture and the Security Documents (including in connection with a Change of Control Offer or an Alternate Offer) and rescind any acceleration with respect to the Notes and its consequences under this Indenture and the Security Documents (except if such rescission would conflict with any judgment of a court of competent jurisdiction and except a continuing Default in the payment of interest on, premium, if any, or the principal of, any Note of the applicable series held by a non-consenting Holder). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture and the Security Documents; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

Section 6.05. Control by Majority. Subject to Section 7.01(e) hereof, the Required Holders may direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee or the Notes Collateral Agent or of exercising any trust or power conferred on the Trustee or the Notes Collateral Agent, and the Trustee or the Notes Collateral Agent, as applicable, may take any other action deemed proper by the Trustee or the Notes Collateral Agent that is not inconsistent with such direction. The Trustee or the Notes Collateral Agent, as applicable, however, may refuse to follow any direction that conflicts with law or this Indenture or that the Trustee or the Notes Collateral Agent, as applicable, determines is unduly prejudicial to the rights of any other Holder or that would involve the Trustee or the Notes Collateral Agent, as applicable, in personal liability, and may take any other action that is not inconsistent with any such direction received from Holders of the Notes (it being understood that neither the Trustee nor the Notes Collateral Agent has an affirmative duty to determine whether any action is prejudicial to any Holder).

Section 6.06. Limitation on Suits. Except to enforce the right to receive payment of principal, premium (if any) or interest when due on or after the respective due dates expressed in an outstanding Note, no Holder of a Note of such series may pursue any remedy with respect to this Indenture or the Notes of such series unless:

(a) such Holder has previously given the Trustee written notice that an Event of Default with respect to the Notes of such series is continuing;

(b) the Holders of Notes, comprising at least 30% in the aggregate principal amount of the then outstanding Notes have requested in writing the Trustee to pursue the remedy;

(c) Holders of the Notes of the applicable series have offered, and if requested, provided to the Trustee security or indemnity satisfactory to it against any loss, liability or expense;

(d) the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(e) the Required Holders have not given the Trustee a direction inconsistent with such written request within such 60-day period.

Section 6.07. Right of Holders to Sue for Payment. Notwithstanding any other provision of this Indenture, the contractual right expressly set forth in this Indenture or the Notes of any Holder of a Note to bring suit for the enforcement of any payment on or with respect to such Holder’s Notes on or after the respective due dates expressed in this Indenture or the Notes, shall not be amended without the consent of such Holder.

Section 6.08. Collection Suit by Trustee. If an Event of Default specified in Section 6.01(a)(i) or (ii) hereof occurs and is continuing, the Trustee is authorized to recover judgment in its own name and as trustee of an express trust against the Issuer for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal, if applicable, and, to the extent lawful, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

Section 6.09. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Issuer, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

Section 6.10. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in Section 2.07 hereof, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12. Trustee May File Proofs of Claim. The Trustee is authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel), the Notes Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Notes Collateral Agent, its agents and counsel) and the Holders allowed in any judicial proceedings relative to the Issuers or any other obligor upon the Notes (including the Guarantors), their creditors or their property and shall be entitled and empowered to participate as a member in any official committee of creditors appointed in such matter and to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.06 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, the Notes Collateral Agent, their agents and counsel, and any other amounts due the Trustee or Notes Collateral Agent under Section 7.06 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.13. Priorities. Subject to the Pari Passu Intercreditor Agreement, if the Trustee collects any money or property pursuant to this Article 6, including upon exercise of remedies in respect of the Collateral, it shall pay out the money or property in the following order:

(a) FIRST, to the Trustee, the Notes Collateral Agent and the Agents, in each case, and their respective agents and attorneys for amounts due under Section 7.06 hereof, including payment of all compensation, expenses and liabilities incurred, and all advances made, by the Trustee, the Notes Collateral Agent and such Agent and the costs and expenses of collection;

(b) SECOND, to Holders for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, and interest, respectively; and

(c) THIRD, to the Issuer or to such party as a court of competent jurisdiction shall direct including a Guarantor, if applicable.

The Trustee may fix a record date and payment date for any payment to Holders pursuant to this Section 6.13.

Section 6.14. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as a Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees and expenses, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.14 does not apply to a suit by the Trustee, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10.0% in principal amount of the then outstanding Notes.

Section 6.15. Underlying Cure. Any Default or Event of Default resulting from the failure to deliver a notice, report or certificate under this Indenture shall cease to exist and be cured in all respects if the underlying Default or Event of Default giving rise to such notice, report or certificate requirement shall have ceased to exist and/or be cured (including pursuant to this paragraph). For the avoidance of doubt, each of the parties hereto agree that any court of competent jurisdiction may (x) extend or stay any grace period set forth in this Indenture prior to when any actual or alleged Default becomes an actual or alleged Event of Default or (y) stay the exercise of remedies by the Trustee or Holders contemplated by this Indenture or otherwise upon the occurrence of an actual or alleged Event of Default, in each case of clauses (x) and (y), in accordance with the requirements of applicable law.

ARTICLE 7

TRUSTEE AND AGENTS

Section 7.01. Duties of Trustee.

(a) If an Event of Default with respect to a series of Notes has occurred and is continuing of which the Trustee has received written notice or which is actually known to a Responsible Officer of the Trustee, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(i) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants, duties or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of willful misconduct or gross negligence on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture (but need not investigate or confirm the accuracy of mathematical calculations or other facts stated therein).

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i) this paragraph (c) does not limit the effect of paragraph (b) of this Section 7.01;

(ii) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved in a court of competent jurisdiction that the Trustee was negligent in ascertaining the pertinent facts; and

(iii) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.02, 6.04 or 6.05 hereof.

(d) Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to paragraphs (a), (b) and (c) of this Section 7.01 and Section 7.02(f).

(e) Neither the Trustee nor the Notes Collateral Agent shall be under any obligation to exercise any of its rights or powers under this Indenture at the request or direction of any of the Holders unless the Holders of the Notes of the applicable series have offered and if requested, provided to the Trustee and the Notes Collateral Agent, as applicable, indemnity or security satisfactory to the Trustee and the Notes Collateral Agent, as applicable, against any loss, liability or expense.

(f) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Issuers. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

Section 7.02. Rights of Trustee.

(a) The Trustee may conclusively rely upon any document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuers and Restricted Subsidiaries, personally or by agent or attorney at the sole cost of the Issuers and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b) Before the Trustee acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent or attorney appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Issuer and/or the Co-Issuer, as the case may be, shall be sufficient if signed by an Officer of the Issuer and/or the Co-Issuer, as the case may be.

(f) None of the provisions of this Indenture shall require the Trustee to expend or risk its own funds or otherwise to incur any liability, financial or otherwise, in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers if an indemnity satisfactory to it against such risk or liability is not assured to it.

(g) The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Office, and such notice references the Notes and this Indenture.

(h) In no event shall the Trustee be responsible or liable for special, punitive, indirect, or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action.

(i) The rights, privileges, protections, immunities and benefits given to the Trustee, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, and each Agent, custodian and other Person employed to act hereunder, and the Notes Collateral Agent.

(j) [Reserved].

(k) Delivery of reports, information and documents (including, without limitation, reports contemplated under Section 4.03 hereof) to the Trustee is for informational purposes only and the Trustee’s receipt of such shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s and/or the Co-Issuer’s compliance with any of their covenants hereunder (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(l) The permissive rights of the Trustee to take certain actions under this Indenture shall not be construed as a duty unless so specified herein.

(m) The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond, debenture, note or other paper or document unless requested in writing to do so by the Holders of not less than a majority in principal amount of the Notes at the time outstanding, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Issuer and/or the Co-Issuer, as the case may be, personally or by agent or attorney, at the expense of the Issuer and shall incur no liability of any kind by reason of such inquiry or investigation.

(n) The Trustee may request that the Issuer and/or the Co-Issuer, as the case may be, deliver an Officer’s Certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(o) The Trustee shall not be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; loss or malfunction of utilities, computer (hardware or software) or communication services; strikes or similar labor disputes; and acts of civil or military authorities and governmental action or the unavailability of the Federal Reserve Bank wire or facsimile or other wire communication facility.

(p) The Trustee shall have no duty to inquire as to the performance of the Issuer and/or the Co-Issuer, as the case may be, with respect to the covenants contained in Article 4 or to make any calculation in connection therewith or in connection with any redemption of the Notes. In addition, except as otherwise expressly provided herein, the Trustee shall have no obligation to monitor or verify compliance by any Issuer or any Guarantor with any other obligation or covenant under this Indenture.

(q) The Trustee shall not have any responsibility for the validity, perfection, priority, filing, continuation or enforceability of any Lien or security interest and shall have no obligations to take any action to procure or maintain such validity, perfection, priority, filing, continuation or enforceability (it being understood that such responsibility and obligation are the Issuers’).

(r) The Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

Section 7.03. Individual Rights of Trustee. The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Issuer and/or the Co-Issuer, as the case may be, or any of their Affiliates with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest it must eliminate such conflict within 90 days or resign. Any Agent may do the same with like rights and duties. The Trustee is also subject to Section 7.09 hereof.

Section 7.04. Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture or the Notes, it shall not be accountable for the Issuers’ use of the proceeds from the Notes or any money paid to the Issuer and/or the Co-Issuer, as the case may be, or upon the Issuers’ direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

The Trustee does not assume any responsibility for any failure or delay in performance or any breach by the Issuers or any other Grantor under this Indenture, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, and the Security Documents. The Trustee shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, or in any certificate, report, statement, or other document referred to or provided for in, or received by the Trustee under or in connection with, this Indenture, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, and the Security Documents.

Section 7.05. Notice of Defaults. If a Default occurs and is continuing and if it is known to a Responsible Officer of the Trustee, the Trustee shall deliver to Holders a notice of the Default within 90 days after it occurs, unless such Default shall have been cured or waived, or if discovered after 90 days, promptly thereafter. The Trustee may withhold from the Holders notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

Section 7.06. Compensation and Indemnity. The Issuer shall pay to the Trustee and the Notes Collateral Agent from time to time such compensation for its acceptance of this Indenture and services hereunder as the parties shall agree in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a trustee of an express trust. The Issuer shall reimburse the Trustee and the Notes Collateral Agent promptly upon request for all out-of-pocket disbursements, advances and expenses incurred or made by it in addition to the compensation for its services. Such expenses shall include the reasonable compensation, disbursements and expenses of the Trustee’s and Notes Collateral Agent’s agents and counsel.

The Issuer and the Guarantors, jointly and severally, shall indemnify the Trustee, the Notes Collateral Agent and their officers, directors, employees, agents and any predecessor trustee and its officers, directors, employees and agents for, and hold each of the Trustee and Notes Collateral Agent harmless against, any and all loss, damage, claims, liability or expense (including reasonable attorneys’ fees and expenses) incurred by it in connection with the acceptance or administration of this trust and the performance of its duties hereunder (including the reasonable costs and expenses of enforcing this Indenture, the Notes, the Guarantees and the Security Documents against the Issuer or any of the Guarantors (including this Section 7.06) or defending itself against any claim whether asserted by any Holder, any Issuer, any Guarantor or any other Person, or liability in connection with the acceptance, exercise or performance of any of its powers or duties hereunder or thereunder) (but excluding taxes imposed on such Persons in connection with compensation for such administration or performance). The Trustee and Notes Collateral Agent, as applicable, shall notify the Issuer promptly of any claim of which a Responsible Officer has received written notice for which it may seek indemnity. Failure by the Trustee or Notes Collateral Agent, as applicable, to so notify the Issuer shall not relieve the Issuers or the Guarantors of their obligations hereunder. The Issuer shall defend the claim and the Trustee and Notes Collateral Agent may have separate counsel and the Issuer shall pay the reasonable fees and expenses of such counsel. Neither the Issuer nor any Guarantor need reimburse any expense or indemnify against any loss, liability or expense incurred by the Trustee through the Trustee’s or Notes Collateral Agent’s, as the case may be, own willful misconduct or gross negligence as determined by a final order of a court of competent jurisdiction. Neither the Issuer nor any Guarantor need pay for any settlement made without its consent.

The obligations of the Issuer and the Guarantors under this Section 7.06 shall survive the satisfaction and discharge of this Indenture or the earlier resignation or removal of the Trustee or Notes Collateral Agent, as applicable.

To secure the payment obligations of the Issuer and the Guarantors in this Section 7.06, the Trustee shall have a Lien prior to the Notes on all money or property held or collected by the Trustee, except money or property held in trust to pay principal and interest on particular Notes. Such Lien shall survive the satisfaction and discharge of this Indenture.

When the Trustee or Notes Collateral Agent is requested to act upon instructions of one or more Holders, the Trustee and Notes Collateral Agent shall not be required to act in the absence of indemnity against the costs, expenses and liabilities that may be incurred in compliance with such a request.

When the Trustee incurs expenses or renders services after an Event of Default specified in Section 6.01(a)(vi) or Section 6.01(a)(vii) hereof occurs, the expenses and the compensation for the services (including the reasonable fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Law.

Section 7.07. Replacement of Trustee. A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.07. The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Issuer. The Required Holders may remove the Trustee by so notifying the Trustee and the Issuer in writing. The Issuer may remove the Trustee if:

(a) the Trustee fails to comply with Section 7.09 hereof;

(b) the Trustee is adjudged bankrupt or insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Law;

(c) a custodian or public officer takes charge of the Trustee or its property; or

(d) the Trustee becomes incapable of acting.

If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Issuer shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Required Holders may appoint a successor Trustee to replace the successor Trustee appointed by the Issuer.

If a successor Trustee does not take office within 30 days after the retiring Trustee resigns or is removed, the retiring Trustee (at the Issuer’s expense), the Issuer or the Holders of at least 10% in principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.09 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Issuer. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall deliver a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.06 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.07, the Issuer’s obligations under Section 7.06 hereof shall continue for the benefit of the retiring Trustee.

Section 7.08. Successor Trustee by Merger, etc. If the Trustee or Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Trustee or Agent. Any corporation into which the Trustee or any Agent for the time being may be merged or converted shall, on the date when such merger, conversion, consolidation, sale or transfer becomes effective and to the extent permitted by applicable law, be a successor Trustee or Agent under this Indenture without the execution or filing of any paper or any further act on the part of any of the parties to this Indenture. After the effective date all references in this Indenture to that Trustee or Agent shall be deemed to be references to that corporation.

Section 7.09. Eligibility; Disqualification. There shall at all times be a Trustee hereunder that is a corporation organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has, together with its parent, a combined capital and surplus of at least $150,000,000 as set forth in its most recent published annual report of condition.

Section 7.10. Security Documents; Intercreditor Agreements. By their acceptance of the Notes, the Holders hereby authorize and direct the Trustee and the Notes Collateral Agent, as the case may be, to execute and deliver the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, and any other Security Documents in which the Trustee or the Notes Collateral Agent, as applicable, is named as a party, including any Security Documents executed on or after the Issue Date. It is hereby expressly acknowledged and agreed that, in doing so, the Trustee and the Notes Collateral Agent are not responsible for the terms or contents of such agreements, or for the validity or enforceability thereof, or the sufficiency thereof for any purpose. Whether or not so expressly stated therein, in entering into, or taking (or forbearing from) any action under, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, or any other Security Documents, the Trustee and the Notes Collateral Agent each shall have all of the rights, privileges, benefits, immunities, indemnities and other protections granted to it under this Indenture (in addition to those that may be granted to it under the terms of such other agreement or agreements).

Section 7.11. Limitation on Duty of Trustee in Respect of Collateral; Indemnification.

(a) Beyond the exercise of reasonable care in the custody thereof, the Trustee and Notes Collateral Agent shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto and neither the Trustee nor the Notes Collateral Agent shall be responsible for filing any financing or continuation statements or recording any documents or instruments in any public office at any time or times or otherwise perfecting or maintaining the perfection of any security interest in the Collateral. The Notes Collateral Agent shall be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property and shall not be liable or responsible for any loss or diminution in the value of any of the Collateral, by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by the Trustee or Notes Collateral Agent in good faith.

(b) The Trustee and Notes Collateral Agent shall not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of the Issuer to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral (except with respect to certificates actually delivered to the Notes Collateral Agent representing securities pledged under the Security Documents). The Trustee and Notes Collateral Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms of this Indenture, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, or the Security Documents by any Issuer, any Guarantor, the Bank Collateral Agent or the Junior Lien Representative.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance. The Issuers may at their option and at any time, elect to have either Section 8.02 or 8.03 hereof applied to all outstanding Notes of a series and all obligations of the Guarantors with respect to the Guarantees of such series upon compliance with the conditions set forth below in this Article 8. To the extent the Issuers exercise their option to effect Legal Defeasance or Covenant Defeasance, such election may be made with respect to the 2031 Notes only, the 2033 Notes only, or any combination thereof.

Section 8.02. Legal Defeasance and Discharge. Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.02, the Issuers and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations under this Indenture with respect to all outstanding Notes of the applicable series, the related Guarantees and the Security Documents with respect to such series and all Defaults and Events of Default with respect to such series cured on the date the conditions set forth below are satisfied (“Legal Defeasance”). For this purpose, Legal Defeasance means that the Issuers and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes of such series, which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in (a) and (b) below (it being understood that such Notes of such series shall not be deemed outstanding for accounting purposes), and to have satisfied all their other obligations under such Notes of such series, the Security Documents with respect to such series and this Indenture including that of the Guarantors (and the Trustee, on demand of and at the expense of the Issuers, shall execute instruments reasonably requested by the Issuers acknowledging the same) and to have cured all then existing Defaults and Events of Default with respect to such series, except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(a) the rights of Holders of the Notes of such series to receive payments in respect of the principal of, premium, if any, and interest on the Notes of such series when such payments are due solely out of the trust created pursuant to this Indenture referred to in Section 8.04 hereof;

(b) the Issuers’ obligations with respect to Notes concerning issuing temporary Notes, registration of such Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(c) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers’ obligations in connection therewith; and

(d) this Section 8.02.

Subject to compliance with this Article 8, the Issuers may exercise its option under this Section 8.02 with respect to the Notes of a series notwithstanding the prior exercise of its option under Section 8.03 hereof with respect to the Notes of such series.

Section 8.03. Covenant Defeasance. Upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03 with respect to the Notes of a series, the Issuers and the Guarantors shall subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from their obligations under Sections 4.03, 4.04, 4.05, 4.12, 4.13, 4.14, 4.15, 4.16, 4.18 and 4.19 hereof, and clause (ii) of Section 5.01(a)hereof with respect to all outstanding Notes of such series and the related Guarantees, on and after the date the conditions set forth in Section 8.04 hereof are satisfied (“Covenant Defeasance”), and such Notes of such series shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but shall continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes of such series shall not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to all outstanding Notes of such series and the related Guarantees, the Issuers and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof with respect to such series, but, except as specified above, the remainder of this Indenture and the Notes of such series and the Guarantees with respect to such series shall be unaffected thereby. In addition, upon the Issuers’ exercise under Section 8.01 hereof of the option applicable to this Section 8.03 hereof with respect to the Notes of a series, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Section 6.01(a)(iii) (solely with respect to the covenants that are released upon a Covenant Defeasance), 6.01(a)(iv), 6.01(a)(v), 6.01(a)(vi) (solely with respect to Restricted Subsidiaries subject thereto), 6.01(a)(vii) (solely with respect to Restricted Subsidiaries subject thereto), 6.01(a)(viii), 6.01(a)(ix) and 6.01(a)(x) hereof shall not constitute Default or Events of Default with respect to the Notes of such series.

Section 8.04. Conditions to Legal or Covenant Defeasance. The following shall be the conditions to the application of either Section 8.02 or 8.03 hereof to the outstanding Notes of a series:

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the Notes of a series:

(a) the Issuers shall irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of Notes of such series, cash in U.S. dollars, U.S. Government Securities, or a combination thereof, in such amount as will be sufficient, in the opinion of an Independent Financial Advisor, without consideration of any reinvestment to pay the principal of, premium, if any, and interest due on such Notes of such series on the stated maturity date or on the Redemption Date, as the case may be, of such principal, premium, if any, or interest on such Notes of such series and the Issuers must specify whether such Notes of such series are being defeased to maturity or to a particular Redemption Date; provided that upon any redemption prior to the Par Call Date, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the redemption price calculated as of the date of the notice of redemption, with any deficit as of the Redemption Date (any such amount, the “Applicable Premium Deficit”) only required to be deposited with the Trustee on or prior to the Redemption Date. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least one Business Day prior to the date of the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(b) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions:

(i) the Issuers have received from, or there has been published by, the United States Internal Revenue Service a ruling, or

(ii) since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, subject to customary assumptions and exclusions, the beneficial owners of the Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(c) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an Opinion of Counsel confirming that, subject to customary assumptions and exclusions, the beneficial owners of the Notes of such series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(d) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Issuers or any Guarantor is a party or by which any Issuer or any Guarantor is bound (other than that resulting from any borrowing of funds to be applied to make the deposit required to effect such Legal Defeasance or Covenant Defeasance and any similar and simultaneous deposit relating to other Indebtedness, and, in each case, the granting of Liens in connection therewith);

(e) the Issuers shall have delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Issuers with the intent of defeating, hindering, delaying or defrauding any creditors of any Issuer or any Guarantor or others; and

(f) the Issuers shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Section 8.05. Deposited Money and U.S. Government Securities to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06 hereof, all money and U.S. Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding

Notes of a series shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes of such series and this Indenture, to the payment, either directly or through any Paying Agent (including an Issuer or a Guarantor acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of such series of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Issuers shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or U.S. Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes of the applicable series and the related Guarantees.

Anything in this Article 8 to the contrary notwithstanding, the Trustee shall deliver or pay to the Issuers from time to time upon the request of the Issuers any money or U.S. Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(a) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06. Repayment to Issuer. Subject to any applicable abandoned property law, any money deposited with the Trustee or any Paying Agent, or then held by an Issuer, in trust for the payment of the principal of, premium, if any, or interest on any Note and remaining unclaimed for two years after such principal, and premium, if any, or interest has become due and payable shall be paid to such Issuer on its request or (if then held by such Issuer) shall be discharged from such trust; and the Holder of such Note shall thereafter look only to such Issuer for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of such Issuer as trustee thereof, shall thereupon cease.

Section 8.07. Reinstatement. If the Trustee or Paying Agent is unable to apply any United States dollars or U.S. Government Securities in accordance with Section 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Issuers’ and the Guarantors’ obligations under this Indenture and the Notes of the applicable series and the Guarantees with respect to such series shall be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03 hereof, as the case may be; provided that if the Issuers make any payment of principal of, premium, if any, or interest on any Notes of such series following the reinstatement of its obligations, the Issuers shall be subrogated to the rights of the Holders of such Notes of such series to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01. Without Consent of Holders. Notwithstanding Section 9.02 hereof, the Issuers, any Guarantor (with respect to a Guarantee, this Indenture or the Security Documents to which it is a party), the Trustee and/or the Notes Collateral Agent (and any other Agents party thereto (to the extent applicable)), as the case may be, may amend or supplement this Indenture, the Notes, any Guarantee or the Security Documents without the consent of any Holder:

(a) to cure any ambiguity, omission, mistake, defect or inconsistency;

(b) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(c) to comply with Section 5.01 hereof;

(d) to provide for the assumption of the Issuer’s, the Co-Issuer’s or any Guarantor’s obligations to the Holders;

(e) to make any change that would provide any additional rights or benefits to the Holders or that does not materially adversely affect the legal rights under this Indenture of any such Holder;

(f) to add or modify covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuers or any Guarantor;

(g) to provide for the issuance of Additional Notes in accordance with the terms of this Indenture;

(h) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee, a successor Notes Collateral Agent or a successor Paying Agent (or any other applicable agent) hereunder pursuant to the requirements hereof;

(i) to add an obligor or a Guarantor under this Indenture (including designation of a Guarantor as “Holdings” under this Indenture pursuant to a New Holdings Designation);

(j) to conform the text of this Indenture, the Notes, any Guarantees or the Security Documents to any provision of the “Description of Notes” section of the Offering Memorandum;

(k) to make any amendment to the provisions of this Indenture relating to the transfer and legending of Notes as permitted by this Indenture, including, without limitation to facilitate the issuance and administration of the Notes; provided, however, that such amendment does not materially and adversely affect the rights of Holders of Notes to transfer Notes;

(l) to release any Guarantor from its Guarantee pursuant to this Indenture when permitted or required by this Indenture;

(m) to release and discharge any Lien securing the Notes when permitted or required by this Indenture or the Security Documents;

(n) to comply with the rules of any applicable securities depositary;

(o) to mortgage, pledge, hypothecate or grant any other Lien in favor of the Trustee or the Notes Collateral Agent for the benefit of the Holders, as additional security for the payment and performance of all or any portion of the Notes Obligations, in any property or assets, including any which are required to be mortgaged, pledged or hypothecated, or in which a Lien is required to be granted to or for the benefit of the Trustee or the Notes Collateral Agent pursuant to this Indenture, any of the Security Documents or otherwise;

(p) to add Additional Pari Passu Secured Parties to any Security Documents;

(q) (A) to enter into any intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the Pari Passu Intercreditor Agreement, taken as a whole, or any joinder thereto, (B) to enter into the Junior Lien Intercreditor Agreement or any intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the Junior Lien Intercreditor Agreement, taken as a whole, or any joinder thereto, (C) to enter into the ABL/Fixed Asset Intercreditor Agreement or any intercreditor agreement having substantially similar terms with respect to the Holders as those set forth in the ABL/Fixed Asset Intercreditor Agreement, taken as a whole, or any joinder thereto and (D) to enter into any amendment or supplement to any intercreditor agreement to add other debt representatives as party thereto and to make such other changes to the applicable intercreditor agreement, as in the good faith determination of the Issuer, are required to effectuate the foregoing;

(r) in the case of any Security Document, to include therein any legend required to be set forth therein pursuant to the Pari Passu Intercreditor Agreement or any other intercreditor agreement or to modify any such legend as required by the Pari Passu Intercreditor Agreement or any other intercreditor agreement; and

(s) to provide for the succession of any parties to the Security Documents (and other amendments that are administrative or ministerial in nature) in connection with an amendment, renewal, extension, substitution, refinancing, restructuring, replacement, supplementing or other modification from time to time of the Senior Secured Credit Facilities or any other agreement that is not prohibited by this Indenture.

Upon the request of the Issuer, and upon receipt by the Trustee and the Notes Collateral Agent of the documents described in Section 7.02 hereof (to the extent requested by the Trustee and/or the Notes Collateral Agent and subject to the last sentence of Section 9.05), the Trustee and/or the Notes Collateral Agent shall join with the Issuers and the Guarantors in the execution of any amended or supplemental indenture, security documents or intercreditor agreements authorized or permitted by the terms of this Indenture and the Security Documents and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee and/or the Notes Collateral Agent shall have the right, but not be obligated to, enter into such amended or supplemental indenture, security documents or intercreditor agreements that affect its own rights, duties or immunities under this Indenture, the Security Documents or otherwise. Notwithstanding the foregoing, no Opinion of Counsel or board resolution shall under this Section 9.01 be required in connection with the addition of a Guarantor under this Indenture upon execution and delivery by such Guarantor, the Trustee and the Notes Collateral Agent of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto.

Section 9.02. With Consent of Holders. Except as provided in Section 9.01 and this Section 9.02, the Issuers, the Guarantors, the Trustee and the Notes Collateral Agent may amend or supplement this Indenture, the Notes of a series, the Guarantees relating to such series and the Security Documents with respect to such series with the consent of the Required Holders (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes) and, subject to Sections 6.04 and 6.07 hereof, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes (which shall be considered waived only with respect to Notes held by consenting Holders), except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of this Indenture, any Guarantee relating to a series of Notes, the Notes of such series or the Security Documents may be waived with the consent of the Required Holders (including consents obtained in connection with a purchase of, or tender offer or exchange offer for, the Notes); provided that (x) if any such amendment or waiver will only affect one series of Notes then outstanding under this Indenture, then only the consent of the Required Holders with respect to the Notes of such affected series shall be required and (y) if any such amendment or waiver by its terms will affect a series of Notes in a manner that is different from and materially adverse relative to the manner in which such amendment or waiver affects the other series of Notes, then the consent of the Required Holders with respect to the Notes of such differently and materially adversely affected series shall be required.

Notwithstanding anything in Section 2.09, this Section 9.02, Section 6.01, the definition of “Required Holders” or otherwise in this Indenture to the contrary, for purposes of determining whether the Required Holders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of this Indenture, the Notes of the applicable series, the Guarantees or the Security Documents, in each case to the extent relating to such series, or any departure by the Issuers or any Guarantor therefrom, unless the action in question affects any Affiliated Holder in a disproportionately adverse manner than its effect on the other Holders, or any plan of reorganization pursuant to any applicable bankruptcy, insolvency or similar proceeding, (ii) otherwise acted on any matter related to this Indenture, the Notes of the applicable series, the Security Documents or the Guarantees, in each case to the extent relating to such series, or (iii) directed or required the Trustee, the Notes Collateral Agent or any Holder of Notes of the applicable series to undertake any action (or refrain from taking any action) with respect to or under this Indenture, the Notes of the applicable series, the Security Documents or the Guarantees, in each case to the extent relating to such series, no Affiliated Holder shall have any right to consent (or not consent), otherwise act or direct or require the Trustee, the Notes Collateral Agent or any Holder to take (or refrain from taking) any such action and all Notes held by any Affiliated Holders shall be deemed to be not outstanding for all purposes of calculating whether the Required Holders have taken any actions.

Notwithstanding anything in Section 2.09, this Section 9.02, Section 6.01, the definition of “Required Holders” or otherwise in this Indenture to the contrary, for purposes of determining whether the Required Holders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of this Indenture, the Notes of the applicable series, the Guarantees or the Security Documents, in each case to the extent relating to such series, or any departure by the Issuers or any Guarantor therefrom, (ii) otherwise acted on any matter related to this Indenture, the Notes of the applicable series, the Guarantees or the Security Documents, in each case to the extent relating to such series, or (iii) directed or required the Trustee, the Notes Collateral Agent or any Holder of Notes to undertake any action (or refrain from taking any action) with respect to or under this Indenture, the Notes of the applicable series, the Security Documents or the Guarantees, in each case to the extent relating to such series, all Notes held or beneficially owned by Debt Fund Affiliates may not account for more than 49.9% (pro rata among such Debt Fund Affiliates) of the Notes held by consenting Holders included in determining whether the Required Holders have consented to any action pursuant to this Section 9.02.

In connection with any action under this Indenture, the Notes of the applicable series, the Guarantees or the Security Documents, in each case to the extent relating to such series that requires a determination of whether the Required Holders or any of the Holders, as applicable, have consented to such action or otherwise acted on any matter or directed the Trustee or the Notes Collateral Agent to undertake any action (or refrain from taking any action), the Issuers shall identify the amount of Notes held or beneficially owned by an Affiliated Holder or a Debt Fund Affiliate in an Officer’s Certificate delivered to the Trustee and the Notes Collateral Agent, upon which the Trustee and the Notes Collateral Agent shall be entitled to conclusively rely without investigation. For purposes of determining whether the Trustee and Notes Collateral Agent are entitled to rely on consents, actions or directions of Holders, only those Notes which have been identified to the Trustee in an Officer’s Certificate as being held or beneficially owned by an Affiliated Holder or Debt Fund Affiliate shall be disregarded. In the absence of such Officer’s Certificate, the Trustee and the Notes Collateral Agent shall treat the Affiliated Holder and Debt Fund Affiliate provisions as being inapplicable.

Upon the request of the Issuer, and upon the filing with the Trustee and the Notes Collateral Agent, as applicable, of evidence satisfactory to the Trustee of the consent of the Holders as aforesaid, the Trustee and/or the Notes Collateral Agent shall join with the Issuers and the Guarantors in the execution of such amended or supplemental indenture, security documents or intercreditor agreements unless such amended or supplemental indenture, security documents or intercreditor agreements affect the Trustee’s or the Notes Collateral Agent’s, as applicable, own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee or the Notes Collateral Agent, as applicable, may in its discretion, but shall not be obligated to, enter into such amended or supplemental indenture, security documents or intercreditor agreements.

It shall not be necessary for the consent of the Holders under this Section 9.02 to approve the particular form of any proposed amendment or waiver, but it shall be sufficient if such consent approves the substance thereof.

After an amendment, supplement or waiver under this Section 9.02 becomes effective, the Issuer shall send to the Holders affected thereby (with a copy to the Trustee) a notice briefly describing the amendment, supplement or waiver. Any failure of the Issuer to send such notice, or any defect therein, shall not, however, in any way impair or affect the validity of any such amended or supplemental indenture or waiver.

Without the consent of each affected Holder of Notes (including, for purposes of this paragraph, Notes held or beneficially owned by the Issuers or their Affiliates), an amendment or waiver under this Section 9.02 may not, with respect to any Notes held by a non-consenting Holder:

(a) reduce the principal amount of such Notes whose Holders must consent to an amendment, supplement or waiver;

(b) reduce the principal of or change the fixed final maturity of any such Note or alter or waive the provisions with respect to the redemption of such Notes (other than provisions relating to (i) notice periods (to the extent consistent with applicable requirements of clearing and settlement systems) for redemption and conditions to redemption and (ii) Section 4.14 hereof);

(c) reduce the rate of or change the time for payment of interest on any such Note (other than provisions relating to Section 4.14 hereof);

(d) (A) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on such Notes, except a rescission of acceleration of the Notes by the Required Holders, and a waiver of the payment default that resulted from such acceleration, or (B) waive a Default or Event of Default in respect of a covenant or provision contained in this Indenture, the Notes of such series or any Guarantee relating to such series which cannot be amended or modified without the consent of each affected Holder;

(e) make any such Note payable in money other than that stated therein;

(f) make any change in the provisions of this Indenture relating to waivers of past Defaults;

(g) make any change in these amendment and waiver provisions;

(h) amend the contractual right expressly set forth in this Indenture or the Notes of any Holder to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes on or after the due dates therefor;

(i) make any change to or modify the ranking of such Notes that would adversely affect the Holders; or

(j) except as expressly permitted by this Indenture, modify the Guarantees of any Subsidiary Guarantor that is a Significant Subsidiary, or any group of Subsidiary Guarantors that, taken together (as of the latest consolidated financial statements of the Issuer for a fiscal quarter end provided as required under Section 4.03 hereof), would constitute a Significant Subsidiary, in any manner materially adverse to the Holders of such Notes.

Notwithstanding the foregoing, without the consent of the Holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding, no amendment or waiver may make any change in any Security Document or the provisions in this Indenture dealing with Collateral or application of trust proceeds of the Collateral with the effect of releasing the Liens on all or substantially all of the Collateral which secure the Obligations in respect of the Notes, other than as provided under the terms of this Indenture, the Security Documents or the Pari Passu Intercreditor Agreement.

Section 9.03. Revocation and Effect of Consents. Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. However, any such Holder of a Note or subsequent Holder of a Note may revoke the consent as to its Note if the Trustee receives written notice of revocation before the date the amendment, supplement or waiver becomes effective. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Issuer may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement, or waiver. If a record date is fixed, then, notwithstanding the preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only such Persons, shall be entitled to consent to such amendment, supplement, or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date. No such consent shall be valid or effective for more than 120 days after such record date unless the consent of the requisite number of Holders has been obtained.

Section 9.04. Notation on or Exchange of Notes. The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Issuers in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue a new Note shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.05. Trustee to Sign Amendments, etc. The Trustee and the Notes Collateral Agent shall sign any amendment, supplement or waiver authorized pursuant to this Article 9 if the amendment, supplement or waiver does not adversely affect the rights, duties, liabilities or immunities of the Trustee or the Notes Collateral Agent, as applicable. Except as set forth in the last sentence of this Section 9.05, an Issuer may not sign an amendment, supplement or waiver until the Board of such Issuer approves it. In executing any amendment, supplement or waiver, the Trustee and the Notes Collateral Agent shall be provided with and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 14.03 hereof, an Officer’s Certificate and an Opinion of Counsel each stating that the execution of such amended or supplemental indenture or security documents or intercreditor agreements is authorized or permitted by this Indenture and that such amendment, supplement or waiver is the legal, valid and binding obligation of the Issuers and any Guarantors party thereto, enforceable against them in accordance with its terms, subject to customary exceptions, and complies with the provisions hereof. Notwithstanding the foregoing, no Opinion of Counsel or board resolution under this Section 9.05 shall be required in connection with the additional of a Guarantor under this Indenture upon execution and delivery by such Guarantor, the Trustee and the Notes Collateral Agent of a supplemental indenture to this Indenture, the form of which is attached as Exhibit D hereto.

Section 9.06. Additional Voting Terms; Calculation of Principal Amount.

(a) Except as otherwise provided in Section 9.02 hereof, all Notes issued under this Indenture shall vote and consent together on all matters (as to which any such Notes may vote or consent) as one class. Determinations as to whether Holders of the requisite aggregate principal amount of Notes have concurred in any direction, waiver or consent shall be made in accordance with this Article 9, including Sections 9.02 and 9.06(b) hereof.

(b) Subject to Sections 2.08, 2.09 and 9.02 hereof, with respect to any matter requiring consent, waiver, approval or other action of the Holders of a specified percentage of the principal amount of all the Notes, such percentage shall be calculated, on the relevant date of determination, by dividing (i) the principal amount, as of such date of determination, of Notes, the Holders of which have so consented by (ii) the aggregate principal amount, as of such date of determination, of the Notes then outstanding, in each case, as determined in accordance with the preceding subsection and Sections 2.08, 2.09 and 9.02 of this Indenture. Any such calculation made pursuant to this Section 9.06(b) shall be made by the Issuer and delivered to the Trustee pursuant to an Officer’s Certificate.

Section 9.07. No Impairment of Right of Holders to Receive Payment. For the avoidance of doubt, no amendment to, or deletion of any of the covenants under Article 4 or action taken in compliance with the covenants in effect at the time of such action, shall be deemed to impair or affect any legal rights of any Holders of the Notes to receive payment of principal of or premium, if any, or interest on the Notes or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes.

ARTICLE 10

GUARANTEES

Section 10.01. Guarantee. Subject to this Article 10, each of the Guarantors hereby, jointly and severally, irrevocably and unconditionally, as a primary obligor and not merely as a surety, guarantees, on a senior secured basis, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and Notes Collateral Agent and their successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes or the Obligations of the Issuers hereunder or thereunder, that: (a) the principal of and interest and premium, if any, on the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and interest on the Notes, if any, if lawful, and all other Obligations of the Issuers to the Holders, the Trustee or the Notes Collateral Agent hereunder or under the Notes shall be promptly paid in full, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that same shall be promptly paid in full when due in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. Each Guarantor agrees that this is a guarantee of payment and not a guarantee of collection. All payments under each Guarantee will be made in U.S. dollars.

The Guarantors hereby agree that their obligations hereunder are equivalent to the obligations of a primary obligor and shall be unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Indenture, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Issuers any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor (other than payment in full of all of the Obligations of the Issuers hereunder or under the Notes). Each Guarantor hereby waives, to the fullest extent permitted by law, diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Issuers, any right to require a proceeding first against the Issuers, protest, notice and all demands whatsoever and covenants that this Guarantee shall not be discharged except by full payment of the obligations contained in the Notes and this Indenture or by release in accordance with the provisions of this Indenture.

Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

If any Holder, the Trustee or the Notes Collateral Agent is required by any court or otherwise to return to the Issuers, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Issuers or the Guarantors, any amount paid to the Trustee, the Notes Collateral Agent or such Holder, then this Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Guarantor further agrees that, as between the Guarantors, on the one hand, and the Holders, the Trustee and the Notes Collateral Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article 6 hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Guarantee. The Guarantors shall have the right to seek contribution from any nonpaying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Guarantees. Each Guarantor that makes a payment under its Guarantee shall, to the fullest extent permitted by applicable law, be entitled upon payment in full of all guaranteed obligations under this Indenture to a contribution from each other Guarantor in an amount equal to such other Guarantor’s pro rata portion of such payment based on the respective net assets of all the Guarantors at the time of such payment determined in accordance with GAAP.

Until terminated in accordance with Section 10.06, each Guarantee shall remain in full force and effect and continue to be effective should any petition be filed by or against any Issuer for liquidation or reorganization, should any Issuer become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of any Issuer’s assets, and shall, to the fullest extent permitted by law, continue to be effective or be reinstated, as the case may be, if at any time payment of the Notes is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee on the Notes or Guarantees, whether as a “voidable preference,” “fraudulent transfer” or otherwise, all as though such payment had not been made. In the event that any payment or any part thereof, is rescinded, reduced, restored or returned, the Notes shall, to the fullest extent permitted by law, be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

In case any provision of any Guarantee shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

The Guarantee issued by any Guarantor shall be a general senior secured obligation of such Guarantor and shall be pari passu in right of payment with all existing and future Senior Indebtedness of such Guarantor.

Each payment to be made by a Guarantor in respect of its Guarantee shall be made without set-off, counterclaim, reduction or diminution of any kind or nature.

Section 10.02. Limitation on Guarantor Liability. Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Guarantee. To effectuate the foregoing intention, the Trustee, the Holders and the Guarantors hereby irrevocably agree that the obligations of each Guarantor shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under this Article 10, result in the obligations of such Guarantor under its Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law or being void or voidable under any law relating to insolvency of debtors.

Section 10.03. Execution and Delivery. To evidence its Guarantee set forth in Section 10.01 hereof, each Guarantor hereby agrees that this Indenture (or a supplemental indenture in the form of Exhibit D hereto) shall be executed on behalf of such Guarantor by one of its authorized Officers.

Each Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an Officer whose signature is on this Indenture (or a supplemental indenture in the form of Exhibit D hereto) no longer holds that office at the time the Trustee authenticates a Note, the Guarantee of such Guarantor shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Guarantors.

If required by Section 4.15 hereof, the Issuer shall cause any Restricted Subsidiary to comply with the provisions of Section 4.15 hereof and this Article 10, to the extent applicable.

Section 10.04. Subrogation. Each Guarantor shall be subrogated to all rights of Holders against the Issuers in respect of any amounts paid by any Guarantor pursuant to the provisions of Section 10.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Issuers under this Indenture or the Notes shall have been paid in full.

Section 10.05. Benefits Acknowledged. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the guarantee and waivers made by it pursuant to its Guarantee are knowingly made in contemplation of such benefits.

Section 10.06. Release of Guarantees. Each Guarantee by a Guarantor with respect to a series of Notes shall be automatically and unconditionally released and discharged with respect to such series of Notes, and shall thereupon terminate and be of no further force and effect, and no further action by such Guarantor, the Issuers or the Trustee is required for the release of such Guarantor’s Guarantee, upon:

(A) in the case of a Subsidiary Guarantor, any sale, exchange, issuance, disposition or transfer (by merger, amalgamation, consolidation, dividend, distribution or otherwise) of (x) the Capital Stock of such Subsidiary Guarantor, after which the applicable Subsidiary Guarantor is no longer a Restricted Subsidiary or (y) all or substantially all the assets of such Subsidiary Guarantor;

(B) the release or discharge of the guarantee by, or direct obligation of, such Guarantor of Indebtedness under the Senior Secured Credit Facilities, or the release or discharge of such other guarantee or direct obligation that resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee or direct obligation (it being understood that a release subject to a contingent reinstatement will constitute a release for the purposes of this provision, and that if any such Guarantee is so reinstated, such Guarantee shall also be reinstated to the extent that such Guarantor would then be required to provide a Guarantee pursuant to Section 4.15 hereof);

(C) in the case of a Subsidiary Guarantor, the designation of any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in compliance with the applicable provisions of this Indenture or the occurrence of any event following which the Subsidiary Guarantor is no longer a Restricted Subsidiary in compliance with the applicable provisions of this Indenture;

(D) upon the merger, amalgamation, consolidation or Division of any Guarantor with and into the Issuer, the Co-Issuer or another Guarantor or upon the liquidation or winding up of such Guarantor, in each case, in compliance with or in a manner not prohibited by the applicable provisions of this Indenture;

(E) the occurrence of an Investment Grade Event, but only as provided in Section 4.17 hereof;

(F) as provided under Article 9 or in accordance with the provisions of the Pari Passu Intercreditor Agreement;

(G) the exercise by the Issuers of their Legal Defeasance option or Covenant Defeasance option with respect to such series in accordance with Article 8 hereof or the discharge of the Issuers’ obligations under this Indenture in accordance with the terms of this Indenture; or

(H) in the case of Holdings, if Holdings ceases to be the direct parent of the Issuer as a result of a transaction or designation permitted pursuant to the definition of “Holdings.”

ARTICLE 11

SATISFACTION AND DISCHARGE

Section 11.01. Satisfaction and Discharge. This Indenture shall be discharged and shall cease to be of further effect as to all Notes of a series when either:

(a) all Notes of such series theretofore authenticated and delivered, except lost, stolen or destroyed Notes of such series which have been replaced or paid and Notes of such series for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

(b) (i) all Notes of such series not theretofore delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise, will become due and payable within one year or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Issuers, and the Issuers or any Guarantor have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders of the Notes of such series, cash in U.S. dollars, U.S. Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment to pay and discharge the entire indebtedness on the Notes of such series not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption; provided that upon any redemption prior to the Par Call Date, the amount deposited shall be sufficient for purposes of this Indenture to the extent that an amount is deposited with the Trustee equal to the redemption price calculated as of the date of the notice of redemption, with any Applicable Premium Deficit only required to be deposited with the Trustee on or prior to the Redemption Date. Any Applicable Premium Deficit shall be set forth in an Officer’s Certificate delivered to the Trustee at least one Business Day prior to the deposit of such Applicable Premium Deficit that confirms that such Applicable Premium Deficit shall be applied toward such redemption;

(ii) the Issuers have paid or caused to be paid all sums payable by them under this Indenture with respect to the Notes of such series; and

(iii) the Issuers have delivered irrevocable instructions to the Trustee to apply the deposited money toward the payment of the Notes of such series at maturity or the Redemption Date, as the case may be.

In addition, the Issuers must deliver an Officer’s Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied. Such Opinion of Counsel may rely on such Officer’s Certificate as to matters of fact, including clauses (b)(i), (ii) and (iii) above. This Indenture will be discharged as to all series of Notes when each series of Notes issued hereunder have been discharged.

Notwithstanding the satisfaction and discharge of this Indenture, the provisions of Section 7.06 shall survive and if money shall have been deposited with the Trustee pursuant to clause (b)(i) of this Section 11.01, the provisions of Section 11.02 and Section 8.06 hereof shall survive such satisfaction and discharge.

Section 11.02. Application of Trust Money. Subject to the provisions of Section 8.06 hereof, all money and U.S. Government Securities deposited with the Trustee pursuant to Section 11.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including an Issuer or a Guarantor acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money and U.S. Government Securities has been deposited with the Trustee; but such money and U.S. Government Securities need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or U.S. Government Securities in accordance with Section 11.01 hereof by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, any Issuer’s and any Guarantor’s obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 11.01 hereof; provided that if an Issuer has made any payment of principal of, premium, if any, or interest on any Notes because of the reinstatement of its obligations, such Issuer shall be subrogated to the rights of the Holders to receive such payment from the money or U.S. Government Securities held by the Trustee or Paying Agent.

ARTICLE 12

[RESERVED]

ARTICLE 13

COLLATERAL

Section 13.01. Security Documents.

The due and punctual payment of the principal of, premium and interest on the Notes when and as the same shall be due and payable, whether on an Interest Payment Date, at maturity, by acceleration, repurchase, redemption or otherwise, and interest on the overdue principal of, premium and interest on the Notes and performance of all other Obligations of the Issuers and the Guarantors to the Holders, the Trustee or the Notes Collateral Agent under this Indenture, the Notes, the Guarantees, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, and the Security Documents, according to the terms hereunder or thereunder, shall be secured as provided in the Security Documents, which define the terms of the Liens that secure Notes Obligations, subject to the terms of the Pari Passu Intercreditor Agreement. The Trustee, the Issuers and the Guarantors hereby acknowledge and agree that the Notes Collateral Agent holds the Collateral in trust for the benefit of the Holders, the Trustee and the Notes Collateral Agent and pursuant to the terms of the Security Documents and the Pari Passu Intercreditor Agreement. Each Holder, by accepting a Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the possession, use, release and foreclosure of Collateral) and the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, and Junior Lien Intercreditor Agreement, if any, each as may be in effect or may be amended from time to time in accordance with their terms and this Indenture, and authorizes and directs the Notes Collateral Agent to enter into the Security Documents and the Pari Passu Intercreditor Agreement on the Issue Date, and the Security Documents and the Junior Lien Intercreditor Agreement, if any, at any time after the Issue Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith. The Issuer shall deliver to the Notes Collateral Agent copies of all documents required to be filed pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be reasonably required by the next sentence of this Section 13.01, to assure and confirm to the Notes Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes secured hereby, according to the intent and purposes herein expressed. On or following the Issue Date and subject to the Pari Passu Intercreditor Agreement, the Issuers and the Guarantors shall execute, file and record (if applicable) any and all further documents, financing statements (including continuation statements and amendments to financing statements), agreements and instruments, and take all further action that may be required under applicable law in order to grant, preserve, maintain, protect and perfect (or continue the perfection of) the validity and priority of the Liens and security interests created or intended to be created by the Security Documents in the Collateral and cause the Collateral and Guarantee Requirement to be and remain satisfied; provided that for so long as there are outstanding any Senior Secured Credit Facility Obligations, no actions shall be required to be taken with respect to the perfection of the security interests in the Collateral to the extent such actions are not required to be taken with respect to the Senior Secured Credit Facilities. Such security interests and Liens will be created under the Security Documents and other security agreements and other instruments and documents.

Section 13.02. Release of Collateral.

(a) Collateral may be released from the Lien and security interest created by the Security Documents at any time and from time to time in accordance with the provisions of the Security Documents, the Pari Passu Intercreditor Agreement and this Indenture. Notwithstanding anything to the contrary in the Security Documents, the Pari Passu Intercreditor Agreement and this Indenture, the Issuers and the Guarantors will be entitled to the release of property and other assets constituting Collateral from the Liens securing the Notes and the Notes Obligations, and such release shall occur automatically and without further action by the Notes Collateral Agent, the Trustee or the Holders, under any one or more of the following circumstances:

(i) to enable an Issuer and/or one or more Guarantors to consummate the sale, transfer or other disposition (including by the termination of capital leases or the repossession of the leased property in a capital lease by the lessor) of such property or assets (to a Person other than a Person required to grant a Lien on such property or asset to the Notes Collateral Agent under the Security Documents);

(ii) in the case of a Guarantor that is released from its Guarantee with respect to the Notes of all series secured by such Collateral pursuant to the terms of this Indenture, the release of the Equity Interests in, and property and assets of, such Guarantor;

(iii) all Collateral, upon the satisfaction of the conditions provided in Section 4.17 hereof;

(iv) [Reserved];

(v) (x) if all other liens on such Collateral securing Pari Passu Obligations are released or will be released simultaneously therewith and (y) in the case of ABL Priority Collateral securing Senior ABL Revolving Credit Obligations then outstanding, if the liens on such ABL Priority Collateral are released by the Senior ABL Credit Agreement Collateral Agent or otherwise pursuant to the Senior ABL Credit Agreement (other than any release by, or as a result of, payment of the Senior ABL Revolving Credit Obligations);

(vi) if the release of such Lien is approved, authorized or ratified by the Required Holders;

(vii) to the extent such property or asset constitutes or becomes an Excluded Asset; or

(viii) as permitted under Article 9 hereof.

(b) The Liens on the Collateral securing the Notes of a series and the Guarantees with respect to such series also will be released automatically and without further action by the Notes Collateral Agent, the Trustee or the Holders of Notes of such series:

(i) upon payment in full of the principal of, together with accrued and unpaid interest on, the Notes of such series and all other Obligations under this Indenture, the Guarantees and the Security Documents with respect to such series that are due and payable at or prior to the time such principal, together with accrued and unpaid interest, are paid;

(ii) upon a Legal Defeasance or Covenant Defeasance with respect to such series under this Indenture as described under Section 8.02 and Section 8.03 hereof, or a discharge of this Indenture with respect to such series as described under Section 11.01 hereof; or

(iii) pursuant to the Security Documents or the Pari Passu Intercreditor Agreement.

(c) With respect to any release of Collateral, upon receipt of an Officer’s Certificate stating that all conditions precedent under this Indenture, the Security Documents and the Pari Passu Intercreditor Agreement, as applicable, to such release have been met and that it is permitted for the Trustee and/or Notes Collateral Agent to execute and deliver the documents requested by the Issuers in connection with such release and any necessary or proper instruments of termination, satisfaction or release prepared by the Issuers, the Trustee and the Notes Collateral Agent, as applicable, shall, execute, deliver or acknowledge (at the Issuers’ expense) such instruments or releases reasonably requested by the Issuers to evidence the release of any Collateral permitted to be released pursuant to this Indenture, the Security Documents related thereto or the Pari Passu Intercreditor Agreement and shall do or cause to be done (at the Issuers’ expense) all acts reasonably requested of them to release such Lien as soon as is reasonably practicable. Neither the Trustee nor the Notes Collateral Agent shall be liable for any such release undertaken in reliance upon any such Officer’s Certificate, and notwithstanding any term hereof or in any Security Document or in the Pari Passu Intercreditor Agreement to the contrary, the Trustee and the Notes Collateral Agent shall not be under any obligation to release any such Lien and security interest, or execute and deliver any such instrument of release, satisfaction or termination, unless and until it receives such Officer’s Certificate, upon which it shall be entitled to conclusively rely.

Section 13.03. Suits to Protect the Collateral.

Subject to the provisions of Article 7 and the Security Documents and the Pari Passu Intercreditor Agreement, the Trustee may or may direct the Notes Collateral Agent to take all actions it determines in order to:

(a) enforce any of the terms of the Security Documents; and

(b) collect and receive any and all amounts payable in respect of the Obligations hereunder.

Subject to the provisions of the Security Documents and the Pari Passu Intercreditor Agreement, the Trustee and the Notes Collateral Agent shall have power to institute and to maintain such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to prevent any impairment of the Collateral by any acts which may be unlawful or in violation of any of the Security Documents or this Indenture, and such suits and proceedings as the Trustee or the Notes Collateral Agent may determine to preserve or protect its interests and the interests of the Holders in the Collateral. Nothing in this Section 13.03 shall be considered to impose any such duty or obligation to act on the part of the Trustee or the Notes Collateral Agent.

Section 13.04. Authorization of Receipt of Funds by the Trustee Under the Security Documents.

Subject to the provisions of the Pari Passu Intercreditor Agreement, the Trustee is authorized to receive any funds for the benefit of the Holders distributed under the Security Documents, and to make further distributions of such funds to the Holders according to the provisions of this Indenture.

Section 13.05. Purchaser Protected.

In no event shall any purchaser in good faith of any property purported to be released hereunder be bound to ascertain the authority of the Notes Collateral Agent or the Trustee to execute the applicable release or to inquire as to the satisfaction of any conditions required by the provisions hereof for the exercise of such authority or to see to the application of any consideration given by such purchaser or other transferee; nor shall any purchaser or other transferee of any property or rights permitted by this Article 13 to be sold be under any obligation to ascertain or inquire into the authority of the applicable Issuer or the applicable Guarantor to make any such sale or other transfer.

Section 13.06. Powers Exercisable by Receiver or Trustee.

In case the Collateral shall be in the possession of a receiver or trustee, lawfully appointed, the powers conferred in this Article 13 upon an Issuer or a Guarantor with respect to the release, sale or other disposition of such property may be exercised by such receiver or trustee, and an instrument signed by such receiver or trustee shall be deemed the equivalent of any similar instrument of an Issuer or a Guarantor or of any Officer or Officers thereof required by the provisions of this Article 13; and if the Trustee or the Notes Collateral Agent shall be in the possession of the Collateral under any provision of this Indenture, then such powers may be exercised by the Trustee or the Notes Collateral Agent.

Section 13.07. Notes Collateral Agent.

(a) The Issuers and each of the Holders by acceptance of the Notes hereby designates and appoints the Notes Collateral Agent as its agent under this Indenture, the Security Documents, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, and the Junior Lien Intercreditor Agreement, if any, and the Issuers and each of the Holders by acceptance of the Notes hereby irrevocably authorizes the Notes Collateral Agent to take such action on its behalf under the provisions of this Indenture, the Security Documents, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, and the Junior Lien Intercreditor Agreement, if any, and to exercise such powers and perform such duties as are expressly delegated to the Notes Collateral Agent by the terms of this Indenture, the Security Documents, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, and the Junior Lien Intercreditor Agreement, if any, and consents and agrees to the terms of the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, and each Security Document, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms. The Notes Collateral Agent agrees to act as such on the express conditions contained in this Section 13.07. Each Holder agrees that any action taken by the Notes Collateral Agent in accordance with the provisions of this Indenture, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, and the Security Documents, and the exercise by the Notes Collateral Agent of any rights or remedies set forth herein and therein shall be authorized and binding upon all Holders. Notwithstanding any provision to the contrary contained elsewhere in this Indenture, the Security Documents, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, and the Junior Lien Intercreditor Agreement, if any, the duties of the Notes Collateral Agent shall be ministerial and administrative in nature, and the Notes Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein and in the Security Documents, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, and the Junior Lien Intercreditor Agreement, if any, to which the Notes Collateral Agent is a party, nor shall the Notes Collateral Agent have or be deemed to have any trust or other fiduciary relationship with the Trustee, any Holder or any Grantor, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Indenture, the Security Documents, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, and the Junior Lien Intercreditor Agreement, if any, or otherwise exist against the Notes Collateral Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Indenture with reference to the Notes Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) The Notes Collateral Agent may perform any of its duties under this Indenture, the Security Documents, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, or the Junior Lien Intercreditor Agreement, if any, by or through receivers, agents, employees, attorneys-in-fact or with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, employees, agents, advisors and attorneys-in-fact of such Person and its Affiliates (a “Related Person”), and shall be entitled to advice of counsel concerning all matters pertaining to such duties, and shall be entitled to act upon, and shall be fully protected in taking action in reliance upon any advice or opinion given by legal counsel. The Notes Collateral Agent shall not be responsible for the negligence or misconduct of any receiver, agent, employee, attorney-in-fact or Related Person that it selects as long as such selection was made in good faith and with due care.

(c) None of the Notes Collateral Agent or any of its respective Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Indenture or the transactions contemplated hereby (except for its own gross negligence or willful misconduct) or under or in connection with any Security Document, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, or the Junior Lien Intercreditor Agreement, if any, or the transactions contemplated thereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Trustee or any Holder for any recital, statement, representation, warranty, covenant or agreement made by an Issuer or any other Grantor or Affiliate of any Grantor, or any Officer or Related Person thereof, contained in this Indenture, the Security Documents, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, or the Junior Lien Intercreditor Agreement, if any, or in any certificate, report, statement or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Security Documents, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, or the Junior Lien Intercreditor Agreement, if any, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Indenture, the Security Documents, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, or the Junior Lien Intercreditor Agreement, if any, or for any failure of any Grantor or any other party to this Indenture, the Security Documents, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, or the Junior Lien Intercreditor Agreement, if any, to perform its obligations hereunder or thereunder. None of the Notes Collateral Agent or any of its respective Related Persons shall be under any obligation to the Trustee or any Holder to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Indenture, the Security Documents, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, or the Junior Lien Intercreditor Agreement, if any, or to inspect the properties, books, or records of any Grantor or any Grantor’s Affiliates.

(d) The Notes Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, certification, telephone message, statement, or other communication, document or conversation (including those by telephone or e-mail) believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including, without limitation, counsel to the Issuers or any other Grantor), independent accountants and other experts and advisors selected by the Notes Collateral Agent. Before the Notes Collateral Agent acts or refrains from acting, it may require an Officer’s Certificate or an Opinion of Counsel or both. The Notes Collateral Agent will not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel. The Notes Collateral Agent may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel will be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon. The Notes Collateral Agent will be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of the Trustee or the Holders of a majority in aggregate principal amount of the Notes unless such Holders have offered, and if requested, provided to the Notes Collateral Agent indemnity or security satisfactory to the Notes Collateral Agent against the losses, liabilities and expenses that might be incurred by it in compliance with such request or direction. The Notes Collateral Agent shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, or other paper or document. The Notes Collateral Agent shall be fully justified in failing or refusing to take any action under this Indenture, the Security Documents, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, or the Junior Lien Intercreditor Agreement, if any, unless it shall first receive such advice or concurrence of the Trustee or the Required Holders as it determines and, if it so requests, it shall first be indemnified to its satisfaction by the Holders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Notes Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Indenture, the Security Documents, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, or the Junior Lien Intercreditor Agreement, if any, in accordance with a request, direction, instruction or consent of the Trustee or the Required Holders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders.

(e) The Notes Collateral Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless a Responsible Officer of the Notes Collateral Agent shall have received written notice from the Trustee or the Issuers referring to this Indenture, describing such Default or Event of Default and stating that such notice is a “notice of default.” The Notes Collateral Agent shall take such action with respect to such Default or Event of Default as may be requested by the Trustee in accordance with Article 6 or the Required Holders (subject to this Section 13.07).

(f) The Notes Collateral Agent may resign at any time by 30 days’ written notice to the Trustee and the Issuers, such resignation to be effective upon the acceptance of a successor agent to its appointment as Notes Collateral Agent. If the Notes Collateral Agent resigns under this Indenture, the Issuers shall appoint a successor collateral agent. If no successor collateral agent is appointed prior to the intended effective date of the resignation of the Notes Collateral Agent (as stated in the notice of resignation), the Trustee, at the direction of the Required Holders, may appoint a successor collateral agent, subject to the consent of the Issuers (which consent shall not be unreasonably withheld and which shall not be required during a continuing Event of Default). If no successor collateral agent is appointed and consented to by the Issuers pursuant to the preceding sentence within thirty (30) days after the intended effective date of resignation (as stated in the notice of resignation) the Notes Collateral Agent shall be entitled to petition a court of competent jurisdiction to appoint a successor. Upon the acceptance of its appointment as successor collateral agent hereunder, such successor collateral agent shall succeed to all the rights, powers and duties of the retiring Notes Collateral Agent, and the term “Notes Collateral Agent” shall mean such successor collateral agent, and the retiring Notes Collateral Agent’s appointment, powers and duties as the Notes Collateral Agent shall be terminated. After the retiring Notes Collateral Agent’s resignation hereunder, the provisions of this Section 13.07 (and Section 7.06 hereof) shall continue to inure to its benefit and the retiring Notes Collateral Agent shall not by reason of such resignation be deemed to be released from liability as to any actions taken or omitted to be taken by it while it was the Notes Collateral Agent under this Indenture. If the Notes Collateral Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation shall be the successor Notes Collateral Agent and shall cooperate with the Issuers with respect to any actions as are necessary to ensure continued perfection.

(g) Wilmington Trust, National Association shall initially act as Notes Collateral Agent and shall be authorized to appoint co-Notes Collateral Agents as necessary in its sole discretion. Except as otherwise explicitly provided herein or in the Security Documents or the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, or the Junior Lien Intercreditor Agreement, if any, neither the Notes Collateral Agent nor any of its respective officers, directors, employees or agents or other Related Persons shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The Notes Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither the Notes Collateral Agent nor any of its officers, directors, employees or agents shall be responsible for any act or failure to act hereunder, except for its own gross negligence or willful misconduct.

(h) The Notes Collateral Agent is authorized and directed to (i) enter into the Security Documents to which it is party, whether executed on or after the Issue Date, (ii) enter into the Pari Passu Intercreditor Agreement on the Issue Date, (iii) enter into the ABL/Fixed Asset Intercreditor Agreement, if any, (iv) enter into the Junior Lien Intercreditor Agreement, if any, after the Issue Date, (v) make the representations of the Holders set forth in the Security Documents, the Pari Passu Intercreditor Agreement or the Junior Lien Intercreditor Agreement, if any, (vi) bind the Holders on the terms as set forth in the Security Documents, the Pari Passu Intercreditor Agreement or Junior Lien Intercreditor Agreement, if any, and (vii) perform and observe its obligations under the Security Documents, the Pari Passu Intercreditor Agreement and the Junior Lien Intercreditor Agreement, if any.

(i) If at any time or times the Trustee shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Obligations arising under, or relating to, this Indenture, except for any such proceeds or payments received by the Trustee from the Notes Collateral Agent pursuant to the terms of this Indenture, or (ii) payments from the Notes Collateral Agent in excess of the amount required to be paid to the Trustee pursuant to Article 6, the Trustee shall promptly turn the same over to the Notes Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Notes Collateral Agent such proceeds to be applied by the Notes Collateral Agent pursuant to the terms of this Indenture, the Security Documents and the Pari Passu Intercreditor Agreement.

(j) The Notes Collateral Agent is each Holder’s agent for the purpose of perfecting the Holders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code, can be perfected only by possession. Should the Trustee obtain possession of any such Collateral, upon request from the Issuers, the Trustee shall notify the Notes Collateral Agent thereof and promptly shall deliver such Collateral to the Notes Collateral Agent or otherwise deal with such Collateral in accordance with the Notes Collateral Agent’s instructions.

(k) The Notes Collateral Agent shall have no obligation whatsoever to the Trustee or any of the Holders to assure that the Collateral exists or is owned by any Grantor or is cared for, protected, or insured or has been encumbered, or that the Notes Collateral Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, maintained or enforced or are entitled to any particular priority, or to determine whether all of the Grantor’s property constituting Collateral intended to be subject to the Lien and security interest of the Security Documents has been properly and completely listed or delivered, as the case may be, or the genuineness, validity, marketability or sufficiency thereof or title thereto, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities, and powers granted or available to the Notes Collateral Agent pursuant to this Indenture, any Security Document, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, or the Junior Lien Intercreditor Agreement, if any, other than pursuant to the instructions of the Required Holders or as otherwise provided in the Security Documents.

(l) If any Issuer or any Guarantor (i) incurs any obligations in respect of Pari Passu Obligations, Senior ABL Revolving Credit Obligations or Junior Lien Obligations at any time when no applicable intercreditor agreement is in effect or at any time when Indebtedness constituting Pari Passu Obligations, Senior ABL Revolving Credit Obligations or Junior Lien Obligations entitled to the benefit of an existing Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, or Junior Lien Intercreditor Agreement is concurrently retired, and (ii) delivers to the Notes Collateral Agent an Officer’s Certificate so stating and requesting the Notes Collateral Agent to enter into an intercreditor agreement (on substantially the same terms as the applicable Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, or Junior Lien Intercreditor Agreement) in favor of a designated agent or representative for the holders of the Pari Passu Obligations, Senior ABL Revolving Credit Obligations or Junior Lien Obligations so incurred, together with an Opinion of Counsel, the Notes Collateral Agent shall (and is hereby authorized and directed to) enter into such intercreditor agreement (at the sole expense and cost of the Issuers, including legal fees and expenses of the Notes Collateral Agent), bind the Holders on the terms set forth therein and perform and observe its obligations thereunder; provided that neither an Officer’s Certificate nor an Opinion of Counsel shall be required in connection with the Pari Passu Intercreditor Agreement to be entered into by the Notes Collateral Agent on the Issue Date.

(m) No provision of this Indenture, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, or any Security Document shall require the Notes Collateral Agent (or the Trustee) to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or thereunder or to take or omit to take any action hereunder or thereunder or take any action at the request or direction of Holders (or the Trustee in the case of the Notes Collateral Agent) unless it shall have received indemnity satisfactory to the Notes Collateral Agent and the Trustee against potential costs and liabilities incurred by the Notes Collateral Agent relating thereto.

Notwithstanding anything to the contrary contained in this Indenture, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, or the Security Documents, in the event the Notes Collateral Agent is entitled or required to commence an action to foreclose or otherwise exercise its remedies to acquire control or possession of the Collateral, the Notes Collateral Agent shall not be required to commence any such action or exercise any remedy or to inspect or conduct any studies of any property under the mortgages or take any such other action if the Notes Collateral Agent has determined that the Notes Collateral Agent may incur personal liability as a result of the presence at, or release on or from, the Collateral or such property, of any hazardous substances. The Notes Collateral Agent shall at any time be entitled to cease taking any action described in this clause (m) if it no longer reasonably deems any indemnity, security or undertaking from the Issuers or the Holders to be sufficient.

(n) The Collateral Agent (i) shall not be liable for any action taken or omitted to be taken by it in connection with this Indenture, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, and the Security Documents or instrument referred to herein or therein, except to the extent that any of the foregoing are found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from its own gross negligence or willful misconduct, (ii) shall not be liable for interest on any money received by it except as the Notes Collateral Agent may agree in writing with the Issuers (and money held in trust by the Collateral Agent need not be segregated from other funds except to the extent required by law) and (iii) may consult with counsel of its selection and the advice or opinion of such counsel as to matters of law shall be full and complete authorization and protection from liability in respect of any action taken, omitted or suffered by it in good faith and in accordance with the advice or opinion of such counsel. The grant of permissive rights or powers to the Notes Collateral Agent shall not be construed to impose duties to act.

(o) Neither the Notes Collateral Agent nor the Trustee shall be liable for delays or failures in performance resulting from acts beyond its control. Such acts shall include but not be limited to acts of God, strikes, lockouts, riots, acts of war, epidemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters. Neither the Notes Collateral Agent nor the Trustee shall be liable for any indirect, special, punitive, incidental or consequential damages (included but not limited to lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless of the form of action.

(p) The Notes Collateral Agent does not assume any responsibility for any failure or delay in performance or any breach by an Issuer or any other Grantor under this Indenture, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, and the Security Documents. The Notes Collateral Agent shall not be responsible to the Holders or any other Person for any recitals, statements, information, representations or warranties contained in this Indenture, the Security Documents, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, or in any certificate, report, statement, or other document referred to or provided for in, or received by the Notes Collateral Agent under or in connection with, this Indenture, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, or any Security Document; the execution, validity, genuineness, effectiveness or enforceability of the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, and any Security Documents of any other party thereto; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, effectiveness, enforceability, sufficiency, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any obligor; or for any failure of any obligor to perform its Obligations under this Indenture, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, and the Security Documents. The Notes Collateral Agent shall have no obligation to any Holder or any other Person to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any obligor of any terms of this Indenture, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, and the Security Documents, or the satisfaction of any conditions precedent contained in this Indenture, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, and any Security

Documents. The Notes Collateral Agent shall not be required to initiate or conduct any litigation or collection or other proceeding under this Indenture, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, and the Security Documents unless expressly set forth hereunder or thereunder. The Notes Collateral Agent shall have the right at any time to seek instructions from the Holders with respect to the administration of this Indenture, the Security Documents, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any and the Junior Lien Intercreditor Agreement, if any.

(q) The parties hereto and the Holders hereby agree and acknowledge that neither the Notes Collateral Agent nor the Trustee shall assume, be responsible for or otherwise be obligated for any liabilities, claims, causes of action, suits, losses, allegations, requests, demands, penalties, fines, settlements, damages (including foreseeable and unforeseeable), judgments, expenses and costs (including but not limited to, any remediation, corrective action, response, removal or remedial action, or investigation, operations and maintenance or monitoring costs, for personal injury or property damages, real or personal) of any kind whatsoever, pursuant to any environmental law as a result of this Indenture, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, the Security Documents or any actions taken pursuant hereto or thereto. Further, the parties hereto and the Holders hereby agree and acknowledge that in the exercise of its rights under this Indenture, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, and the Security Documents, the Notes Collateral Agent may hold or obtain indicia of ownership primarily to protect the security interest of the Notes Collateral Agent in the Collateral and that any such actions taken by the Notes Collateral Agent shall not be construed as or otherwise constitute any participation in the management of such Collateral. In the event that the Notes Collateral Agent or the Trustee is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the Notes Collateral Agent or the Trustee’s sole discretion may cause the Notes Collateral Agent or the Trustee to be considered an “owner or operator” under the provisions of the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), 42 U.S.C. §9601, et seq., or otherwise cause the Notes Collateral Agent or the Trustee to incur liability under CERCLA or any other federal, state or local law, the Notes Collateral Agent and the Trustee each reserves the right, instead of taking such action, to either resign as the Notes Collateral Agent or the Trustee or arrange for the transfer of the title or control of the asset to a court-appointed receiver. Neither the Notes Collateral Agent nor the Trustee shall be liable to the Issuers, the Guarantors or any other Person for any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of the Notes Collateral Agent or the Trustee’s actions and conduct as authorized, empowered and directed hereunder or relating to the discharge, release or threatened release of hazardous materials into the environment. If at any time it is necessary or advisable for property to be possessed, owned, operated or managed by any Person (including the Notes Collateral Agent or the Trustee) other than the Issuers or the Guarantors, the Required Holders shall direct the Notes Collateral Agent or the Trustee to appoint an appropriately qualified Person (excluding the Notes Collateral Agent or the Trustee) who they shall designate to possess, own, operate or manage, as the case may be, the property.

(r) Upon the receipt by the Notes Collateral Agent of a written request of the Issuers signed by an Officer of each Issuer (a “Security Document Order”), the Notes Collateral Agent is hereby authorized to execute and enter into, and shall execute and enter into, without the further consent of any Holder or the Trustee, any Security Document or amendment or supplement thereto to be executed after the Issue Date; provided that the Notes Collateral Agent shall not be required to execute or enter into any such Security Document which, in the Notes Collateral Agent’s reasonable opinion is reasonably likely to adversely affect the rights, duties, liabilities or immunities of the Notes Collateral Agent or that the Notes Collateral Agent determines is reasonably likely to involve the Notes Collateral Agent in personal liability. Such Security Document Order shall (i) state that it is being delivered to the Notes Collateral Agent pursuant to, and is a Security Document Order referred to in, this Section 13.07(r), and (ii) instruct the Notes Collateral Agent to execute and enter into such Security Document. Other than as set forth in this Indenture, any such execution of a Security Document shall be at the direction and expense of the Issuers, upon delivery to the Notes Collateral Agent of an Officer’s Certificate stating that all conditions precedent to the execution and delivery of the Security Document have been satisfied. The Holders, by their acceptance of the Notes, hereby authorize and direct the Collateral Agent to execute such Security Documents (subject to the first sentence of this Section 13.07(r)).

(s) Subject to the provisions of the applicable Security Documents, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, and the Junior Lien Intercreditor Agreement, if any, each Holder, by acceptance of the Notes, agrees that the Notes Collateral Agent shall execute and deliver the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, and the Security Documents to which it is a party and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof. For the avoidance of doubt, the Notes Collateral Agent shall have no discretion under this Indenture, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, the Junior Lien Intercreditor Agreement, if any, or the Security Documents and shall not be required to make or give any determination, consent, approval, request or direction without the written direction of the Required Holders or the Trustee, as applicable.

(t) After the occurrence and continuance of an Event of Default, the Trustee, acting at the direction of the Required Holders, may direct the Notes Collateral Agent in connection with any action required or permitted by this Indenture, the Security Documents or the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, or the Junior Lien Intercreditor Agreement, if any.

(u) The Notes Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents or the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, or the Junior Lien Intercreditor Agreement, if any, and to the extent not prohibited under the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, or the Junior Lien Intercreditor Agreement, if any, for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.13 and the other provisions of this Indenture.

(v) In each case that the Notes Collateral Agent may or is required hereunder or under any Security Document, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, or the Junior Lien Intercreditor Agreement, if any, to take any action (an “Action”), including without limitation to make any determination, to give consents, to exercise rights, powers or remedies, to release or sell Collateral or otherwise to act hereunder or under any Security Document or the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, or the Junior Lien Intercreditor Agreement, if any, the Notes Collateral Agent may seek direction from the Required Holders. The Notes Collateral Agent shall not be liable with respect to any Action taken or omitted to be taken by it in accordance with the direction from the Required Holders. If the Notes Collateral Agent shall request direction from the Required Holders with respect to any Action, the Notes Collateral Agent shall be entitled to refrain from such Action unless and until the Notes Collateral Agent shall have received direction from the Required Holders, and the Notes Collateral Agent shall not incur liability to any Person by reason of so refraining.

(w) Notwithstanding anything to the contrary in this Indenture or in any Security Document or the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, or the Junior Lien Intercreditor Agreement, if any, in no event shall the Notes Collateral Agent or the Trustee be responsible for, or have any duty or obligation with respect to, the recording, filing, registering, perfection, protection or maintenance of the security interests or Liens intended to be created by this Indenture, the Security Documents, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, or the Junior Lien Intercreditor Agreement, if any (including without limitation the filing or continuation of any UCC financing or continuation statements or similar documents or instruments), nor shall the Notes Collateral Agent or the Trustee be responsible for, and neither the Notes Collateral Agent nor the Trustee makes any representation regarding, the validity, effectiveness or priority of any of the Security Documents or the security interests or Liens intended to be created thereby.

(x) Before the Notes Collateral Agent acts or refrains from acting in each case at the request or direction of the Issuers or the Guarantors, other than as set forth in this Indenture, it may require an Officer’s Certificate and an Opinion of Counsel, which shall conform to the provisions of this Section 13.07 and Section 14.03 hereof. The Notes Collateral Agent shall not be liable for any action it takes or omits to take in good faith in reliance on such certificate or opinion.

(y) Notwithstanding anything to the contrary contained herein, the Notes Collateral Agent shall act pursuant to the instructions of the Holders and the Trustee solely with respect to the Security Documents and the Collateral.

(z) The rights, privileges, benefits, immunities, indemnities and other protections given to the Trustee are extended to, and shall be enforceable by, the Notes Collateral Agent as if the Notes Collateral Agent were named as the Trustee herein and the Security Documents were named as this Indenture herein.

ARTICLE 14

MISCELLANEOUS

Section 14.01. Notices. Any notice or communication by the Issuers, any Guarantor, the Trustee or the Notes Collateral Agent to the others is duly given if in writing in English or delivered in person or mailed by first-class mail (registered or certified, return receipt requested), facsimile, electronic mail or other electronic transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to any Issuer or any Guarantor:

3 Lakes Drive

Northfield, IL 60093

Attention: Alex Liberman

Email: [Email address]

With a copy to (which shall not constitute notice for any purpose under this Indenture):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Facsimile No.: [Facsimile number]

Attention: Jonathan Ozner, Katharine Thompson

Email: [Email address] [Email address]

If to the Trustee or Notes Collateral Agent:

Wilmington Trust, National Association

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Facsimile No.: [Facsimile number]

Attention: Medline Borrower, LP Notes Administrator

Any Issuer, any Guarantor, the Trustee or the Notes Collateral Agent, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt is acknowledged, if faxed or sent electronically; the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; and on the date sent to DTC if otherwise given in accordance with the procedures of DTC; provided that any notice or communication delivered to the Trustee and Notes Collateral Agent shall be deemed effective upon actual receipt thereof.

Any notice or communication to a Holder shall be electronically delivered, mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the Registrar or otherwise delivered in accordance with the procedures of the Depositary. Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, such notice or communication shall be deemed duly given, whether or not the addressee receives it.

If the Issuers send a notice or communication to Holders, it shall send a copy to the Trustee, the Notes Collateral Agent and each Agent at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the applicable Depositary (or its designee) pursuant to the standing instructions from the applicable Depositary or its designee, including by electronic mail in accordance with accepted practices at the applicable Depositary.

Each of the Trustee and the Notes Collateral Agent agrees to accept and act upon instructions or directions pursuant to this Indenture sent by unsecured email, facsimile transmission or other similar unsecured electronic methods; provided, however, that (a) the party providing such written instructions, subsequent to such transmission of written instructions, shall provide the originally executed instructions or directions to the Trustee or the Notes Collateral Agent in a timely manner, and (b) such originally executed instructions or directions shall be signed by an authorized representative of the party providing such instructions or directions. If the party elects to give the Trustee or the Notes Collateral Agent email or facsimile instructions (or instructions by a similar electronic method) and the Trustee or the Notes Collateral Agent in its discretion elects to act upon such instructions, the Trustee’s or the Notes Collateral Agent’s, as applicable, understanding of such instructions shall be deemed controlling.

Neither the Trustee nor the Notes Collateral Agent shall be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s or the Notes Collateral Agent’s reliance upon and compliance with such instructions notwithstanding such instructions conflict or are inconsistent with a subsequent written instruction. The party providing electronic instructions agrees to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee or the Notes Collateral Agent, including, without limitation, the risk of the Trustee or the Notes Collateral Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Section 14.02. [Reserved].

Section 14.03. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Issuers or any of the Guarantors to the Trustee or the Notes Collateral Agent to take any action under this Indenture, the Issuers or such Guarantor, as the case may be, shall furnish to the Trustee and the Notes Collateral Agent, as applicable, or, if such action relates to a Security Document, the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, or Junior Lien Intercreditor Agreement, if any, the Notes Collateral Agent:

(a) an Officer’s Certificate in form reasonably satisfactory to the Trustee or the Notes Collateral Agent, as applicable, (which shall include the statements set forth in Section 14.04 hereof) stating that, in the opinion of the signer, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and

(b) an Opinion of Counsel in form reasonably satisfactory to the Trustee or the Notes Collateral Agent, as applicable, (which shall include the statements set forth in Section 14.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied; provided that no such Opinion of Counsel shall be delivered in connection with the issuance of the Initial Notes, in connection with the addition of Guarantors pursuant to a supplemental indenture in the form of Exhibit D or release of Collateral in accordance with Section 13.02(c).

Section 14.04. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.04 hereof) shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 14.05. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 14.06. No Personal Liability of Directors, Officers, Employees and Stockholders. No past, present or future director, manager, officer, employee, incorporator, member, partner or direct or indirect equityholder of the Issuer or any Restricted Subsidiaries or of any of their direct or indirect parent companies (other than in such equityholder’s capacity as an Issuer or a Guarantor) shall have any liability for any obligations of an Issuer or the Guarantors under the Notes, the Guarantees, the Security Documents or this Indenture or any supplemental indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 14.07. Governing Law. THIS INDENTURE, THE NOTES AND ANY GUARANTEE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS INDENTURE, THE NOTES OR ANY GUARANTEE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 14.08. Waiver of Jury Trial. EACH OF THE ISSUERS, THE GUARANTORS, THE NOTES COLLATERAL AGENT AND THE TRUSTEE (1) AGREES TO SUBMIT TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE OR THE NOTES AND (2) HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 14.09. Force Majeure. In no event shall the Trustee or the Notes Collateral Agent be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including, without limitation, strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility.

Section 14.10. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Issuers or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 14.11. Successors. All agreements of the Issuers in this Indenture and the Notes shall bind its respective successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of the Notes Collateral Agent shall bind its successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 10.06 hereof.

Section 14.12. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 14.13. Intercreditor Agreements. Reference is made to the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, and Junior Lien Intercreditor Agreement, if any. Each Holder, by its acceptance of a Note, (a) agrees that it will be bound by and will take no actions contrary to the provisions of the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, and Junior Lien Intercreditor Agreement, if any, and (b) authorizes and instructs the Trustee and the Notes Collateral Agent, if applicable, to enter into the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, and Junior Lien Intercreditor Agreement, if any, as Trustee and as Notes Collateral Agent, as the case may be, and on behalf of such Holder, including without limitation, making the representations of the Holders contained therein. The foregoing provisions are intended as an inducement to the lenders under the Senior Secured Credit Facilities to extend credit and such lenders are intended third party beneficiaries of such provisions and the provisions of the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, and Junior Lien Intercreditor Agreement, if any.

Section 14.14. Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Indenture and of signature pages by facsimile, PDF or other electronic transmissions shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmissions shall be deemed to be their original signatures for all purposes.

Section 14.15. Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 14.16. Trust Indenture Act. The Issuers and the Guarantors shall not be required to qualify this Indenture under the Trust Indenture Act. The Trust Indenture Act shall not apply to this Indenture prior to any such qualification, and all references herein to compliance with the Trust Indenture Act refer to such compliance following any such qualification.

Section 14.17. USA Patriot Act. In order to comply with the laws, rules, regulations and executive orders in effect from time to time applicable to banking institutions, including, without limitation, those relating to the funding of terrorist activities and money laundering, including Section 326 of the USA PATRIOT Act of the United States (“Applicable AML Law”), the Trustee and Notes Collateral Agent are required to obtain, verify, record and update certain information relating to individuals and entities which maintain a business relationship with the Trustee and Notes Collateral Agent. Accordingly, each of the parties agree to provide to the Trustee and Notes Collateral Agent, upon their request from time to time such identifying information and documentation as may be available for such party in order to enable the Trustee and Notes Collateral Agent to comply with Applicable AML Law.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

MEDLINE BORROWER, LP

By: MOZART GP, LLC
Its: General Partner

By:	/s/ Alexander M. Liberman
Name: Alexander M. Liberman
Title: Chief Legal Officer, Secretary

MEDLINE CO-ISSUER, INC.

By:	/s/ Alexander M. Liberman
Name: Alexander M. Liberman
Title: Chief Legal Officer, Secretary

MEDLINE INTERMEDIATE, LP

By: MOZART GP, LLC
Its: General Partner

By:	/s/ Alexander M. Liberman
Name: Alexander M. Liberman
Title: Chief Legal Officer, Secretary

[Signature page to Indenture]

APLICARE PRODUCTS, LLC

ESMA-MED-UXBRIDGE, LLC

ESNY-MED-MONTGOMERY, LLC

EXCELSIOR MEDICAL, LLC

HEALTHCARE RECOVERY SERVICES LLC

MBSI, LLC

MEDLINE INTERNATIONAL TWO, LLC

MEDLINE MEXICO HOLDINGS, LLC

MEDLINE MILLS INDUSTRIES LLC

MEDLINE MILLS LLC

MEDLINE PHARMACY LLC

MEDLINE SOONER ACQUISITION, LLC

MEDLINE UNITED KINGDOM LLC

MEDLINE VENTURES, LLC

MEDTRANS LLC

MICROTEK MEDICAL LLC

NORTHPOINT MEDICAL PROCESSING, LLC

PDM HOLDINGS, LLC

PREFCONNECT, LLC

SIMCON INTERNATIONAL, LLC

SURGICAL INSTRUMENT SERVICES AND SAVINGS, LLC

SUTURE EXPRESS, LLC

TRI-STATE MEXICO HOLDINGS, LLC

UNITED MEDCO, LLC

By: MEDLINE INDUSTRIES, LP

Its: Manager

By: MOZART GP, LLC

Its: General Partner

By:	/s/ Alexander M. Liberman
Name: Alexander M. Liberman
Title: Chief Legal Officer, Secretary

CENTURION MEDICAL PRODUCTS, LP MEDLINE INDUSTRIES, LP MRE PROPCO, LP

By: MOZART GP, LLC Its: General Partner

By:	/s/ Alexander M. Liberman
Name: Alexander M. Liberman
Title: Chief Legal Officer, Secretary

[Signature page to Indenture]

MEDICAL STERILIZATION HOLDINGS, LP
MEDICAL STERILIZATION COMPANY (NLMX), LP
MEDICAL STERILIZATION COMPANY (US), LP

By: MEDICAL STERILIZATION GP, LLC
Its: General Partner

By:	/s/ Alexander M. Liberman
Name: Alexander M. Liberman
Title: Chief Legal Officer, Secretary

MEDLINE BERMUDA HOLDINGS LLC
MEDLINE INTERNATIONAL, LLC
MEDLINE ONE MEXICO HOLDINGS, LLC
MEDLINE SOLUCIONES MEDICAS HOLDINGS, LLC
MEXICALI DIRECTO HOLDINGS, LLC
MICROTEK DOMINICANA HOLDINGS, LLC
MOMH, LLC
MSMH NL, LLC
PMM HOLDINGS, LLC
RCI HUDSON MEXICO HOLDINGS, LLC
THIN CANDIED SHELL, LLC

By: STELLAR HOLDCO, LLC
Its: Manager

By:	/s/ Michael B. Drazin
Name: Michael B. Drazin
Title: Director

By:	/s/ Alexander M. Liberman
Name: Alexander M. Liberman
Title: Director

[Signature page to Indenture]

MEDLINE DME, LP
MEDLINE DME TN, LP

By: MEDLINE DME GP, LLC
Its: General Partner

By:	/s/ Bradley Mariam
Name: Bradley Mariam
Title: Manager

MEDLINE INDUSTRIES HOLDINGS, L.P.

By: MEDLINE MILLS INDUSTRIES LLC
Its: General Partner

By: MEDLINE INDUSTRIES, LP
Its: Manager

By: MOZART GP, LLC
Its: General Partner

By:	/s/ Alexander M. Liberman
Name: Alexander M. Liberman
Title: Chief Legal Officer, Secretary

MEDLINE INTERNATIONAL HOLDCO, INC.

By:	/s/ Michael B. Drazin
Name: Michael B. Drazin
Title: Director

By:	/s/ Alexander M. Liberman
Name: Alexander M. Liberman
Title: Director

[Signature page to Indenture]

ML PRODUCTS, LLC
MMS, L.L.C.

By: MEDLINE SOONER ACQUISITION, LLC
Its: Manager

By: MEDLINE INDUSTRIES, LP
Its: Manager

By: MOZART GP, LLC
Its: General Partner

By:	/s/ Alexander M. Liberman
Name: Alexander M. Liberman
Title: Chief Legal Officer, Secretary

PLUROGEN THERAPEUTICS, LLC

By:	/s/ Sameer Garg
Name: Sameer Garg
Title: Manager

By:	/s/ Stuart J. Schneider
Name: Stuart J. Schneider
Title: Manager

STELLAR HOLDCO, LLC

By:	/s/ Michael B. Drazin
Name: Michael B. Drazin
Title: Director

By:	/s/ Alexander M. Liberman
Name: Alexander M. Liberman
Title: Director

[Signature page to Indenture]

TCS NUEVO LAREDO, LLC

By: MEDICAL STERILIZATION HOLDINGS, LP
Its: Manager

By: MEDICAL STERILIZATION GP, LLC
Its: General Partner

By:	/s/ Alexander M. Liberman
Name: Alexander M. Liberman
Title: Chief Legal Officer, Secretary

THIN CANDY SHELL, LLC

By: CENTURION MEDICAL PRODUCTS, LP
Its: Managing Manager

By: MOZART GP, LLC
Its: General Partner

By:	/s/ Alexander M. Liberman
Name: Alexander M. Liberman
Title: Chief Legal Officer, Secretary

[Signature page to Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Sarah Vilhauer
Name:	Sarah Vilhauer
Title:	Vice President

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Notes Collateral Agent

By:	/s/ Sarah Vilhauer
Name:	Sarah Vilhauer
Title:	Vice President

[Signature page to Indenture]

EXHIBIT A-1

[FORM OF 2031 NOTE]

[FACE OF 2031 NOTE]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

A-1

CUSIP [___]1

ISIN    [___]2

[RULE 144A][REGULATION S] [GLOBAL] NOTE

representing [up to]

$[__________]

5.000% Senior Secured Notes due 2031

No. ___	[$__________]

Medline Borrower, LP, a Delaware limited partnership, and Medline Co-Issuer, Inc., a Delaware corporation, jointly and severally, promise to pay to [Cede & Co.]* or registered assigns the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of _______________ United States dollars, as may be increased or decreased on the attached Schedule of Exchanges of Interests in the Global Note,] on June 15, 2031.

Interest Payment Dates: June 15 and December 15, commencing on December 15, 2026

Record Dates:      June 1 and December 1

Additional provisions of this 2031 Note are set forth on the other side of this 2031 Note.

*	Include only if the 2031 Note is issued in global form.

[1]	58506D AB4 (144A); U8357D AC4 (Reg S)
[2]	US58506DAB47 (144A); USU8357DAC49 (Reg S)

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IN WITNESS HEREOF, each of the Issuers has caused this instrument to be duly executed.

Dated:

MEDLINE BORROWER, LP, as the Issuer

By: MOZART GP, LLC
Its: General Partner

By:
Name: Title:

MEDLINE CO-ISSUER, INC., as the Co-Issuer

By:
Name: Title:

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This is one of the 2031 Notes referred to in the within-mentioned Indenture: WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Date:

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[REVERSE OF 2031 NOTE]

5.000% Senior Secured Notes due 2031

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Medline Borrower, LP, a Delaware limited partnership (the “Issuer”) and Medline Co-Issuer, Inc., a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), jointly and severally, promise to pay interest on the principal amount of this 2031 Note at a rate per annum of 5.000% from May 28, 20263 until maturity. The Issuers will pay interest on this 2031 Note semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2026, or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuers will make each interest payment to the Holder of record of this 2031 Note on the immediately preceding June 1 and December 1 (whether or not a Business Day) (each, a “Record Date”). Interest on this 2031 Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including May 28, 2026.4 The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this 2031 Note; the Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this 2031 Note. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. Method of Payment. The Issuers will pay interest on this 2031 Note to the Person who is the registered Holder of this 2031 Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this 2031 Note is cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Cash payments of principal of, premium, if any, and interest on this 2031 Note will be payable at the office or agency of the Issuers maintained for such purpose pursuant to Section 4.02 of the Indenture or, at the option of the Issuers, cash payment of interest may be made through the Paying Agent by check mailed to the Holders at their respective addresses set forth in the Note Register of Holders; provided that (a) all cash payments of principal, premium, if any, and interest with respect to 2031 Notes represented by Global Notes registered in the name of or held by DTC or its nominee will be made through the Paying Agent by wire transfer of immediately available funds to the accounts specified by the registered Holder or Holders thereof and (b) all cash payments of principal, premium, if any, and interest with respect to certificated 2031 Notes may, at the option of the Issuers, be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States of America if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent, Transfer Agent and Registrar. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent, Transfer Agent and Registrar. The Issuers may change any Paying Agent, Transfer Agent or Registrar without prior notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.

[3]	In the case of 2031 Notes issued on the Issue Date.
[4]	In the case of 2031 Notes issued on the Issue Date.

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4. Indenture. The Issuers issued the 2031 Notes under an Indenture, dated as of May 28, 2026 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among the Issuers, the Guarantors party thereto from time to time, the Trustee and the Notes Collateral Agent. This 2031 Note is one of a duly authorized issue of notes of the Issuers designated as their 5.000% Senior Secured Notes due 2031. The Issuers shall be entitled to issue Additional 2031 Notes pursuant to Sections 2.01 and 4.12 of the Indenture. The terms of the 2031 Notes include those stated in the Indenture. The 2031 Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this 2031 Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. Optional Redemption.

(a) Except as set forth in clauses (b) and (d) of this paragraph 5 and in clauses (b) and (d) of Section 3.07 of the Indenture, the 2031 Notes will not be redeemable at the Issuer’s option prior to May 15, 2031.

(b) Prior to May 15, 2031, the Issuer may, at its option, at any time and from time to time, redeem the 2031 Notes, in whole or in part, upon notice in accordance with Section 3.03 of the Indenture, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (A) (1) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming such 2031 Notes matured on May 15, 2031) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (2) interest accrued to, but excluding, the Redemption Date, and (B) 100% of the principal amount of such 2031 Notes, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the 2031 Notes on the relevant Interest Payment Date falling prior to or on the Redemption Date.

(c) On or after May 15, 2031, the Issuer may, at its option, at any time and from time to time, redeem the 2031 Notes, in whole or in part, upon notice in accordance with Section 3.03 of the Indenture, at a redemption price equal to 100% of the principal amount of such 2031 Notes being redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date.

(d) Notwithstanding the foregoing, in connection with any Change of Control Offer or Alternate Offer for the 2031 Notes, if Holders of not less than 90% in aggregate principal amount of the then outstanding 2031 Notes validly tender and do not validly withdraw such 2031 Notes in such offer and the Issuer, or any third party making such offer in lieu of the Issuer, purchases all of the 2031 Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 days nor more than 60 days’ prior notice, given not more than 60 days following such purchase date, to redeem all 2031 Notes that remain outstanding following such purchase at a price in cash equal to 101% of the aggregate principal amount of the 2031 Notes repurchased plus, to the extent not included in the offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date, subject to the right of Holders of record of 2031 Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date. In determining whether the Holders of at least 90% of the aggregate principal amount of the then outstanding 2031 Notes have validly tendered and not validly withdrawn 2031 Notes in a Change of Control Offer or Alternate Offer, as applicable, 2031 Notes owned by an Affiliate of the Issuer or by funds controlled or managed by any Affiliate of the Issuer, or any successor thereof, or any Debt Fund Affiliate, shall be deemed to be outstanding for the purposes of such Change of Control Offer or Alternate Offer, as applicable.

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(e) Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture. Notice of any redemption or offer to purchase, whether in connection with an equity offering, Change of Control, Alternate Offer or other transaction or event or otherwise, may, at the Issuer’s (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) discretion, be given prior to the completion or occurrence thereof, and any such redemption, offer to purchase or notice may, at the Issuer’s (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) discretion, be subject to one or more conditions precedent (including conditions precedent applicable to different amounts of 2031 Notes redeemed) including, but not limited to, completion or occurrence of the related equity offering, Change of Control, Alternate Offer or other transaction or event, as the case may be. In addition, if such redemption or offer to purchase is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) discretion, the redemption or repurchase date may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was sent) as any or all such conditions shall be satisfied (or waived by the Issuer (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) in its sole discretion), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) in its sole discretion) by the redemption or purchase date, or by the redemption or purchase date so delayed, or that such notice or offer may be rescinded at any time in the Issuer’s (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) sole discretion. In addition, the Issuer may provide in such notice or offer to purchase that payment of the redemption or purchase price and performance of the Issuer’s obligations with respect to such redemption or offer to purchase may be performed by another Person.

(f) The Issuers, Holdings, their direct and indirect equityholders, including the Investors, any of their Subsidiaries and their respective Affiliates and members of management may acquire the 2031 Notes by means other than a redemption pursuant to this paragraph 5, whether by tender offer, open market purchases, negotiated transactions or otherwise.

6. Mandatory Redemption. The Issuer shall not be required to make any mandatory redemption or sinking fund payment with respect to the 2031 Notes.

7. [Reserved].

8. Notice of Redemption. Subject to Section 3.03 of the Indenture, notice of redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 10 days but not more than 60 days before the Redemption Date to each Holder whose 2031 Notes are to be redeemed at such Holder’s registered address stated in the Note Register or otherwise in accordance with the Applicable Procedures, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 of the Indenture. 2031 Notes and portions of 2031 Notes selected for redemption shall be in integral multiples of $1,000 and no 2031 Notes of $2,000 or less can be redeemed in part, except that if all of the 2031 Notes of a Holder are to be redeemed, the entire outstanding amount of 2031 Notes held by such Holder shall be redeemed, even if not in a principal amount of at least $2,000. On and after the Redemption Date, unless the Issuers default in the payment of the redemption price, interest ceases to accrue on this 2031 Note or portions thereof called for redemption.

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9. Offers to Repurchase. Upon the occurrence of a Change of Control, unless the Issuer has previously or concurrently sent a redemption notice with respect to all the outstanding 2031 Notes as described under Section 3.07 of the Indenture, the Issuers shall make a Change of Control Offer in accordance with Section 4.14 of the Indenture.

10. Denominations, Transfer, Exchange. The 2031 Notes are in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The transfer of 2031 Notes shall be registered and 2031 Notes may only be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers and the Transfer Agent need not exchange or register the transfer of any 2031 Note or portion of a 2031 Note selected for redemption, except for the unredeemed portion of any 2031 Note being redeemed in part; provided that new 2031 Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Also, the Issuers and the Transfer Agent need not exchange or register the transfer of any 2031 Notes for a period of 15 days before the mailing of a notice of redemption of 2031 Notes to be redeemed.

11. Persons Deemed Owners. The registered Holder of a 2031 Note shall be treated as its owner for all purposes. Only registered Holders shall have rights hereunder.

12. Amendment, Supplement and Waiver. The Indenture, the Guarantees, the 2031 Notes or the Security Documents may be amended or supplemented as provided in the Indenture.

13. Defaults and Remedies.

(a) The Events of Default relating to the 2031 Notes are defined in Section 6.01 of the Indenture. If any Event of Default (other than an Event of Default of the type specified in clause (vi) or (vii) of Section 6.01(a) of the Indenture) occurs and is continuing under the Indenture, the Trustee or the Holders of not less than 30% in aggregate principal amount of all of the then outstanding 2031 Notes may, by notice to the Issuer and the Trustee, in either case specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration,” declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding 2031 Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal of and premium, if any, and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (vi) or (vii) of Section 6.01(a) of the Indenture, all outstanding 2031 Notes will become due and payable without further action or notice. Holders of 2031 Notes may not enforce the Indenture, the 2031 Notes, the Security Documents or the Guarantees except as provided in the Indenture. Subject to certain limitations, the Required Holders may direct the Trustee in its exercise of any trust or power.

(b) The Trustee may withhold from the Holders of 2031 Notes notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

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(c) The Required Holders, by written notice to the Trustee (with a copy to the Issuer, provided that any waiver or rescission under Section 6.04 of the Indenture shall be valid and binding notwithstanding the failure to provide a copy of such notice to the Issuer) may on behalf of the Holders of all of the 2031 Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any 2031 Note held by a non-consenting Holder) (including in connection with a Change of Control Offer or an Alternate Offer) and rescind any acceleration with respect to the 2031 Notes and its consequences under the Indenture (except if such rescission would conflict with any judgment of a court of competent jurisdiction). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

(d) The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer shall promptly (which shall be no more than 20 Business Days after becoming aware of such Default) deliver to the Trustee by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

14. Guarantees. The Issuers’ obligations under the 2031 Notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors.

15. Authentication. This 2031 Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

16. Governing Law. THIS 2031 NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS 2031 NOTE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

17. CUSIP Numbers and ISINs. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers and ISINs to be printed on the 2031 Notes and the Trustee may use CUSIP numbers and ISINs in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the 2031 Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

18. Security. The 2031 Notes and the related Guarantees will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Trustee and the Notes Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders of the 2031 Notes, in each case pursuant to the Security Documents and the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, and Junior Lien Intercreditor Agreement, if any. Each Holder, by accepting this 2031 Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) and the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, and Junior Lien Intercreditor Agreement, if any, each as may be in effect or may be amended from time to time in accordance with their terms and the Indenture, and authorizes and directs the Notes Collateral Agent to enter into the Security Documents and the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, on the Issue Date, and the Security Documents and the Junior Lien Intercreditor Agreement, if any, at any time after the Issue Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith.

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The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

Medline Borrower, LP

3 Lakes Drive

Northfield, IL 60093

Attention: Alex Liberman

Email: [Email address]

With a copy to (which shall not constitute notice for any purpose under this Indenture):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Facsimile No.: [Facsimile number]

Attention: Jonathan Ozner, Katharine Thompson

Email: [Email address] [Email address]

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ASSIGNMENT FORM

To assign this 2031 Note, fill in the form below:

(I) or (we) assign and transfer this 2031 Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                               to transfer this 2031 Note on the books of the Issuer. The agent may substitute another to act for him.

Date: ____________________

Your Signature:
(Sign exactly as your name appears on the face of this 2031 Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this 2031 Note purchased by the Issuer pursuant to Section 4.14 of the Indenture, check the appropriate box below:

[ ] Section 4.14

If you want to elect to have only part of this 2031 Note purchased by the Issuer pursuant to Section 4.14 of the Indenture, state the amount you elect to have purchased:

$________________

Date: ____________________

Your Signature:
(Sign exactly as your name appears on the face of this 2031 Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

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SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $___________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

* This schedule should be included only if the 2031 Note is issued in global form.

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EXHIBIT A-2

[FORM OF 2033 NOTE]

[FACE OF 2033 NOTE]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Temporary Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP [___]5

ISIN [___]6

[RULE 144A][REGULATION S] [GLOBAL] NOTE

representing [up to]

$[__________]

5.250% Senior Secured Notes due 2033

No.___	[$__________]

Medline Borrower, LP, a Delaware limited partnership, and Medline Co-Issuer, Inc., a Delaware corporation, jointly and severally, promise to pay to [Cede & Co.]* or registered assigns the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of _______________ United States dollars, as may be increased or decreased on the attached Schedule of Exchanges of Interests in the Global Note,] on June 15, 2033.

Interest Payment Dates: June 15 and December 15, commencing on December 15, 2026

Record Dates:     June 1 and December 1

Additional provisions of this 2033 Note are set forth on the other side of this 2033 Note.

*	Include only if the 2033 Note is issued in global form.

[5]	58506D AC2 (144A); U8357D AD2 (Reg S)
[6]	US58506DAC20 (144A); USU8357DAD22 (Reg S)

IN WITNESS HEREOF, each of the Issuers has caused this instrument to be duly executed.

Dated:

MEDLINE BORROWER, LP, as the Issuer

By: MOZART GP, LLC

Its: General Partner

By:
Name: Title:

MEDLINE CO-ISSUER, INC., as the Co-Issuer

By:
Name: Title:

This is one of the 2033 Notes referred to in the within-mentioned Indenture:
WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

Date:

[REVERSE OF 2033 NOTE]

5.250% Senior Secured Notes due 2033

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Medline Borrower, LP, a Delaware limited partnership (the “Issuer”) and Medline Co-Issuer, Inc., a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), jointly and severally, promise to pay interest on the principal amount of this 2033 Note at a rate per annum of 5.250% from May 28, 20267 until maturity. The Issuers will pay interest on this 2033 Note semi-annually in arrears on June 15 and December 15 of each year, beginning December 15, 2026, or, if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). The Issuers will make each interest payment to the Holder of record of this 2033 Note on the immediately preceding June 1 and December 1 (whether or not a Business Day) (each, a “Record Date”). Interest on this 2033 Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including May 28, 2026.8 The Issuers will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this 2033 Note; the Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this 2033 Note. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. Method of Payment. The Issuers will pay interest on this 2033 Note to the Person who is the registered Holder of this 2033 Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this 2033 Note is cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Cash payments of principal of, premium, if any, and interest on this 2033 Note will be payable at the office or agency of the Issuers maintained for such purpose pursuant to Section 4.02 of the Indenture or, at the option of the Issuers, cash payment of interest may be made through the Paying Agent by check mailed to the Holders at their respective addresses set forth in the Note Register of Holders; provided that (a) all cash payments of principal, premium, if any, and interest with respect to 2033 Notes represented by Global Notes registered in the name of or held by DTC or its nominee will be made through the Paying Agent by wire transfer of immediately available funds to the accounts specified by the registered Holder or Holders thereof and (b) all cash payments of principal, premium, if any, and interest with respect to certificated 2033 Notes may, at the option of the Issuers, be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States of America if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent, Transfer Agent and Registrar. Initially, Wilmington Trust, National Association, the Trustee under the Indenture, will act as Paying Agent, Transfer Agent and Registrar. The Issuers may change any Paying Agent, Transfer Agent or Registrar without prior notice to the Holders. The Issuer or any of its Subsidiaries may act in any such capacity.

[7]	In the case of 2033 Notes issued on the Issue Date.
[8]	In the case of 2033 Notes issued on the Issue Date.

4. Indenture. The Issuers issued the 2033 Notes under an Indenture, dated as of May 28, 2026 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among the Issuers, the Guarantors party thereto from time to time, the Trustee and the Notes Collateral Agent. This 2033 Note is one of a duly authorized issue of notes of the Issuers designated as their 5.250% Senior Secured Notes due 2033. The Issuers shall be entitled to issue Additional 2033 Notes pursuant to Sections 2.01 and 4.12 of the Indenture. The terms of the 2033 Notes include those stated in the Indenture. The 2033 Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this 2033 Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. Optional Redemption.

(a) Except as set forth in clauses (b) and (d) of this paragraph 5 and in clauses (b) and (d) of Section 3.07 of the Indenture, the 2033 Notes will not be redeemable at the Issuer’s option prior to April 15, 2033.

(b) Prior to April 15, 2033, the Issuer may, at its option, at any time and from time to time, redeem the 2033 Notes, in whole or in part, upon notice in accordance with Section 3.03 of the Indenture, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (A) (1) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the Redemption Date (assuming such 2033 Notes matured on April 15, 2033) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points, less (2) interest accrued to, but excluding, the Redemption Date, and (B) 100% of the principal amount of such 2033 Notes, plus, in either case, accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the 2033 Notes on the relevant Interest Payment Date falling prior to or on the Redemption Date.

(c) On or after April 15, 2033, the Issuer may, at its option, at any time and from time to time, redeem the 2033 Notes, in whole or in part, upon notice in accordance with Section 3.03 of the Indenture, at a redemption price equal to 100% of the principal amount of such 2033 Notes being redeemed, plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the Redemption Date, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date.

(d) Notwithstanding the foregoing, in connection with any Change of Control Offer or Alternate Offer for the 2033 Notes, if Holders of not less than 90% in aggregate principal amount of the then outstanding 2033 Notes validly tender and do not validly withdraw such 2033 Notes in such offer and the Issuer, or any third party making such offer in lieu of the Issuer, purchases all of the 2033 Notes validly tendered and not validly withdrawn by such Holders, the Issuer or such third party will have the right upon not less than 10 days nor more than 60 days’ prior notice, given not more than 60 days following such purchase date, to redeem all 2033 Notes that remain outstanding following such purchase at a price in cash equal to 101% of the aggregate principal amount of the 2033 Notes repurchased plus, to the extent not included in the offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date, subject to the right of Holders of record of 2033 Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling prior to or on the Redemption Date. In determining whether the Holders of at least 90% of the aggregate principal amount of the then outstanding 2033 Notes have validly tendered and not validly withdrawn 2033 Notes in a Change of Control Offer or Alternate Offer, as applicable, 2033 Notes owned by an Affiliate of the Issuer or by funds controlled or managed by any Affiliate of the Issuer, or any successor thereof, or any Debt Fund Affiliate, shall be deemed to be outstanding for the purposes of such Change of Control Offer or Alternate Offer, as applicable.

(e) Any redemption pursuant to this paragraph 5 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Indenture. Notice of any redemption or offer to purchase, whether in connection with an equity offering, Change of Control, Alternate Offer or other transaction or event or otherwise, may, at the Issuer’s (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) discretion, be given prior to the completion or occurrence thereof, and any such redemption, offer to purchase or notice may, at the Issuer’s (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) discretion, be subject to one or more conditions precedent (including conditions precedent applicable to different amounts of 2033 Notes redeemed) including, but not limited to, completion or occurrence of the related equity offering, Change of Control, Alternate Offer or other transaction or event, as the case may be. In addition, if such redemption or offer to purchase is subject to satisfaction of one or more conditions precedent, such notice shall state that, in the Issuer’s (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) discretion, the redemption or repurchase date may be delayed until such time (including more than 60 days after the date the notice of redemption or offer to purchase was sent) as any or all such conditions shall be satisfied (or waived by the Issuer (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) in its sole discretion), or such redemption or purchase may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by the Issuer (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) in its sole discretion) by the redemption or purchase date, or by the redemption or purchase date so delayed, or that such notice or offer may be rescinded at any time in the Issuer’s (or, in the case of a Change of Control Offer, a third party making such Change of Control Offer) sole discretion. In addition, the Issuer may provide in such notice or offer to purchase that payment of the redemption or purchase price and performance of the Issuer’s obligations with respect to such redemption or offer to purchase may be performed by another Person.

(f) The Issuers, Holdings, their direct and indirect equityholders, including the Investors, any of their Subsidiaries and their respective Affiliates and members of management may acquire the 2033 Notes by means other than a redemption pursuant to this paragraph 5, whether by tender offer, open market purchases, negotiated transactions or otherwise.

6. Mandatory Redemption. The Issuer shall not be required to make any mandatory redemption or sinking fund payment with respect to the 2033 Notes.

7. [Reserved].

8. Notice of Redemption. Subject to Section 3.03 of the Indenture, notice of redemption shall be delivered electronically or mailed by first-class mail, postage prepaid, at least 10 days but not more than 60 days before the Redemption Date to each Holder whose 2033 Notes are to be redeemed at such Holder’s registered address stated in the Note Register or otherwise in accordance with the Applicable Procedures, except that redemption notices may be delivered electronically or mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with Article 8 or Article 11 of the Indenture. 2033 Notes and portions of 2033 Notes selected for redemption shall be in integral multiples of $1,000 and no 2033 Notes of $2,000 or less can be redeemed in part, except that if all of the 2033 Notes of a Holder are to be redeemed, the entire outstanding amount of 2033 Notes held by such Holder shall be redeemed, even if not in a principal amount of at least $2,000. On and after the Redemption Date, unless the Issuers default in the payment of the redemption price, interest ceases to accrue on this 2033 Note or portions thereof called for redemption.

9. Offers to Repurchase. Upon the occurrence of a Change of Control, unless the Issuer has previously or concurrently sent a redemption notice with respect to all the outstanding 2033 Notes as described under Section 3.07 of the Indenture, the Issuers shall make a Change of Control Offer in accordance with Section 4.14 of the Indenture.

10. Denominations, Transfer, Exchange. The 2033 Notes are in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof. The transfer of 2033 Notes shall be registered and 2033 Notes may only be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers and the Transfer Agent need not exchange or register the transfer of any 2033 Note or portion of a 2033 Note selected for redemption, except for the unredeemed portion of any 2033 Note being redeemed in part; provided that new 2033 Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Also, the Issuers and the Transfer Agent need not exchange or register the transfer of any 2033 Notes for a period of 15 days before the mailing of a notice of redemption of 2033 Notes to be redeemed.

11. Persons Deemed Owners. The registered Holder of a 2033 Note shall be treated as its owner for all purposes. Only registered Holders shall have rights hereunder.

12. Amendment, Supplement and Waiver. The Indenture, the Guarantees, the 2033 Notes or the Security Documents may be amended or supplemented as provided in the Indenture.

13. Defaults and Remedies.

(a) The Events of Default relating to the 2033 Notes are defined in Section 6.01 of the Indenture. If any Event of Default (other than an Event of Default of the type specified in clause (vi) or (vii) of Section 6.01(a) of the Indenture) occurs and is continuing under the Indenture, the Trustee or the Holders of not less than 30% in aggregate principal amount of all of the then outstanding 2033 Notes may, by notice to the Issuer and the Trustee, in either case specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration,” declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding 2033 Notes to be due and payable immediately. Upon the effectiveness of such declaration, such principal of and premium, if any, and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (vi) or (vii) of Section 6.01(a) of the Indenture, all outstanding 2033 Notes will become due and payable without further action or notice. Holders of 2033 Notes may not enforce the Indenture, the 2033 Notes, the Security Documents or the Guarantees except as provided in the Indenture. Subject to certain limitations, the Required Holders may direct the Trustee in its exercise of any trust or power.

(b) The Trustee may withhold from the Holders of 2033 Notes notice of any continuing Default, except a Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest.

(c) The Required Holders, by written notice to the Trustee (with a copy to the Issuer, provided that any waiver or rescission under Section 6.04 of the Indenture shall be valid and binding notwithstanding the failure to provide a copy of such notice to the Issuer) may on behalf of the Holders of all of the 2033 Notes waive any existing Default and its consequences under the Indenture (except a continuing Default in the payment of interest on, premium, if any, or the principal of any 2033 Note held by a non-consenting Holder) (including in connection with a Change of Control Offer or an Alternate Offer) and rescind any acceleration with respect to the 2033 Notes and its consequences under the Indenture (except if such rescission would conflict with any judgment of a court of competent jurisdiction). Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of the Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereto.

(d) The Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer shall promptly (which shall be no more than 20 Business Days after becoming aware of such Default) deliver to the Trustee by registered or certified mail or by facsimile transmission an Officer’s Certificate specifying such Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

14. Guarantees. The Issuers’ obligations under the 2033 Notes are fully and unconditionally guaranteed, jointly and severally, by the Guarantors.

15. Authentication. This 2033 Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

16. Governing Law. THIS 2033 NOTE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS 2033 NOTE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

17. CUSIP Numbers and ISINs. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP numbers and ISINs to be printed on the 2033 Notes and the Trustee may use CUSIP numbers and ISINs in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the 2033 Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

18. Security. The 2033 Notes and the related Guarantees will be secured by the Collateral on the terms and subject to the conditions set forth in the Indenture and the Security Documents. The Trustee and the Notes Collateral Agent, as the case may be, hold the Collateral in trust for the benefit of the Holders of the 2033 Notes, in each case pursuant to the Security Documents and the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, and Junior Lien Intercreditor Agreement, if any. Each Holder, by accepting this 2033 Note, consents and agrees to the terms of the Security Documents (including the provisions providing for the foreclosure and release of Collateral) and the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, and Junior Lien Intercreditor Agreement, if any, each as may be in effect or may be amended from time to time in accordance with their terms and the Indenture, and authorizes and directs the Notes Collateral Agent to enter into the Security Documents and the Pari Passu Intercreditor Agreement, the ABL/Fixed Asset Intercreditor Agreement, if any, on the Issue Date, and the Security Documents and the Junior Lien Intercreditor Agreement, if any, at any time after the Issue Date, if applicable, and to perform its obligations and exercise its rights thereunder in accordance therewith.

The Issuer will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuer at the following address:

Medline Borrower, LP

3 Lakes Drive

Northfield, IL 60093

Attention: Alex Liberman

Email: [Email address]

With a copy to (which shall not constitute notice for any purpose under this Indenture):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Facsimile No.: [Facsimile number]

Attention: Jonathan Ozner, Katharine Thompson

Email: [Email address] [Email address]

ASSIGNMENT FORM

To assign this 2033 Note, fill in the form below:

(I) or (we) assign and transfer this 2033 Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                           to transfer this 2033 Note on the books of the Issuer. The agent may substitute another to act for him.

Date: ____________________

Your Signature:

(Sign exactly as your name appears on the face of this 2033 Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this 2033 Note purchased by the Issuer pursuant to Section 4.14 of the Indenture, check the appropriate box below:

[ ] Section 4.14

If you want to elect to have only part of this 2033 Note purchased by the Issuer pursuant to Section 4.14 of the Indenture, state the amount you elect to have purchased:

$________________

Date: ____________________

Your Signature:

(Sign exactly as your name appears on the face of this 2033 Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $___________. The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

* This schedule should be included only if the 2033 Note is issued in global form.

EXHIBIT B

[FORM OF CERTIFICATE OF TRANSFER]

Medline Borrower, LP

3 Lakes Drive

Northfield, IL 60093

Attention: Alex Liberman

Email: [Email address]

With a copy to (which shall not constitute notice for any purpose under this Indenture):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Facsimile No.: [Facsimile number]

Attention: Jonathan Ozner, Katharine Thompson

Email: [Email address] [Email address]

Wilmington Trust, National Association

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Facsimile No.: [Facsimile number]

Attention: Medline Borrower, LP Notes Administrator

Re: [5.000% Senior Secured Notes due 2031][5.250% Senior Secured Notes due 2033]

Reference is hereby made to the Indenture, dated as of May 28, 2026 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among Medline Borrower, LP, a Delaware limited partnership (the “Issuer”), Medline Co-Issuer, Inc., a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), Medline Intermediate, LP, a Delaware limited partnership, the Subsidiary Guarantors named therein, and Wilmington Trust, National Association, a national banking association, as Trustee and Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

____________________ (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $_______________ in such Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”) or the transfer is being made to the Issuer, Holdings or any of their Subsidiaries or Affiliates, and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred (A) to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States or (B) the transfer is being made to the Issuer, Holdings or any of their Subsidiaries of Affiliates.

2. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT REGULATION S GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the applicable Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. [ ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) [ ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or

(b) [ ] such Transfer is being effected to the Issuer, Holdings or any of their Subsidiaries or Affiliates thereof; or

(c) [ ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act.

4. [ ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) [ ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) [ ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) [ ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: __________

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP: [ ]; ISIN: [ ]), or

(ii)	[ ] Regulation S Global Note (CUSIP: [ ]; ISIN: [ ]), or

(b)	[ ] a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note (CUSIP: [ ]; ISIN: [ ]), or

(ii)	[ ] Regulation S Global Note (CUSIP: [ ]; ISIN: [ ]);

(b)	[ ] a Restricted Definitive Note; or

(c)	[ ] an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C

[FORM OF CERTIFICATE OF EXCHANGE]

Medline Borrower, LP

3 Lakes Drive

Northfield, IL 60093

Attention: Alex Liberman

Email: [Email address]

With a copy to (which shall not constitute notice for any purpose under this Indenture):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Facsimile No.: [Facsimile number]

Attention: Jonathan Ozner, Katharine Thompson

Email: [Email address] [Email address]

Wilmington Trust, National Association

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Facsimile No.: [Facsimile number]

Attention: Medline Borrower, LP Notes Administrator

Re: [5.000% Senior Secured Notes due 2031][5.250% Senior Secured Notes due 2033]

Reference is hereby made to the Indenture, dated as of May 28, 2026 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among Medline Borrower, LP, a Delaware limited partnership, Medline Co-Issuer, Inc., a Delaware corporation, Medline Intermediate, LP, a Delaware limited partnership, the Subsidiary Guarantors named therein, and Wilmington Trust, National Association, a national banking association, as Trustee and Notes Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

________________ (the “Owner”) owns and proposes to exchange Note[s] or an interest in such Note[s], in the principal amount of $__________in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

(a) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the

Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

(a) [ ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) [ ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [ ] 144A Global Note [ ] Regulation S Global Note in each case, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Issuer.

[Insert Name of Transferor]

By:
Name:
Title:

Dated: __________

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS]

[______] Supplemental Indenture (this “Supplemental Indenture”), dated as of ______________, among ________________________ (the “Guaranteeing Subsidiary”), a subsidiary of Medline Borrower, LP, a Delaware limited partnership (the “Issuer”), Medline Co-Issuer, Inc., a Delaware corporation (the “Co-Issuer” and, together with the Issuer, the “Issuers”), Medline Intermediate, LP, a Delaware limited partnership, the Subsidiary Guarantors named therein, and Wilmington Trust, National Association, a national banking association, as trustee (in such capacity, the “Trustee”) and as collateral agent (in such capacity, the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee and the Notes Collateral Agent an Indenture (the “Indenture”), dated as of May 28, 2026, providing for the issuance of $1,250,000,000 aggregate principal amount of 5.000% Senior Secured Notes due 2031 and $750,000,000 aggregate principal amount of 5.250% Senior Secured Notes due 2033 (collectively, the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee and the Notes Collateral Agent a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Issuers’ Obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee and the Notes Collateral Agent are authorized to execute and deliver this Supplemental Indenture without the consent of Holders.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guaranteeing Subsidiary acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Guarantor pursuant to the Indenture. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article 10 thereof.

(3) Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4) No Recourse Against Others. No past, present or future director, manager, officer, employee, incorporator, member, partner or direct or indirect equityholder of the Issuers, Holdings or the Guaranteeing Subsidiary shall have any liability for any obligations of the Issuers or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Guarantees, [the Security Documents,] the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(5) Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(6) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmissions shall be deemed to be their original signatures for all purposes.

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) The Trustee and the Notes Collateral Agent. The Trustee and the Note Collateral Agent shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary.

(9) Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(10) Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

(11) Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and Notes Collateral Agent

By:
Name:
Title:

Exhibit E

[FORM OF JUNIOR LIEN INTERCREDITOR AGREEMENT]

[Attached.]

AGREED FORM

JUNIOR PRIORITY LIEN INTERCREDITOR AGREEMENT dated as of [     ] (as amended, supplemented or otherwise modified from time to time, this “Agreement”), among Medline Intermediate, LP, a Delaware limited partnership (“Holdings”), Medline Borrower, LP, a Delaware limited partnership (the “Borrower”), the other Grantors (as defined below) party hereto, BANK OF AMERICA, N.A., as Representative for the First Lien Credit Agreement Secured Parties (in such capacity and together with its successors in such capacity, the “First Lien Credit Agreement Collateral Agent”), WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as Notes Collateral Agent under and as defined in the 2021 Indenture for the 2021 Indenture Secured Parties (in such capacity, the “2021 Notes Collateral Agent”), WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as Notes Collateral Agent under and as defined in the 2024 Indenture for the 2024 Indenture Secured Parties (in such capacity, the “2024 Notes Collateral Agent”), WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as Notes Collateral Agent under and as defined in the 2026 Indenture for the 2026 Indenture Secured Parties (in such capacity, the “2026 Notes Collateral Agent”), [each additional Collateral Agent for any Senior Obligations (each, an “Additional Senior Debt Collateral Agent”),] [     ], as Representative for the Initial Second Lien Secured Parties (in such capacity and together with its successors in such capacity, the “Initial Second Lien Collateral Agent”), and each additional Second Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the First Lien Credit Agreement Collateral Agent (for itself and on behalf of the First Lien Credit Agreement Secured Parties), the 2021 Notes Collateral Agent (for itself and on behalf of the 2021 Indenture Secured Parties), 2024 Notes Collateral Agent (for itself and on behalf of the 2024 Indenture Secured Parties), 2026 Notes Collateral Agent (for itself and on behalf of the 2026 Indenture Secured Parties), the Initial Second Lien Collateral Agent (for itself and on behalf of the Initial Second Lien Secured Parties), each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility) and each additional Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties under the applicable Second Priority Debt Facility) agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the First Lien Credit Agreement or, if defined in the New York UCC, have the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below.

“2021 Indenture” means that certain Indenture, dated as of October 15, 2021, between Mozart Debt Merger Sub Inc. (which, upon consummation of the Acquisition on the Closing Date, was merged with and into the Borrower) and Wilmington Trust, National Association, as trustee and notes collateral agent, as amended and supplemented by that certain First Supplemental Indenture, dated as of October 21, 2021, that certain Second Supplemental Indenture, dated as of July 19, 2024, and that certain Third Supplemental Indenture, dated as of December 20, 2024, among the Borrower, Medline Co-Issuer, Inc., a Delaware corporation (the “Notes Co-Issuer”), Holdings and the other guarantors party thereto and Wilmington Trust, National Association, as trustee and notes collateral agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, together with any indentures, agreements and other documents as may be entered into in connection with any Refinancing thereof; provided (a) that the obligations in respect of any such other financing arrangement or agreement are secured by Liens on the Shared Collateral that rank pari passu with the Liens securing the Senior Obligations, (b) that the collateral agent for any such other financing arrangement or agreement becomes a party to the Equal Priority Lien Intercreditor Agreement by executing and delivering a Collateral Agent Joinder Agreement (as defined in the Equal Priority Lien Intercreditor Agreement) and to this Agreement by executing and delivering a Joinder Agreement and (c) in the case of any refinancing or replacement, the Borrower designates such financing arrangement or agreement as the “Initial Additional Equal Priority Agreement” (and not an Additional Equal Priority Obligation, as defined in the Equal Priority Lien Intercreditor Agreement) under the Equal Priority Lien Intercreditor Agreement and as the “2021 Indenture” (and not Additional Senior Debt) hereunder.

“2021 Indenture Documents” means the 2021 Indenture, the notes issued pursuant thereto and the “Security Documents” (as defined in the 2021 Indenture).

“2021 Indenture Obligations” means the “Secured Obligations” as defined in the 2021 Indenture Security Agreement.

“2021 Indenture Secured Parties” means “Secured Parties” as defined in the 2021 Indenture Security Agreement.

“2021 Indenture Security Agreement” means the Security Agreement, dated as of October 21, 2021, among the Borrower, the Notes Co-Issuer, the 2021 Notes Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“2024 Indenture” means that certain Indenture, dated as of March 27, 2024, among the Borrower, the Notes Co-Issuer, Holdings and the other guarantors party thereto and Wilmington Trust, National Association, as trustee and notes collateral agent, as amended and supplemented by that certain First Supplemental Indenture, dated as of June 24, 2024, that certain Second Supplemental Indenture, dated as of July 19, 2024, and that certain Third Supplemental Indenture, dated as of December 20, 2024, among the Borrower, the Notes Co-Issuer, Holdings and the other guarantors party thereto and Wilmington Trust, National Association, as trustee and notes collateral agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, together with any indentures, agreements and other documents as may be entered into in connection with any Refinancing thereof; provided (a) that the obligations in respect of any such other financing arrangement or agreement are secured by Liens on the Shared Collateral that rank pari passu with the Liens securing the Senior Obligations, (b) that the collateral agent for any such other financing arrangement or agreement becomes a party to the Equal Priority Lien Intercreditor Agreement by executing and delivering a Collateral Agent Joinder Agreement (as defined in the Equal Priority Lien Intercreditor Agreement) and to this Agreement by executing and delivering a Joinder Agreement and (c) in the case of any refinancing or replacement, the Borrower designates such financing arrangement or agreement as “Additional Equal Priority Obligations” under the Equal Priority Lien Intercreditor Agreement and as the “2024 Indenture” (and not Additional Senior Debt) hereunder.

“2024 Indenture Documents” means the 2024 Indenture, the notes issued pursuant thereto and the “Security Documents” (as defined in the 2024 Indenture).

“2024 Indenture Obligations” means the “Secured Obligations” as defined in the 2024 Indenture Security Agreement.

“2024 Indenture Secured Parties” means “Secured Parties” as defined in the 2024 Indenture Security Agreement.

“2024 Indenture Security Agreement” means the Security Agreement, dated as of March 27, 2024, among the Borrower, the Notes Co-Issuer, the 2024 Notes Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“2026 Indenture” means that certain Indenture, dated as of May 28, 2026, among the Borrower, the Notes Co-Issuer, Holdings and the other guarantors party thereto and Wilmington Trust, National Association, as trustee and notes collateral agent, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, together with any indentures, agreements and other documents as may be entered into in connection with any Refinancing thereof; provided (a) that the obligations in respect of any such other financing arrangement or agreement are secured by Liens on the Shared Collateral that rank pari passu with the Liens securing the Senior Obligations, (b) that the collateral agent for any such other financing arrangement or agreement becomes a party to the Equal Priority Lien Intercreditor Agreement by executing and delivering a Collateral Agent Joinder Agreement (as defined in the Equal Priority Lien Intercreditor Agreement) and to this Agreement by executing and delivering a Joinder Agreement and (c) in the case of any refinancing or replacement, the Borrower designates such financing arrangement or agreement as “Additional Equal Priority Obligations” under the Equal Priority Lien Intercreditor Agreement and as the “2026 Indenture” (and not Additional Senior Debt) hereunder.

“2026 Indenture Documents” means the 2026 Indenture, the notes issued pursuant thereto and the “Security Documents” (as defined in the 2024 Indenture).

“2026 Indenture Obligations” means the “Secured Obligations” as defined in the 2026 Indenture Security Agreement.

“2026 Indenture Secured Parties” means “Secured Parties” as defined in the 2026 Indenture Security Agreement.

“2026 Indenture Security Agreement” means the Security Agreement, dated as of May 28, 2026, among the Borrower, the Notes Co-Issuer, the 2026 Notes Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Additional Second Priority Debt” means any Indebtedness that is issued or guaranteed by the Borrower and/or any other Grantor (and not guaranteed by any Subsidiary that is not a Guarantor) (other than Indebtedness constituting Initial Second Lien Obligations), which Indebtedness and guarantees are secured by the Second Priority Collateral (or any portion thereof) on a subordinate basis to the Senior Obligations (and which is not secured by Liens on any assets of the Borrower or any other Grantor other than the Second Priority Collateral or which are not included in the Senior Collateral); provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Additional Second Priority Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

“Additional Second Priority Debt Documents” means, with respect to any series, issue or class of Additional Second Priority Debt, the promissory notes, credit agreements, indentures, the Second Priority Collateral Documents or other operative agreements evidencing or governing such Indebtedness or the liens securing such Indebtedness.

“Additional Second Priority Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Additional Second Priority Debt.

“Additional Second Priority Debt Obligations” means, with respect to any series, issue or class of Additional Second Priority Debt, all amounts owing pursuant to the terms of such Additional Second Priority Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest, fees and expenses that accrue after the commencement of an Insolvency or Liquidation Proceeding, regardless of whether such interest, fees or expenses are an allowed claim under such Insolvency or Liquidation Proceeding), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional Second Priority Debt Document.

“Additional Second Priority Debt Parties” means, with respect to any series, issue or class of Additional Second Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Second Priority Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any other Grantor under any related Additional Second Priority Debt Documents.

“Additional Senior Debt” means any Indebtedness that is issued or guaranteed by the Borrower and/or any Guarantor (other than Indebtedness constituting First Lien Credit Agreement Obligations, 2021 Indenture Obligations, 2024 Indenture Obligations or 2026 Indenture Obligations) which Indebtedness and Guarantees are secured by the Senior Collateral (or a portion thereof) on a pari passu basis (but without regard to control of remedies) with or subordinate to the First Lien Credit Agreement Obligations, 2021 Indenture Obligations, 2024 Indenture Obligations or 2026 Indenture Obligations and on a senior basis to the Second Priority Debt; provided, however, that (i) such Indebtedness is permitted to be incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have (A) executed and delivered this Agreement as of the date hereof or become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) become a party to the Equal Priority Lien Intercreditor Agreement pursuant to, and by satisfying the conditions set forth in, Article IX thereof or, in the event of such Additional Senior Debt secured on a subordinate basis, such other Intercreditor Agreement as contemplated by the Senior Debt Documents. Additional Senior Debt shall include any Registered Equivalent Notes and Guarantees thereof by the Guarantors issued in exchange therefor.

[“Additional Senior Debt Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.]

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, credit agreements, the Senior Collateral Documents or other operative agreements evidencing or governing such Indebtedness or the liens securing such Indebtedness.

“Additional Senior Debt Facility” means each indenture, credit agreements or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, all amounts owing pursuant to the terms of such Additional Senior Debt, including, without limitation, the obligation (including guarantee obligations) to pay principal, interest (including interest, fees and expenses that accrue after the commencement of an Insolvency or Liquidation Proceeding, regardless of whether such interest, fees or expenses are an allowed claim under such Insolvency or Liquidation Proceeding), letter of credit commissions, reimbursement obligations, charges, expenses, fees, attorneys costs, indemnities and other amounts payable by a Grantor under any Additional Senior Debt Document.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification obligation undertaken by the Borrower or any Guarantor under any related Additional Senior Debt Documents.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Authorized Officer” means, with respect to any Person, the chief executive officer, the chief financial officer, principal accounting officer, the president, any vice president, treasurer, general counsel, secretary or another officer of such Person.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Collateral” means the Senior Collateral and the Second Priority Collateral.

“Collateral Agents” means the First Lien Credit Agreement Collateral Agent, the 2021 Notes Collateral Agent, the 2024 Notes Collateral Agent, the 2026 Notes Collateral Agent, each Additional Senior Debt Collateral Agent, the Initial Second Lien Collateral Agent, any collateral agent designated pursuant to any Additional Senior Debt Documents and any collateral agent designated pursuant to any Additional Second Priority Debt Documents.

“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.

“Debt Facility” means any Senior Facility and any Second Priority Debt Facility.

“Designated Second Priority Representative” means (i) the Initial Second Lien Collateral Agent, until such time as the Initial Second Lien Agreement ceases to be the only Second Priority Debt Facility under this Agreement and (ii) thereafter, the Second Priority Representative designated from time to time by the Second Priority Majority Representatives, in a notice to the Designated Senior Representative and the Borrower hereunder, as the “Designated Second Priority Representative” for purposes hereof.

“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the Controlling Collateral Agent (as defined in the Equal Priority Lien Intercreditor Agreement) at such time.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, with respect to any Debt Facility, the date on which such Debt Facility and the Senior Obligations or Second Priority Debt Obligations thereunder, as the case may be, are no longer secured by, or no longer required to be secured by, the Shared Collateral pursuant to the terms of the documentation governing such Debt Facility. The term “Discharged” shall have a corresponding meaning.

“Discharge of Senior Obligations” means the date on which each Senior Facility has been Discharged.

“Equal Priority Lien Intercreditor Agreement” has the meaning assigned to such term in the First Lien Credit Agreement.

“First Lien Credit Agreement” means the Credit Agreement dated as of October 21, 2021 by and among Holdings, Borrower, the other guarantors party thereto from time to time, the lenders party thereto from time to time, Bank of America, N.A., as administrative agent, collateral agent, swing line lender and an L/C issuer, and one or more other financing arrangements (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement, indenture, credit facility, commercial paper facility or new agreement extending the maturity of, refinancing, replacing, consolidating or otherwise restructuring all or any portion of the Indebtedness under any such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Indebtedness that may be incurred thereunder; provided (a) that the obligations in respect of any such other financing arrangement or agreement are secured by Liens on the Shared Collateral that rank pari passu with the Liens securing the Senior Obligations, (b) that the collateral agent for any such other financing arrangement or agreement becomes a party to the Equal Priority Lien Intercreditor Agreement by executing and delivering a Collateral Agent Joinder Agreement (as defined in the Equal Priority Lien Intercreditor Agreement) and to this Agreement by executing and delivering a Joinder Agreement and (c) in the case of any refinancing or replacement, the Borrower designates such financing arrangement or agreement as the “Credit Agreement” (and not an Additional First Lien Obligation, as defined in the First Lien Intercreditor Agreement) under the Equal Priority Lien Intercreditor Agreement and as the “First Lien Credit Agreement” (and not Additional Senior Debt) hereunder.

“First Lien Credit Agreement Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor Collateral Agent under the First Lien Credit Agreement.

“First Lien Credit Agreement Loan Documents” means the First Lien Credit Agreement and the other “Loan Documents” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement Obligations” means the “Obligations” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement Secured Parties” means the “Secured Parties” as defined in the First Lien Credit Agreement.

“First Lien Credit Agreement Security Agreement” means the “Security Agreement” as defined in the First Lien Credit Agreement.

“Grantors” means the Borrower, the Notes Co-Issuer, Holdings, the other Guarantors, and each of their respective Subsidiaries or direct or indirect parent company of the Borrower which has granted a security interest pursuant to any Collateral Document to secure any Secured Obligations. The Grantors existing on the date hereof are listed on the signature pages hereto as Grantors (including any Subsidiary which becomes a party to this Agreement as contemplated by Section 8.07).

“Guarantors” means each Person that guarantees any Senior Obligations pursuant to any Senior Debt Documents.

“Holdings” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Indebtedness” has the meaning assigned to such term in the First Lien Credit Agreement, the 2021 Indenture, the 2024 Indenture, the 2026 Indenture or the Initial Second Lien Agreement, as applicable.

“Initial Second Lien Agreement” means that certain [Indenture][Credit Agreement][Other Agreement], dated as of [     ], among the Borrower, [the Guarantors identified therein,] and [     ], as [trustee][administrative agent], as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, together with any indentures, agreements and other documents as may be entered into in connection with any Refinancing thereof; provided, (a) the obligations in respect of any such Refinancing are secured by Liens on the Shared Collateral that rank junior to the Liens securing the Senior Obligations and (b) that the holders of any such Refinancing debt (or their agent on their behalf) shall bind themselves in writing to the terms of this Agreement.

“Initial Second Lien Collateral Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Initial Second Lien Debt Documents” means the Initial Second Lien Agreement and the other related facility [“Documents”] as defined in the Initial Second Lien Agreement.

“Initial Second Lien Obligations” means the [“Obligations”] as such term is defined in the Initial Second Lien Security Agreement.

“Initial Second Lien Secured Parties” means the Initial Second Lien Collateral Agent and the holders of the Initial Second Lien Obligations issued pursuant to the Initial Second Lien Agreement.

“Initial Second Lien Security Agreement” means the [security][collateral] agreement, dated as of the date hereof, among the Borrower, the Initial Second Lien Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“Insolvency or Liquidation Proceeding” means:

1. any case or proceeding commenced by or against the Borrower or any other Grantor under any Bankruptcy Law, any other proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary;

2. any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

3. any other proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Joinder Agreement” means a supplement to this Agreement in substantially the form of Annex II or Annex III hereof.

“Lien” means, with respect to any asset, any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Financing Lease having substantially the same economic effect as any of the foregoing).

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Officer’s Certificate” has the meaning provided to such term in Section 8.08.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Possessory Collateral” means any Shared Collateral in the possession or control of a Collateral Agent (or its agents or bailees), to the extent that possession or control thereof perfects a Lien thereon under the Uniform Commercial Code of any applicable jurisdiction. Possessory Collateral includes, without limitation, any Certificated Securities, Promissory Notes, Instruments, and Chattel Paper, in each case, delivered to or in the possession or control of any Collateral Agent under the terms of the Senior Collateral Documents or the Second Priority Collateral Documents.

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by any Senior Representative or any Senior Secured Party from a Second Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.

“Purchase Event” has the meaning assigned to such term in Section 5.07.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, purchase, defease, retire, restructure, amend, increase, modify, supplement or replace such Indebtedness, or to issue other Indebtedness or enter alternative financing arrangements in exchange or replacement for, such Indebtedness, in whole or in part, including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including, in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” shall have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same Guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Replacement Senior Obligations” has the meaning assigned to such term in Section 8.10.

“Representatives” means the Senior Representatives and the Second Priority Representatives.

“SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

“Second Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Second Priority Collateral” means any “Collateral” as defined in any Initial Second Lien Debt Document or any other Second Priority Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means the Initial Second Lien Security Agreement and the other [“Collateral Documents”] as defined in the Initial Second Lien Agreement and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt” means any Initial Second Lien Obligations and any Additional Second Priority Debt.

“Second Priority Debt Documents” means the Initial Second Lien Debt Documents and any Additional Second Priority Debt Documents.

“Second Priority Debt Facilities” means the Initial Second Lien Agreement and any Additional Second Priority Debt Facilities.

“Second Priority Debt Obligations” means the Initial Second Lien Obligations and any Additional Second Priority Debt Obligations.

“Second Priority Debt Parties” means the Initial Second Lien Secured Parties and any Additional Second Priority Debt Parties.

“Second Priority Majority Representatives” means Second Priority Representatives representing at least a majority of the then aggregate amount of Second Priority Debt Obligations for borrowed money.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Debt Parties under Second Priority Collateral Documents.

“Second Priority Representative” means (i) in the case of the Initial Second Lien Obligations, the Initial Second Lien Collateral Agent and (ii) in the case of any Second Priority Debt Facility incurred after the date hereof, the Second Priority Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Second Priority Debt Facility that is named as the Representative in respect of such Second Priority Debt Facility in the applicable Joinder Agreement.

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any “Collateral” as defined in any First Lien Credit Agreement Loan Document or any other Senior Debt Document or any other assets of the Borrower or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

“Senior Collateral Documents” means the First Lien Credit Agreement Security Agreement and the other “Collateral Documents” as defined in the First Lien Credit Agreement, the 2021 Indenture Security Agreement, the 2024 Indenture Security Agreement, the 2026 Indenture Security Agreement and the other “Security Documents” as defined in the 2021 Indenture, the 2024 Indenture, the 2026 Indenture, the Equal Priority Lien Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements and other instruments and documents executed and delivered by the Borrower or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Debt Documents” means the First Lien Credit Agreement Loan Documents, the 2021 Indenture Documents, the 2024 Indenture Documents, the 2026 Indenture Documents and any Additional Senior Debt Documents.

“Senior Facilities” means the First Lien Credit Agreement, the 2021 Indenture, the 2021 Indenture Documents, the 2024 Indenture, the 2024 Indenture Documents, the 2026 Indenture, the 2026 Indenture Documents and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the First Lien Credit Agreement Obligations, the 2021 Indenture Obligations, the 2024 Indenture Obligations, the 2026 Indenture Obligations and any Additional Senior Debt Obligations.

“Senior Representative” means (i) in the case of any First Lien Credit Agreement Obligations or the First Lien Credit Agreement Secured Parties, the First Lien Credit Agreement Collateral Agent, (ii) in the case of any 2021 Indenture Obligations or 2021 Indenture Secured Parties, the 2021 Notes Collateral Agent, (iii) in the case of any 2024 Indenture Obligations or 2024 Indenture Secured Parties, the 2024 Notes Collateral Agent, (iv) in the case of any 2026 Indenture Obligations or 2026 Indenture Secured Parties, the 2026 Notes Collateral Agent and (v) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility hereunder or in the applicable Joinder Agreement.

“Senior Secured Parties” means the First Lien Credit Agreement Secured Parties, the 2021 Indenture Secured Parties, the 2024 Indenture Secured Parties, the 2026 Indenture Secured Parties and any Additional Senior Debt Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility (or their Representatives) and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility which does not have a security interest in such Collateral at such time.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. For the avoidance of doubt, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Agreement, regardless of whether such entity is consolidated on Holdings’, the Borrower’s or any Restricted Subsidiary’s financial statements.

“Uniform Commercial Code” or “UCC” means, unless otherwise specified, the Uniform Commercial Code as from time to time in effect in the State of New York.

SECTION 1.02 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Annexes shall be construed to refer to Articles, Sections and Annexes of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01 Subordination.

(a) Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Second Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing or purporting to secure any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations and (b) any Lien on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative, any Second Priority Debt Parties or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing or purporting to secure any Senior Obligations. All Liens on the Shared Collateral securing or purporting to secure any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing any Second Priority Debt Obligations for all purposes, whether or not such Liens securing or purporting to secure any Senior Obligations are subordinated to any Lien securing any other obligation of the Borrower, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.

SECTION 2.02 Nature of Senior Lender Claims. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations is revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, amended and restated, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Debt Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, amendment and restatement, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof. As between the Borrower and the other Grantors and the Second Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Borrower and the Grantors contained in any Second Priority Debt Document with respect to the incurrence of additional Senior Obligations.

SECTION 2.03 Prohibition on Contesting Liens. Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral or the allowability of any claim or the amount thereof asserted by any Senior Secured Party with respect to any Senior Obligations, and each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any

Second Priority Representative or any of the Second Priority Debt Parties in the Second Priority Collateral or the allowability of any claim or the amount thereof asserted by any Second Priority Debt Party with respect to any Second Priority Debt Obligations. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

SECTION 2.04 No Other Liens. The parties hereto agree that, so long as the Discharge of Senior Obligations has not occurred, none of the Grantors shall, or shall permit any of its subsidiaries to, grant or permit any Lien on any asset to secure any Second Priority Debt Obligation unless it has granted, or concurrently therewith grants, a Lien on such asset to secure the Senior Obligations. If any Second Priority Representative or any Second Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Debt Obligations that are not also subject to the Liens securing all Senior Obligations under the Senior Collateral Documents, such Second Priority Representative or Second Priority Debt Party (i) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations, shall assign such Lien to the Designated Senior Representative as security for the Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior Lien on such assets or property subject to the terms hereof) and (ii) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations (in accordance with the Lien priorities set forth herein). To the extent that the provisions of the third and second immediately preceding sentences of this Section 2.04 are not complied with for any reason, without limiting any other right or remedy available to any Senior Representative or any other Senior Secured Party, each Second Priority Representative agrees, for itself and on behalf of the other Second Priority Debt Parties, that any amounts received by or distributed to any Second Priority Debt Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to Section 4.02.

SECTION 2.05 Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Debt Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.06 Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Debt Documents or Second Priority Debt Documents to the contrary, collateral consisting of cash and cash equivalents pledged to secure First Lien Credit Agreement Obligations consisting of reimbursement obligations in respect of Letters of Credit or otherwise held by the First Lien Collateral Agent pursuant to Section 2.03(g), 2.17 or Article 8 of the First Lien Credit Agreement (or any equivalent successor provision) shall be applied as specified in the First Lien Credit Agreement and will not constitute Shared Collateral.

ARTICLE III

Enforcement

SECTION 3.01 Exercise of Remedies.

(a) So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Debt Party will (x) exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (z) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff or recoupment and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Debt Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, any Second Priority Representative may file a claim, proof of claim or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility in a manner consistent with the terms of this Agreement, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Second Priority Representative and the Second Priority Debt Parties may exercise their rights and remedies as unsecured creditors, to the limited extent provided in Section 5.04, (D) the Second Priority Debt Parties may exercise the rights and remedies provided for in this Agreement with respect to seeking adequate protection in any Insolvency or Liquidation Proceeding, and (E) the Second Priority Debt Parties may file any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims of the Second Priority Debt Parties or the avoidance of any Second Priority Lien to the extent not inconsistent with the terms of this Agreement. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of Senior Obligations has not occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any Shared Collateral in respect of Second Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the sole right of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Shared Collateral is to hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein and to receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred.

(c) Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Debt Party will take any action that would hinder or delay any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Second Priority Debt Parties.

(d) Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e) Subject to Section 3.01(a), the Designated Senior Representative shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior Obligations, the Designated Second Priority Representative who may be instructed by the Second Priority Majority Representatives shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Second Priority Representative who may be instructed by the Second Priority Majority Representatives shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, however, that nothing in this Section 3.01(e) shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Debt Parties or the Second Priority Debt Obligations.

SECTION 3.02 Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations.

SECTION 3.03 Actions upon Breach. Should any Second Priority Representative or any Second Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Borrower or any other Grantor) or the Borrower may obtain relief against such Second Priority Representative or such Second Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Second Priority Representatives or any Second Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Borrower, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

ARTICLE IV

Payments

SECTION 4.01 Application of Proceeds. After an event of default under any Senior Debt Document has occurred and until such event of default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies and any distribution made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding, including any adequate protection payments and other court approved payments made to the Secured Parties in such proceeding, other than any adequate protection payments received by Second Priority Debt Party pursuant to Section 6.03 of this Agreement shall be applied to the Senior Obligations in such order as specified in the relevant Senior Debt Documents (including the Equal Priority Lien Intercreditor Agreement) until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents.

SECTION 4.02 Payments Over. Unless and until the Discharge of Senior Obligations has occurred, any Shared Collateral or Proceeds thereof received by any Second Priority Representative or any Second Priority Debt Party in connection with the exercise of any right or remedy (including setoff or recoupment) relating to the Shared Collateral or any distribution made in respect of any Shared Collateral in any Insolvency or Liquidation Proceeding, in contravention of this Agreement or otherwise, shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE V

Other Agreements

SECTION 5.01 Releases.

(a) Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, in the event of a sale, transfer or other disposition of any specified item of Shared Collateral (including all or substantially all of the equity interests of any subsidiary of the Borrower) the Liens granted to the Second Priority Representatives and the Second Priority Debt Parties upon such Shared Collateral to secure Second Priority Debt Obligations shall terminate and be released, automatically and without any further action, concurrently with the termination and release of all Liens granted upon such Shared Collateral to secure Senior Obligations. Upon delivery to a Second Priority Representative of an Officer’s Certificate stating that any such termination and release of Liens securing the Senior Obligations has become effective (or shall become effective concurrently with such termination and release of the Liens granted to the Second Priority Debt Parties and the Second Priority Representatives) and any necessary or proper instruments of termination or release prepared by the Borrower or any other Grantor, such Second Priority Representative will promptly execute, deliver or acknowledge, at the Borrower’s or the other Grantor’s sole cost and expense, such instruments to evidence such termination and release of the Liens. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Debt Parties under its Second Priority Debt Facility, to release the Liens on the Second Priority Collateral as set forth in the relevant Second Priority Debt Documents.

(b) Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release.

(c) Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby consents to the application whether prior to or after an event of default under any Senior Debt Document of proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents, provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Debt Parties to receive proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement.

(d) Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Second Priority Collateral Document each require any Grantor (i) to make payment in respect of any item of Shared Collateral, (ii) to deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) to register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of or (vii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Second Priority Representative or Second Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the applicable Second Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative.

SECTION 5.02 Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral. Unless and until the Discharge of Senior Obligations has occurred, all proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties pursuant to the terms of the applicable Second Priority Debt Documents and (iii) third, if no Second Priority Debt Obligations or Senior Obligations are outstanding, to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Representative or any Second Priority Debt Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.

SECTION 5.03 Amendments to Debt Documents.

(a) The Senior Debt Documents may be amended, restated, supplemented or otherwise modified in accordance with their terms, and the Indebtedness under the Senior Debt Documents may be Refinanced, in each case, without the consent of any Second Priority Debt Party.

(b) Without the prior written consent of the Senior Representatives, no Second Priority Debt Document may be amended, restated, supplemented or otherwise modified, or entered into, and no Indebtedness under the Second Priority Debt Documents may be Refinanced, to the extent such amendment, restatement, supplement or modification or Refinancing, or the terms of such new Second Priority Debt Document, would (i) contravene the provisions of this Agreement, (ii) change to earlier dates any scheduled dates for payment of principal (including the final maturity date) or of interest on Indebtedness under such Second Priority Debt Document or (iii) reduce the capacity to incur Indebtedness for borrowed money constituting Senior Obligations to an amount less than the aggregate principal amount of term loans or outstanding notes and aggregate principal amount of revolving commitments, in each case, under the Senior Debt Documents on the day of any such amendment, restatement, supplement, modification or Refinancing.

(c) Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that the Grantors may cause each Second Priority Collateral Document under its Second Priority Debt Facility to include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [Second Priority Representative] pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Junior Priority Lien Intercreditor Agreement referred to below), including liens and security interests granted to Bank of America, N.A., as collateral agent, pursuant to or in connection with the First Lien Credit Agreement, dated as of October 21, 2021, among Holdings, the Borrower, the other guarantors from time to time party thereto, the lenders from time to time party thereto, Bank of America, N.A., as administrative agent, collateral agent, swing line lender and an L/C issuer, and the other parties thereto, as further amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time and (ii) the exercise of any right or remedy by the [Second Priority Representative] hereunder is subject to the limitations and provisions of the Junior Priority Lien Intercreditor Agreement dated as of [  ] (as amended, restated, supplemented or otherwise modified from time to time, the “Junior Priority Lien Intercreditor Agreement”), among Bank of America, N.A., as First Lien Credit Agreement Collateral Agent, Wilmington Trust, National Association, as Notes Collateral Agent, [  ], as Initial Second Lien Collateral Agent, Holdings, the Borrower and its subsidiaries and affiliated entities party thereto. In the event of any conflict between the terms of the Junior Priority Lien Intercreditor Agreement and the terms of this Agreement, the terms of the Junior Priority Lien Intercreditor Agreement shall govern.”

(d) In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Collateral) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Debt Party and without any action by any Second Priority Representative, the Borrower or any other Grantor; provided, however, that (i) no such amendment, waiver or consent shall (A) remove assets subject to the Second Priority Liens or release any such Liens, except to the extent that such release is permitted or required by Section 5.01(a) and provided that there is a concurrent release of the corresponding Senior Liens or (B) amend, modify or otherwise affect the rights or duties of any Second Priority Representative in its role as Second Priority Representative without its prior written consent and (ii) written notice of such amendment, waiver or consent shall have been given to each Second Priority Representative within 10 Business Days after the effectiveness of such amendment, waiver or consent.

(e) The Borrower agrees to deliver to each of the Designated Senior Representative and the Designated Second Priority Representative copies of (i) any amendments, supplements or other modifications to the Senior Debt Documents or the Second Priority Debt Documents and (ii) any new Senior Debt Documents or Second Priority Debt Documents promptly after effectiveness thereof.

SECTION 5.04 Rights as Unsecured Creditors. The Second Priority Representatives and the Second Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Borrower and any other Grantor in accordance with the terms of the Second Priority Debt Documents and applicable law so long as such rights and remedies do not violate, or are not otherwise inconsistent with, any provision of this Agreement (including any provision prohibiting or restricting the Second Priority Debt Parties from taking various actions or making various objections). Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Debt Party of rights or remedies in respect of Shared Collateral in contravention of this Agreement. In the event any Second Priority Representative or any Second Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

SECTION 5.05 Bailment for Perfection of Security Interest.

(a) The Possessory Collateral shall be delivered to the Designated Senior Representative and by accepting such Possessory Collateral such Designated Senior Representative agrees to hold any Shared Collateral constituting Possessory Collateral that is part of the Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the benefit of the Second Priority Representatives and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable Second Priority Collateral Documents, in each case, subject to the terms and conditions of this Section 5.05.

(b) Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Possessory Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Possessory Collateral shall at all times be subject to the terms of this Agreement.

(c) The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Debt Party to assure that any of the Possessory Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Representatives under this Section 5.05 shall be limited solely to holding or controlling the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.

(d) The Senior Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Debt Party, and each, Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(e) Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Possessory Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Second Priority Representative is entitled to approve any awards granted in such proceeding. The Borrower and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own willful misconduct, gross negligence or bad faith. The Senior Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Debt Party in contravention of this Agreement.

(f) None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Borrower or any Subsidiary to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any Second Priority Debt Party or any assurance of payment in respect thereof, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06 When Discharge of Senior Obligations Deemed To Not Have Occurred. If, at any time substantially concurrently with or after the occurrence of the Discharge of Senior Obligations, the Borrower or any Subsidiary consummates any Refinancing of any Senior Obligations, then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements, including amendments or supplements to this Agreement, as the Borrower or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Possessory Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral, (c) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier and (d) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.

SECTION 5.07 Purchase Right. Without prejudice to the enforcement of the Senior Secured Parties remedies, the Senior Secured Parties agree that following (a) the acceleration of all Senior Obligations in accordance with the terms of the Senior Debt Documents or (b) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), within thirty (30) days of the Purchase Event, one or more of the Second Priority Debt Parties may request, and the Senior Secured Parties hereby offer the Second Priority Debt Parties the option, to purchase all, but not less than all, of the aggregate amount of outstanding Senior Obligations outstanding at the time of purchase and all undrawn amounts under outstanding Letters of Credit at par, plus any premium that would be applicable upon prepayment of the Senior Obligations and accrued and unpaid interest, fees and expenses without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to the Assignment and Assumption (as such term is defined in the First Lien Credit Agreement)). If such right is exercised, the parties shall endeavor to close promptly thereafter but in any event within ten (10) Business Days of the request. If one or more of the Second Priority Debt Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the selling Senior Secured Parties and the purchasing Second Priority Debt Parties. If none of the Second Priority Debt Parties timely exercise such right, the Senior Secured Parties shall have no further obligations pursuant to this Section 5.07 for such Purchase Event and may take any further actions in their sole discretion in accordance with the Senior Debt Documents and this Agreement.

ARTICLE VI

Insolvency or Liquidation Proceedings.

SECTION 6.01 Financing Issues. Until the Discharge of Senior Obligations has occurred, if the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral under Section 363 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or to consent (or not object) to the Borrower’s or any other Grantor’s obtaining financing under Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will raise no objection to and will not otherwise contest (a) such sale, use or lease of such cash or other collateral, unless each Senior Representative shall oppose or object to such use of cash collateral (in which case, no Second Priority Representative nor any other Second Priority Debt Party shall seek any relief in connection therewith that is inconsistent with the relief being sought by the Senior Secured Parties); and/or (b) such DIP Financing, unless each Senior Representative shall oppose or object to such DIP Financing, and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to Liens securing Senior Obligations under this Agreement, (y) any adequate protection Liens provided to the Senior Secured Parties, and (z) to any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, further agrees that it will raise no objection to and will not otherwise contest (1) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party; (2) any exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale in foreclosure of Senior Collateral or in any Insolvency or Liquidation Proceeding under Section 363(k) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law; (3) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral; or (4) any order relating to a sale or other disposition of assets of any Grantor (including under Section 363 of the Bankruptcy Code, any other provision of the Bankruptcy Code, or any similar provision of any other Bankruptcy Law) to which any Senior Representative has consented or not objected, provided that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that notice received two Business Days prior to the entry of an order approving such usage of cash or other collateral and/or approving such DIP Financing shall be adequate notice.

SECTION 6.02 Relief from the Automatic Stay. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative.

SECTION 6.03 Adequate Protection. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection or (c) the allowance and/or payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) of the Bankruptcy Code or any similar provision of the Bankruptcy Code or any other Bankruptcy Law or otherwise (for this purpose ignoring all claims and Liens held by the Second Priority Debt Parties). Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional collateral or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code, as applicable, or any similar provision of any other Bankruptcy Law, then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a Lien on such additional collateral and/or a superpriority claim, which Lien and/or superpriority claim (as applicable) are subordinated to the Liens securing and providing adequate protection for, and all claims with respect to, the Senior Obligations and such DIP Financing (and all obligations relating thereto) on the same basis as the other Liens securing and claims with respect to the Second Priority Debt Obligations are so subordinated to the Liens securing and claims with respect to the Senior Obligations under this Agreement, (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of (as applicable) a Lien on additional or replacement collateral and/or a superpriority administrative expense claim, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional or replacement collateral and/or a senior superpriority administrative expense claim as security and adequate protection for the Senior Obligations and that any Lien on such additional or replacement collateral securing and/or any superpriority administrative expense claim or providing adequate protection for the Second Priority Debt Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, or in the form of payments in the amount of current post-petition fees and expenses, and/or other cash payments, any amounts recovered by or distributed to any Second Priority Debt Party pursuant to or as a result of any Lien on such additional or replacement collateral so granted to the Second Priority Debt Parties shall be subject to Section 4.02), and (iii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted (in each instance, to the extent such grant is otherwise permissible under the terms and conditions of this Agreement) in the form of a superpriority claim, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted adequate protection in the form of a superpriority claim, which superpriority claim shall be senior to the superpriority claim of the Second Priority Debt Parties (and, to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Second Priority Debt Party pursuant to or as a result of any such superpriority claim so granted to the Second Priority Debt Parties shall be subject to Section 4.02).

SECTION 6.04 Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be, or avoided as, fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff, recoupment or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05 Separate Grants of Security and Separate Classifications. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and must be separately classified in any plan of reorganization or similar dispositive restructuring plan proposed, confirmed, or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral, with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, fees, and expenses (whether or not allowed or allowable) before any distribution is made in respect of the Second Priority Debt Obligations, and each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties.

SECTION 6.06 No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Debt Party, including the seeking by any Second Priority Debt Party of adequate protection or the assertion by any Second Priority Debt Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

SECTION 6.07 Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver or trustee for such Grantor.

SECTION 6.08 Other Matters. To the extent that any Second Priority Representative or any Second Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, or such Second Priority Debt Party agrees not to assert any such rights without the prior written consent of each Senior Representative, provided that if requested by any Senior Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Senior Representatives (acting unanimously), including any rights to payments in respect of such rights.

SECTION 6.09 506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.10 Reorganization Securities; Plan Voting.

(a) If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization or similar dispositive restructuring plan, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b) No Second Priority Debt Party (whether in the capacity of a secured or an unsecured creditor) may otherwise directly or indirectly propose, support or vote in favor of any plan of reorganization or similar dispositive restructuring plan that is inconsistent with the priorities or other provisions of this Agreement, other than with the prior written consent of the Designated Senior Representative or to the extent any such plan is proposed or supported by the number of Senior Secured Parties required under Section 1126(c) of the Bankruptcy Code.

SECTION 6.11 Section 1111(b) of the Bankruptcy Code. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, shall not object to, oppose, support any objection, or take any other action to impede, the right of any Senior Secured Party to make an election under Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, waives any claim it may hereafter have against any senior claimholder arising out of the election by any Senior Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

ARTICLE VII

Reliance; Etc.

SECTION 7.01 Reliance. All loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

SECTION 7.02 No Warranties or Liability. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectability or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Second Priority Representative or Second Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Borrower or any Subsidiary

(including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectability of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03 Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Debt Document or any Second Priority Debt Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the First Lien Credit Agreement or any other Senior Debt Document or of the terms of the Initial Second Lien Agreement or any other Second Priority Debt Document;

(c) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to (i) the Borrower or any other Grantor in respect of the Senior Obligations (other than the Discharge of Senior Obligations subject to Sections 5.06 and 6.04) or (ii) any Second Priority Representative or Second Priority Debt Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.01 Conflicts. Subject to Section 8.22, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of the Equal Priority Lien Intercreditor Agreement and in the event of any conflict between the Equal Priority Lien Intercreditor Agreement and this Agreement as to such relative rights and obligations, the provisions of the Equal Priority Lien Intercreditor Agreement shall control.

SECTION 8.02 Continuing Nature of this Agreement; Severability. Subject to Section 5.06 and Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any Subsidiary constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.03 Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility) and the Borrower.

(c) Notwithstanding the foregoing, without the consent of any Secured Party, any Representative may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.04 Information Concerning Financial Condition of the Borrower and the Subsidiaries. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Borrower and the Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05 Subrogation. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06 Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, consistent with the terms of the Senior Debt Documents. Except as otherwise provided herein, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07 Additional Grantors. The Borrower agrees that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument in the form of Annex I. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder, and will be acknowledged by the Designated Second Priority Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08 Dealings with Grantors. Upon any application or demand by the Borrower or any Grantor to any Representative to take or permit any action under any of the provisions of this Agreement or under any Collateral Document (if such action is subject to the provisions hereof), at the request of such Representative, the Borrower or such Grantor, as appropriate, shall furnish to such Representative a certificate of an Authorized Officer (an “Officer’s Certificate”) stating that all conditions precedent, if any, provided for in this Agreement or such Collateral Document, as the case may be, relating to the proposed action have been complied with, except that in the case of any such application or demand as to which the furnishing of such documents is specifically required by any provision of this Agreement or any Collateral Document relating to such particular application or demand, no additional certificate or opinion need be furnished.

SECTION 8.09 Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the then extant Senior Debt Documents and Second Priority Debt Documents, the Borrower may incur or issue and sell one or more series or classes of Additional Second Priority Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Second Priority Debt (the “Second Priority Class Debt”) may be secured by a second priority, subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of the immediately succeeding paragraph. Any such additional class or series of Senior Facilities (the “Senior Class Debt”; and the Senior Class Debt and Second Priority Class Debt, collectively, the “Class

Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the relevant Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Second Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties; and the Senior Class Debt Parties and Second Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party, as applicable, to (x) the Equal Priority Lien Intercreditor Agreement pursuant to Article IX thereof or, in the event of such Additional Senior Debt secured on a subordinate basis, such other Intercreditor Agreement as contemplated by the Senior Debt Documents and (y) this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of the immediately succeeding paragraph. In order for a Class Debt Representative to become a party to this Agreement:

(a) such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex II (if such Representative is a Second Priority Class Debt Representative) or Annex III (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative constitutes Additional Senior Debt Obligations or Additional Second Priority Debt Obligations, as applicable, and the related Class Debt Parties become subject hereto and bound hereby as Additional Senior Debt Parties or Additional Second Priority Debt Parties, as applicable;

(b) the Borrower (a) shall have delivered to the Designated Senior Representative an Officer’s Certificate identifying the obligations to be designated as Additional Senior Debt Obligations or Additional Second Priority Debt Obligations, as applicable, and the initial aggregate principal amount or face amount thereof and certifying that such obligations are permitted to be incurred and secured (I) in the case of Additional Senior Debt Obligations, on a senior basis under each of the then extant Senior Debt Documents and (II) in the case of Additional Second Priority Debt Obligations, on a junior basis under each of the then extant Second Priority Debt Documents and (b) if requested, shall have delivered true and complete copies of each of the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct by an authorized officer of the Borrower; and

(c) the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

SECTION 8.10 Refinancings. The Senior Obligations and the Second Priority Debt may be increased, refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any Senior Debt Document or any Second Priority Debt Document) of any Senior Representative or any Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof, so long as permitted by the terms of each Senior Debt Document and Second Priority Debt Document. Each Second Priority Representative hereby agrees that at the request of the Borrower in connection with refinancing or replacement of Senior Obligations (“Replacement Senior Obligations”) it will enter into an agreement in form and substance reasonably acceptable to such Second Priority Representative with the agent for the Replacement Senior Obligations containing terms and conditions substantially similar to the terms and conditions of this Agreement.

SECTION 8.11 Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the Collateral Documents, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York or the United States of America located in the Borough of Manhattan, City of New York, and appellate courts from any thereof;

(b) consents and agrees that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person (or its Representative) at the address referred to in Section 8.12;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.11 any special, exemplary, punitive or consequential damages.

SECTION 8.12 Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing (including electronic mail) and shall be sent:

(a) if to the Borrower or any Grantor, to the Borrower, at its address at:

Medline Borrower, LP

3 Lakes Dr.

Northfield, IL 60093

Attention: Michael Drazin

Electronic Mail: [Email address]

With a copy to:

Medline Borrower, LP

3 Lakes Dr.

Northfield, IL 60093

Attention: Alex Liberman

Electronic Mail: [Email address]

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

Attn: Brian Gluck, Brian Steinhardt and Adam Moss

425 Lexington Avenue

New York, NY 10017

Telephone: [Telephone]

Facsimile: [Facsimile]

Email: [Email address]

(b) if to the First Lien Credit Agreement Collateral Agent, to it at:

Bank of America, N.A.

Mail Code: TX2-984-03-26

Building C

2380 Performance Dr

Richardson, TX 75082

Attn: Gavin Shak

Tel: [Telephone]

Facsimile: [Facsimile]

Email: [Email address]

With a copy (which shall not constitute notice) to:

Milbank LLP

Attn: Michael Bellucci

55 Hudson Yards

New York, NY 10001

Telephone: [Telephone]

Email: [Email address]

(c) if to the 2021 Notes Collateral Agent, the 2024 Notes Collateral Agent or the 2026 Notes Collateral Agent, to it at:

Wilmington Trust, National Association

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Facsimile No.: [Facsimile]

Attention: Medline Borrower, LP Notes Administrator

(d) if to the Initial Second Lien Collateral Agent, to it at:

[  ]

Attention: [  ]

[  ]

Telephone: [  ]

Facsimile: [  ]

Electronic mail: [  ]

(e) if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and, may be personally served, telecopied, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties.

SECTION 8.13 Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Facility for which it is acting, each Second Priority Representative, on behalf of itself, and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.14 GOVERNING LAW; WAIVER OF JURY TRIAL.

(A) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

(B) EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 8.15 Binding on Successors and Assigns. This Agreement shall be binding upon the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties, the Borrower, the other Grantors party hereto and their respective successors and assigns.

SECTION 8.16 Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

SECTION 8.17 Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same instrument. Any signature to this Agreement may be delivered by facsimile, electronic mail (including pdf) or any electronic signature complying with the U.S. federal ESIGN Act of 2000 or the New York Electronic Signature and Records Act or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes to the fullest extent permitted by applicable law. For the avoidance of doubt, the foregoing also applies to any amendment, extension or renewal of this Agreement. Each of the parties hereto represents and warrants to the other parties hereto that it has the corporate capacity and authority to execute this Agreement through electronic means and there are no restrictions for doing so in such party’s constitutive documents.

SECTION 8.18 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

SECTION 8.19 Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties and the Borrowers and the Grantors, and their respective permitted successors and assigns, and no other Person shall have or be entitled to assert such rights. Nothing in this Agreement is intended to or shall impair the obligations of the Borrower or any other Grantor, which are absolute and unconditional, to pay the Senior Obligations and the Second Priority Debt Obligations as and when the same shall become due and payable in accordance with their terms.

SECTION 8.20 Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.21 Collateral Agent and Representative. It is understood and agreed that (a) the First Lien Credit Agreement Collateral Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the First Lien Credit Agreement and the provisions of Article 9 of the First Lien Credit Agreement applicable to the Agents (as defined therein) thereunder shall also apply to the First Lien Credit Agreement Collateral Agent hereunder, (b) the 2021 Notes Collateral Agent is entering into this Agreement in its capacity as collateral agent under the 2021 Indenture and the provisions of Articles 7 and 13 of the 2021 Indenture applicable to the 2021 Notes Collateral Agent thereunder shall also apply to the 2021 Notes Collateral Agent hereunder, (c) the 2024 Notes Collateral Agent is entering into this Agreement in its capacity as collateral agent under the 2024 Indenture and the provisions of Articles 7 and 13 of the 2024 Indenture applicable to the 2024 Notes Collateral Agent thereunder shall also apply to the 2024 Notes Collateral Agent hereunder, (d) the 2026 Notes Collateral Agent is entering into this Agreement in its capacity as collateral agent under the 2026 Indenture and the provisions of Articles 7 and 13 of the 2026 Indenture applicable to the 2026 Notes Collateral Agent thereunder shall also apply to the 2026 Notes Collateral Agent hereunder and (e) the Initial Second Lien Collateral Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Initial Second Lien Agreement and the provisions of Article [ ] of the Initial Second Lien Agreement applicable to the [Agents] (as defined therein) thereunder shall also apply to the Initial Second Lien Collateral Agent hereunder.

SECTION 8.22 Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Sections 5.01(a), 5.01(d) or 5.03(d)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the First Lien Credit Agreement, any other Senior Debt Document, the Initial Second Lien Agreement or any other Second Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties or (d) obligate the Borrower or any Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the First Lien Credit Agreement, any other Senior Debt Document, the Initial Second Lien Agreement or any other Second Priority Debt Document.

SECTION 8.23 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

BANK OF AMERICA, N.A., as First Lien Credit Agreement Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as 2021 Notes Collateral Agent

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as 2024 Notes Collateral Agent

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as 2026 Notes Collateral Agent

By:
Name:
Title:

[ ], as Initial Second Lien Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

MEDLINE BORROWER, LP

By:
Name:
Title:

MEDLINE INTERMEDIATE, LP

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

ANNEX I

SUPPLEMENT NO. [  ] dated as of [   ], to the JUNIOR PRIORITY LIEN INTERCREDITOR AGREEMENT dated as of [   ] (the “Junior Priority Lien Intercreditor Agreement”), among Medline Intermediate, LP, a Delaware limited partnership (“Holdings”), Medline Borrower, LP, a Delaware limited partnership (the “Borrower”), certain subsidiaries and affiliates of the Borrower (together with the Borrower and Holdings, the “Grantors” and each, a “Grantor”), Bank of America, N.A., as First Lien Credit Agreement Collateral Agent under the First Lien Credit Agreement, Wilmington Trust, National Association, as 2021 Notes Collateral Agent under the 2021 Indenture, Wilmington Trust, National Association, as 2024 Notes Collateral Agent under the 2024 Indenture, Wilmington Trust, National Association, as 2026 Notes Collateral Agent under the 2026 Indenture, [   ], as Initial Second Lien Collateral Agent under the Initial Second Lien Agreement, and the additional Representatives from time to time party thereto.

(A) Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Junior Priority Lien Intercreditor Agreement.

(B) The Grantors have entered into the Junior Priority Lien Intercreditor Agreement. Pursuant to the First Lien Credit Agreement, the Initial Second Lien Agreement, certain Additional Senior Debt Documents and certain Additional Second Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Borrower are required to enter into the Junior Priority Lien Intercreditor Agreement. Section 8.07 of the Junior Priority Lien Intercreditor Agreement provides that such Subsidiaries may become party to the Junior Priority Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the First Lien Credit Agreement, the Initial Second Lien Agreement, the Additional Second Priority Debt Documents and Additional Senior Debt Documents.

Accordingly, the Designated Senior Representative and the New Grantor agree as follows:

SECTION 1 In accordance with Section 8.07 of the Junior Priority Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Junior Priority Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Junior Priority Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Junior Priority Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Junior Priority Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2 The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as such enforceability may be limited by Bankruptcy Laws and by general principles of equity.

SECTION 3 This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed signature page to this Supplement by facsimile transmission or other electronic method shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4 Except as expressly supplemented hereby, the Junior Priority Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5 THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6 In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Priority Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7 All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Junior Priority Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Borrower as specified in the Junior Priority Lien Intercreditor Agreement.

SECTION 8 The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

IN WITNESS WHEREOF, the New Grantor, and the Designated Senior Representative have duly executed this Supplement to the Junior Priority Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]

By:
Name:
Title:

Acknowledged by:

[ ],
as Designated Senior Representative

By:
Name:
Title:

[ ],
as Designated Second Priority Representative

By:
Name:
Title:

ANNEX II

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [ ] dated as of [  ] to the JUNIOR PRIORITY LIEN INTERCREDITOR AGREEMENT dated as of [  ] (the “Junior Priority Lien Intercreditor Agreement”), Medline Intermediate, LP, a Delaware limited partnership (“Holdings”), Medline Borrower, LP, a Delaware limited partnership (the “Borrower”), certain subsidiaries and affiliates of the Borrower (together with the Borrower and Holdings, the “Grantors” and each, a “Grantor”), BANK OF AMERICA, N.A., as First Lien Credit Agreement Collateral Agent under the First Lien Credit Agreement, WILMINGTON TRUST, NATIONAL ASSOCIATION, as 2021 Notes Collateral Agent under the 2021 Indenture, WILMINGTON TRUST, NATIONAL ASSOCIATION, as 2024 Notes Collateral Agent under the 2024 Indenture, WILMINGTON TRUST, NATIONAL ASSOCIATION, as 2026 Notes Collateral Agent under the 2026 Indenture, [  ], as Initial Second Lien Collateral Agent under the Initial Second Lien Agreement, and the additional Representatives from time to time party thereto.

(A) Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Priority Lien Intercreditor Agreement.

(B) As a condition to the ability of the Borrower to incur Second Priority Class Debt after the date of the Junior Priority Lien Intercreditor Agreement and to secure such Second Priority Class Debt with the Second Priority Lien and to have such Second Priority Class Debt guaranteed by the Grantors, in each case under and pursuant to the Second Priority Collateral Documents relating thereto, the Second Priority Class Debt Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Priority Lien Intercreditor Agreement. Section 8.09 of the Junior Priority Lien Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the Junior Priority Lien Intercreditor Agreement as Additional Second Priority Debt Obligations and Additional Second Priority Debt Parties, respectively, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Priority Lien Intercreditor Agreement. The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1 In accordance with Section 8.09 of the Junior Priority Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the Junior Priority Lien Intercreditor Agreement as Additional Second Priority Debt Obligations and Additional Second Priority Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Priority Lien Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Debt Parties. Each reference to a “Representative” or “Second Priority Representative” in the Junior Priority Lien Intercreditor Agreement shall be deemed to include the New Representative. The Junior Priority Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2 The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Second Priority Debt Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Agreement, the Second Priority Class Debt Parties in respect of such Second Priority Class Debt will be subject to and bound by the provisions of the Junior Priority Lien Intercreditor Agreement as Second Priority Debt Parties.

SECTION 3 This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4 Except as expressly supplemented hereby, the Junior Priority Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5 THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6 In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Priority Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7 All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Junior Priority Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8 The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Junior Priority Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:
Telecopy:
[ ], as Designated Senior Representative

By:
Name:
Title:

Acknowledged by:

MEDLINE BORROWER, LP

By:
Name:
Title:

MEDLINE INTERMEDIATE, LP

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

Schedule I to the

Representative Supplement to the

Junior Priority Lien Intercreditor Agreement

Grantors

[     ]

II-1

ANNEX III

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [  ] dated as of [    ] to the JUNIOR PRIORITY LIEN INTERCREDITOR AGREEMENT dated as of [   ] (the “Junior Priority Lien Intercreditor Agreement”), among Medline Intermediate, LP, a Delaware limited partnership (“Holdings”), Medline Borrower, LP, a Delaware limited partnership (the “Borrower”), certain subsidiaries and affiliates of the Borrower (together with the Borrower and Holdings, the “Grantors” and each, a “Grantor”), BANK OF AMERICA, N.A., as First Lien Credit Agreement Collateral Agent under the First Lien Credit Agreement, WILMINGTON TRUST, NATIONAL ASSOCIATION, as 2021 Notes Collateral Agent under the 2021Indenture, WILMINGTON TRUST, NATIONAL ASSOCIATION, as 2024 Notes Collateral Agent under the 2024 Indenture, WILMINGTON TRUST, NATIONAL ASSOCIATION, as 2026 Notes Collateral Agent under the 2026 Indenture, [   ], as Initial Second Lien Collateral Agent under the Initial Second Lien Agreement, and the additional Representatives from time to time party thereto.

(A) Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Junior Priority Lien Intercreditor Agreement.

(B) As a condition to the ability of the Borrower to incur Senior Class Debt after the date of the Junior Priority Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior basis, in each case under and pursuant to the Senior Collateral Documents relating thereto, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Priority Lien Intercreditor Agreement. Section 8.09 of the Junior Priority Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Junior Priority Lien Intercreditor Agreement as Additional Senior Debt Obligations and Additional Senior Debt Parties, respectively, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Priority Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the Designated Senior Representative and the New Representative agree as follows:

SECTION 1 In accordance with Section 8.09 of the Junior Priority Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Junior Priority Lien Intercreditor Agreement as Additional Senior Debt Obligations and Additional Senior Debt Parties, respectively, with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Priority Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Secured Parties. Each reference to a “Representative” or “Senior Representative” in the Junior Priority Lien Intercreditor Agreement shall be deemed to include the New Representative. The Junior Priority Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2 The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee] under [describe new facility], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of such Agreement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Agreement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Junior Priority Lien Intercreditor Agreement as Senior Secured Parties.

III-1

SECTION 3 This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed signature page to this Representative Supplement by facsimile transmission or other electronic method shall be effective as delivery of a manually signed counterpart of this Representative Supplement.

SECTION 4 Except as expressly supplemented hereby, the Junior Priority Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5 THIS REPRESENTATIVE SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 6 In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Priority Lien Intercreditor Agreement shall not in any way be affected or impaired. The parties hereto shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7 All communications and notices hereunder shall be in writing and given as provided in Section 8.12 of the Junior Priority Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8 The Borrower agrees to reimburse the Designated Senior Representative for its reasonable out-of-pocket expenses in connection with this Representative Supplement, including the reasonable fees, other charges and disbursements of counsel for the Designated Senior Representative as required by the applicable Senior Debt Documents.

III-2

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Junior Priority Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE], as [ ] for the holders of [ ]

By:
Name:
Title:

Address for notices:

Attention of:
Telecopy:
[ ], as Designated Senior Representative

By:
Name:
Title:

III-3

Acknowledged by:

MEDLINE BORROWER, LP

By:
Name:
Title:

MEDLINE INTERMEDIATE, LP

By:
Name:
Title:

[SUBSIDIARY GUARANTORS]

By:
Name:
Title:

III-4

Grantors

[     ]

I-1

EXHIBIT F

[FORM OF ABL/FIXED ASSET INTERCREDITOR AGREEMENT]

[Attached.]

F-1

AGREED FORM

[FORM OF]

ABL INTERCREDITOR AGREEMENT

dated as of

[   ]

among

[   ],

as ABL Facility Agent,

BANK OF AMERICA, N.A.,

as Equal Priority Collateral Agent and Intercreditor Agent,

BANK OF AMERICA, N.A.,

as Cash Flow Facility Agent,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as 2021 Notes Collateral Agent,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as 2024 Notes Collateral Agent,

WILMINGTON TRUST, NATIONAL ASSOCIATION,

as 2026 Notes Collateral Agent,

MEDLINE INTERMEDIATE, LP,

as Holdings,

MEDLINE BORROWER, LP,

as Borrower,

and

The Subsidiaries of the Borrower Named Herein

i

Section 6.10	Conflicts	33

Section 6.11	Provisions Solely to Define Relative Rights	33

Section 6.12	Agent Capacities	34

Section 6.13	Supplements	34

Section 6.14	Joinder Requirements	34

Section 6.15	Other Intercreditor Agreements	34

EXHIBITS

EXHIBIT A	Form of Joinder Agreement (Other Equal Priority Obligations)
EXHIBIT B	Form of Joinder Agreement (Junior Priority Obligations)
EXHIBIT C	Form of Joinder Agreement (ABL Obligations)

ii

ABL INTERCREDITOR AGREEMENT, dated as of [  ] (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), among [  ], as administrative agent under the ABL Credit Agreement and as collateral agent for the ABL Facility Secured Parties referred to herein (together with its successors and co-agents in substantially the same capacity as may from time to time be appointed, the “ABL Facility Agent”), BANK OF AMERICA, N.A., as Equal Priority Collateral Agent and Intercreditor Agent (each, as defined below), BANK OF AMERICA, N.A., as administrative agent under the Cash Flow Credit Agreement and as collateral agent for the Cash Flow Facility Secured Parties referred to herein (together with its successors and co-agents in substantially the same capacity as may from time to time be appointed, the “Cash Flow Facility Agent”), WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as Notes Collateral Agent under and as defined in the 2021 Indenture referred to herein (together with its successors and co-agents in substantially the same capacity as may from time to time be appointed, the “2021 Notes Collateral Agent”), WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as Notes Collateral Agent under and as defined in the 2024 Indenture referred to herein (together with its successors and co-agents in substantially the same capacity as may from time to time be appointed, the “2024 Notes Collateral Agent”), WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as Notes Collateral Agent under and as defined in the 2026 Indenture referred to herein (together with its successors and co-agents in substantially the same capacity as may from time to time be appointed, the “2026 Notes Collateral Agent”), MEDLINE INTERMEDIATE, LP (“Holdings”), MEDLINE BORROWER, LP, a Delaware limited partnership (together with its successors and assigns, the “Borrower”), the Subsidiaries of the Borrower party hereto and each other Representative from time to time party hereto.

Reference is made to (i) the [Describe ABL Credit Agreement], dated as of the date hereof (as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time, the “ABL Credit Agreement”), among the Borrower, the other guarantors party thereto from time to time, the lenders and other parties party thereto from time to time and the ABL Facility Agent, (ii) the Credit Agreement, dated as of October 21, 2021 (as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time, the “Cash Flow Credit Agreement”), among Holdings, the Borrower, the other guarantors party thereto from time to time, the lenders and other parties party thereto from time to time and the Cash Flow Facility Agent, (iii) the Indenture, dated as of October 15, 2021, governing the 3.875% Senior Secured Notes due 2029 (as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time, the “2021 Indenture”), among the Borrower, Medline Co-Issuer, Inc., a Delaware corporation (the “Notes Co-Issuer”), Holdings, the other guarantors party thereto, Wilmington Trust, National Association, as trustee, and the 2021 Notes Collateral Agent, (iv) the Indenture, dated as of March 27, 2024, governing the 6.250% Senior Secured Notes due 2029 (as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time, the “2024 Indenture”), among the Borrower, the Notes Co-Issuer, Holdings, the other guarantors party thereto, Wilmington Trust, National Association, as trustee, and the 2024 Notes Collateral Agent, (v) the Indenture, dated as of May 28, 2026, governing the 5.000% Senior Secured Notes due 2031 and 5.250% Senior Secured Notes due 2033 (as amended, restated, supplemented, replaced, refinanced or otherwise modified from time to time, the “2026 Indenture”), among the Borrower, the Notes Co-Issuer, Holdings, the other guarantors party thereto, Wilmington Trust, National Association, as trustee, and the 2026 Notes Collateral Agent and (vi) the Equal Priority Lien Intercreditor Agreement, dated as of October 21, 2021 (as supplemented by Collateral Agent Joinder Agreement No. 1, dated as of March 27, 2024, and Collateral Agent Joinder Agreement No. 2, dated as of May 28, 2026, and as further amended, restated, replaced, supplemented or otherwise modified from time to time, the “Equal Priority Intercreditor Agreement”), by and among the Intercreditor Agent, the Cash Flow Facility Agent, the 2021 Notes Collateral Agent, the 2024 Notes Collateral Agent, the 2026 Notes Collateral Agent, Holdings, the Borrower and the other parties party thereto from time to time.

This Agreement governs the relationship between the ABL Facility Secured Parties, on the one hand, and the Non-ABL Secured Parties, on the other hand, with respect to the Collateral. In addition, it is understood and agreed that not all of the Secured Parties may have security interests in all of the Collateral and nothing in this Agreement is intended to give rights to any Person in any Collateral in which such Person (or their Representative or Collateral Agent) does not otherwise have a security interest.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Construction; Certain Defined Terms.

(a) Capitalized terms used but not otherwise defined herein have the meanings set forth in the ABL Credit Agreement, the Cash Flow Credit Agreement, the 2021 Indenture, the 2024 Indenture and the 2026 Indenture, as applicable, with the ABL Credit Agreement controlling in the event of discrepancies (and, in the event of any discrepancy between the Cash Flow Credit Agreement and either the 2021 Indenture, the 2024 Indenture or the 2026 Indenture, with the Cash Flow Credit Agreement controlling), or, if defined in the New York UCC, the meanings specified therein (including as if such terms were capitalized in Article 8 or 9 of the UCC, as the context may require, the following terms: “Account,” “Chattel Paper,” “Commercial Tort Claim,” “Commodities Account,” “Deposit Accounts,” “Document,” “Electronic Chattel Paper,” “Equipment,” “Fixture,” “General Intangible,” “Goods,” “Instruments,” “Inventory,” “Investment Property,” “Letter-of-Credit Right,” “Securities Account,” “Securities Entitlement,” “Supporting Obligation”, and “Tangible Chattel Paper”). The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument, other document, statute or regulation herein shall be construed as referring to such agreement, instrument, other document, statute or regulation as from time to time amended, supplemented or otherwise modified, (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, but shall not be deemed to include the subsidiaries of such Person unless express reference is made to such subsidiaries, (iii) the words “herein”, “hereof and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections and Exhibits shall be construed to refer to Articles, Sections and Exhibits of this Agreement, (v) unless otherwise expressly qualified herein, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (vi) the term “or” is not exclusive.

(b) As used in this Agreement, the following capitalized terms have the meanings specified below:

“2021 Indenture Obligations” means the “Initial Additional Equal Priority Obligations” as defined in the Equal Priority Intercreditor Agreement.

“2024 Indenture Obligations” means the “Secured Obligations” as such term is defined in the Security Agreement, dated as of March 27, 2024, among the Borrower, the Notes Co-Issuer, the 2024 Notes Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“2026 Indenture Obligations” means the “Secured Obligations” as such term is defined in the Security Agreement, dated as of May 28, 2026, among the Borrower, the Notes Co-Issuer, the 2026 Notes Collateral Agent and the other parties thereto, as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time.

“ABL Credit Agreement” has the meaning set forth in the recitals.

“ABL Facility” means (i) the ABL Credit Agreement, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time after the date hereof, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (except to the extent any such refinancing, replacement or restructuring is designated by the Borrower to not be included in the definition of “ABL Facility”), and (ii) whether or not the facility referred to in clause (i) remains outstanding, if designated by the Borrower to be included in the definition of “ABL Facility” and subject to the satisfaction of the requirements set forth in Section 6.14, one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“ABL Facility Agent” has the meaning set forth in the preamble.

“ABL Facility Collateral Agreement” means the Security Agreement dated as of the date hereof, among the Grantors (as defined therein) and the ABL Facility Agent, as amended, modified, supplemented, replaced or restated from time to time.

“ABL Facility Collateral Documents” means the ABL Facility Collateral Agreement and any other documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any ABL Obligations.

“ABL Facility Documents” means the ABL Facility, the ABL Facility Collateral Documents and the other “Loan Documents” (or any other similar term) as defined in the ABL Facility.

“ABL Facility Secured Parties” means the “Secured Parties” (or any other similar term) as defined in the ABL Facility.

“ABL Obligations” means all “Obligations” (as such term is defined in the ABL Facility) (or any other similar term), and all other obligations to pay principal, premium, if any, and interest, fees and expenses (including any interest, fees, and expenses accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the ABL Facility Documents and the performance of all other Obligations of the obligors thereunder to the lenders and agents under the ABL Facility Documents, according to the respective terms thereof.

“ABL Priority Collateral” means all Collateral consisting of the following:

(1)	Accounts (other than to the extent constituting identifiable proceeds of Non-ABL Priority Collateral), Chattel Paper and Payment Intangibles;

(2)

Deposit Accounts (and all balances, cash, checks and other negotiable instruments, funds and other evidences of payment held therein), Securities Accounts (and all balances, cash, checks, securities, securities entitlements, financial asset and instruments (whether negotiable or otherwise), funds and other evidences of payment held therein), and Commodity Accounts (and all balances, cash, checks, securities, securities entitlements, financial asset and instruments (whether negotiable or otherwise), other than a Deposit Account, Securities Account or Commodities Account containing exclusively identifiable proceeds of Non-ABL Priority Collateral;

(3)	all Inventory;

(4)

to the extent evidencing, governing, securing or otherwise reasonably related to any of the foregoing, all Documents, General Intangibles, Instruments, Investment Property (other than Equity Interests), Commercial Tort Claims, Letters of Credit, Letter-of-Credit Rights and Supporting Obligations; provided, however, that, to the extent any of the foregoing also evidence, govern, secure or otherwise reasonably relate to any Non-ABL Priority Collateral, only that portion that evidences, governs, secures or primarily relates to ABL Priority Collateral shall constitute ABL Priority Collateral;

(5)

all books, records and documents related to the foregoing (including databases, customer lists and other records, whether tangible or electronic, which contain any information relating to any of the foregoing); and

(6)	all Proceeds and products of any or all of the foregoing in whatever form received, including proceeds of business interruption and other insurance and claims against third parties.

“ABL Priority Possessory Collateral” means ABL Priority Collateral that is Possessory Collateral.

“Agreement” has the meaning set forth in the preamble.

“Applicable Junior Collateral Agent” means (a) with respect to the ABL Priority Collateral, the Intercreditor Agent and (b) with respect to the Non-ABL Priority Collateral, the ABL Facility Agent.

“Applicable Possessory Collateral Agent” means (a) with respect to ABL Priority Possessory Collateral, the ABL Facility Agent and (b) with respect to Non-ABL Priority Possessory Collateral, the Intercreditor Agent.

“Applicable Senior Collateral Agent” means (a) with respect to the ABL Priority Collateral, the ABL Facility Agent and (b) with respect to the Non-ABL Priority Collateral, the Intercreditor Agent.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, modified or supplemented from time to time.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state or foreign law for the relief of debtors.

“Borrower” has the meaning set forth in the preamble.

“Business Day” means any day that is not a Saturday, Sunday or other day that is a legal holiday under the laws of the State of New York or on which banking institutions in the State of New York are required or authorized by law or other governmental action to close.

“Cash Flow Collateral Agreement” means the Security Agreement, dated as of October 21, 2021, among the Grantors (as defined therein) and the Cash Flow Facility Agent, as amended, modified, supplemented, replaced or restated from time to time.

“Cash Flow Credit Agreement” has the meaning set forth in the recitals.

“Cash Flow Facility Documents” means the Cash Flow Credit Agreement and the other “Loan Documents” as defined in the Cash Flow Credit Agreement.

“Cash Flow Facility Secured Parties” means the “Secured Parties” as defined in the Cash Flow Credit Agreement.

“Cash Flow Obligations” means all “Obligations” (as such term is defined in the Cash Flow Credit Agreement), and all other obligations to pay principal, premium, if any, and interest, fees and expenses (including any interest, fees and expenses accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding) when due and payable, and all other amounts due or to become due under or in connection with the Cash Flow Facility Documents and the performance of all other Obligations of the obligors thereunder to the lenders and agents under the Cash Flow Facility Documents, according to the respective terms thereof.

“Cash Management Obligations” means, with respect to any Person, all obligations, whether now owing or hereafter arising, of such Person in respect of cash management services including collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items, electronic funds transfer services and interstate depository network services), foreign exchange facilities, credit card processing services, demand deposits, payroll, trust or operating account relationships, commercial credit cards, merchant cards or lines of credit, purchase or debit cards, non-card e-payables services, supply chain finance services (including trade payable services and supplier accounts receivable and drafts/bills of exchange purchases) and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services, including any obligations of the type referred to in the definition of under any “Cash Management Agreement” in the ABL Credit Agreement and the Cash Flow Credit Agreement.

“Class” has the meaning set forth in the definition of Senior Obligations.

“Collateral” means all assets and properties subject to, or purported to be subject to, Liens in favor of any Secured Party created by any of the ABL Facility Collateral Documents, the Equal Priority Collateral Documents or the Junior Priority Collateral Documents, as applicable, to secure the ABL Obligations or any Non-ABL Obligations, as applicable, and which shall in any event with respect to any Series of Obligations exclude “Excluded Assets” (or any analogous term) under and as defined in the applicable ABL Facility Documents and Non-ABL Documents in respect of such Series of Obligations.

“Collateral Agent” means the ABL Facility Agent (or, as the context may require, any additional Collateral Agent for any ABL Facility under clause (ii) of the definition of “ABL Facility”) and each Non-ABL Collateral Agent or any or all of the foregoing, as the context may require.

“Comparable Junior Collateral Document” means, in relation to any Senior Collateral subject to any Lien created under any Senior Collateral Document, those Junior Collateral Documents that create a Lien on the same Collateral, granted by the same Grantor.

“Control” means, except for purposes of Section 2.12 hereof, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“DIP Financing” has the meaning set forth in Section 2.06(b)(i).

“DIP Financing Liens” has the meaning set forth in Section 2.06(b)(i). “DIP Lenders” has the meaning set forth in Section 2.06(b)(i).

“Discharge” means, with respect to any Obligations, except to the extent otherwise provided herein with respect to the reinstatement or continuation of any such Obligations (including in Section 2.04(c) and Section 2.07), the payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of all such Obligations then outstanding, if any, and, with respect to letters of credit or letter of credit guaranties outstanding under the agreements or instruments (collectively, the “Relevant Instruments”) governing such Obligations, delivery of cash collateral, backstop letters of credit or other accommodations in respect thereof in a manner consistent with such agreement or instrument, in each case after or concurrently with the termination of all commitments to extend credit thereunder, and the termination of all commitments of “secured parties” under the Relevant Instruments; provided, that (i) the Discharge of ABL Obligations shall not be deemed to have occurred if such payments are made in connection with the proceeds of other ABL Obligations that constitute an exchange or replacement for or refinancing of such ABL Obligations in accordance with Section 2.10, (ii) the Discharge of Equal Priority Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other Equal Priority Obligations that constitute an exchange or replacement for or a refinancing of such Equal Priority Obligations in accordance with Section 2.10, and (iii) the Discharge of Junior Priority Obligations shall not be deemed to have occurred if such payments are made with the proceeds of other Junior Priority Obligations that constitute an exchange or replacement for or a refinancing of such Junior Priority Obligations in accordance with Section 2.10. In the event any Obligations are modified and such Obligations are paid over time or otherwise modified, in each case, pursuant to Section 1129 of the Bankruptcy Code (or any similar provision of any other applicable Bankruptcy Law), such Obligations shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new or modified indebtedness shall have been satisfied. The term “Discharged” shall have a corresponding meaning.

“Equal Priority Cash Management Obligations” means any Cash Management Obligations secured by any Collateral under any Equal Priority Collateral Documents.

“Equal Priority Intercreditor Agreement” has the meaning set forth in the preamble or any replacement thereof otherwise entered into in compliance with the Equal Priority Documents governing the relationship among the Equal Priority Secured Parties.

“Equal Priority Collateral Agent” means the Controlling Collateral Agent (as defined in the Equal Priority Lien Intercreditor Agreement). For purposes of this Agreement, the ABL Facility Agent may treat Bank of America, N.A., as the Equal Priority Collateral Agent until notified in writing by the Borrower that another representative has become the Equal Priority Collateral Agent.

“Equal Priority Collateral Documents” means any documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Equal Priority Obligations.

“Equal Priority Documents” means (a) the Cash Flow Facility Documents, (b) the Security Documents (as defined in the 2021 Indenture), (c) the Security Documents (as defined in the 2024 Indenture), (d) the Security Documents (as defined in the 2026 Indenture), (e) the Other Equal Priority Documents and (f) each agreement, document or instrument providing for or evidencing an Equal Priority Hedging Obligation or Equal Priority Cash Management Obligation.

“Equal Priority Hedging Obligations” means any Swap Contract secured by any Collateral under any Equal Priority Collateral Documents.

“Equal Priority Obligations” means (a) the Cash Flow Obligations, (b) the 2021 Indenture Obligations, (c) the 2024 Indenture Obligations, (d) the 2026 Indenture Obligations, (e) each Series of Other Equal Priority Obligations, and (f) any other Equal Priority Hedging Obligations and Equal Priority Cash Management Obligations (which shall be deemed to be part of the Series of Other Equal Priority Obligations to which they relate to the extent provided in the applicable Other Equal Priority Documents).

“Equal Priority Representatives” means (a) in the case of the Cash Flow Obligations, the Cash Flow Facility Agent, (b) in the case of the 2021 Indenture Obligations, the 2021 Notes Collateral Agent, (c) in the case of the 2024 Indenture Obligations, the 2024 Notes Collateral Agent, (d) in the case of the 2026 Indenture Obligations, the 2026 Notes Collateral Agent, and (e) in the case of any Series of Other Equal Priority Obligations, the Other Equal Priority Representative with respect thereto. The term “Equal Priority Representatives” shall include the Equal Priority Collateral Agent.

“Equal Priority Secured Parties” means (a) the Cash Flow Facility Secured Parties, (b) the Initial Additional Equal Priority Secured Parties (as defined in the Equal Priority Intercreditor Agreement) and (c) the Other Equal Priority Secured Parties, including the Equal Priority Representatives.

“Event of Default” means an “Event of Default” under and as defined in the ABL Facility, the Cash Flow Credit Agreement, the 2021 Indenture, the 2024 Indenture, the 2026 Indenture, any Other Equal Priority Document and/or any Junior Priority Document, as the context may require.

“Grantor” means Holdings, the Borrower and each Subsidiary of the Borrower (including any subsidiary borrowers) that shall have granted any Lien in favor of any Collateral Agent on any of its assets or properties to secure any of the Secured Obligations.

“Holdings” has the meaning set forth in the preamble.

“Insolvency or Liquidation Proceeding” means (a) any case or proceeding commenced by or against the Borrower or any other Grantor under the Bankruptcy Code or any other Bankruptcy Law, any other case or proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Borrower or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Borrower or any other Grantor or any similar case or proceeding relative to the Borrower or any other Grantor or its creditors, as such, in each case whether or not voluntary; (b) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Borrower or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency (except for any voluntary liquidation, dissolution or other winding up to the extent permitted by the applicable ABL Facility Documents and Non-ABL Documents); or (c) any other case or proceeding of any type or nature in which substantially all claims of creditors of the Borrower or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intercreditor Agent” means (a) prior to the incurrence of any Junior Priority Obligations, the Equal Priority Collateral Agent, and (b) from and after the incurrence of any Junior Priority Obligations, (i) until the Discharge of Equal Priority Obligations, the Non-ABL Collateral Agent acting on behalf of both the Equal Priority Secured Parties and the Junior Priority Secured Parties as a single class or such other agent or trustee as is designated to act on behalf of such parties for purposes of this Agreement pursuant to the Junior Lien Intercreditor Agreement and (ii) following the Discharge of each Series of Equal Priority Obligations, the Junior Priority Acting Collateral Agent acting on behalf of the Junior Priority Secured Parties. For purposes of this Agreement, the ABL Facility Agent may treat the Equal Priority Collateral Agent as the Intercreditor Agent until notified in writing by the Borrower that another representative has become the Intercreditor Agent.

“Joinder Agreement” means an agreement in form and substance substantially similar to Exhibit A, B or C hereto, pursuant to which any Other Equal Priority Secured Parties, Junior Priority Secured Parties or other ABL Facility Secured Parties, either directly or through their respective applicable Representatives, become a party hereto in accordance with Section 6.14 hereof.

“Junior Claims” means (a) with respect to the ABL Priority Collateral, each Series of Non-ABL Obligations secured by such Collateral and (b) with respect to the Non-ABL Priority Collateral, the ABL Obligations secured by such Collateral.

“Junior Collateral” means, with respect to any Obligations, the Collateral in respect of which such Obligations constitute Junior Claims.

“Junior Collateral Agent” means (a) with respect to the Non-ABL Priority Collateral, the ABL Facility Agent (or, as the context may require, any additional Collateral Agent for any ABL Facility under clause (ii) of the definition of “ABL Facility”) and (b) with respect to the ABL Priority Collateral, the Intercreditor Agent (or, as the context may require, any other Collateral Agent acting on behalf of any Series of Non-ABL Obligations).

“Junior Collateral Documents” means (a) with respect to the Non-ABL Obligations, the ABL Facility Collateral Documents and (b) with respect to the ABL Obligations, the Non-ABL Collateral Documents.

“Junior Lien Intercreditor Agreement” means an intercreditor agreement entered into in compliance with the Equal Priority Documents and the Junior Priority Documents governing the relationship between the Equal Priority Secured Parties, on the one hand, and the Junior Priority Secured Parties, on the other hand.

“Junior Obligations” means (a) with respect to ABL Obligations (to the extent such Obligations are secured by the ABL Priority Collateral), the Non-ABL Obligations and (b) with respect to the Non-ABL Obligations (to the extent such Obligations are secured by the Non-ABL Priority Collateral), the ABL Obligations.

“Junior Priority Acting Collateral Agent” means the agent or trustee as is designated “Designated Second Priority Representative” (or equivalent term) after the date hereof under the Junior Lien Intercreditor Agreement.

“Junior Priority Collateral Agent” means with respect to any Series of Junior Priority Obligations, any Junior Priority Representative that acts in the capacity of a collateral agent with respect thereto.

“Junior Priority Collateral Documents” means any documents now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Junior Priority Obligations.

“Junior Priority Documents” means each of the agreements, documents and instruments providing for, evidencing or securing any Junior Priority Obligations and any other related document or instrument executed or delivered pursuant to any Junior Priority Document at any time or otherwise evidencing or securing any indebtedness arising under any Junior Priority Obligations.

“Junior Priority Obligations” means any indebtedness or Obligations of the Grantors that are to be secured by a Lien on the Collateral junior to the Liens thereon securing the outstanding Series of Equal Priority Obligations and are designated by the Borrower as Junior Priority Obligations hereunder; provided, however, that the requirements set forth in Section 6.14 shall have been satisfied.

“Junior Priority Representative” means, with respect to any Series of Junior Priority Obligations or any separate facility within such Series, the Person elected, designated or appointed as the administrative agent, trustee or other representative of such Series or facility by or on behalf of the holders of such Series or facility, and its respective successors in substantially the same capacity as may from time to time be appointed. The term “Junior Priority Representative” shall include any applicable Junior Priority Collateral Agent as the context may require.

“Junior Priority Secured Parties” means the Persons holding Junior Priority Obligations, including the Junior Priority Representatives.

“Junior Representative” means (a) with respect to the Non-ABL Priority Collateral, the ABL Facility Agent (and any additional Collateral Agent for any ABL Facility under clause (ii) of the definition of “ABL Facility”) and (b) with respect to the ABL Priority Collateral, each Non-ABL Representative.

“Junior Secured Parties” means (a) with respect to the Non-ABL Priority Collateral, the ABL Facility Secured Parties and (b) with respect to the ABL Priority Collateral, the Non-ABL Secured Parties.

“Lien” means, with respect to any asset, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any Financing Lease having substantially the same economic effect as any of the foregoing).

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Non-ABL Collateral Agent” means each of the Equal Priority Collateral Agent, the Cash Flow Facility Agent, the 2021 Notes Collateral Agent, the 2024 Notes Collateral Agent, the 2026 Notes Collateral Agent, each Other Equal Priority Collateral Agent, the Junior Priority Acting Collateral Agent, each Junior Priority Collateral Agent and the Intercreditor Agent, or any or all of the foregoing, as the context may require.

“Non-ABL Collateral Documents” means the Equal Priority Collateral Documents and the Junior Priority Collateral Documents.

“Non-ABL Documents” means the Equal Priority Documents, the Junior Priority Documents and any intercreditor agreements or other arrangements among Non-ABL Secured Parties or Non-ABL Representatives (including, with respect to the Equal Priority Secured Parties, the Equal Priority Intercreditor Agreement).

“Non-ABL Obligations” means the Equal Priority Obligations and Junior Priority Obligations.

“Non-ABL Priority Collateral” means all Collateral, other than ABL Priority Collateral.

“Non-ABL Priority Possessory Collateral” means Non-ABL Priority Collateral that is Possessory Collateral.

“Non-ABL Representatives” means the Equal Priority Representatives and the Junior Priority Representatives.

“Non-ABL Secured Parties” means the Equal Priority Secured Parties and the Junior Priority Secured Parties.

“Obligations” means any principal, interest, fees, expenses (including any interest, fees or expenses accruing after the commencement of any Insolvency or Liquidation Proceeding, regardless of whether allowed or allowable in such proceeding), penalties, indemnifications, reimbursements (including reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any indebtedness.

“Other Equal Priority Collateral Agent” means, with respect to any Series of Other Equal Priority Obligations, any Other Equal Priority Representative that acts in the capacity of a collateral agent with respect thereto (including the 2021 Notes Collateral Agent, the 2024 Notes Collateral Agent and the 2026 Notes Collateral Agent).

“Other Equal Priority Documents” means each of the agreements, documents and instruments providing for, evidencing or securing any Other Equal Priority Obligations (including the 2021 Indenture, the 2024 Indenture and the 2026 Indenture) and any other related document or instrument executed or delivered pursuant to any Other Equal Priority Document at any time or otherwise evidencing or securing any indebtedness arising under any Other Equal Priority Document.

“Other Equal Priority Obligations” means (a) all “Additional Equal Priority Obligations” as defined in the Equal Priority Intercreditor Agreement, (b) if the Junior Lien Intercreditor Agreement has been entered into, all “Additional Senior Debt Obligations” (or any other similar term) as defined in the Junior Lien Intercreditor Agreement and (c) in any event, any indebtedness or Obligations (other than Cash Flow Obligations) of the Grantors that are to be secured with a Lien pari passu with the Liens on the Collateral securing the outstanding Series of Equal Priority Obligations and are designated by the Borrower as Other Equal Priority Obligations hereunder; provided, however, that in each of clauses (a), (b), and (c), the requirements set forth in Section 6.14 shall have been satisfied.

“Other Equal Priority Representative” means, with respect to any Series of Other Equal Priority Obligations or any separate facility within such Series, the Person elected, designated or appointed as the administrative agent, trustee or other authorized representative of such Series or facility by or on behalf of the holders of such Series or facility, and its respective successors in substantially the same capacity as may from time to time be appointed.

“Other Equal Priority Secured Parties” means the Persons holding Other Equal Priority Obligations, including the Other Equal Priority Representatives.

“Permitted Remedies” means, with respect to any Junior Obligations:

(i) filing a claim, proof of claim, or statement of interest with respect to such Obligations; provided that an Insolvency or Liquidation Proceeding has been commenced by or against any Grantor;

(ii) taking any action (not adverse to the Liens securing Senior Obligations, the priority status thereof, or the rights of the Applicable Senior Collateral Agent or any of the Senior Secured Parties to exercise rights, powers, and/or remedies in respect thereof) in order to create, perfect, preserve or protect (but not enforce) its Lien on any of the Collateral;

(iii) filing any necessary or appropriate responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Junior Secured Parties, including any claims secured by the Junior Collateral, in each case in accordance with the terms of this Agreement;

(iv) filing any pleadings, objections, motions or agreements which assert rights or interests available to unsecured creditors of the Grantors arising under either any Insolvency or Liquidation Proceeding or applicable non-bankruptcy law, in each case to the extent not inconsistent with the terms of this Agreement or applicable law (including the bankruptcy laws of any applicable jurisdiction);

(v) voting on any Plan of Reorganization, filing any proof of claim, making other filings and making any arguments, obligations, and motions (including in support of or opposition to, as applicable, the confirmation or approval of any Plan of Reorganization) that are, in each case, in a manner that is in accordance with the terms of this Agreement (including Section 2.06);

(vi) with respect to the ABL Obligations, in each case to the extent provided under the ABL Facility Documents, (A) the exercise of rights by the ABL Facility Agent upon the occurrence of a “Cash Dominion Triggering Event” (or any other similar term) as defined in the ABL Credit Agreement of the type provided in the ABL Credit Agreement, including, without limitation, the notification of depository institutions or any other Person to deliver proceeds of ABL Priority Collateral to the ABL Facility Agent and the application of such proceeds pursuant to the provisions of the ABL Facility Documents, (B) the consent by the ABL Facility Agent to a disposition by any Grantor of any of the ABL Priority Collateral, (C) the reduction of advance rates or sub-limits by the ABL

Facility Agent, (D) the change in eligibility criteria for components of the borrowing base under the ABL Credit Agreement by the ABL Facility Agent, (E) the cessation of lending pursuant to the provisions of the ABL Facility Documents, including upon the occurrence of a default or the existence of an over-advance or (F) the imposition of “Reserves” (or any other similar term) as defined in the ABL Credit Agreement by the ABL Facility Agent; and

(vii) for clarification purposes, making demand for payment or accelerating the maturity of such Obligations.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Plan of Reorganization” means any plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of arrangement or restructuring proposed in or in connection with any Insolvency or Liquidation Proceeding.

“Possessory Collateral” means the Collateral in the possession or control of any Collateral Agent (or its agents or bailees), to the extent that possession or control thereof perfects a Lien thereon under the Uniform Commercial Code of any jurisdiction or otherwise. Possessory Collateral includes, without limitation, any certificated Equity Interests, Promissory Notes, Instruments, Chattel Paper, Deposit Accounts and Securities Accounts, in each case, delivered to or in the possession or under control of any Collateral Agent under the terms of the ABL Facility Collateral Documents or the Non-ABL Collateral Documents. All capitalized terms used in this definition and not defined elsewhere in this Agreement have the meanings assigned to them in the New York UCC.

“Possessory Collateral Agent” means, with respect to any Possessory Collateral, the Collateral Agent having possession or control (including through its agents or bailees (other than a gratuitous bailee)) of the same.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay, or to issue other Indebtedness or enter into alternative financing arrangements, in exchange or replacement for such Indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such Indebtedness has been terminated and including, in each case, through any credit agreement, indenture or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Representative” means (a) in the case of any ABL Obligations, the ABL Facility Agent (or any additional Collateral Agent for any ABL Facility under clause (ii) of the definition of “ABL Facility”) and (b) in the case of any Series of Non-ABL Obligations, the Non-ABL Representative with respect thereto.

“Secured Obligations” means the ABL Obligations and the Non-ABL Obligations.

“Secured Parties” means the ABL Facility Secured Parties and the Non-ABL Secured Parties.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Claims” means (a) with respect to any claims secured by the ABL Priority Collateral, the ABL Obligations secured by such Collateral and (b) with respect to any claims secured by the Non-ABL Priority Collateral, each Series of Non-ABL Obligations secured by such Collateral.

“Senior Collateral” means, with respect to any Obligations, the Collateral in respect of which such Obligations constitute Senior Claims.

“Senior Collateral Documents” means (a) with respect to the Non-ABL Obligations, the Non-ABL Collateral Documents and (b) with respect to the ABL Obligations, the ABL Facility Collateral Documents.

“Senior Obligations” means (a) with respect to the ABL Obligations, to the extent such Obligations are secured by the Non-ABL Priority Collateral, the Non-ABL Obligations, and (b) with respect to the Non-ABL Obligations, to the extent such Obligations are secured by the ABL Priority Collateral, the ABL Obligations; the Non-ABL Obligations shall, collectively, constitute one “Class” of Senior Obligations and the ABL Obligations shall constitute a separate “Class” of Senior Obligations.

“Senior Representative” means (a) with respect to the Non-ABL Priority Collateral, each Non-ABL Representative and (b) with respect to the ABL Priority Collateral, the ABL Facility Agent.

“Senior Secured Parties” means (a) with respect to the Non-ABL Priority Collateral, the Non-ABL Secured Parties, and (b) with respect to the ABL Priority Collateral, the ABL Facility Secured Parties.

“Series” means (a) the Cash Flow Obligations, the 2021 Indenture Obligations, the 2024 Indenture Obligations, the 2026 Indenture Obligations and each series of Other Equal Priority Obligations, each of which shall constitute a separate Series of Non-ABL Obligations within the Class of Senior Obligations constituting Non-ABL Obligations, except that to the extent that the Cash Flow Obligations, the 2021 Indenture Obligations, the 2024 Indenture Obligations, the 2026 Indenture Obligations and/or any one or more series of such Other Equal Priority Obligations (i) are secured by identical Collateral held by a common collateral agent and (ii) have their security interests documented by a single set of security documents, such Cash Flow Obligations, the 2021 Indenture Obligations, the 2024 Indenture Obligations, the 2026 Indenture Obligations and/or each such series of Other Equal Priority Obligations shall collectively constitute a single Series of Non-ABL Obligations; (b) each series of Junior Priority Obligations, each of which shall constitute a separate Series of Non-ABL Obligations within the Class of Senior Obligations constituting Non-ABL Obligations, except that to the extent that any one or more series of such Junior Priority Obligations (i) are secured by identical Collateral held by a common collateral agent and (ii) have their security interests documented by a single set of security documents, each such series of Junior Priority Obligations shall collectively constitute a single Series of Non-ABL Obligations; and (c) the ABL Obligations, which shall constitute the sole Series of ABL Obligations within the Class of Senior Obligations constituting ABL Obligations. With respect to the Non-ABL Secured Parties, the Non-ABL Secured Parties with respect to each Series of Non-ABL Obligations shall constitute a separate Series of Non-ABL Secured Parties.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which (i) a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, (ii) more than half of the issued share capital is at the time beneficially owned or (iii) the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower. For the avoidance of doubt, any entity that is owned at a 50.0% or less level (as described above) shall not be a “Subsidiary” for any purpose under this Agreement, regardless of whether such entity is consolidated on Holdings’, the Borrower’s or any Restricted Subsidiary’s financial statements.

“Swap Obligations” means, with respect to any Person, the obligations of such Person to pay or perform under (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

ARTICLE II

Priorities and Agreements with Respect to Collateral

SECTION 2.01 Priority of Claims. (a) Anything contained herein or in any of the ABL Facility Documents or the Non-ABL Documents to the contrary notwithstanding, if an Event of Default has occurred and is continuing, and any Collateral Agent is taking action to enforce rights in respect of any Collateral (whether in an Insolvency or Liquidation Proceeding or otherwise), or any distribution is made in respect of any Collateral in any Insolvency or Liquidation Proceeding with respect to any Grantor, the Proceeds (subject, in the case of any such distribution, to Section 2.06 hereof) (all proceeds of any sale, collection or other liquidation of any Collateral and all proceeds of any such distribution being collectively referred to in this Section 2.01 as “Proceeds”) shall be applied as follows:

(i)	In the case of ABL Priority Collateral,

FIRST, to the ABL Facility Agent for application to the payment in full of the ABL Obligations in accordance with the ABL Facility Collateral Agreement, and

SECOND, to the Intercreditor Agent for application to the payment in full of the Non-ABL Obligations in accordance with the Non-ABL Documents.

If any Non-ABL Obligations remain outstanding after the Discharge of the ABL Obligations, all proceeds of the ABL Priority Collateral will be turned over to the Intercreditor Agent for application to the repayment of any outstanding Non-ABL Obligations in accordance with the Non-ABL Documents.

(ii)	In the case of Non-ABL Priority Collateral,

FIRST, to the Intercreditor Agent for application to the payment of Non-ABL Obligations in accordance with the Non-ABL Documents until payment in full of any Non-ABL Obligations secured by such Non-ABL Priority Collateral, and

SECOND, to the ABL Facility Agent for application to the payment in full of the ABL Obligations in accordance with the ABL Facility Collateral Agreement.

If any ABL Obligations remain outstanding after the Discharge of each Series of such Non-ABL Obligations, all proceeds of the Non-ABL Priority Collateral will be turned over to the ABL Facility Agent for application to the repayment of any outstanding ABL Obligations in accordance with the ABL Facility Collateral Agreement.

(b) It is acknowledged that (i) the aggregate amount of any Senior Obligations may, subject to the limitations set forth in the ABL Facility Documents and the Non-ABL Documents, be Refinanced from time to time, all without affecting the priorities set forth in Section 2.01(a) or (c) or the provisions of this Agreement defining the relative rights of the ABL Facility Secured Parties and the Non-ABL Secured Parties, and (ii) a portion of the Senior Obligations consists or may consist of indebtedness that is revolving in nature, and the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed. The priorities provided for herein shall not be altered or otherwise affected by any Refinancing of either the Junior Obligations (or any part thereof) or the Senior Obligations (or any part thereof), by the release of any Collateral or of any guarantees for any Senior Obligations or by any action that any Collateral Agent, Representative or Secured Party may take or fail to take in respect of any Collateral.

(c) Notwithstanding the date, time, method, manner or order of grant, creation, attachment or perfection of any Liens securing the Non-ABL Obligations granted on the Collateral or of any Liens securing the ABL Obligations granted on the Collateral and notwithstanding any provision of the Uniform Commercial Code of any jurisdiction, or any other applicable law or the ABL Facility Documents and the Non-ABL Documents or any defect or deficiencies in, or failure to perfect any such Liens or any other circumstance whatsoever:

(i)

(1) the Liens on the Non-ABL Priority Collateral securing or purporting to secure Non-ABL Obligations will rank senior to any Liens on such Non-ABL Priority Collateral securing or purporting to secure ABL Obligations, and (2) the Liens on the ABL Priority Collateral securing or purporting to secure ABL Obligations will rank senior to any Liens on such ABL Priority Collateral securing or purporting to secure Non-ABL Obligations, and

(ii)

the Equal Priority Collateral Agent, the Cash Flow Facility Agent, the 2021 Notes Collateral Agent, the 2024 Notes Collateral Agent, the 2026 Notes Collateral Agent, the Intercreditor Agent and each Other Equal Priority Collateral Agent on behalf of itself and the applicable Equal Priority Secured Parties, and the Junior Priority Acting Collateral Agent, if any, on behalf of itself and the Junior Priority Secured Parties, each hereby agrees that the priority of the Liens of such Collateral Agent as among them shall be governed by the Non-ABL Documents; provided, however, that the foregoing shall not be construed to alter the relative rights or priorities of the various Series of Non-ABL Obligations against each other Series of Non-ABL Obligations, which rights and priorities shall be governed by the applicable Non-ABL Documents.

SECTION 2.02 Actions With Respect to Collateral; Prohibition on Contesting Liens.

(a) Until the Discharge of all of the Senior Obligations of a particular Class, (i) only the Applicable Senior Collateral Agent shall act or refrain from acting, with respect to the Senior Collateral of such Class and then only on the instructions of the applicable Senior Representative (which, in the case of the Non-ABL Priority Collateral, shall be the Intercreditor Agent), (ii) no Collateral Agent shall follow any instructions with respect to such Senior Collateral from any Junior Representative or from any Junior Secured Parties, and (iii) each Junior Representative and the Junior Secured Parties shall not, and shall not instruct any Collateral Agent to, commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its interest in or realize upon, or take any other action available to it in respect of, any Junior Collateral, whether under any ABL Facility Collateral Document, any Non-ABL Collateral Document, applicable law or otherwise, it being agreed that (A) only the Applicable Senior Collateral Agent of a particular Class, acting in accordance with the ABL Facility Collateral Documents or the Non-ABL Collateral Documents, as applicable, shall be entitled to take any such actions or exercise any such remedies with respect to the Senior Collateral of such Class, or to cause any Collateral Agent to do so and (B) notwithstanding the foregoing, each Junior Representative may take Permitted Remedies subject to the terms and conditions of the Equal Priority Intercreditor Agreement and each Junior Lien Intercreditor Agreement applicable to such Junior Representative. No Junior Collateral Agent, Junior Representative or Junior Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Applicable Senior Collateral Agent, Senior Representative or Senior Secured Party or any other exercise by the Applicable Senior Collateral Agent, Senior Representative or Senior Secured Party of any rights and remedies relating to the Senior Collateral. Nothing set forth in this Section 2.02 shall limit the rights of the ABL Facility Agent under Section 2.08.

(b) The Intercreditor Agent and each of the other Non-ABL Secured Parties each agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the ABL Facility Secured Parties in all or any part of the Collateral, the allowability of any claims asserted by the ABL Facility Secured Parties, or the provisions of this Agreement, and the ABL Facility Agent and each of the ABL Facility Secured Parties each agrees that it will not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the perfection, priority, validity or enforceability of a Lien held by or on behalf of any of the Non-ABL Secured Parties in all or any part of the Collateral, the allowability of any claims asserted by the Non-ABL Secured Parties, or the provisions of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the ABL Facility Agent, any ABL Facility Secured Party, the Intercreditor Agent or any Non-ABL Secured Parties to enforce this Agreement.

SECTION 2.03 No Duties of Senior Representative; Provision of Notice.

(a) Each Junior Secured Party acknowledges and agrees that none of the Collateral Agents, the Senior Representative nor any other Senior Secured Party shall have any duties or other obligations to such Junior Secured Party with respect to any Senior Collateral, other than as set forth under Section 2.12 and to transfer to the Applicable Junior Collateral Agent any proceeds of any such Collateral that constitutes Junior Collateral remaining in its possession following any sale, transfer or other disposition of such Collateral (in each case, unless the Junior Obligations have been Discharged prior to or concurrently with such sale, transfer, disposition, payment or satisfaction) and the Discharge of the Senior Obligations secured thereby, or if a Collateral Agent shall be in possession of all or any part of such Collateral after such payment and satisfaction in full and termination, such Collateral or any part thereof remaining, in each case without representation or warranty on the part of any Collateral Agent, the Senior Representative or any Senior Secured Party. In furtherance of the foregoing, but subject to Section 2.08, each Junior Secured Party acknowledges and agrees that until the Senior Obligations secured by any Senior Collateral shall have been Discharged, the Applicable Senior Collateral Agent shall be entitled, for the benefit of the holders of such Senior Obligations, to sell, transfer or otherwise dispose of or deal with such Collateral as provided herein and in the ABL Facility Documents and the Non-ABL Documents, as applicable, without regard to any Junior Claims or any rights to which the holders of the Junior Obligations would otherwise be entitled as a result of such Junior Claims. Without limiting the foregoing, each Junior Secured Party agrees that none of the Collateral Agents, the Senior Representatives nor any other Senior Secured Party shall have any duty or obligation first to marshal or realize upon any type of Senior Collateral (or any other collateral securing the Senior Obligations), or to sell, dispose of or otherwise liquidate all or any portion of such Collateral (or any other collateral securing the Senior Obligations), in any manner that would maximize the return to the Junior Secured Parties, notwithstanding that the order and timing of any such realization, sale, disposition or liquidation may affect the amount of proceeds actually received by the Junior Secured Parties from such realization, sale, disposition or liquidation. Each of the Junior Secured Parties waives any claim such Junior Secured Party may now or hereafter have against any Applicable Senior Collateral Agent, any Senior Representative or any other Senior Secured Party (or their representatives) arising out of (i) any actions which any Applicable Senior Collateral Agent, any Senior Representative or the Senior Secured Parties take or omit to take (including, actions with respect to the creation, perfection or continuation of Liens on any Senior Collateral, actions with respect to the foreclosure upon, sale, release or depreciation of, or failure to realize upon, any of the Senior Collateral and actions with respect to the collection of any claim for all or any part of the Senior Obligations from any account debtor, guarantor or any other party) in accordance with the ABL Facility Documents and the Non-ABL Documents or any other agreement related thereto or to the collection of the Senior Obligations or the valuation, use, protection or release of any security for the Senior Obligations, (ii) any election by any Senior Representative or any Senior Secured Parties, in any Insolvency or Liquidation Proceeding of the application of Section 1111(b) of the Bankruptcy Code (or any similar provision of any other applicable Bankruptcy Law) with respect to its Senior Collateral or (iii) subject to Section 2.06, any borrowing by, or grant of a security interest or administrative expense priority under Section 364 of the Bankruptcy Code by, the Borrower or any of its subsidiaries, as debtor-in-possession.

(b) The Borrower shall provide written notice to the Non-ABL Representatives and the ABL Facility Agent of any new Equal Priority Collateral Agent or new Intercreditor Agent.

SECTION 2.04 No Interference; Payment Over; Avoidance Issues. (a) Each Junior Secured Party, Junior Representative and Junior Collateral Agent agrees that (i) it will not take or cause to be taken any action the purpose or effect of which is, or could be, to make any Junior Claim pari passu with, or to give such Junior Secured Party any preference or priority relative to, any Senior Claim with respect to the Collateral securing the Senior Claims or any part thereof, (ii) it will not challenge or question in any proceeding (including any Insolvency or Liquidation Proceeding) the validity or enforceability of any ABL Facility Collateral Document or Non-ABL Collateral Document, the validity, attachment, perfection or priority of any Lien under the ABL Facility Collateral Documents or the Non-ABL Collateral Documents, the allowability of any claims asserted by the ABL Facility Secured Parties or the Non-ABL Secured Parties, or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement, (iii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of, or exercise of remedies with respect to, the Senior Collateral by the Applicable Senior Collateral Agent or any Senior Secured Parties or any Senior Representative acting on their behalf, (iv) it shall have no right to (A) direct the Applicable Senior Collateral Agent, any Senior Representative or any holder of Senior Obligations to exercise any right, remedy or power with respect to any Senior Collateral or (B) consent to the exercise by the Applicable Senior Collateral Agent, any Senior Representative or any other Senior Secured Party of any right, remedy or power with respect to any Senior Collateral, (v) it will not institute any suit or assert in any suit, Insolvency or Liquidation Proceeding, or other proceeding any claim against the Applicable Senior Collateral Agent, any Senior Representative or other Senior Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to, and none of the Applicable Senior Collateral Agent, any Senior Representative or any other Senior Secured Party shall be liable for, any action taken or omitted to be taken by such Collateral Agent, such Senior Representative or other Senior Secured Party with respect to any Senior Collateral, (vi) it will not seek, and hereby waives any right, to have any Senior Collateral or any part thereof marshaled upon any foreclosure or other disposition of such Collateral and (vii) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of any of the ABL Facility Agent, any ABL Facility Secured Party, the Intercreditor Agent or any other Non-ABL Secured Party to enforce this Agreement.

(a) Each Junior Representative, each Junior Collateral Agent and each other Junior Secured Party hereby agrees that if it shall obtain possession of any Senior Collateral or shall realize any proceeds or payment in respect of any such Senior Collateral, pursuant to any ABL Facility Collateral Document or Non-ABL Collateral Document or by the exercise of any rights available to it under applicable law or in any Insolvency or Liquidation Proceeding or similar proceeding or through any other exercise of remedies, at any time prior to the Discharge of the Senior Obligations, then it shall hold such Senior Collateral, proceeds or payment in trust for the Senior Secured Parties and transfer such Senior Collateral, proceeds or payment, as the case may be, to the Applicable Senior Collateral Agent reasonably promptly after obtaining actual knowledge, or notice from the Applicable Senior Collateral Agent, that it is in possession of such Senior Collateral, proceeds or payment. Each Junior Secured Party agrees that if, at any time, it receives notice or obtains actual knowledge that all or part of any payment with respect to any Senior Obligations previously made shall be rescinded for any reason whatsoever, such Junior Secured Party shall promptly pay over to the Applicable Senior Collateral Agent any payment received by it and then in its possession or under its control in respect of any Senior Collateral and shall promptly turn over any Senior Collateral then held by it over to the Applicable Senior Collateral Agent, together with any necessary endorsements and the provisions set forth in this Agreement shall be reinstated as if such payment had not been made, until the payment and satisfaction in full of the Senior Obligations.

(b) In the event that any of the Senior Obligations shall be paid in full and such payment or any part thereof shall subsequently, for whatever reason (including an order or judgment for disgorgement or avoidance of a preference or fraudulent transfer under the Bankruptcy Code, any other applicable Bankruptcy Law, or any similar law, or the settlement of any claim in respect thereof), be required to be returned or repaid, the terms and conditions of this Article II shall be fully applicable thereto until all such Senior Obligations shall again have been paid in full in cash.

SECTION 2.05 Automatic Release of Junior Liens. (a) Each Non-ABL Collateral Agent and each other Non-ABL Secured Party agrees that in the event of a sale, transfer or other disposition of any ABL Priority Collateral in connection with the foreclosure upon or other exercise of rights and remedies with respect to such ABL Priority Collateral that results in the release by the ABL Facility Agent of the Lien held by the ABL Facility Agent on such ABL Priority Collateral (regardless of whether or not an Event of Default has occurred and is continuing under the Non-ABL Documents at the time of such sale, transfer or other disposition), the Lien held by the Intercreditor Agent and each other Non-ABL Collateral Agent on such ABL Priority Collateral shall be automatically released; provided that, notwithstanding the foregoing, all holders of the Non-ABL Obligations shall be entitled to any proceeds of a sale, transfer or other disposition under this clause (a) that remain after Discharge of the ABL Obligations, and the Liens on such remaining proceeds securing the Non-ABL Obligations shall not be automatically released pursuant to this Section 2.05(a).

(a) The ABL Facility Agent and each other ABL Facility Secured Party agrees that in the event of a sale, transfer or other disposition of any Non-ABL Priority Collateral in connection with the foreclosure upon or other exercise of rights and remedies with respect to such Non-ABL Priority Collateral that results in the release by the Non-ABL Collateral Agents of the Liens held by them on such Non-ABL Priority Collateral (regardless of whether or not an Event of Default has occurred and is continuing under the ABL Facility Documents at the time of such sale, transfer or other disposition), the Lien held by the ABL Facility Agent on such Non-ABL Priority Collateral shall be automatically released; provided that, notwithstanding the foregoing, all holders of the ABL Obligations shall be entitled to any proceeds of a sale, transfer or other disposition under this clause (b) that remain after Discharge of all Non-ABL Obligations, and the Liens on such remaining proceeds securing the ABL Obligations shall not be automatically released pursuant to this Section 2.05(b).

(b) Each Junior Representative and each Junior Collateral Agent agrees to execute and/or deliver (at the sole cost and expense of the Grantors) all such instructions, directions, authorizations and other instruments as necessary or as shall reasonably be requested by any Senior Representative or the Applicable Senior Collateral Agent to evidence and confirm any release of Junior Collateral provided for in this Section.

(c) If, at any time any Grantor or the holder of any Senior Obligations delivers notice to each Junior Collateral Agent that any specified Senior Collateral (including all or substantially all of the equity interests of a Grantor or any of its Subsidiaries) is sold, transferred or otherwise disposed of (i) by the owner of such Senior Collateral in a transaction permitted under the Non-ABL Documents and the ABL Facility Documents or (ii) during the existence of any Event of Default under (and as defined in) the applicable Senior Collateral Document, then, to the extent the Applicable Senior Collateral Agent has consented to such sale, transfer or disposition (and so long as proceeds thereof are applied in accordance with Section 2.01), the Liens in favor of the Junior Secured Parties upon such Senior Collateral will automatically be released and discharged as and when, but only to the extent, such Liens on such Senior Collateral securing Senior Obligations are released and discharged. Upon delivery to each Junior Collateral Agent of a notice from the Applicable Senior Collateral Agent stating that any release of Liens securing or supporting the Senior Obligations has become effective (or shall become effective upon each Junior Collateral Agent’s release), each Junior Collateral Agent will promptly execute and deliver such instruments, releases, terminations statements or other documents confirming such release on customary terms.

SECTION 2.06 Certain Agreements With Respect to Bankruptcy or Insolvency or Liquidation Proceedings. (a) This Agreement shall continue in full force and effect notwithstanding the commencement of any Insolvency or Liquidation Proceeding (including any case or proceeding under the Bankruptcy Code or any other Bankruptcy Law) by or against the Borrower or any of its Subsidiaries.

(a) If any Grantor shall become subject to an Insolvency or Liquidation Proceeding:

(i)

if the ABL Facility Agent desires to permit any Grantor that has become subject to an Insolvency or Liquidation Proceeding, as debtor(s)-in-possession, to move for the approval of financing (“DIP Financing”) secured at least in part by a Lien on the ABL Priority Collateral, to be provided by one or more lenders (the “DIP Lenders”) under Section 364 of the Bankruptcy Code (or any similar provision of any other applicable

Bankruptcy Law) and/or the use of cash collateral constituting ABL Priority Collateral under Section 363 of the Bankruptcy Code (or, in each case, under any equivalent provision of any other applicable Bankruptcy Law), then the Intercreditor Agent and the Non-ABL Secured Parties hereby agree not to object to any such financing or to the Liens on the ABL Priority Collateral securing the same (“DIP Financing Liens”) or to any use of such cash collateral that constitutes ABL Priority Collateral, unless the ABL Facility Agent shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of such cash collateral that constitutes ABL Priority Collateral, or to request adequate protection (except as otherwise permitted under this Agreement) or any other relief in connection therewith (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such ABL Priority Collateral for the benefit of the ABL Facility Secured Parties, each Non-ABL Secured Party will subordinate its Liens with respect to the DIP Financing Liens on such ABL Priority Collateral on the same terms as the Liens of the ABL Facility Secured Parties (other than any Liens of any ABL Facility Secured Party constituting DIP Financing Liens) thereon are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such ABL Priority Collateral granted to secure the ABL Obligations of the ABL Facility Secured Parties, each Equal Priority Secured Party and Junior Priority Secured Party will confirm the priorities with respect to such ABL Priority Collateral as set forth herein), in each case so long as (A) the Equal Priority Secured Parties and the Junior Priority Secured Parties retain the benefit of their Liens on all such ABL Priority Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding (other than any Liens constituting DIP Financing Liens) as existed prior to the commencement of the Insolvency or Liquidation Proceeding, (B) the Equal Priority Secured Parties and Junior Priority Secured Parties are granted junior Liens on any additional or replacement ABL Priority Collateral pledged to any ABL Facility Secured Party as adequate protection or otherwise in connection with such DIP Financing or use of such cash collateral, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the ABL Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement, and (D) if any ABL Facility Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection are applied pursuant to Section 2.01(a) of this Agreement; provided that the Non-ABL Secured Parties of each Series shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral that shall not constitute ABL Priority Collateral (other than any DIP Financing Lien thereon that is junior in priority to the Liens thereon of the Non-ABL Secured Parties); provided, further, that the Non-ABL Secured Parties receiving adequate protection shall not object to any other Non-ABL Secured Parties receiving adequate protection comparable to any adequate protection granted to such Non-ABL Secured Parties in connection with a DIP Financing or use of cash collateral; and provided, further, that nothing herein shall prevent any Equal Priority Secured Party from objecting to any adequate protection received by any Junior Priority Secured Party in violation of the Junior Lien Intercreditor Agreement;

(ii)

if the Intercreditor Agent desires to permit any Grantor that has become subject to an Insolvency or Liquidation Proceeding, as debtor(s)-in-possession, to move for the approval of a DIP Financing secured at least in part by a Lien on Non-ABL Priority Collateral, to be provided by DIP Lenders under Section 364 of the Bankruptcy Code (or any similar provision of any other applicable Bankruptcy Law) or the use of cash collateral constituting Non-ABL Priority Collateral under Section 363 of the Bankruptcy Code (or any similar provision of any other applicable Bankruptcy Law), the ABL Facility Agent and the ABL Facility Secured Parties hereby agree not to object to any such financing or to the DIP Financing Liens or to any use of such cash collateral that constitutes Non-ABL Priority Collateral, unless the Intercreditor Agent (acting on the instructions of the applicable Non-ABL Secured Parties in accordance with the Non-ABL Documents) shall then oppose or object to such DIP Financing or such DIP Financing Liens or use of such cash collateral that constitutes Non-ABL Priority Collateral, or to request adequate protection (except as otherwise permitted under this Agreement) or any other relief in connection therewith (and (i) to the extent that such DIP Financing Liens are senior to the Liens on any such Non-ABL Priority Collateral for the benefit of the Non-ABL Secured Parties, each ABL Facility Secured Party will subordinate its Liens with respect to the DIP Financing Liens on such Non-ABL Priority Collateral on the same terms as the Liens of the Non-ABL Secured Parties (other than any Liens of any Non-ABL Secured Party constituting DIP Financing Liens) thereon are subordinated thereto, and (ii) to the extent that such DIP Financing Liens rank pari passu with the Liens on any such Non-ABL Priority Collateral granted to secure the Non-ABL Obligations of the Non-ABL Secured Parties, each ABL Facility Secured Party will confirm the priorities with respect to such Non-ABL Priority Collateral as set forth herein), in each case so long as (A) the ABL Facility Secured Parties retain the benefit of their Liens on all such Non-ABL Priority Collateral pledged to the DIP Lenders, including proceeds thereof arising after the commencement of such proceeding (other than any Liens constituting DIP Financing Liens) as existed prior to the commencement of the Insolvency or Liquidation Proceeding, (B) the ABL Facility Secured Parties are granted junior Liens on any additional or replacement Non-ABL Priority Collateral pledged to any Non-ABL Secured Party as adequate protection or otherwise in connection with such DIP Financing or use of such cash collateral, (C) if any amount of such DIP Financing or cash collateral is applied to repay any of the Non-ABL Obligations, such amount is applied pursuant to Section 2.01(a) of this Agreement, and (D) if any Non-ABL Secured Parties are granted adequate protection, including in the form of periodic payments, in connection with such DIP Financing or use of cash collateral, the proceeds of such adequate protection is applied pursuant to Section 2.01(a) of this Agreement; provided that the ABL Facility Secured Parties shall have a right to object to the grant of a Lien to secure the DIP Financing over any Collateral that shall not constitute Non-ABL Priority Collateral (other than any DIP Financing Lien thereon that is junior in priority to the Liens thereon of the ABL Facility Secured Parties); provided further that the ABL Facility Secured Parties receiving adequate protection shall not object to any other ABL Facility Secured Party receiving adequate protection comparable to any adequate protection granted to such ABL Facility Secured Parties in connection with a DIP Financing or use of cash collateral.

(b) The Applicable Junior Collateral Agent and each Junior Secured Party agrees that it will not object to and will not otherwise contest: (i) any motion for relief from the automatic stay in Section 362 of the Bankruptcy Code or any other equivalent provision under any other applicable Bankruptcy Law or from any injunction against foreclosure or enforcement in respect of the Senior Collateral made by the Applicable Senior Collateral Agent or any Senior Secured Party; (ii) any lawful exercise by any holder of Senior Claims of the right to credit bid Senior Claims in any sale in foreclosure of Collateral that is Senior Collateral with respect to such Senior Claims (including under Section 363(k) of the Bankruptcy Code, any other provision of the Bankruptcy Code, or any equivalent provision of any other Bankruptcy Law); (iii) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on the Senior Collateral; or (iv) any sale or other disposition of any Senior Collateral (or any portion thereof) under Section 363 of the Bankruptcy Code (or any equivalent provision of any other applicable Bankruptcy Law) or any other provision of the Bankruptcy Code, or any order relating to a sale of assets of the Borrower or any of its subsidiaries constituting Senior Collateral, in each case if the Senior Secured Parties of any Series shall have consented to such sale or disposition of such Senior Collateral, which provides that, to the extent the sale is to be free and clear of Liens, the Liens securing the Senior Obligations and Junior Obligations will attach to the proceeds of the sale on the same basis of priority as the Liens securing such Obligations on the assets being sold, in accordance with this Agreement and such proceeds are applied in accordance with Section 2.01.

(c) The Applicable Junior Collateral Agent and each Junior Secured Party agrees that it will not seek relief from the automatic stay in Section 362 of the Bankruptcy Code or under any equivalent provision of any other applicable Bankruptcy Law or any other stay in any Insolvency or Liquidation proceeding with respect to Senior Collateral without the prior consent of the Applicable Senior Collateral Agent or oppose any request by the Applicable Senior Collateral Agent for relief from such automatic stay with respect to Senior Collateral.

(d) The Applicable Junior Collateral Agent and each Junior Secured Party hereby agrees that it will not object to and will not otherwise contest (or support any other Person contesting): (i) any request by the Applicable Senior Collateral Agent or any Senior Secured Party for adequate protection with respect to Senior Collateral (other than any request for any cash payments from the proceeds of such Applicable Senior Collateral Agent’s or Senior Secured Party’s Junior Collateral) or (ii) any objection by the Applicable Senior Collateral Agent or any Senior Secured Party to any motion, relief, action or proceeding based on the Applicable Senior Collateral Agent or any Senior Secured Party claiming a lack of adequate protection with respect to Senior Collateral. Notwithstanding the foregoing, in any Insolvency or Liquidation Proceeding, (x) if the Senior Secured Parties (or any subset thereof) are granted adequate protection with respect to such Senior Collateral in the form of a Lien on additional or replacement collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code (or any equivalent provision of any other applicable Bankruptcy Law) or any similar law, then each Collateral Agent for any series of Equal Priority Obligations may seek or request adequate protection in the form of a Lien on such additional or replacement collateral, so long as such Lien is subordinated to the Liens securing and providing adequate protection for the Senior Obligations and such DIP Financing (and all obligations relating thereto), on the same basis as the other Liens securing the Junior Obligations on the Senior Collateral are subordinated to the Liens on the Senior Collateral securing the Senior Obligations under this Agreement and (y) in the event any Collateral Agent for any series of Equal Priority Obligations seeks or requests adequate protection and such adequate protection is granted in the form of a Lien on additional or replacement collateral, then the Applicable Junior Collateral Agent and the Junior Secured Parties hereby agree that the Senior Secured Parties shall also be granted a Lien on such additional or replacement collateral as security and adequate protection for the Senior Obligations and any such DIP Financing and that any Lien on such additional or replacement collateral that constitutes Senior Collateral securing or providing adequate protection for the Junior Obligations shall be subordinated to the Liens on such collateral securing the Senior Obligations and any such DIP Financing (and all obligations relating thereto) and any other Liens on the Senior Collateral granted to the holders of Senior Obligations as adequate protection on the same basis as the Liens securing the Junior Obligations are so subordinated to the Liens securing the Senior Obligations under this Agreement.

(e) The Applicable Junior Collateral Agent and each Junior Secured Party hereby agrees that (i) it will not oppose or seek to challenge any claim by the Applicable Senior Collateral Agent or any Senior Secured Party for allowance of Senior Obligations consisting of post-petition interest, fees or expenses to the extent of the value of the Applicable Senior Collateral Agents’ Liens on the Senior Collateral, without regard to the existence of the Lien of the Junior Secured Parties on the Senior Collateral; and (ii) until the Discharge of each Series of Senior Obligations has occurred, the Applicable Junior Collateral Agent, on behalf of itself and the Junior Secured Parties, will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code (or any equivalent provision of any other applicable Bankruptcy Law) senior to or on a parity with the Liens on Senior Collateral securing the Senior Obligations for costs or expenses of preserving or disposing of any Collateral.

(f) Each Non-ABL Collateral Agent, on behalf of the applicable Series of Non-ABL Secured Parties, and the ABL Facility Agent, on behalf of the ABL Facility Secured Parties, acknowledge and intend that: the grants of Liens pursuant to the Non-ABL Collateral Documents, on the one hand, and the ABL Facility Collateral Documents, on the other hand, constitute separate and distinct grants of Liens, and because of, among other things, their differing rights in the Collateral, the Non-ABL Obligations are fundamentally different from the ABL Obligations and must be separately classified in any Plan of Reorganization proposed or confirmed (or approved) in any Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the ABL Facility Secured Parties and the Non-ABL Secured Parties in respect of any Collateral constitute claims in the same class (rather than separate classes of secured claims subject to the relative Lien priorities set forth in this Agreement), then the ABL Facility Secured Parties and the Non-ABL Secured Parties hereby acknowledge and agree that all distributions from the Collateral shall be made as if there were separate classes of ABL Obligations and Non-ABL Obligations against the Grantors (with the effect being that, to the extent that the aggregate value of the ABL Priority Collateral or the Non-ABL Priority Collateral, as applicable, is sufficient (for this purpose ignoring all claims held by the other Secured Parties for whom such applicable pool of Collateral is Junior Collateral), the ABL Facility Secured Parties or the Non-ABL Secured Parties, respectively, shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest, fees, and expenses and other claims, all amounts owing in respect of post-petition interest, fees or expenses that are available from the Senior Collateral for each of the ABL Facility Secured Parties and the Non-ABL Secured Parties, respectively, before any distribution is made in respect of the Junior Claims with respect to such Collateral, with the holder of such Junior Claims hereby acknowledging and agreeing to turn over to the respective other Secured Parties amounts otherwise received or receivable by them from such Collateral to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the aggregate recoveries).

(g) The provisions of this Agreement are intended to be and shall be enforceable under Section 510(a) of the Bankruptcy Code (or any equivalent provision of any other applicable Bankruptcy Law).

(h) Each Non-ABL Representative, on behalf of the applicable Series of Non-ABL Secured Parties, and the ABL Facility Agent, on behalf of the ABL Facility Secured Parties, acknowledges and agrees that without the express written consent of the ABL Facility Agent or the Intercreditor Agent, as applicable, no Non-ABL Secured Parties nor any ABL Facility Secured Parties (whether in the capacity of a secured creditor or an unsecured creditor) shall propose, vote for, or otherwise directly or indirectly support any Plan of Reorganization that is inconsistent with or in contravention of the priorities or other provisions of this Agreement.

SECTION 2.07 Reinstatement. If, at any time after the Discharge of ABL Obligations or the Discharge of Non-ABL Obligations has occurred, the Borrower incurs or designates any ABL Obligations or any Non-ABL Obligations, then, at the Borrower’s election, such Discharge of ABL Obligations or such Discharge of Non-ABL Obligations in accordance with this Agreement, the related ABL Facility Documents and Non-ABL Documents, as applicable, shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such incurrence or designation as a result of the occurrence of such first Discharge), and from and after the date which the applicable Representative becomes party to this Agreement pursuant to the terms hereof, the applicable agreement governing such ABL Obligations or such Non-ABL Obligations shall automatically be treated as the ABL Facility, the 2021 Indenture, the 2024 Indenture, the 2026 Indenture or Other Equal Priority Document or other Junior Priority Documents, as the case may be, for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of the Collateral. Upon receipt of notice of such designation (including the identity of any new Representative), the Applicable Junior Collateral Agent shall promptly (i) enter into such documents and agreements, including amendments or supplements to this Agreement, as the Borrower or such new Representative shall reasonably request in writing in order to provide to such new Representative the rights contemplated hereby and (ii) to the extent then held by the Applicable Junior Collateral Agent or any Junior Secured Parties, deliver to such new Representative any Possessory Collateral, together with any necessary endorsements (or otherwise allow such new Representative to obtain possession or control of such Possessory Collateral), it being understood that all reasonable and documented out-of-pocket expenses incurred by any Secured Parties (and their respective representatives) in connection with the execution and delivery of such documents and instruments shall be borne by the Grantors.

SECTION 2.08 Entry Upon Premises by the ABL Facility Agent. (a) If the ABL Facility Agent takes any enforcement action with respect to the ABL Priority Collateral, the Non-ABL Secured Parties (i) shall cooperate with the ABL Facility Agent (at the sole cost and expense of the ABL Facility Agent) in its efforts to enforce its security interest in the ABL Priority Collateral, including in connection with the manufacture, production, completion, handling, removal and sale of any Collateral constituting ABL Priority Collateral by the ABL Facility Agent; provided that the Non-ABL Secured Parties shall not otherwise be required to manufacture, produce, complete, remove, insure, protect, store, safeguard, sell or deliver any inventory constituting ABL Priority Collateral or to provide any support, assistance or cooperation to ABL Facility Agent in respect thereof or otherwise take any other action in connection therewith that could reasonably be expected to result in the incurrence of any liability or damage to the Non-ABL Secured Parties, (ii) shall not take or direct any Collateral Agent to take any action designed or intended to hinder or restrict in any respect the ABL Facility Agent from enforcing its security interest in the ABL Priority Collateral and (iii) shall permit and direct the Intercreditor Agent and each other Non-ABL Collateral Agent to permit the ABL Facility Agent, and their respective employees, agents, advisers and representatives, at the sole cost and expense of the ABL Facility Secured Parties and upon reasonable advance notice, on a rent-free, royalty-free basis, to enter upon and use the Non-ABL Priority Collateral (including (x) real estate, fixtures, equipment, processors, computers and other machinery and (y) intellectual property and other General Intangibles), for a period not to exceed 180 days after the taking of such enforcement action, for purposes of taking reasonable actions to protect, secure, store, take possession of, move, complete, prepare for sale, sell and otherwise enforce the rights of the ABL Facility

Secured Parties and the ABL Facility Agent in and to the ABL Priority Collateral; provided, however, that nothing contained in this Agreement shall restrict the rights of a Non-ABL Collateral Agent (acting on the instructions of the applicable Non-ABL Secured Parties) from selling, assigning or otherwise transferring any Non-ABL Priority Collateral prior to the expiration of such 180-day period if the purchaser, assignee or transferee thereof agrees to be bound by the provisions of this Section. If any stay or other order prohibiting the exercise of remedies with respect to the ABL Priority Collateral has been entered by a court of competent jurisdiction, such 180-day period shall be tolled during the pendency of any such stay or other order.

(a) During the period of actual occupation, use or control by the ABL Facility Secured Parties or their agents or representatives (including the ABL Facility Agent to the extent acting on behalf of such parties) of any Non-ABL Priority Collateral, the ABL Facility Secured Parties shall be obligated to repair at their expense any physical damage to such Non-ABL Priority Collateral or other assets or property of the Grantors or any of their subsidiaries resulting from such occupancy, use or control, and to leave such Non-ABL Priority Collateral or such other assets or property in substantially the same condition as it was at the commencement of such occupancy, use or control, ordinary wear and tear excepted. Notwithstanding the foregoing, in no event shall the ABL Facility Secured Parties have any liability to the Non-ABL Secured Parties pursuant to this Section as a result of any condition (including any environmental condition, claim or liability) on or with respect to the Non-ABL Priority Collateral existing prior to the date of the exercise by the ABL Facility Secured Parties of their rights under this Section and the ABL Facility Secured Parties shall have no duty or liability to maintain the Non-ABL Priority Collateral in a condition or manner better than that in which it was maintained prior to the use thereof by the ABL Facility Secured Parties, or for any diminution in the value of the Non-ABL Priority Collateral that results solely from ordinary wear and tear resulting from the use of the Non-ABL Priority Collateral by the ABL Facility Secured Parties in the manner and for the time periods specified under this Section 2.08. Without limiting the rights granted in this paragraph, the ABL Facility Secured Parties shall cooperate with the Intercreditor Agent (at the sole cost and expense of the Intercreditor Agent and subject to the condition that the ABL Facility Secured Parties shall have no obligation or duty to take any action or refrain from taking any action that could reasonably be expected to result in the incurrence of any liability or damage to the ABL Facility Secured Parties) in connection with any efforts made by it to cause the Non-ABL Priority Collateral to be sold.

(b) In addition, the Non-ABL Collateral Agents, the Non-ABL Secured Parties, and their respective Non-ABL Representatives hereby grant to the ABL Facility Agent and the ABL Facility Secured Parties a non-exclusive irrevocable worldwide license or right to use, to the maximum extent permitted by applicable law and to the extent of their interest therein, exercisable without payment of royalty or other compensation, any of the Non-ABL Priority Collateral consisting of intellectual property in connection with the processing, storing, sale, handling or otherwise dealing with the liquidation, collection, disposition or other realization upon the ABL Priority Collateral pursuant to any enforcement action by the ABL Facility Agent and the ABL Facility Secured Parties.

SECTION 2.09 Insurance. Unless and until the ABL Obligations have been Discharged, as between the ABL Facility Agent, on the one hand, and the applicable Non-ABL Collateral Agents and Non-ABL Representatives, on the other hand, only the ABL Facility Agent will have the right (subject to the rights of the Grantors under the ABL Facility Documents and the Non-ABL Documents) to adjust or settle any insurance policy or claim covering or constituting ABL Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the ABL Priority Collateral. Unless and until the Non-ABL Obligations have been Discharged, as between the ABL Facility Agent, on the one hand, and the applicable Non-ABL Collateral Agents and Non-ABL Representatives, on the other hand, only the Intercreditor Agent will have the right (subject to the rights of the Grantors under the ABL Facility Documents and the Non-ABL Documents) to adjust or settle any insurance policy covering or constituting Non-ABL Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding solely affecting the Non-ABL Priority Collateral. To the extent that an insured loss covers or constitutes both ABL Priority Collateral and Non-ABL Priority Collateral, then the ABL Facility Agent and the Intercreditor Agent will work jointly and in good faith to collect, adjust or settle (subject to the rights of the Grantors under the ABL Facility Documents and the Non-ABL Documents) under the relevant insurance policy.

SECTION 2.10 Refinancings. Any Series of Secured Obligations and the agreements or indentures governing them may be Refinanced, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing transaction under any ABL Facility Document or any Non-ABL Document) of any ABL Facility Secured Party or any Non-ABL Secured Party, all without affecting the priorities provided for herein or the other provisions hereof; provided, however, that the holders of any such Refinancing indebtedness (or an authorized agent or trustee on their behalf) bind themselves in writing (to the extent they are not already so bound) to the terms of this Agreement pursuant to such Refinancing documents or agreements (including amendments or supplements to this Agreement) as each Applicable Senior Collateral Agent shall reasonably request and in form and substance reasonably acceptable to such Applicable Senior Collateral Agent. In connection with any Refinancing contemplated by this Section 2.10, this Agreement may be amended by the ABL Facility Agent and the Intercreditor Agent (and the ABL Facility Agent and the Intercreditor Agent hereby agree to execute and deliver any such amendment so requested) at the request and sole expense of the Borrower, and without the consent of any Representative or Secured Party, (a) to add parties (or any authorized agent or trustee therefor) providing any such Refinancing, (b) to confirm that such Refinancing indebtedness in respect of any Non-ABL Obligations shall have the same rights and priorities in respect of any Non-ABL Priority Collateral in relation to the ABL Obligations as the indebtedness being Refinanced and (c) to confirm that such Refinancing indebtedness in respect of any ABL Obligations shall have the same rights and priorities in respect of any ABL Priority Collateral in relation to the Non-ABL Obligations as the indebtedness being Refinanced, all on the terms provided for herein immediately prior to such Refinancing.

SECTION 2.11 Amendments to Collateral Documents.

(a) Without the prior written consent of the ABL Facility Agent, each Non-ABL Representative and each other Non-ABL Secured Party agrees that no Non-ABL Collateral Document to which such Non-ABL Representative or Non-ABL Secured Parties is party may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Non-ABL Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement.

(b) Without the prior written consent of the Intercreditor Agent acting in accordance with the Non-ABL Collateral Documents, the ABL Facility Agent and each other ABL Facility Secured Party agrees that no ABL Facility Collateral Document to which the ABL Facility Agent or ABL Facility Secured Parties are a party may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new ABL Facility Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement.

(c) In the event that the Applicable Senior Collateral Agent or the Senior Secured Parties enter into any amendment, waiver or consent in respect of or replace any of the Senior Collateral Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Applicable Senior Collateral Agent, the Senior Secured Parties, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Collateral), in each case, solely with respect to the Senior Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of each Comparable Junior Collateral Document without the consent of any Junior Collateral Agent or any

Junior Secured Party and without any action by any Junior Collateral Agent, Junior Secured Party, the Borrower or any other Grantor; provided, however, that (A) such amendment, waiver or consent does not materially adversely affect the rights of the Junior Secured Parties or the interests of the Junior Secured Parties in the Junior Collateral and not the Applicable Senior Collateral Agent or the Senior Secured Parties, as the case may be, that have a security interest in the affected collateral in a like or similar manner, (B) no such amendment, waiver or consent shall have the effect of (i) removing assets subject to the Lien of the Junior Collateral Documents, except to the extent that a release of such Lien is permitted by Section 2.05 of this Agreement or (ii) imposing duties that are adverse on any Junior Representative without its consent and (C) written notice of such amendment, waiver or consent shall have been given to each Junior Collateral Agent.

SECTION 2.12 Possessory Collateral Agent as Gratuitous Bailee/Agent for Perfection.

(a) Each Possessory Collateral Agent agrees to hold the Possessory Collateral that is in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee or, in the case of any deposit account, gratuitous agent for the benefit and on behalf of each applicable Secured Party and any assignee solely for the purpose of perfecting the security interest granted in such Possessory Collateral pursuant to the ABL Facility Collateral Documents or the Non-ABL Collateral Documents, subject to the terms and conditions of this Section 2.12. To the extent any Possessory Collateral is possessed by or is under the control of a Collateral Agent (either directly or through its agents or bailees) other than the Applicable Possessory Collateral Agent, such Collateral Agent shall deliver such Possessory Collateral to (or shall cause such Possessory Collateral to be delivered to) the Applicable Possessory Collateral Agent and shall take all actions reasonably requested in writing by the Applicable Possessory Collateral Agent to cause the Applicable Possessory Collateral Agent to have possession or control of the same. Pending such delivery to the Applicable Possessory Collateral Agent, each other Collateral Agent agrees to hold any Possessory Collateral as gratuitous bailee or, in the case of any deposit account, gratuitous agent for the benefit of each other Secured Party and any assignee, solely for the purpose of perfecting the security interest granted in such Possessory Collateral, if any, pursuant to the applicable ABL Facility Collateral Documents or the Non-ABL Collateral Documents, in each case, subject to the terms and conditions of this Section 2.12. For the avoidance of doubt, this Agreement shall not create any obligation for any Grantor to perfect by control with respect to any assets requiring perfection through control agreements or control arrangements, including Deposit Accounts, Securities Accounts and Commodities Accounts, and no blocked account agreement, deposit account control agreement or similar agreement will be required for any Deposit Account, Securities Account or Commodities Account, other than as expressly required by the applicable ABL Facility Collateral Documents and Non-ABL Collateral Documents.

(b) The duties or responsibilities of each Possessory Collateral Agent and each other Collateral Agent under this Section 2.12 shall be limited solely to holding the Possessory Collateral as gratuitous bailee or gratuitous agent, as applicable, for the benefit of each applicable Secured Party for purposes of perfecting the security interest held by the Secured Parties therein. Each Collateral Agent, for itself and on behalf of its related claimholders, hereby waives and releases each other Collateral Agent from all claims and liabilities arising pursuant to any Collateral Agent’s role under this Section 2.12 as gratuitous bailee and gratuitous agent with respect to the Possessory Collateral.

(c) Upon the Discharge of all Non-ABL Obligations, each Applicable Senior Collateral Agent shall deliver to the ABL Facility Agent, to the extent that it is legally permitted to do so, the remaining Possessory Collateral (if any) held by it, together with any necessary endorsements (or otherwise allow the ABL Facility Agent to obtain control of such Possessory Collateral) or as a court of competent jurisdiction may otherwise direct. The Borrower shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the Possessory Collateral Agent for loss or damage suffered by the Possessory Collateral Agent as a result of such transfer except for loss or damage suffered by the Possessory Collateral Agent as a result of its own willful misconduct or gross negligence. No Applicable Senior Collateral Agent shall be obligated to follow instructions from the ABL Facility Agent in contravention of this Agreement.

(d) Upon the Discharge of all ABL Obligations, the ABL Facility Agent shall deliver to the Applicable Senior Collateral Agent, to the extent that it is legally permitted to do so, the remaining Possessory Collateral (if any) held by it, together with any necessary endorsements (or otherwise allow the Applicable Senior Collateral Agent to obtain control of such Possessory Collateral) or as a court of competent jurisdiction may otherwise direct. The Borrower shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify the Possessory Collateral Agent for loss or damage suffered by the Possessory Collateral Agent as a result of such transfer except for loss or damage suffered by the Possessory Collateral Agent as a result of its own willful misconduct or gross negligence. The ABL Facility Agent shall not be obligated to follow instructions from any Applicable Senior Collateral Agent in contravention of this Agreement.

(e) The agreement of the ABL Facility Agent to act as gratuitous bailee or gratuitous agent, as applicable, pursuant to this Section 2.12 is intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2), 9-104(a)(2), 9-104(a)(5) and 9-313(c) of the UCC.

SECTION 2.13 Tracing of and Priorities in Proceeds. The ABL Facility Agent, for itself and on behalf of the ABL Facility Secured Parties, and each Non-ABL Collateral Agent, for itself and on behalf of the Non-ABL Secured Parties, further agree that prior to any issuance of notice of an exercise of remedies by the Applicable Senior Collateral Agent pursuant to Section 2.02 (unless a bankruptcy or insolvency Event of Default then exists), any proceeds of Collateral, whether or not deposited under control agreements, which are used by any Grantor to acquire other property which is Collateral shall not (solely as between the Collateral Agents and the lenders or other applicable creditors) be treated as proceeds of Collateral for purposes of determining the relative priorities in the Collateral which was so acquired. In addition, unless and until the Discharge of ABL Obligations occurs, the Non-ABL Secured Parties and their respective Representatives each hereby consent to the application, prior to the receipt by the ABL Facility Agent of notice of an exercise of remedies issued by any Non-ABL Representative pursuant to the proviso set forth in this sentence, of cash or other proceeds of Collateral, deposited in a deposit account or securities account that constitutes ABL Priority Collateral subject to an account control agreement to the repayment of ABL Obligations pursuant to the ABL Facility Documents; provided that after the receipt by the ABL Facility Agent of such notice from any Non-ABL Representative, any identifiable proceeds of Non-ABL Priority Collateral (whether or not deposited in a deposit account or securities account that constitutes ABL Priority Collateral subject to an account control agreement with the ABL Facility Agent) shall be treated as Non-ABL Priority Collateral.

ARTICLE III

Existence and Amounts of Liens and Obligations

Whenever a Representative shall be required, in connection with the exercise of its rights or the performance of its obligations hereunder, to determine the existence or amount of any Senior Obligations (or the existence of any commitment to extend credit that would constitute Senior Obligations) or Junior Obligations, or the Collateral subject to any such Lien, it may request that such information be furnished to it in writing by the other Representatives and shall be entitled to make such determination on the basis of the information so furnished; provided, however, that if a Representative shall fail or refuse reasonably promptly to provide the requested information, the requesting Representative shall be entitled to make any such determination by such method as it may, in the exercise of its good faith judgment, determine, including by reliance upon a certificate of the Borrower. Each Representative may rely conclusively, and shall be fully protected in so relying, on any determination made by it in accordance with the provisions of the preceding sentence (or as otherwise directed by a court of competent jurisdiction) and shall have no liability to the Borrower or any of its subsidiaries, any Secured Party or any other Person as a result of such determination.

ARTICLE IV

Consent of Grantors

Each Grantor hereby consents to the provisions of this Agreement and the intercreditor arrangements provided for herein and agrees that the obligations of the Grantors under the ABL Facility Collateral Documents and the Non-ABL Collateral Documents will in no way be diminished or otherwise affected by such provisions or arrangements (except as expressly provided herein, including under Section 2.05 and Section 6.11).

ARTICLE V

Representations and Warranties

SECTION 5.01 [Reserved].

SECTION 5.02 Representations and Warranties of Each Representative. Each Collateral Agent and each other Representative represents and warrants to the other parties hereto that it is authorized under the ABL Facility, the Equal Priority Documents and the Junior Priority Documents, as applicable, to enter into this Agreement.

ARTICLE VI

Miscellaneous

SECTION 6.01 Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or email, as follows:

(a)	if to the ABL Facility Agent, to it at [ ];

(b)	if to the Intercreditor Agent, to it at:

Bank of America, N.A.

Mail Code: TX2-984-03-26

Building C

2380 Performance Dr

Richardson, TX 75082

Attn: Gavin Shak

Tel: [Telephone]

Facsimile: [Facsimile]

Email: [Email address]

With a copy (which shall not constitute notice) to:

Milbank LLP

Attn: Michael Bellucci

55 Hudson Yards

New York, NY 10001

Telephone: [Telephone]

Email: [Email address]

(c)	if to the 2021 Notes Collateral Agent, the 2024 Notes Collateral Agent, or the 2026 Notes Collateral Agent to it at:

Wilmington Trust, National Association

Global Capital Markets

50 South Sixth Street, Suite 1290

Minneapolis, Minnesota 55402

Facsimile No.: [Facsimile]

Attention: Medline Borrower, LP Notes Administrator;

(d)	if to the Borrower, to it at:

Medline Borrower, LP

3 Lakes Dr.

Northfield, IL 60093

Attention: Michael Drazin

Electronic Mail: [Email address]

With a copy to:

Medline Borrower, LP

3 Lakes Dr.

Northfield, IL 60093

Attention: Alex Liberman

Electronic Mail: [Email address]

With a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP

Attn: Brian Gluck, Brian Steinhardt and Adam Moss

425 Lexington Avenue

New York, NY 10017

Telephone: [Telephone]

Facsimile: [Facsimile]

Email: [Email address]; and

(e)	if to any other Grantor, to it in care of the Borrower as provided in clause (d) above.

Any party hereto may change its address, telecopy number or e-mail address for notices and other communications hereunder by notice to the other parties hereto (and for this purpose a notice to the Borrower shall be deemed to be a notice to each Grantor). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed)

to such party as provided in this Section 6.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 6.01. As agreed to in writing among the Borrower, the ABL Facility Agent, the Intercreditor Agent, the 2021 Notes Collateral Agent, the 2024 Notes Collateral Agent and the 2026 Notes Collateral Agent from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable Person provided from time to time by such Person.

SECTION 6.02 Waivers; Amendment.

(a) No failure or delay on the part of any party hereto in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereto are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) Subject to Sections 2.10 and 6.14 hereof, neither this Agreement nor any provision hereof may be terminated, waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the ABL Facility Agent, the Intercreditor Agent and the Borrower. Notwithstanding anything to the contrary, this Agreement may be amended from time to time by the ABL Facility Agent and the Intercreditor Agent at the request of the Borrower (and the ABL Facility Agent and the Intercreditor Agent hereby agree to execute and deliver any such amendment so requested), at the Borrower’s expense and without the consent of any Collateral Agent, any Representative, any ABL Facility Secured Party or any Non-ABL Secured Parties to (i) add other parties holding other ABL Obligations (or any agent or trustee therefor) or Non-ABL Obligations (or any agent or trustee therefor) in each case to the extent such indebtedness is not prohibited by the ABL Facility Documents or Non-ABL Documents, (ii) in the case of other ABL Obligations, (a) establish that the Lien on the ABL Priority Collateral securing such other ABL Obligations shall be superior in all respects to all Liens on the ABL Priority Collateral securing any Non-ABL Obligations and shall share in the benefits of the ABL Priority Collateral equally and ratably with (or with such other priority not prohibited by the ABL Facility Documents) all Liens on the ABL Priority Collateral securing any other ABL Obligations, and (b) provide to the holders of such other ABL Obligations (or any agent or trustee thereof) the comparable rights and benefits (including any improved rights and benefits that have been consented to by the Applicable Senior Collateral Agent) as are provided to the holders of ABL Obligations under this Agreement, and (iii) in the case of other Non-ABL Obligations, (a) establish that the lien on the Non-ABL Priority Collateral securing such Non-ABL Obligations shall be superior in all respects to all Liens on the Non-ABL Priority Collateral securing any ABL Obligations and shall share in the benefits of the Non-ABL Priority Collateral equally and ratably with (or with such other priority not prohibited by the Non-ABL Documents) all Liens on the Non-ABL Priority Collateral securing any Non-ABL Obligations (subject to the terms of the Non-ABL Documents), and (b) provide to the holders of such Non-ABL Obligations (or any agent or trustee thereof) the comparable rights and benefits as are provided to the holders of Non-ABL Obligations under this Agreement (subject to the terms of the Non-ABL Documents), in each case so long as such modifications are not prohibited by the ABL Facility Documents or Non-ABL Documents. Any such additional party and each Collateral Agent shall be entitled to rely on the determination of officers of the Borrower that such modifications are not prohibited by the ABL Facility Documents or Non-ABL Documents if such determination is set forth in an officer’s certificate delivered to such party and each Applicable Senior Collateral Agent. At the request (and sole expense) of the Borrower, without the consent of any ABL Facility Secured Party, Equal

Priority Secured Party or Junior Priority Secured Party, each Representative shall execute and deliver an acknowledgment and confirmation of such modifications and/or enter into an amendment, a restatement or a supplement of this Agreement to facilitate such modifications (it being understood that such actions shall not be required for the effectiveness of any such modifications).

SECTION 6.03 SECTION 6.03 Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, as well as the other ABL Facility Secured Parties and the other Non-ABL Secured Parties, all of whom are intended to be bound by, and to be third party beneficiaries of, this Agreement.

SECTION 6.04 SECTION 6.04 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

SECTION 6.05 SECTION 6.05 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. The words “execution”, “execute”, “signed”, “signature”, and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formation on electronic platforms approved by the ABL Facility Agent or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any Applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 6.06 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 6.07 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

(a) Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, or in the case of any Insolvency or Liquidation Proceeding, to any Bankruptcy court therein, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party hereto may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction.

(b) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 6.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 6.08 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 6.09 Headings. Article, Section and Annex headings used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 6.10 Conflicts. Subject to Section 6.15, in the event of any conflict or inconsistency between the provisions of this Agreement and the provisions of any of the ABL Facility Documents and/or any Non-ABL Documents, the provisions of this Agreement shall control. Notwithstanding the foregoing, (i) solely among the Equal Priority Secured Parties in the event of a conflict between this Agreement and the Equal Priority Intercreditor Agreement, the Equal Priority Intercreditor Agreement shall govern and control, and (ii) solely between the Equal Priority Secured Parties and the Junior Priority Secured Parties, in the event of a conflict between this Agreement and the Junior Lien Intercreditor Agreement, the Junior Lien Intercreditor Agreement shall govern and control.

SECTION 6.11 Provisions Solely to Define Relative Rights. The provisions of this Agreement are and are intended solely for the purpose of defining the relative rights of the ABL Facility Secured Parties and the Non-ABL Secured Parties in relation to one another. Nothing in this Agreement (other than Section 2.05 and 2.11(c)) is intended to or will amend, waive or otherwise modify the provisions of the ABL Facility or the Cash Flow Credit Agreement. Nothing in this Agreement is intended to or shall impair the obligations of the Borrower or any other Grantor, which are absolute and unconditional, to pay the Secured Obligations as and when the same shall become due and payable in accordance with their terms. Notwithstanding anything to the contrary herein or in any ABL Facility Document or any Non-ABL Document, the Grantors shall not be required to act or refrain from acting (a) pursuant to this Agreement or any Non-ABL Document with respect to any ABL Priority Collateral in any manner that would cause a default under any ABL Facility Document, or (b) pursuant to this Agreement or any ABL Facility Document with respect to any Non-ABL Priority Collateral in any manner that would cause a default under any Non-ABL Document.

SECTION 6.12 Agent Capacities. Except as expressly set forth herein, none of the Collateral Agents or other Representatives shall have (i) any duties or obligations in respect of any of the Collateral, all of such duties and obligations, if any, being subject to and governed by the applicable ABL Facility Documents and the Non-ABL Documents, as the case may be, or (ii) any liability or responsibility for the actions or omissions of any other Secured Party, or for any other Secured Party’s compliance with (or failure to comply with) the terms of this Agreement. Neither the Collateral Agents nor any other Representative shall have individual liability to any Person if it shall mistakenly pay over or distribute to any Secured Party (or Grantor) any amounts in violation of the terms of this Agreement, so long as the applicable Collateral Agent or other Representative, as the case may be, is acting in good faith. In entering into this Agreement, or in taking (or forbearing from) any action under or pursuant to this Agreement, each Representative and each Collateral Agent shall have and be protected by all of the rights, benefits, privileges, indemnities, immunities and other protections granted to it under the ABL Facility Documents or the Non-ABL Documents, as applicable.

SECTION 6.13 Supplements. Upon the execution by any Subsidiary of the Borrower of a supplement hereto in form and substance reasonably satisfactory to the ABL Facility Agent and Intercreditor Agent, such Subsidiary shall be a party to this Agreement and shall be bound by the provisions hereof to the same extent as the Borrower and each Grantor are so bound.

SECTION 6.14 Joinder Requirements. The Borrower may designate additional obligations as Other Equal Priority Obligations, Junior Priority Obligations or other ABL Obligations (under clause (ii) of the definition of “ABL Facility”) pursuant to this Section 6.14 if (x) the incurrence of such obligations is not prohibited under any of the ABL Facility Documents and any Non-ABL Document then in effect and (y) the Borrower shall have delivered an officer’s certificate to the ABL Facility Agent and Intercreditor Agent certifying the same. If not so prohibited, the Borrower shall (i) notify each Representative in writing of such designation and (ii) cause (1) the applicable Non-ABL Representative or (2) the additional collateral agent for such new ABL Obligations, as applicable, to execute and deliver to each other Representative, a Joinder Agreement substantially in the form of Exhibit A, Exhibit B or Exhibit C, as applicable, hereto.

SECTION 6.15 Other Intercreditor Agreements. In the event that the Borrower or any Grantor incurs any obligations secured by a Lien on any Collateral that is junior to Liens thereon securing any Series of Non-ABL Obligations or the ABL Obligations, then the ABL Facility Agent and the Intercreditor Agent shall enter into an intercreditor agreement in form and substance reasonably satisfactory to each of them with the agent or trustee for the secured parties with respect to such secured obligation to reflect the relative Lien priorities of such parties with respect to the Collateral and governing the relative rights, benefits and privileges as among such parties in respect of the Collateral, including as to Lien priorities, application of proceeds of the Collateral, voting rights, control of the Collateral and waivers with respect to the Collateral, in each case so long as such secured obligations are not prohibited by, and the terms of such intercreditor agreement do not violate or conflict with, the provisions of this Agreement or the other ABL Facility Documents or Non-ABL Documents, as the case may be. Each party hereto agrees that ABL Facility Secured Parties (as among themselves) and Non-ABL Secured Parties (as among themselves) may each enter into intercreditor agreements (or similar arrangements) governing the rights, benefits and privileges as among such ABL Facility Secured Parties or as among such Non-ABL Secured Parties, as the case may be, in respect of any or all of the Collateral, this Agreement and the applicable Senior Collateral Documents, as the case may be, including as to Lien priorities, the application of proceeds of the Collateral, voting rights, control of the Collateral and waivers with respect to the Collateral, in each case so long as the terms thereof do not violate or conflict with the provisions of this Agreement or the other applicable Senior Collateral Documents, as the case may be. If any such intercreditor agreement (or similar arrangement) is entered into, (i) the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any other ABL Facility Document or Non-ABL Document, and the provisions of this Agreement and the other ABL Facility Documents and Non-ABL Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)) and (ii) in the event of any conflict between the terms of such intercreditor agreement and the terms of this Agreement, solely as among the parties to such intercreditor agreement, the terms of such intercreditor agreement shall control.

[Remainder of this page intentionally left blank; signatures follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[ ], as ABL Facility Agent

By:
Name:
Title:

[Signature Page to ABL Intercreditor Agreement]

BANK OF AMERICA, N.A., as Equal Priority Collateral Agent and Intercreditor Agent

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as 2021 Notes Collateral Agent

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as 2024 Notes Collateral Agent

By:
Name:
Title:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as 2026 Notes Collateral Agent

By:
Name:
Title:

BANK OF AMERICA, N.A., as Cash Flow Facility Agent

By:
Name:
Title:

[Signature Page to ABL Intercreditor Agreement]

MEDLINE BORROWER, LP

By:
Name:
Title:

[GUARANTORS]

By:
Name:
Title:

[Signature Page to ABL Intercreditor Agreement]

EXHIBIT A

Joinder Agreement

JOINDER AGREEMENT

(Other Equal Priority Obligations)

JOINDER AGREEMENT (this “Agreement”) dated as of [    ], [    ], among [    ] (the “New Representative”), as an Other Equal Priority Representative, [[    ] (the “New Collateral Agent”)]9, as an Other Equal Priority Collateral Agent, BANK OF AMERICA, N.A., as collateral agent for the ABL Facility Secured Parties (together with its successors and co-agents in substantially the same capacity as may from time to time be appointed), BANK OF AMERICA, N.A., as Equal Priority Collateral Agent and Intercreditor Agent, BANK OF AMERICA, N.A., as Cash Flow Facility Agent, WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as 2021 Notes Collateral Agent, WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as 2024 Notes Collateral Agent, WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as 2026 Notes Collateral Agent, MEDLINE INTERMEDIATE, LP, as Holdings, MEDLINE BORROWER, LP (on behalf of itself and its subsidiaries), as Borrower, and any other Representative from time to time a party hereto.

This Agreement is supplemental to that certain ABL Intercreditor Agreement, dated as of [    ] (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among the parties (other than the New Representative and the New Collateral Agent) referred to above. This Agreement has been entered into to record the accession of the New Representative[s] as Other Equal Priority Representative[s] under the Intercreditor Agreement [and to record the accession of the New Collateral Agent as an Other Equal Priority Collateral Agent under the Intercreditor Agreement].

ARTICLE I

Definitions

SECTION 1.01 Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Intercreditor Agreement.

ARTICLE II

Accession

SECTION 2.01 [The][/Each] New Representative agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the Intercreditor Agreement as an Other Equal Priority Representative as if it had originally been party to the Intercreditor Agreement as an Other Equal Priority Representative.

SECTION 2.02 [The New Collateral Agent agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the Intercreditor Agreement as an Other Equal Priority Collateral Agent as if it had originally been party to the Intercreditor Agreement as an Other Equal Priority Collateral Agent.]

SECTION 2.03 The New Representative[s] and the New Collateral Agent confirm that their address details for notices pursuant to the Intercreditor Agreement are as follows: [    ].

SECTION 2.04 Each party to this Agreement (other than the New Representative [s] and New Collateral Agent) confirms the acceptance of the New Representative[s] and the New Collateral Agent as an Other Equal Priority Representative and an Other Equal Priority Collateral Agent, respectively, for purposes of the Intercreditor Agreement.

[9]	To be included if applicable.

Exhibit A-1

SECTION 2.05 [    ] [is][/are] acting in the capacities of Other Equal Priority Representative[s] and [    ] is acting in its capacity as Other Equal Priority Collateral Agent solely for the Secured Parties under [    ].

ARTICLE III

Miscellaneous

SECTION 3.01 This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.02 This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[INSERT SIGNATURE BLOCKS]

Exhibit A-2

EXHIBIT B

Joinder Agreement

JOINDER AGREEMENT

(Junior Priority Obligations)

JOINDER AGREEMENT (this “Agreement”) dated as of [    ], [    ], among [    ] (the “New Representative”), as a Junior Priority Representative, [[    ] (the “New Collateral Agent”)]10, as a Junior Priority Collateral Agent, BANK OF AMERICA, N.A., as collateral agent for the ABL Facility Secured Parties (together with its successors and co-agents in substantially the same capacity as may from time to time be appointed), BANK OF AMERICA, N.A., as Equal Priority Collateral Agent and Intercreditor Agent, BANK OF AMERICA, N.A., as Cash Flow Facility Agent, WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as 2021 Notes Collateral Agent, WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as 2024 Notes Collateral Agent, WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as 2026 Notes Collateral Agent, MEDLINE INTERMEDIATE, LP, as Holdings, MEDLINE BORROWER, LP (on behalf of itself and its subsidiaries), as Borrower, and any other Representative from time to time a party hereto.

This Agreement is supplemental to that certain ABL Intercreditor Agreement, dated as of [    ] (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among the parties (other than the New Representative and the New Collateral Agent) referred to above. This Agreement has been entered into to record the accession of the New Representative[s] as Junior Priority Representative[s] under the Intercreditor Agreement rand to record the accession of the New Collateral Agent as a Junior Priority Collateral Agent under the Intercreditor Agreement].

ARTICLE I

Definitions

SECTION 1.01 Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Intercreditor Agreement.

ARTICLE II

Accession

SECTION 2.01 [The][/Each] New Representative agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the Intercreditor Agreement as a Junior Priority Representative as if it had originally been party to the Intercreditor Agreement as a Junior Priority Representative.

SECTION 2.02 [The New Collateral Agent agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the Intercreditor Agreement as a Junior Priority Collateral Agent as if it had originally been party to the Intercreditor Agreement as a Junior Priority Collateral Agent.]

SECTION 2.03 The New Representative[s] and the New Collateral Agent confirm that their address details for notices pursuant to the Intercreditor Agreement are as follows: [    ].

SECTION 2.04 Each party to this Agreement (other than the New Representative [s] and New Collateral Agent) confirms the acceptance of the New Representative[s] and the New Collateral Agent as a Junior Priority Representative and a Junior Priority Collateral Agent, respectively, for purposes of the Intercreditor Agreement.

[10]	To be included if applicable.

Exhibit B-1

SECTION 2.05 [    ] [is][/are] acting in the capacities of Junior Priority Representative[s] and [    ] is acting in its capacity as Junior Priority Collateral Agent solely for the Secured Parties under [    ].

ARTICLE III

Miscellaneous

SECTION 3.01 This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.02 This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[INSERT SIGNATURE BLOCKS]

Exhibit B-2

EXHIBIT C

Joinder Agreement

JOINDER AGREEMENT

(ABL Obligations)

JOINDER AGREEMENT (this “Agreement”) dated as of [    ], [    ], among [    ], as an ABL Facility Agent (the “New Collateral Agent”), BANK OF AMERICA, N.A., as collateral agent for the ABL Facility Secured Parties (together with its successors and co-agents in substantially the same capacity as may from time to time be appointed), BANK OF AMERICA, N.A., as Equal Priority Collateral Agent and Intercreditor Agent, BANK OF AMERICA, N.A., as Cash Flow Facility Agent, WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as 2021 Notes Collateral Agent, WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as 2024 Notes Collateral Agent, WILMINGTON TRUST, NATIONAL ASSOCIATION, in its capacity as 2026 Notes Collateral Agent, MEDLINE INTERMEDIATE, LP, as Holdings, MEDLINE BORROWER, LP (on behalf of itself and its subsidiaries), as Borrower, and any other Representative from time to time a party hereto.

This Agreement is supplemental to that certain ABL Intercreditor Agreement, dated as of [    ] (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among the parties (other than the New Collateral Agent) referred to above. This Agreement has been entered into to record the accession of the New Collateral Agent[s] as ABL Facility Agent[s] under the Intercreditor Agreement.

ARTICLE I

Definitions

SECTION 1.01 Capitalized terms used but not defined herein shall have the meanings assigned thereto in the Intercreditor Agreement.

ARTICLE II

Accession

SECTION 2.01 [The][/Each] New Collateral Agent agrees to become, with immediate effect, a party to and agrees to be bound by the terms of, the Intercreditor Agreement as an ABL Facility Agent as if it had originally been party to the Intercreditor Agreement as an ABL Facility Agent.

SECTION 2.02 [Reserved]

SECTION 2.03 The New Collateral Agent confirm that its address details for notices pursuant to the Intercreditor Agreement are as follows: [ ].

SECTION 2.04 Each party to this Agreement (other than the New Collateral Agent) confirms the acceptance of the New Collateral Agent as an ABL Facility Agent for purposes of the Intercreditor Agreement.

SECTION 2.05 [    ] [is][/are] acting in its capacity as ABL Facility Agent solely for the Secured Parties under [    ].

Exhibit C-1

ARTICLE III

Miscellaneous

SECTION 3.01 This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 3.02 This Agreement may be executed in counterparts, each of which shall constitute an original but all of which when taken together shall constitute a single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

[INSERT SIGNATURE BLOCKS]

Exhibit C-2